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INDEX TO FINANCIAL STATEMENTS
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS FOR MOHAMED SANU
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS MICHAEL BROCKERS
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS FOR EJ MANUEL
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS FOR VERNON DAVIS
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS FOR ARIAN FOSTER
INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS FOR ALSHON JEFFERY

Filed pursuant to Rule 424(b)(1)
Registration No. 333-198986

PROSPECTUS

Fantex, Inc.

          Fantex Series Alshon Jeffery Convertible Tracking Stock

and

Shares of Platform Common Stock issuable upon conversion of

Fantex Series Alshon Jeffery Convertible Tracking Stock

          This prospectus has been prepared by Fantex and may be used by Fantex Brokerage Services, LLC, or FBS, in connection with offers and sales of these securities in secondary market transactions in these securities, including market-making transactions as may be effected from time to time. However, FBS is not obligated to make a market in Fantex Series Alshon Jeffery Convertible Tracking Stock, which we refer to as Fantex Series Alshon Jeffery, and if it does so, it may discontinue any market-making activities at any time without notice, in its sole discretion. To the extent FBS chooses to act as a market-maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time.

          Our Fantex Series Alshon Jeffery is a tracking stock. Our tracking stocks do not represent an interest in a separate legal entity. Each of our tracking stocks, including our Fantex Series Alshon Jeffery and any tracking stock that we have or may create in the future, is intended to track and reflect the separate economic performance of a specific brand contract we have signed with an athlete, entertainer or other high profile individual. However, holders of shares of any of our tracking stocks will have no direct investment in the associated brand, brand contract or individual. Rather, investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future. Alshon Jeffery and his affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations. The issuance of Fantex Series Alshon Jeffery will not result in an actual transfer of our assets or the creation of a separate legal entity.

          The platform common stock is intended to track and reflect the economic performance of all of our tracking stocks currently existing and those we may issue in the future. We will attribute to our Fantex Series Alshon Jeffery, any other outstanding tracking stocks, and the platform common stock certain assets and expenses, including in certain cases expenses related to other series of common stock of Fantex that may be issued from time to time in the future. Our board of directors at its sole discretion may convert the shares of Fantex Series Alshon Jeffery into platform common stock at any time following the two-year anniversary of the filing of a certificate of designations creating Fantex Series Alshon Jeffery. See "Management and Attribution Policies" and "Description of Capital Stock" herein.

          Holders of shares of our platform common stock and any of our tracking stocks, including shares of our Fantex Series Alshon Jeffery are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, Inc., or Fantex Holdings, our parent company, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock.

          We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company." We have not generated profits and have substantially relied on money obtained from our parent, Fantex Holdings, to conduct our operations.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Shares of our Fantex Series Alshon Jeffery are new securities; there may not be an established market for them. We have not applied for a listing of our Fantex Series Alshon Jeffery on any securities exchange or for their inclusion in any established automated dealer quotation system. Our Fantex Series Alshon Jeffery is offered only through the website of our affiliated broker-dealer, FBS. Accordingly, we cannot assure you as to the development or liquidity of any market for our Fantex Series Alshon Jeffery. However, shares of our Fantex Series Alshon Jeffery will be issued in electronic form and will be listed exclusively on the FBS alternative trading system.

          Investors will be required to satisfy the suitability requirements described in the prospectus in order to invest in Fantex Series Alshon Jeffery.

          This offering is highly speculative and the securities involve a high degree of risk. Investing in our Fantex Series Alshon Jeffery should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 42.

          According to the NFL Players Association, the average career of a National Football League, or NFL, player lasts about 3 years and according to the NFL Management Council the average career length for (i) an NFL rookie that makes an opening day NFL roster is 6 years, (ii) an NFL player that is a 1st round draft pick is 9.3 years and (iii) an NFL player that is selected for or plays in at least one Pro Bowl is 11.7 years. We assume that Alshon Jeffery's career will be 11 years. We have conducted a valuation analysis and determined that the present value of the brand income that Alshon Jeffery may earn is approximately $61.0 million of which we would be entitled to 13% under our brand contract with Alshon Jeffery. We will attribute 95% of the income to which we are entitled under our brand contract with Alshon Jeffery to our Fantex Series Alshon Jeffery, while the remaining 5% will be attributed to the platform common stock. We made a number of assumptions to determine the value of the brand income. If any of our assumptions are materially incorrect, including our assumptions regarding the projected future earnings of Alshon Jeffery in football, football related activities and other brand income, the actual value of the brand income could be significantly less than $61.0 million, 99.1% of which is estimated to be derived from anticipated future contracts that do not exist as of the date of this prospectus. In such case, the return on investment or rate of return on an investment in Fantex Series Alshon Jeffery could be significantly below an investor's expectation.

FANTEX BROKERAGE SERVICES, LLC

The date of this prospectus is March 16, 2015.

        We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our Fantex Series Alshon Jeffery. The information in this prospectus is complete and accurate only as of February 12, 2015, regardless of the time of delivery of this prospectus or any sale of shares of our Fantex Series Alshon Jeffery. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        This prospectus has been prepared by Fantex and may be used by FBS in connection with offers and sales of these securities in secondary market transactions in these securities, including market-making transactions as may be effected from time to time. However, FBS is not obligated to make a market in Fantex Series Alshon Jeffery and if it does so, it may discontinue any market-making at any time without notice, in its sole discretion. FBS has no current intention of acting as a market-maker in the secondary market for Fantex Series Alshon Jeffery, but may do so in the future. If FBS decides to

i

make a market in a tracking stock, it will first amend its Form ATS filed with the Securities and Exchange Commission, or SEC, to reflect such change. To the extent FBS chooses to act as a market-maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        Neither we nor the underwriters have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

ii

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus, before deciding to invest in our Fantex Series Alshon Jeffery. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements and Industry Data." Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk Factors" and other sections of this prospectus.

        We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. We intend to focus our business on three core areas:

  •
  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands, or brand income;

  •
  acquiring minority interests in such brand income; and

  •
  assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise.

        On September 18, 2014, we entered into a brand contract with Alshon Jemell Jeffery, whom we refer to as Alshon Jeffery, a professional athlete in the National Football League, or NFL, pursuant to which we will acquire an interest equal to 13% of the gross monies or other consideration (including rights to make investments) that Alshon Jeffery receives from and after September 7, 2014 with respect to brand income payable under his NFL player contract and from and after September 18, 2014 with respect to all other brand income, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes), as a result of his activities in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching. As consideration for this interest under the brand contract, we will pay Alshon Jeffery a one-time cash amount of $7.94 million contingent upon our ability to obtain financing, which we intend to do through this offering.

        We have also entered into brand contracts with Arian Foster, effective February 28, 2013, as amended, Vernon Davis, effective October 30, 2013, EJ Manuel, effective February 14, 2014, Mohamed Sanu, effective May 14, 2014, and Michael Brockers, effective January 9, 2015. We intend to enter into additional brand contracts in the future with other individuals with the potential to generate significant brand income, and in some cases, with the affiliates of these individuals, whom we refer to, together with the individual, as the contract party. We are actively pursuing these additional brand contracts, but as of the date of this prospectus we have no current commitments to enter into another brand contract. All of our brand contracts, including those that we enter into in the future with other contract parties, are or are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands, and we intend to finance the acquisition of additional brands through the issuance of additional tracking stocks linked to the value of such brands.

        We were incorporated in Delaware on September 14, 2012 as a wholly-owned subsidiary of our parent company, Fantex Holdings, Inc., or Fantex Holdings. Fantex Holdings was incorporated in Delaware on April 9, 2012. We have little operational history and limited assets and resources and to date we have relied on our parent to conduct our operations through its employees. From and after April 28, 2014, we have been operating under a management agreement with our parent, which we describe in more detail below, but pursuant to which our parent has agreed to provide us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to receive significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time we will continue to rely on our parent to conduct our operations in accordance with the management agreement.

Evaluation, Acquisition and Enhancement of Brands

        Prior to entering into a brand contract, we conduct a detailed evaluation of the brand and the contract party to determine whether, in our opinion, the brand would be a suitable brand with the potential to generate significant brand income based on the criteria set forth below. We consider a brand to be a distillation of a complex set of associations people make with respect to an individual, including performance, appearance, history and personal story, products or services such individual is associated with, public statements or positions on matters of public concern, how an individual acts or the image such individual projects to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the market place.

        As part of our brand evaluation, we review the brand's reputation and relative standing in their principal field, such as a wide receiver, running back, tight end or quarterback in the NFL, collect and analyze widely followed statistics, review existing contracts and potential for future contracts, assess the character and reputation of the contract party, assess potential future cash flow expected to be generated by the contract party as well as examine the brand's current positioning and marketing footprint (such as, for example, if they are on Twitter, the reach (how many followers), engagement level (how engaged are the followers), and potential for growth). This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to enhance the value of the brand.

        We believe we have extensive industry contacts among the board of directors, employees, consultants and advisors of our company and our affiliates, Fantex Holdings and FBS, which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm's-length negotiation primarily to finalize a purchase price, our percentage of the contract party's brand income, which we refer to as the acquired brand income, or ABI, and the scope of brand income, including whether or not there would be any specific exclusions. We do, however, have limited experience in evaluating and entering into similar contracts with athletes, entertainers and other high-profile individuals because we are pioneering a new business model and to date we have only entered into six brand contracts.

        We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We believe that our combined efforts could lead to increased consumer engagement with the brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is independent of their primary occupation, such as an athlete in the NFL. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands. We also believe that investors in a tracking stock linked to a brand are more likely to be consumer advocates for that brand. Investors in a tracking stock would have an economic interest in the growth of the associated tracking stock, and therefore we believe they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the athlete. However, we have no history to demonstrate, and we can make no assurances, that any of our investors will in fact actively promote the associated brand.

        In addition to our services intended to help optimize the reach of the brand, we intend to provide advice to contract parties based on our experience that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that our proprietary internal data and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement amounts and brand longevity post career.

        We note, however, that we have no contractual obligation to the contract party to engage in any of these activities that may enhance the value of our brands, and the contract party has no contractual obligation to implement any advice that we may provide. Brand development is a long-term strategy, and any investment we may make to promote our acquired brands will be for long- or medium-term results and would not be expected to increase brand income in the near-term, if at all. Moreover, as with other forms of marketing and brand enhancement strategies, the impact of our efforts on brand value may be difficult to determine objectively. Even if our promotion activities increase the endorsement income to a contract party, they may nonetheless have a negative impact on the market value of shares of the associated tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our Alshon Jeffery brand contract is 13% of brand income, our promotion efforts must produce brand income equal to at least approximately eight times our costs for such promotion efforts in order to return our investment.

        If our brand enhancement strategy is unsuccessful, or if the contract party chooses not to accept any brand enhancement assistance from us, then the success of any brands we acquire will be entirely dependent upon the efforts of the contract party. In addition, the contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders, and has no obligation to take any action whatsoever to enhance the value of the brand.

Our Tracking Units and Tracking Stocks

        To date, we have entered into six brand contracts, created a tracking unit related to each of these brand contracts and created a tracking stock related to such tracking unit, with each of:

Contract Party	Effective Date of Brand Contract	Tracking Unit Related to the Brand Contract	Tracking Stock Related to the Tracking Unit
Michael Brockers	January 9, 2015	Michael Brockers Brand	Fantex Series Michael Brockers
Alshon Jeffery	September 18, 2014	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Mohamed Sanu*	May 14, 2014	Mohamed Sanu Brand	Fantex Series Mohamed Sanu
EJ Manuel*	February 14, 2014	EJ Manuel Brand	Fantex Series EJ Manuel
Vernon Davis*	October 30, 2013	Vernon Davis Brand	Fantex Series Vernon Davis
Arian Foster	February 28, 2013	Arian Foster Brand	Fantex Series Arian Foster

*
The registration statement related to the offering of the tracking stock linked to the value of this brand has been declared effective by the SEC.

        You may view the real-time trading prices of our currently effective tracking stocks at www.fantex.com.

        For a more detailed description of the brand contracts and our tracking stocks, please see the sections entitled "Business—Our Brands" and "Management and Attribution Policies."

        We will attribute the following assets and liabilities to each of our tracking stocks:

  •
  a fixed percentage of our ABI from the brand contract associated with a tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract. We sometimes refer to this percentage of ABI as the "underlying asset" for a tracking stock;

  •
  any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract, provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

  •
  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

  •
  as income, any covered amounts, as described in the section entitled "Management and Attribution Policies—Attribution—Covered Amounts," for the brand contract associated with such tracking stock; and

  •
  as an expense, the pro rata share of any covered amounts, as described in the section entitled "Management and Attribution Policies—Attribution—Covered Amounts," relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

        We will also attribute the following additional assets and liabilities to a tracking stock:

  •
  all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

  •
  any acquisitions or investments made from assets that are included in such tracking stock.

        As described above, income (and assets) will generally be attributed to any of our tracking stocks based on the earnings of the associated brand contract. However, while we intend for our tracking stocks, including Fantex Series Alshon Jeffery, to track the performance of the associated brand contract (in this case, the Alshon Jeffery brand contract), we cannot provide any guarantee that any tracking stock will in fact track the performance of the associated brand contract. For example, in the event we do not receive cash payments from one or more of our brand contracts to which we otherwise would have been entitled because of debtor relief laws, then the attributed income for the corresponding tracking stock will nonetheless be credited with the amount which we would otherwise have been entitled to receive. In such a case, the difference between such attributed amount and the actual income we receive from such brand contract will be attributed as a general expense of Fantex. As a result, each of our tracking stocks will share on a pro rata basis (calculated based on attributable income) the burden of any such non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and the economic performance of any of our tracking stocks, including Fantex Series Alshon Jeffery, will be dependent, in part, upon the aggregate financial performance of Fantex. Therefore, prior to purchasing our Fantex Series Alshon Jeffery, you should understand our aggregate operating performance and our aggregate assets and liabilities. Upon the consummation of this offering, we anticipate that Fantex Series Alshon Jeffery, our Fantex Series Mohamed Sanu Convertible Tracking Stock, which we refer to as Fantex Series Mohamed Sanu, our Fantex Series EJ Manuel Convertible Tracking Stock, which we refer to as Fantex Series EJ Manuel, and our Fantex Series Vernon Davis Convertible Tracking Stock, which we refer to as Fantex Series Vernon Davis, will be our only outstanding tracking stocks. Furthermore, we intend to acquire additional minority interests in other brands in the future so our operating performance will depend upon the soundness of our business plan and our ability to execute on that plan, including entering into additional brand contracts in the future.

        Given that the economic performance of each of our tracking stocks is dependent, in part, upon the aggregate financial performance of Fantex, Fantex Series Alshon Jeffery could be affected by any of our other brand contracts we have entered into or may enter into in the future. The risk profile of the shares of our Fantex Series Alshon Jeffery could likewise be materially and adversely impacted by the performance of our other tracking stocks or by any additional brand contracts entered into subsequent to your investment in Fantex Series Alshon Jeffery.

        Our Fantex Series Alshon Jeffery does not represent an interest in a separate legal entity. Holders of shares of Fantex Series Alshon Jeffery will not have an ownership interest in our Alshon Jeffery Brand or any of our affiliated entities. Rather, investors in our Fantex Series Alshon Jeffery will be our common stockholders. The issuance of Fantex Series Alshon Jeffery will not result in the actual transfer of our assets or the creation of a separate legal entity. Alshon Jeffery and his affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations.

        In addition, there are certain features that may distinguish our tracking stock from more traditional investments. For example, Fantex Series Alshon Jeffery is intended to track the performance of Alshon Jeffery's brand over his lifetime, which could potentially be very short, and thereafter. Although we intend to build brands that outlast an athlete's playing career, some brands may not produce income beyond the playing career of the athlete associated with such brand. Furthermore, potential gains on your investment will likely come from dividends paid by us. Most of the dividends paid in the early years of your investment will, for U.S. federal income tax purposes, be considered a return of your capital (rather than a gain on your investment), similar to the generally accepted accounting principles in the United States, or GAAP, treatment described in the critical accounting policies section of our "Management's Discussion and Analysis of Financial Condition and Results of Operations," under the heading "Income (Loss) from Brand Contracts." The anticipated returns in the earlier years under the brand contract are amounts currently expected to be paid from Alshon Jeffery's existing contracts and endorsement contracts expected to be entered into in the near future based on his current brand value. As a result, any potential gains on your investment will only be realized if, and will be deferred until, we can enhance Alshon Jeffery's brand value over time and we monetize on this expanded brand. Moreover, the Alshon Jeffery Brand does not currently represent a separate business division of Fantex, but rather will be a business division of ours following the completion of this offering and thus we will have no prior operating history with this brand prior to consummation of this offering.

Conversion into Platform Common Stock

        Our board of directors may at any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock and convert such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. For instance, our board of directors may convert any of our tracking stock into platform common stock where such tracking stock is no longer an actively traded stock, as determined in good faith by our board of directors or a committee of our board of directors, such as, for example, if the athlete, entertainer or other high profile individual suffers an injury, illness, medical condition or disability, or he dies, and his brand income diminishes as a result and there is little if any expectation that his brand income will materially increase in the future. In this case, our board of directors may convert the shares of such tracking stock into platform common stock as a means of retiring the tracking stock. As a result, you are not likely to receive a new security of significant value because such conversion is likely to occur at a time when the tracking stock has little or no value. Our board of directors may also convert shares of any tracking stock into platform common stock, at any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, if some other special or extraordinary circumstances exist, such as a potential restructuring, reorganization or change of control of Fantex. Our platform common stock is not convertible into any other shares of our capital stock.

        Our platform common stock is intended to track and reflect the economic performance of all of our tracking stocks by having a small percentage of ABI from these tracking stocks attributed to it. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Alshon Jeffery Brand

Alshon Jeffery Brand Contract

        Our brand contract with Alshon Jeffery entitles us to receive 13% of brand income for Alshon Jeffery from and after September 7, 2014 with respect to brand income payable under his NFL player contract and from and after September 18, 2014 with respect to all other brand income. Brand income generally means gross monies or other consideration (including rights to make investments) that Alshon Jeffery receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes).

        As consideration for the acquired brand income under the brand contract, we will pay Alshon Jeffery a one-time cash amount of $7.94 million contingent upon our ability to obtain financing, which we intend to do through this offering. We will have no further financial obligation to Alshon Jeffery under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Alshon Jeffery and us. If Alshon Jeffery resigns from the NFL within two years of the date of this offering for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $8.36 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        For a further description of our brand contract with Alshon Jeffery please see "Business—Alshon Jeffery Brand—Alshon Jeffery Brand Contract."

Alshon Jeffery

        Alshon Jeffery is a wide receiver for the Chicago Bears in the NFL. He has been in the NFL since 2012. Alshon Jeffery attended the University of South Carolina, where he played wide receiver in a total of 40 games. In 2010, Alshon Jeffery was an ESPN.com All-American selection. Also in 2010, Alshon Jeffery was selected as one of three finalists for the Biletnikoff Award, which is presented to the nation's top college wide receiver, and was named first team All-SEC. Alshon Jeffery set single-season school records in both receptions (88) and receiving yards (1,517) while at the University of South Carolina. Alshon Jeffery was named the most valuable player of the 2012 Capital One Bowl, after catching four passes for 148 yards and a touchdown. Alshon Jeffery entered the NFL draft after his third season at the University of South Carolina. He was selected in the second round, 45th overall in the 2012 NFL draft, and signed with the Chicago Bears. Alshon Jeffery twice broke a Chicago Bears franchise record for single-game receiving yards. In 2013, Alshon Jeffery set the Chicago Bears single-game receiving record with 249 yards against the Minnesota Vikings. Alshon Jeffery was selected to the NFL Pro Bowl following the 2013 season and was named 2013 Most Improved Player by the Pro Football Writers of America. Alshon Jeffery was born on February 14, 1990 and will be 25 years old as of the start of the 2015 NFL season.

        On October 7, 2012, Alshon Jeffery suffered a fractured third metacarpal bone in his right hand during a regular season game against the Jacksonville Jaguars, which resulted in him missing four games in the 2012 NFL playing season. On November 19, 2012, Alshon Jeffery suffered a knee injury during a regular season game against the San Francisco 49ers. He did not return to the game, and this injury required arthroscopic knee surgery, which was performed on November 21, 2012 and caused Alshon Jeffery to miss two additional games during 2012 NFL playing season. Alshon Jeffery has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Alshon Jeffery will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Alshon Jeffery's playing performance and the value of the Alshon Jeffery Brand.

Alshon Jeffery Brand Income

        Alshon Jeffery's brand income currently includes amounts from his NFL player contract with the Chicago Bears and any payments he may receive from NFL Players, Inc. pursuant to the NFL Group Licensing Agreement. In 2013, a significant part of his brand income was derived from his NFL player contract. In addition, approximately 99.1% (before applying any discount rates for future earnings) of the total brand income that we estimated for Alshon Jeffery is derived from anticipated future contracts that do not exist as of the date of this prospectus, such as future endorsements, playing contracts and/or additional brand generating income from coaching, broadcasting or the like. The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Alshon Jeffery will depend in large part upon Alshon Jeffery's ability to enter into additional multi-year NFL player contracts on terms that are, on an average annualized basis, economically superior to his existing NFL player contract and on his ability over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand generating income) that compensate him in amounts that are significantly in excess of the compensation that he has had historically from these sources. Further, as part of our estimate of brand income for Alshon Jeffery, we assumed that he will not play out his existing NFL contract (which expires after the 2015 NFL season), but will instead renegotiate his current NFL contract prior to the 2015 NFL season. We will not know for a number of years, including up to two years for his NFL player contract, whether and on what terms Alshon Jeffery would be able to secure such contracts. For a more detailed description of the valuation of the Alshon Jeffery brand contract, please see the section entitled "—Alshon Jeffery Brand Contract, at Estimated Fair Value" beginning on page 122.

  NFL Player Contract

        Alshon Jeffery has completed the second year of a four-year player contract with the Chicago Bears, pursuant to which he is eligible to receive for the 2014 season through the 2015 season a salary of up to an aggregate of $1.71 million ($0.75 million in 2014 and $0.96 million in 2015), plus bonuses of up to $50,000. These payments would be considered brand income when received by Alshon Jeffery, and thus we would be entitled to 13% of these amounts when paid. To the extent Alshon Jeffery elects to defer receipt of his compensation under his NFL player contract, pursuant to Article 26, Section 6 of the Collective Bargaining Agreement by and between National Football League Management Council and the National Football League Players Association, or the CBA, for purposes of the brand contract, such deferred compensation will be deemed to have been received by Alshon Jeffery on the due date provided in his NFL player contract, prior to any such deferral, and we will be entitled to 13% of these amounts as of such due date. Payments under the NFL player contract are made in installments over the course of the applicable regular season period. Therefore, we expect that the Alshon Jeffery Brand will be subject to seasonal fluctuations in attributed income.

        For a further description of the duration, compensation and other material provisions of the NFL player contract, please see "Business—Alshon Jeffery Brand—Alshon Jeffery Brand Income—NFL Player Contract—Chicago Bears (the Bears)."

  Other Contracts

        As of September 18, 2014, Alshon Jeffery was a party to the following included contracts: The Topps Company, Inc., Jewelry Warehouse, Inc., Bose Corporation, Panini America, Inc., Electronic Arts, Inc. and Sideline Marketing, Ltd. These contracts generally have terms that end in 2015, and require Alshon Jeffery to exclusively endorse certain categories of products, make certain appearances, participate in the production of promotional materials and social media activities and sign autographs. Alshon Jeffery is entitled to total compensation under these agreements of up to approximately $113,440.

Other Brands

Michael Brockers Brand

        Our brand contract with Michael Brockers entitles us to receive 10% of brand income for Michael Brockers from and after October 15, 2014. Brand income generally means gross monies or other consideration (including rights to make investments) that Michael Brockers receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes).

        As consideration for the ABI under the brand contract, we will pay Michael Brockers a one-time cash amount of $3.44 million contingent upon our ability to obtain financing, which we intend to do through an offering of shares of our Fantex Michael Brockers Convertible Tracking Stock, which we refer to as Fantex Series Michael Brockers. We will have no further financial obligation to Michael Brockers under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Michael Brockers and us. If Michael Brockers resigns from the NFL within two years of the date of an offering of shares of our Fantex Series Michael Brockers for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.62 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        For a further description of our brand contract with Michael Brockers please see "Business—Other Brands—Michael Brockers Brand—Michael Brockers Brand Contract."

Mohamed Sanu Brand

        Our brand contract with Mohamed Sanu entitles us to receive 10% of brand income for Mohamed Sanu from and after May 14, 2014. Brand income generally means gross monies or other consideration (including rights to make investments) that Mohamed Sanu receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes).

        As consideration for the ABI under the brand contract, we paid Mohamed Sanu a one-time cash amount of $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to Mohamed Sanu under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Mohamed Sanu and us. If Mohamed Sanu resigns from the NFL within two years of the date of an offering of shares of our Fantex Series Mohamed Sanu for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $1.64 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        For a further description of our brand contract with Mohamed Sanu, please see "Business—Other Brands—Mohamed Sanu Brand—Mohamed Sanu Brand Contract."

EJ Manuel Brand

        Our brand contract with EJ Manuel entitles us to receive 10% of brand income for EJ Manuel from and after February 14, 2014. Brand income generally means gross monies or other consideration

(including rights to make investments) that EJ Manuel receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes).

        As consideration for the acquired brand income under the brand contract, we paid EJ Manuel a one-time cash amount of $4.98 million (less $0.25 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to EJ Manuel under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of EJ Manuel and us. If EJ Manuel resigns from the NFL within two years of the date of an offering of shares of our Fantex Series EJ Manuel for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $5.24 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        For a further description of our brand contract with EJ Manuel please see "Business—Other Brands—EJ Manuel Brand—EJ Manuel Brand Contract."

Vernon Davis Brand

        Our brand contract with Vernon Davis entitles us to receive 10% of brand income for Vernon Davis from and after October 30, 2013. Brand income generally means gross monies or other consideration (including rights to make investments) that Vernon Davis receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes).

        As consideration for the ABI under the brand contract, we paid Vernon Davis a one-time cash amount of $4.0 million. We simultaneously received approximately $0.4 million from Vernon Davis as ABI under the brand contract from and after October 30, 2013 and through the consummation of the offering of Fantex Series Vernon Davis. We have no further financial obligation to Vernon Davis under the brand contract, other than certain indemnity obligations. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Vernon Davis and us. If Vernon Davis resigns from the NFL within two years of the date of the offering of shares of our Fantex Series Vernon Davis for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $4.2 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        For a further description of our brand contract with Vernon Davis please see "Business—Other Brands—Vernon Davis Brand—Vernon Davis Brand Contract."

Arian Foster Brand

        Our brand contract with Arian Foster entitles us to receive 20% of brand income for Arian Foster from and after February 28, 2013. Brand income generally means gross monies or other consideration (including rights to make investments) that Arian Foster receives as a result of his skills and brand, including salary and wages from being an athlete in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, subject to specified exceptions.

        As consideration for the ABI under the brand contract, we will pay Arian Foster a one-time cash amount of $10.0 million contingent upon our ability to obtain financing, which we intend to do through an offering of shares of our Fantex Series Arian Foster Convertible Tracking Stock, which we refer to as Fantex Series Arian Foster. We will have no further financial obligation to Arian Foster under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Arian Foster and us. If Arian Foster resigns from the NFL within two years of the date of such offering of Fantex Series Arian Foster for any reason other than injury, illness or a medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $10.5 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

        On November 12, 2013, after confirming reports that Arian Foster will undergo season ending back surgery, we announced that we were postponing the offering for Fantex Series Arian Foster. Although Arian Foster has recently returned to the playing field, we intend to monitor Arian Foster's on field performance and health and intend to continue with the offering of Fantex Series Arian Foster at an appropriate time in the future. We cannot guarantee that the offering of Fantex Series Arian Foster will be consummated or that the offering will be resumed upon the same terms.

        For a further description of our brand contract with Arian Foster please see "Business—Other Brands—Arian Foster Brand—Arian Foster Brand Contract."

Management Agreement

        We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to reduction in carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and cost of those services.

        The agreement has an initial term through December 31, 2014, and will automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

Risks Associated with Our Business

        Our ability to implement our business strategy is subject to numerous risks and uncertainties. We face many risks inherent in our business generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors," prior to making an investment in our Fantex Series Alshon Jeffery. These risks include, among others, the following:

Risks Relating to Our Limited Operating History, Financial Position and Capital Needs

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  We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

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  We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability. Our business model also requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments.

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  We may not receive the cash amounts that we expect, or any at all, from our brand contract with Alshon Jeffery or from any current or future brand contracts and we may never generate sufficient income to become profitable.

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  Our business strategy depends in large part on our ability to build a robust platform of brands by entering into additional brand contracts. Even if we complete this offering of Fantex Series Alshon Jeffery we may not be able to enter into additional brand contracts in the future, or enter into the number of additional brand contracts that we anticipate would be necessary to support our business model.

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  We will need to obtain additional funding to acquire additional brands and we may also need additional funding to continue operations. If we fail to obtain the necessary financing, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and we may be forced to significantly delay, scale back or discontinue our operations.

Risks Relating to Our Brand Contracts and Our Business

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  Our principal source of cash flow for the foreseeable future will be derived from our brand contracts.

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  We have very limited experience managing brand contracts and we have very limited historical performance data about our brand contracts.

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  Our cash received under our brand contracts will depend upon the continued satisfactory performance of the related contract party, and we do not have any rights to require the contract party to take any actions to attract or maintain or otherwise generate brand income.

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  The contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders. The contract party has no obligation to enhance the value of the brand or disclose harmful information to the stockholders.

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  Profitability of our brand contracts may also depend upon the contract party's ability to attract and maintain endorsements and attract and maintain other brand income generating activities.

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  Brand income may decrease due to factors outside the control of the contract party, such as an injury, illness, medical condition or death of the contract party, or due to other factors such as public scandal or other reputational harm to the contract party. In any such event, we do not maintain any insurance against such an event, and it is likely that the brand income with respect to such brand contract will not return to its prior levels or may cease completely.

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  The contract party or other third parties may refuse or fail to make payments to us under the brand contracts.

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  Our brand contracts are not secured by any collateral or guaranteed or insured by any third party other than the contract party, and you must rely on Fantex to pursue remedies against the contract party in the event of any default.

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  The brand contract does not restrict the contract party from incurring unsecured or secured debt, nor does it impose any other financial restrictions on the contract party.

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  The financial and other information that we obtain from the contract party or other third parties may be inaccurate and may not accurately reflect the true financial position of the contract party, and the risk of default on the brand contract may be significant and may be higher than we anticipate.

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  Our due diligence procedures may not reveal all relevant information regarding a targeted brand acquisition and may result in an inaccurate assessment of the projected value of an acquired brand.

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  The valuation of our brand contracts and expected ABI requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations.

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  Failure of a contract party to adequately protect their intellectual property could injure the value of the contract party's brand.

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  Our cash received under brand contracts may fluctuate due to seasonality.

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  An economic downturn and adverse economic conditions may harm a contract party's earning potential.

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  Our ability to increase the value of any of our brands may be limited and our investments in the promotion of any of our brands may cause the market of our stock to decline.

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  Confidentiality agreements with employees and others may not adequately prevent disclosures of our proprietary information and confidential information of the contract party.

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  Changes in government policy, legislation or regulatory interpretations could cause our business operations or offerings of tracking stocks to become subject to additional regulatory or legal requirements (including insurance and other regulations) that may adversely affect our business operations and ability to offer additional tracking stocks.

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  The leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts.

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  We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

Risks Relating to Each of Our Contract Parties

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  Our ability to increase the value of our brands may be limited and our investments in the promotion of such brands may cause the market value of our stock to decline.

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  The value of our brands is dependent upon the performance of, and to a lesser extent, the popularity of our contract parties.

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  Contract parties in the NFL could be negatively affected by an NFL work stoppage.

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  Contract parties in the NFL could be negatively affected by current and future rules of the NFL, including rules and standards of personal conduct which, if violated, could lead to fines and/or suspension or a permanent ban from the NFL.

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  There could be a decline in the popularity of the NFL and/or the team on which the contract party plays in the NFL, or a decline in the contract party's popularity.

Risks Relating to Alshon Jeffery

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  Alshon Jeffery's NFL player contract is a significant portion of the current amounts we would receive under his brand contract.

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  Alshon Jeffery is under a contract with the Chicago Bears through the 2015 NFL season, during which he is scheduled to receive $1.71 million. However, this amount is not guaranteed. Moreover, we have estimated that Alshon Jeffery will not play out his existing NFL player contract, but would renegotiate his contract prior to the 2015 NFL season. If Alshon Jeffery's existing NFL player contract is fulfilled, Fantex will be entitled to 13%, or $0.22 million, pursuant to our brand contract with Alshon Jeffery. Alshon Jeffery could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL.

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  The profitability of Alshon Jeffery's brand contract is substantially dependent upon his ability enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter that exceed the amounts he has attracted historically and/or generate other brand income after his playing career. If Alshon Jeffery does renegotiate his current NFL player contract and enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Alshon Jeffery brand contract, please see the section entitled "—Alshon Jeffery Brand Contract, at Estimated Fair Value" beginning on page 122.

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  Alshon Jeffery has been an NFL football player for less than three full seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

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  Alshon Jeffery may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Alshon Jeffery may affect the cash received by us under the brand contract.

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  Future negative publicity could damage Alshon Jeffery's reputation and impair the value of his brand.

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  We have estimated that Alshon Jeffery will have an eleven year NFL career. We have also estimated that Alshon Jeffery will not play out his existing NFL contract but would renegotiate his contract prior to the 2015 NFL season, and that Alshon Jeffery will sign a six year contract in 2015 with a total value of $79.4 million. We based our estimate on the contract value of comparable wide receivers who sign contracts in their third to fifth seasons and ninth to eleventh seasons and did not account for wide receivers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Alshon Jeffery in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in Fantex Series Alshon Jeffery.

Risks Relating to Michael Brockers

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  Michael Brockers's NFL player contract is a significant portion of the current amounts we would receive under his brand contract.

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  The profitability of Michael Brockers's brand contract is substantially dependent upon his ability to play out his existing NFL player contract and enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter that exceed the amounts he has attracted historically and/or generate other brand income after his playing career. If Michael Brockers does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Michael Brockers brand contract, please see the section entitled "—Michael Brockers Brand Contract, at Estimated Fair Value" beginning on page 126.

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  Michael Brockers has been an NFL football player for less than five full seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

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  Michael Brockers may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Michael Brockers may affect the cash received by us under the brand contract.

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  Future negative publicity could damage Michael Brockers's reputation and impair the value of his brand.

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  We have estimated that Michael Brockers will have a twelve year NFL career and sign a five year contract in his fifth season (2016) for $45.1 million. We based our estimate on the contract value of comparable defensive tackles who sign contracts in their fourth to sixth season and did not account for defensive tackles who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Michael Brockers in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in Fantex Series Michael Brockers.

Risks Relating to Mohamed Sanu

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  Mohamed Sanu's NFL player contract is a significant portion of the current amounts we would receive under his brand contract.

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  Mohamed Sanu is under a contract with the Cincinnati Bengals through the 2015 NFL season, during which he is scheduled to receive $1.27 million. However, this amount is not guaranteed. Assuming the contract is fulfilled, Fantex will be entitled to 10%, or $127,000, pursuant to our brand contract with Mohamed Sanu. Mohamed Sanu could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL.

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  The profitability of Mohamed Sanu's brand contract is substantially dependent upon his ability to enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter consistent with amounts he has attracted historically and/or generate other brand income after his playing career. If Mohamed Sanu does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Mohamed Sanu brand contract, please see the section entitled "—Mohamed Sanu Brand Contract, at Estimated Fair Value" beginning on page 128.

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  Mohamed Sanu has been an NFL football player for only two seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

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  Mohamed Sanu may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Mohamed Sanu may affect the cash received by us under the brand contract.

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  Future negative publicity could damage Mohamed Sanu's reputation and impair the value of his brand.

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  We have estimated that Mohamed Sanu will have a nine year NFL career and sign a four year contract in his fifth season (2016) for $24 million and a one year contract in his ninth season (2020) for $3.0 million. We based our estimate on the contract value of comparable wide receivers who sign contracts in their fourth to sixth season and ninth season and did not account for wide receivers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Mohamed Sanu in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in Fantex Series Mohamed Sanu.

Risks Relating to EJ Manuel

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  EJ Manuel's NFL player contract is a significant portion of the current amounts we would receive under his brand contract.

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  The profitability of EJ Manuel's brand contract is substantially dependent upon EJ Manuel's ability to enter into additional high-value, multi-year NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter significantly in excess of amounts he has attracted historically and/or generate other brand income after his playing career. If EJ Manuel does enter into additional high-value, multi-year NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the EJ Manuel brand contract, please see the section entitled "—EJ Manuel Brand Contract, at Estimated Fair Value" beginning on page 117.

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  EJ Manuel has been an NFL football player for only one season and has limited historical data upon which to base our valuation and projections of his future earnings potential.

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  EJ Manuel has incurred other secured debt, including mortgage payables, the payment of which may adversely impact his ability to make payments under the brand contract.

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  EJ Manuel may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of EJ Manuel may affect the cash received by us under the brand contract.

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  Future negative publicity could damage EJ Manuel's reputation and impair the value of his brand.

Risks Relating to Vernon Davis

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  Vernon Davis's NFL player contract is a significant portion of the current amounts we may receive under his brand contract.

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  The profitability of Vernon Davis's brand contract is substantially dependent upon Vernon Davis's ability to enter into at least one additional high-value, multi-year NFL player contract and on his ability to successfully attract and retain endorsements during his playing career and thereafter in excess of amounts he has attracted historically and/or generate other brand income after his playing career. For a more detailed description of the valuation of the Vernon Davis brand contract, please see the section entitled "—Vernon Davis Brand Contract, at Estimated Fair Value" beginning on page 119.

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  Vernon Davis has incurred other secured debt, including auto loans and mortgage payables, the payment of which may adversely impact his ability to make payments under the brand contract.

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  Vernon Davis may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Vernon Davis may affect the cash received by us under the brand contract.

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  Future negative publicity could damage Vernon Davis's reputation and impair the value of his brand.

Risks Relating to Arian Foster

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  Arian Foster's NFL player contract is a significant portion of the current amounts we would receive under his brand contract.

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  The profitability of Arian Foster's brand contract is substantially dependent upon Arian Foster's ability to enter into at least one additional multi-year NFL player contract on economic terms that are comparable to his existing NFL player contract, and, to a lesser extent, on his ability to successfully attract and retain endorsements during his playing career and thereafter in excess of amounts he has attracted historically and/or generate other brand income after his playing career. For an updated description of the status of the Arian Foster brand contract, please see the section entitled "—Arian Foster Brand Contract, at Estimated Fair Value" beginning on page 129.

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  Arian Foster may suffer from an injury, illness or medical condition. For example, during a regular season NFL game on November 3, 2013 Arian Foster suffered a back injury, which required surgery and resulted in him missing the rest of the 2013 NFL playing season.

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  Future negative publicity could damage Arian Foster's reputation and impair the value of his brand.

Risks Relating to our Tracking Stock Structure

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  There are numerous risks you should be aware of with respect to how we intend to structure our business and our proposed tracking stock structure.

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  A specified portion of the ABI associated with each of our brand contracts will be attributed to our platform common stock rather than the associated tracking stock. Therefore each of our tracking stocks will only partially reflect the economic performance of the associated brand contract and other assets and expenses of the associated tracking stock.

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  As a series of our common stock, each of our tracking stocks will be exposed to additional risks associated with our company as a whole, including any individual tracking stock that exists at the time of the offering or that we may establish and issue in the future.

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  We could be required to use assets attributed to one tracking stock to pay liabilities attributed to another tracking stock.

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  The market price of our tracking stocks could be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on the brand income received by such contract parties.

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  The market price of our tracking stocks may not reflect the intrinsic value or performance of the associated brand contract or contract party.

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  The market price of our tracking stocks may be more volatile than other publicly traded common stock because of our unique capital structure.

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  Our capital structure may create conflicts of interest for our board of directors and management, which could have a material adverse effect on the market value of any of our tracking stocks.

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  Our parent and certain directors of our parent, as holders of our platform common stock and other series of our common stock, will have control over key decision making as a result of their control over a majority of our voting stock.

  •
  Ownership of our platform common stock by our parent company and any of our officers or directors, may create, or appear to create, conflicts of interest with holders of our tracking stocks.

  •
  Our officers and directors may have a conflict of interest or appear to have a conflict since almost all of our officers are also officers of Fantex Holdings.

  •
  Our capital structure may decrease the amounts available for the payment of dividends to holders of our tracking stocks.

  •
  You may not have any remedies under Delaware law if the actions of our directors or officers adversely affect the market value of any of our tracking stocks.

  •
  We may dispose of assets of the Alshon Jeffery Brand without your approval.

  •
  Holders of any of our tracking stocks may not be adequately compensated if we sell all or substantially all of the assets of the associated tracking stock.

  •
  Holders of any of our tracking stocks may receive less consideration upon a sale of the assets attributed to the associated tracking stock than if that tracking stock were a separate company.

  •
  In the event of a liquidation of Fantex, holders of any of our tracking stocks will not have a priority with respect to the assets attributed to the associated tracking stock remaining for distribution to stockholders.

  •
  Our board of directors may, in its sole discretion, elect to convert any of our tracking stocks into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, thereby changing the nature of your investment and possibly diluting your economic interest in Fantex or creating market uncertainty regarding the nature of your investment, any of which could result in a loss in value to holders of our tracking stocks.

Risks Relating to this Offering and the Offering Process

  •
  There is no current trading market for our Fantex Series Alshon Jeffery and if a trading market does not develop, purchasers of our Fantex Series Alshon Jeffery may not be able to sell, or may have difficulty selling, their shares.

  •
  Our Fantex Series Alshon Jeffery is not a "covered security," or otherwise exempt from the "blue sky" securities laws governing sales and purchases of Fantex Series Alshon Jeffery in each of the fifty states, and therefore we must register in each state in which offers and sales will be made.

  •
  State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell shares of our Fantex Series Alshon Jeffery.

  •
  We expect that our offering will primarily attract individual investors, and therefore our initial public offering price may not be sustainable if and when trading begins, and the price of our Fantex Series Alshon Jeffery could decline rapidly and significantly.

  •
  If you purchase shares of our Fantex Series Alshon Jeffery in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Fantex Series Alshon Jeffery and the attributed net tangible book value per share of our Fantex Series Alshon Jeffery immediately after this offering.

  •
  We intend to issue additional tracking stocks, which would reduce then-existing investors' percentage of ownership in Fantex and may dilute our share value.

  •
  Transaction costs for trades on the FBS alternative trading system, or ATS, could decrease the liquidity of your investment in our Fantex Series Alshon Jeffery and could reduce or eliminate any positive return on your investment in our Fantex Series Alshon Jeffery.

  •
  Our compliance burdens and costs will be significant as a result of operating as a public company, particularly as a result of our tracking stock structure. Our management will be required to devote substantial time to compliance matters.

  •
  If Fantex Series Alshon Jeffery is not treated as a class of common stock of Fantex, adverse federal income tax consequences will result.

Risks Relating to Additional Tracking Stocks That are Outstanding or That May be Issued From Time to Time.

  •
  Our Fantex Series Alshon Jeffery may be adversely impacted by any non-performing brand contracts, whether or not such brand contracts are included in the assets attributed to our Fantex Series Alshon Jeffery.

  •
  If a blog post published about us in August 2013 were held to be in violation of the Securities Act, we could be required to repurchase securities sold, if any, in our offering of Fantex Series Arian Foster. You should rely only on statements made in this prospectus in determining whether to purchase shares of our Fantex Series Alshon Jeffery. For a more detailed discussion, please see the risk factor concerning the August 2013 blog post beginning on page 86.

Risks Relating to Our Affiliate, FBS, and the FBS ATS

  •
  To own or trade our Fantex Series Alshon Jeffery, you must have a brokerage account with FBS or a member of the FBS selling group and our Fantex Series Alshon Jeffery will be traded in the secondary market only through the FBS ATS.

  •
  The securities settlement process at FBS exposes it to certain risks specific to broker-dealers that clear their own trades, which include greater sanctions for errors vis-a-vis brokers that outsource these functions to third-party providers.

  •
  The FBS website and the FBS ATS are each operated on computer hardware that is currently located in a third-party Web hosting facility and there may be interruptions or delays in service that are out of our, FBS's or the third party's control, which may result in an inability to sell your shares.

  •
  If security measures at the FBS website and the FBS ATS are breached and unauthorized access is obtained to a customer's data, the FBS ATS may be perceived as not being secure and customers may curtail or stop trading on the platform.

Risks Relating to the Latitude Given to Our Board and Fantex Holdings

        Our board of directors and Fantex Holdings will have extraordinary latitude to make decisions without your consent, and any of these decisions may have a material and adverse effect on your investment. Our board of directors will make any such decision in accordance with its good faith business judgment that such decision is in the best interests of our company and the best interests of all of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of the conflicts committee. This may mean that our board of directors may make a decision that is not necessarily in your best interest but that may be in the best interests of all of our stockholders as a whole. Significant decisions that may be made by Fantex Holdings or our board of directors without your consent include the following:

  •
  Voting.  Holders of shares of our tracking stocks and our platform common stock are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, our parent company, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock. As a result, our parent, Fantex Holdings will have control over key decision making as a result of their control over a majority of our voting stock, including, for example, election of our board of directors and other major stockholder decisions, such as a whether or not to enter into a change of control of the Company.

  •
  Conversion.  Our board of directors may, in its sole discretion, elect to convert any of our tracking stocks into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, thereby changing the nature of your investment and possibly diluting your economic interest in our company, which could result in a loss in value to holders of our tracking stocks.

  •
  Dividends.  Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock, but not in excess of the available dividend amounts for each series. We intend to pay cash dividends on a quarterly basis out of available cash for each tracking stock equal to an amount in excess of 20% of the "available dividend amount" for such tracking stock, provided such dividend is not expected to have a material impact on our liquidity or capital resources. Our board of directors may change its dividend policy at any time and from time to time. However, our board of directors will not in any event change the definition of "available dividend amount" for any series of our common stock or declare dividends on any series of our common stock in excess of the "available dividend amount" for that series.

  •
  Sale of Brands.  Our board of directors may in its discretion sell all or substantially all of the assets of a tracking stock. If we do so (but not in connection with a sale of our company as a whole), our board of directors has the discretion to either pay a dividend to holders of the related tracking stock, redeem shares of the related tracking stock, convert the outstanding shares of the related tracking stock into platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, or they may choose any combination of the foregoing (however, they must choose one of these options).

Conflicts of Interest

        The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA, because one of the underwriters, FBS, will have a "conflict of interest" pursuant to Rule 5121(f)(5)(B) because Fantex is under common control with FBS, and pursuant to Rule 5121(f)(5)(C)(ii) because at least five percent of the net offering proceeds, not including underwriting compensation, are intended to be directed to an affiliate of FBS. Rule 5121 requires that a "qualified independent underwriter" as defined in FINRA Rule 5121 must participate in the preparation of the registration statement of which this prospectus forms a part and perform due diligence investigations with respect to the registration statement and this prospectus. Accordingly, Stifel, Nicolaus & Company, Incorporated is assuming the responsibilities of acting as the "qualified independent underwriter" in the offering. In consideration for its services and expenses as the qualified independent underwriter, FBS has agreed to pay Stifel, Nicolaus & Company, Incorporated a fee equal to $83,580, based on the sale of 835,800 shares of Fantex Series Alshon Jeffery in this offering at an initial public offering price of $10.00 per share (in each case, the amounts set forth on the front cover of this prospectus). Pursuant to FINRA Rule 5121, FBS will not confirm sales to accounts in which it exercises discretionary authority, if any, without the specific prior written approval of the account holder.

Corporate Information

        Our principal executive offices are located at 330 Townsend Street, Suite 234, San Francisco, CA 94107, and our telephone number is (415) 592-5950. Our website address is www.fantexinc.com. The website address for FBS is www.fantex.com. Neither information contained on our website or the website of FBS is incorporated by reference into this prospectus, and you should not consider information contained on either of these websites to be part of this prospectus.

        Our logo, "Fantex," and other trademarks or service marks of Fantex Holdings, our parent company, appearing in this prospectus are the property of Fantex Holdings. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies' trade names, trademarks or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies. Subsequent use of such trademarks and service marks in this prospectus and prospectus supplements may occur without their respective superscript symbols (TM or SM) in order to facilitate readability and does not constitute a waiver of any rights that might be associated with the respective trademarks or service marks.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  a requirement to have only two years of audited financial statements and only two years of related MD&A;

  •
  an exemption from the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

  •
  an extended transition period for complying with new or revised accounting standards;

  •
  reduced disclosure about the Company's executive compensation arrangements; and

  •
  no non-binding advisory votes on executive compensation or golden parachute arrangements.

        We may take advantage of these provisions for up to the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement under the Securities Act or such earlier time when we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of other reduced reporting requirements in this prospectus, and we may choose to do so in future filings. To the extent we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

Subsequent Events

        On April 28, 2014, we issued 421,100 shares of Fantex Series Vernon Davis for net proceeds of $4,000,450, after deducting underwriting discounts payable by us, and soon thereafter paid $4,000,000 (less $0.2 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) of such proceeds to Vernon Davis to cover the purchase price under our brand contract with him. We simultaneously received approximately $0.4 million from Vernon Davis as ABI under the brand contract from and after October 30, 2013 and through the consummation of the offering of Fantex Series Vernon Davis. 102,454 shares of Fantex Series Vernon Davis were purchased by Fantex Holdings in the initial public offering of shares of our Fantex Series Vernon Davis. Under the terms of the underwriting agreement, Fantex Holdings will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after the effective date of that offering. Fantex Holdings has further represented that it will not sell any shares of Fantex Series Vernon Davis purchased in that offering absent a subsequent registration statement.

        On May 27, 2014, the Board of Directors of the Company declared a cash dividend of $0.70 per share of Fantex Series Vernon Davis. The dividend was paid on August 18, 2014 to holders of such shares at the close of business on August 15, 2014.

        On July 21, 2014, we issued 523,700 shares of Fantex Series EJ Manuel for net proceeds of $4,975,150, after deducting underwriting discounts payable by us, and soon thereafter paid $4,975,000 (less $0.25 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) of such proceeds to EJ Manuel to cover the purchase price under our brand contract with him. 250,000 shares of Fantex Series EJ Manuel were purchased by Fantex Holdings, and 27,934 shares of Fantex Series EJ Manuel were purchased by certain directors of Fantex Holdings in the initial public offering of shares of our Fantex Series EJ Manuel. Under the terms of the standby purchase agreement, none of these purchasers will transfer, sell or otherwise dispose of any shares purchased by them for a period of 180 days after the effective date of that offering. Fantex Holdings and any such directors of Fantex Holdings have further represented that they will not sell any shares of Fantex Series EJ Manuel purchased in that offering absent a subsequent registration statement.

        On October 21, 2014, the Board of Directors of the Company declared a cash dividend of $0.30 per share of Fantex Series Vernon Davis. The dividend was paid on November 26, 2014 to holders of Fantex Series Vernon Davis at the close of business on November 25, 2014.

        On November 3, 2014, we issued 164,300 shares of Fantex Series Mohamed Sanu for net proceeds of $1,560,850, after deducting underwriting discounts payable by us, and paid $1,560,000 (less $78,000 to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) of such proceeds to Mohamed Sanu to cover the purchase price under our brand contract with him. 78,000 shares of Fantex Series Mohamed Sanu were purchased by Fantex Holdings and 10,365 shares of Fantex Series Mohamed Sanu were purchased by certain directors of

Fantex Holdings in the initial public offering of shares of our Fantex Series Mohamed Sanu. Under the terms of the standby purchase agreement, none of these purchasers will transfer, sell or otherwise dispose of any shares purchased by them for a period of 180 days after the effective date of that offering. Fantex Holdings and any such directors of Fantex Holdings have further represented that they will not sell any shares of Fantex Series Mohamed Sanu purchased in that offering absent a subsequent registration statement.

        On January 9, 2015, we entered into a brand contract with Michael Brockers and his affiliate, Brockers Marketing, LLC. This brand contract entitles us to receive 10% of Michael Brockers's brand income from and after October 15, 2014. As consideration for the ABI under the brand contract, we will pay Michael Brockers a one-time cash amount of $3.44 million (less $0.172 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of this offering.

 THE OFFERING

Shares offered	835,800 shares of Fantex Series Alshon Jeffery.
Common stock to be outstanding after this offering

100,000,000 shares of platform common stock, 421,100 shares of Fantex Series Vernon Davis, 523,700 shares of Fantex Series EJ Manuel, 164,300 shares of Fantex Series Mohamed Sanu and 835,800 shares of Fantex Series
Alshon Jeffery.

Offering type

The offering is being conducted on a best efforts, all or none basis. To the extent that there is insufficient interest in shares of our Fantex Series Alshon Jeffery, this offering will be cancelled and no shares of our Fantex Series Alshon Jeffery would be sold to the public.

Voting rights

The holders of shares of our tracking stock, including Fantex Series Alshon Jeffery, and our platform common stock are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, our parent company, will continue to hold substantially all of the voting power of our outstanding common stock. See "Description of Capital Stock."

Conversion

Our board of directors may, at any time following the two-year anniversary of the filing of a certificate of designations creating Fantex Series Alshon Jeffery, convert shares of our Fantex Series Alshon Jeffery into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of our Fantex Series Alshon Jeffery by the fair value of a share of our platform common stock. For a further description, including how we would determine the fair value of shares of our platform common stock and our Fantex Series Alshon Jeffery, please see "Description of Capital Stock."

Liquidation

In the event of a liquidation, dissolution or winding up of Fantex, including a change of control of Fantex, after payment or provision for payment of our debts and liabilities, each share of our common stock (including each of our tracking stocks and the platform common stock) will be entitled to receive a proportionate interest in the net assets of Fantex remaining for distribution to holders of common stock equal to the fair value of such share, provided that if the assets legally available for distribution to the holders of common stock are insufficient to permit the payment in full to each share of common stock the amount to which they would otherwise be entitled, then such assets available for distribution to the holders of common stock will be distributed to all holders of common stock ratably in proportion to the full amounts which they would be entitled to receive on shares of common stock held by them. If all distributions required above are made and there remain any assets available for distribution to holders of common stock such assets shall be divided among the holders of common stock in proportion to the amounts that were payable as required above in respect of the shares held by them. For a further description, including how we would determine the fair value of shares of our platform common stock and our tracking stocks, please see "Description of Capital Stock."

Dividends

To date, we have never declared or paid any cash dividends on our capital stock other than (1) a dividend of $0.70 per share on our Fantex Series Vernon Davis, paid on August 18, 2014 to holders of such shares at the close of business on August 15, 2014, and (2) a dividend of $0.30 per share on our Fantex Series Vernon Davis, paid on November 26, 2014 to holders of such shares at the close of business on November 25, 2014. We intend to pay cash dividends on a quarterly basis out of available cash for each tracking stock, including our Fantex Series Alshon Jeffery, equal to an amount in excess of 20% of the "available dividend amount" for such series, provided such dividend is not expected to have a material impact on our liquidity or capital resources. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

Use of proceeds	This prospectus is being delivered in connection with the sale of Fantex Series Alshon Jeffery by FBS in market-making transactions. We will not receive any of the proceeds from these transactions.

Electronic form and transferability

Fantex Series Alshon Jeffery (and any shares of our platform common stock issuable upon conversion of Fantex Series Alshon Jeffery) will be issued in electronic form only and will be available exclusively through our broker-dealer affiliate, FBS. Shares of our Fantex Series Alshon Jeffery are new securities; there are currently none issued and there is currently no established market. We do not intend to apply for a listing of our Fantex Series Alshon Jeffery or our platform common stock on any securities exchange or for their inclusion in any established automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for our Fantex Series Alshon Jeffery or our platform common stock. Neither Fantex Series Alshon Jeffery nor our platform common stock will be listed on any exchange and neither will be transferable except through the FBS ATS. There can be no assurance that an active trading market for Fantex Series Alshon Jeffery or platform common stock will develop, or that you will be able to resell shares of our Fantex Series Alshon Jeffery or platform common stock at a price that would reflect their fundamental value, if at all.

Secondary Trading

This prospectus is not an offer to sell shares of our Fantex Series Alshon Jeffery and it is not a solicitation of an offer to buy shares of our Fantex Series Alshon Jeffery in any jurisdiction where an offer or sale thereof is not permitted. As of the date of this prospectus, we are in the process of registering shares of our Fantex Series Alshon Jeffery described in this prospectus for sale in the following states:

Massachusetts and New Hampshire.

We will not sell shares of our Fantex Series Alshon Jeffery to customers in any jurisdiction until registration is complete for that particular jurisdiction, or there is a valid exemption from such registration in such jurisdiction. As of the date of this prospectus, we expect that concurrent with the effectiveness of this registration statement we will be qualified to sell shares of our Fantex Series Alshon Jeffery in this offering under Blue Sky laws in the following states:

Alaska, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Louisiana, Michigan, Mississippi, Missouri, Nevada, New York, Ohio, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Wisconsin and Wyoming.

U.S. federal income tax consequences

For material U.S. federal income tax consequences of the acquisition, ownership, disposition and conversion of Fantex Series Alshon Jeffery and platform common stock, please see "Material U.S. Federal Income Tax Considerations" herein.

Maximum Investment Limits and Financial Suitability	Trading on FBS is subject to certain maximum investment limits, some of which are based on the financial suitability of the investor:

•

no investor will be allowed to purchase or hold more than 10% of any tracking stock issued by our company including the Fantex Series Alshon Jeffery offered hereby, except to the extent Fantex Holdings purchases any standby shares in this offering;

• investors with an annual gross income of less than $50,000 or a net worth (exclusive of home, home furnishings and automobile) of less than $50,000 may only invest up to $2,500 in this offering; and

•

investors with an annual gross income of between $50,000 and $100,000 or a net worth (exclusive of home, home furnishings and automobile) of between $50,000 and $100,000 may only invest up to $7,500 in this offering.

Moreover, certain states may impose more restrictive suitability and/or other investment limitations and you will be required to represent and warrant in your FBS account agreement that you meet the applicable state financial suitability and other investment standards before you invest in any series of common stock issued by our company, including the Fantex Series Alshon Jeffery offered hereby.

For California investors, the following suitability standards apply:
• For investments of more than $500 but less than $5,000—investors must have either (i) an annual gross income of at least $70,000 and a net worth of $70,000, or (ii) a net worth of $250,000; and

•

For investments of $5,000 or more—investors must have either (i) a gross income of at least $65,000 and a net worth of at least $250,000, or (ii) a net worth of at least $500,000. California investors in this category cannot invest more than 10% of their net worth in Fantex Series Alshon Jeffery.

For Ohio investors, the following suitability standards apply:

•

For investments of up to $750 per year in the aggregate—investors may invest up to $750 per year in the aggregate in all Fantex-related offerings without regard to an individual's net income or net worth;

•

For investments of more than $750 but less than $5,000 per year in the aggregate—investors must have either (i) a minimum net worth of $250,000, excluding primary residence, or (ii) a combined minimum annual net income of $70,000 and a minimum net worth of at least $70,000, excluding their primary residence; and

•

For investments by accredited investors—our sales to accredited investors, as defined in Rule 501 of Regulation D under the Securities Act, are not subject to a maximum cap on the aggregate amount sold per year to an investor, but are subject to normal suitability standards applicable to sales of securities to Ohio investors in accordance with Ohio Administrative Code 1301:6-3-19.

For Alaska investors, the following suitability standards apply:

•

Investors must have either (i) a minimum annual gross income of $60,000 and a minimum net worth of $60,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $225,000, exclusive of automobile, home and home furnishings.

Risk factors	You should read "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our Fantex Series Alshon Jeffery.
OTC trading symbol	JEFFL

        The number of shares of our common stock to be outstanding after this offering is based on the following outstanding shares of our company as of February 12, 2015:

  •
  100,000,000 shares of our platform common stock;

  •
  421,100 shares of our Fantex Series Vernon Davis;

  •
  164,300 shares of our Fantex Series Mohamed Sanu;

  •
  523,700 shares of our Fantex Series EJ Manuel; and

  •
  no other outstanding tracking stocks;

and excludes 7,500,000 shares of our platform common stock reserved for future issuance under our 2013 Equity Incentive Award Plan.

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  that our certificate of designations for Fantex Series Alshon Jeffery, which we will file in connection with the consummation of this offering, is in effect; and

  •
  no purchases of Fantex Series Alshon Jeffery by Fantex Holdings or its directors or related persons in this offering. We expect Fantex Holdings and certain directors and related persons of Fantex Holdings will agree to purchase up to 400,000 shares and 204,074 shares, respectively, of our Fantex Series Alshon Jeffery in this offering (up to approximately 72.3% of the shares being offered by this prospectus) at the initial public offering price upon written confirmation from FBS that it is unable to locate other qualified purchasers for the shares at the initial public offering price.

 QUESTIONS AND ANSWERS

Q:
What is our business?

A:
We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. We intend to focus our business on three core areas: evaluating, targeting and accessing individuals and brands with the potential to generate significant brand income, acquiring minority interests in such brand income, and assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise.

Q:
What are the securities that we are offering?

A:
We are offering shares of our Fantex Series Alshon Jeffery. We have entered into a brand contract with Alshon Jeffery, a professional athlete in the National Football League, or NFL, pursuant to which we will acquire an interest equal to 13% of the gross monies or other consideration (including rights to make investments) that Alshon Jeffery receives from and after September 7, 2014 with respect to brand income payable to Alshon Jeffery under his NFL player contract, and from and after September 18, 2014 with respect to all other brand income, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes), as a result of his activities in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching. We are attributing 95% of our acquired brand income, or ABI, under the Alshon Jeffery brand contract to a tracking unit that we refer to as the Alshon Jeffery Brand. Our Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the Alshon Jeffery Brand. In addition, we will attribute to the Alshon Jeffery Brand certain expenses of Fantex, including in certain cases expenses related to other series of our common stock that may be issued from time to time in the future. See "Management and Attribution Policies."

Holders of shares of our Fantex Series Alshon Jeffery will have no direct investment in the businesses or assets attributed to the Alshon Jeffery Brand. Rather, an investment in Fantex Series Alshon Jeffery will represent an ownership interest in our company as a whole.

Q:
Are there any risks associated with an investment in our Fantex Series Alshon Jeffery?

A:
Yes. Our Fantex Series Alshon Jeffery is highly risky and speculative. Investing in our Fantex Series Alshon Jeffery should be considered only by persons who can afford the loss of their entire investment. Please see "Risk Factors" beginning on page 42.

Q:    Will we offer additional securities in the future?

A:
We have also entered into brand contracts with Arian Foster, effective February 28, 2013, as amended, Vernon Davis, effective October 30, 2013, EJ Manuel, effective February 14, 2014, Mohamed Sanu, effective May 14, 2014 and Michael Brockers, effective January 9, 2015. We intend to enter into additional brand contracts in the future with other individuals with the potential to generate significant brand income, and in some cases, with the affiliates of these individuals, who we refer to, together with the individual, as the contract party. We are actively pursuing these additional brand contracts, but as of the date of this prospectus we have no current commitments to enter into another brand contract. All of our brand contracts, including those that we enter into in the future with other contract parties, are or are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands, and we intend to finance the acquisition of additional brands, at least in part, through the issuance of additional tracking stocks linked to the value of such brands.

Q:
What happens to the remaining 5% of the ABI under the Alshon Jeffery brand contract?

A:
The Alshon Jeffery Brand will initially include as an attributed asset 95% of ABI under our Alshon Jeffery brand contract. The remaining 5% of our ABI under the Alshon Jeffery brand contract will be attributed to another series of our common stock that we refer to as our platform common stock. We also intend to attribute a similar interest of each of our future brand contracts to our platform common stock, such that our platform common stock would have an interest in the ABI of all of our brand contracts. We intend to use the income attributed to our platform common stock for general corporate and working capital purposes, including investments and expenses that may be generally applicable to all our brands. The attribution of this income to the platform common stock also gives our platform common stock a value for purposes of any future conversion of any of our tracking stocks, including our Fantex Series Alshon Jeffery, into the platform common stock.

The 5% of our ABI under the Alshon Jeffery brand contract that is attributed to the platform common stock is in addition to a fee in an amount equal to 5% of the amount of gross cash received by us, if any, payable to our parent for services provided by our parent under a management agreement between our parent and us. For a more detailed description of the management agreement, please see "Transactions with Related Persons—Management Agreement."

Q:
Who is Alshon Jeffery?

A:
Alshon Jeffery is a wide receiver for the Chicago Bears in the NFL. He has been in the NFL since 2012. Alshon Jeffery attended the University of South Carolina, where he played wide receiver in a total of 40 games. In 2010, Alshon Jeffery was an ESPN.com All-American selection. Also in 2010, Alshon Jeffery was selected as one of three finalists for the Biletnikoff Award, which is presented to the nation's top college wide receiver, and was named first team All-SEC. Alshon Jeffery set single-season school records in both receptions (88) and receiving yards (1,517) while at the University of South Carolina. Alshon Jeffery was named the most valuable player of the 2012 Capital One Bowl, after catching four passes for 148 yards and a touchdown. Alshon Jeffery entered the NFL draft after his third season at the University of South Carolina. He was selected in the second round, 45th overall in the 2012 NFL draft, and signed with the Chicago Bears. In 2013, Alshon Jeffery set the Chicago Bears single-game receiving record with 249 yards against the Minnesota Vikings. Alshon Jeffery was selected to the NFL Pro Bowl following the 2013 season. Alshon Jeffery was born on February 14, 1990 and will be 25 years old as of the start of the 2015 NFL season.

On October 7, 2012, Alshon Jeffery suffered a fractured bone in his right hand during a regular season game against the Jacksonville Jaguars, which resulted in him missing four games in the 2012 NFL playing season. On November 19, 2012, Alshon Jeffery suffered a knee injury during a regular season game against the San Francisco 49ers. He did not return to the game, and this injury required arthroscopic knee surgery, which was performed on November 21, 2012 and caused Alshon Jeffery to miss two additional games during 2012 NFL playing season. Alshon Jeffery has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Alshon Jeffery will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Alshon Jeffery's playing performance and the value of the Alshon Jeffery Brand.

Q:
What is the Alshon Jeffery brand contract?

A:
The brand contract is a contract between us and Alshon Jeffery, assigning to us 13% of the Alshon Jeffery brand income from and after September 7, 2014 with respect to brand income payable under his NFL player contract and from and after September 18, 2014 with respect to all other brand income. In exchange, we have agreed, subject to completion of this offering, to pay Alshon Jeffery $7.94 million, after which we will have no further payment obligations to him under the brand contract. The brand contract is intended to be effective in perpetuity and may be terminated only upon mutual agreement of Alshon Jeffery and us. Any decision by us to terminate the brand contract will be made solely by our board of directors in good faith and will not be submitted to a vote of our stockholders. We do not intend to terminate the brand contract with Alshon Jeffery unless we are paid consideration by him that we deem sufficient to compensate us for any reasonably expected future ABI at the time, or if our expectation of future ABI under the brand contract is not sufficient in our view to justify incurring continued expense in connection with maintenance of such brand contract.

Q:
What is brand income under the Alshon Jeffery brand contract?

A:
Brand income means any amounts that Alshon Jeffery may receive from and after September 7, 2014 with respect to brand income payable to Alshon Jeffery under his NFL player contract and from and after September 18, 2014 with respect to all other brand income, subject to specified exceptions, as a result of his activities in the sport of football (including NFL and non-NFL activities), including his employment as a professional athlete and the license or assignment of rights in his persona, including use of his name, voice, likeness, image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other license or assignment of rights in his persona, to generate income; and any other personal services performed by Alshon Jeffery which are of the type typically performed by individuals in the field of football because of their status as a professional athlete or other professional within the field of football (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson).

Q:
Is there anything excluded from brand income under the Alshon Jeffery brand contract?

A:
Yes. We will not be entitled to any amounts related to any income received by Alshon Jeffery that is not specifically included in his brand income, such as investments and income not related to professional football and related fields. In addition, Alshon Jeffery has elected to exclude from brand income (i) all amounts payable to Alshon Jeffery for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Chicago Bears as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; (ii) all amounts payable to him as a result of his activities undertaken as an actor or on-screen talent in connection with any form of scripted or unscripted entertainment content developed or produced by Relativity Sports, LLC, Relativity Media, LLC or any of their respective affiliates, in any form of media now known or hereafter devised; and (iii) any proceeds from life, disability or injury insurance policy covering Alshon Jeffery.

Q:
Do investors in Fantex Series Alshon Jeffery invest directly in Alshon Jeffery?

A:
No. Investors in our Fantex Series Alshon Jeffery are investing in Fantex and not in the brand contract or Alshon Jeffery. However, Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the Alshon Jeffery brand contract. Only Fantex will have rights under the brand contract and recourse against Alshon Jeffery.

Q:
Will you report separate financial information about the Alshon Jeffery tracking stock?

A:
Yes. Although investors in our Fantex Series Alshon Jeffery are investing in our securities and not in the brand contract or Alshon Jeffery, we will report and include as an exhibit in our periodic filings that we make under the Securities Exchange Act of 1934, as amended, or the Exchange Act, unaudited attributed financial information that will include balance sheet, statement of operations and cash flow information for each tracking stock, including Fantex Series Alshon Jeffery, as well as an explanation of the methods used in attributing the information to the tracking stock. In addition, we would provide in such exhibit for each tracking stock comparative financial information together with a discussion and analysis of that information that described reasons for changes between periods and other developments or events material to the performance of such tracking stock.

In addition, at least until such time as we no longer have significant concentration among our brands relative to our consolidated financials we will include in our audited annual reports statements of cash receipts from included contracts with respect to each of our brand contracts.

Q:
How did we verify information provided by Alshon Jeffery?

A:
Prior to entering into the brand contract with Alshon Jeffery, we conducted due diligence and reviewed the included contracts and other documents to support our estimate of his projected brand income. We also ran credit checks on Alshon Jeffery to verify his payment history and track record of performing under other obligations. We also commissioned a third-party background check to determine whether there was any other relevant information that might be useful in our evaluation of the Alshon Jeffery Brand.

Q:
How will we verify information about the brand income of Alshon Jeffery in the future?

A:
Under the Alshon Jeffery brand contract Alshon Jeffery is required to make ongoing payments and reports to us of brand income as well as other material information, and we have audit rights that we will utilize to verify the information that we receive. In addition, as noted above, at least until such time as we no longer have significant concentration among our brands relative to our consolidated financials, a statement of cash receipts from included contracts with respect to each of our brand contracts, including the Alshon Jeffery brand contract, will be audited on an annual basis.

Q:
How did we determine the purchase price for the ABI under the Alshon Jeffery brand contract?

A:
We determined the purchase price for the ABI based on an arm's-length negotiation with Alshon Jeffery. As part of our assessment of the value of the ABI, we applied a discounted cash flow analysis to our estimate of the lifetime brand income earning potential of Alshon Jeffery based on a number of our own estimates and assumptions. Please see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies" for further discussion of the type of factors that we generally consider in our assessments of value of brands we seek to acquire, as well as specific factors that we considered in our assessment of Alshon Jeffery's lifetime brand income earning potential.

There can be no assurances that our assumptions and estimates will be accurate, and a failure of any of our assumptions or estimates to be accurate could have a materially adverse impact on your investment return on our Fantex Series Alshon Jeffery. It is also important to note that Alshon Jeffery was one of the first contract parties with whom we entered into a brand contract. As a result, our assumptions and estimates underlying our valuation of his brand are necessarily subject to greater uncertainty than we expect would be the case for future brand valuations. In particular, we estimated a significant increase in the lifetime brand income that we believe Alshon Jeffery may earn as a result of our assumption that he will enter into additional multi-year NFL player contracts for at least $100.2 million in total. We do not know, however, whether any of our other assumptions and expectations discussed in this prospectus will prove to be true.

  Before you make an investment in our Fantex Series Alshon Jeffery, you should make your own assessment of the value of the brand contract and the shares of our Fantex Series Alshon Jeffery, including for example your own assessment of Alshon Jeffery's lifetime brand income earning potential (both from his NFL playing career, endorsements and other brand income generating activity) as well as the present value of those potential lifetime earnings based on discount rates you think are appropriate to account for the risks inherent in the assumptions and estimates underlying such assessments.

Q:
Is the Alshon Jeffery brand contract secured by any collateral?

A:
No. The Alshon Jeffery brand contract is not secured by any collateral. In addition, the Alshon Jeffery brand contract also does not impose any other financial restrictions on him, including any restriction from incurring unsecured debt. The amounts that Alshon Jeffery owes us under the brand contract are unsecured and payments to us depend on Alshon Jeffery's creditworthiness, which may change in the future. If Alshon Jeffery incurs additional secured or unsecured debt after this offering, or if he incurs excessive expenses, he may be impaired in his ability to make payments to us under the brand contract. In addition, additional debt or expenses may adversely affect his creditworthiness generally, and could result in his financial distress, insolvency, or bankruptcy. If Alshon Jeffery incurs other indebtedness or expenses and cannot pay all of his indebtedness or expenses, he may choose to make payments to other creditors rather than us. If Alshon Jeffery declares bankruptcy any amounts owed to us will only be paid out after all of his secured debt, including mortgage payables, is repaid.

Q:
To the extent that Alshon Jeffery fails to make a required payment under the brand contract can the investors in our Fantex Series Alshon Jeffery collect payments themselves?

A:
No. The brand contract is between Alshon Jeffery and us, and as a stockholder, you have no rights under the brand contract as a third-party beneficiary, or otherwise. In the event of any default under the brand contract, you must rely on us to collect any amounts due and you will be unable to pursue any claims against Alshon Jeffery directly. We intend to enforce all contractual obligations to the extent we deem necessary and in the best interest of the Company and its stockholders. Express remedies provided in the brand contract in the event of late payments include (1) payment of interest at the prime rate plus 3% per year, and (2) public disclosure of such late payments as well as other remedies available to us at law, including the ability to file a judicial action seeking the payment of all amounts owed to us from Alshon Jeffery and, as applicable, the counterparties to the included contracts with Alshon Jeffery.

Q:
What happens if Alshon Jeffery is injured or suffers any other illness or medical condition, retires or fails to make an NFL roster?

A:
A significant portion of Alshon Jeffery's brand income is dependent on his continued satisfactory performance in the NFL and is not guaranteed. If he retires from the NFL at any time within two years following this offering, other than as a result of injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $8.36 million (net of any amounts previously paid to us by him pursuant to the brand contract). Otherwise, if he stops playing in the NFL for any reason, either voluntary or involuntary, his brand income would likely decline. Alshon Jeffery has no obligation to take any actions to generate brand income, and subject to the limited obligation to reimburse us funds as discussed above, he may choose not to do anything to generate brand income following the date on which we pay the purchase price.

Q:
Will we make dividend payments on Fantex Series Alshon Jeffery or other series of our common stock that may be outstanding in the future?

A:
Our board of directors would be permitted, but not required, to declare dividends from time to time on any series of our common stock, including Fantex Series Alshon Jeffery. Dividends will be limited to an amount up to the "available dividend amount" for such series. We intend to pay periodic cash dividends out of available cash for each tracking stock, including Fantex Series Alshon Jeffery, equal to an amount in excess of 20% of the "available dividend amount" for each such tracking stock. Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business as well as, in some circumstances, invest some of the available funds to further enhance a brand or acquire additional ABI in a brand if we believe that those would be more productive uses of some or all of the available funds. However, our board of directors will not in any event change the definition of "available dividend amount" for any series of our common stock or declare dividends on any series of our common stock in excess of the "available dividend amount" for that series. Please see "Dividend Policy."

Q:
What happens if we convert shares of Fantex Series Alshon Jeffery into platform common stock?

A:
Our board of directors may, at any time following the two-year anniversary of the filing of a certificate of designations creating Fantex Series Alshon Jeffery resolve to convert shares of our Fantex Series Alshon Jeffery into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of our Fantex Series Alshon Jeffery by the fair value of a share of our platform common stock. For example, if a share of Fantex Series Alshon Jeffery had at the time of determination a fair value of $10.00, and a share of platform common stock had at the time of determination a fair value of $5.00, then if our board of directors elected to convert Fantex Series Alshon Jeffery into platform common stock, each holder of Fantex Series Alshon Jeffery would receive two shares of platform common stock for each share of Fantex Series Alshon Jeffery held by them. For a further description, including how we would determine the fair value of shares of our platform common stock and our Fantex Series Alshon Jeffery, please see "Description of Capital Stock."

Q:
Under what circumstances do we anticipate that we might convert shares of Fantex Series Alshon Jeffery into platform common stock?

A:
Although our board of directors may, at any time following the two-year anniversary of the filing of a certificate of designations creating Fantex Series Alshon Jeffery resolve to convert shares of our Fantex Series Alshon Jeffery into shares of our platform common stock, we anticipate doing so only in the following circumstances:

  •
  Fantex Series Alshon Jeffery is no longer an actively traded stock as determined in good faith by our board of directors or a committee of our board of directors, such as, for example, if Alshon Jeffery suffers an injury, illness, medical condition or dies, and his brand income diminishes as a result and there is little if any expectation that his brand income will materially increase in the future. In this case our board of directors may convert the shares of Fantex Series Alshon Jeffery into platform common stock as a means of retiring Fantex Series Alshon Jeffery, and our board of directors may do so in this circumstance even if the platform common stock is not an actively traded stock as determined in good faith by our board of directors or a committee of our board of directors.

    •
    other special or extraordinary circumstances exist, such as a potential restructuring, reorganization or change of control of Fantex. We would not expect our board of directors to approve a conversion in this circumstance unless there is an active trading market for the platform common stock at the time of such conversion.

    We structured our tracking stocks to provide the board with discretion to determine whether and when to convert a tracking stock into platform common stock in part because our tracking stock and our business model are each unique and unproven and we wanted to maintain flexibility to reorganize our operations if our board of directors deems it to be in the best interest of the Company and all of our stockholders.

Q:
What happens if we sell all or substantially all of our assets of the Alshon Jeffery Brand?

A:
If we sell all or substantially all of the assets of the Alshon Jeffery Brand (but not in connection with a sale of our company), our board of directors will either pay a dividend to holders of our Fantex Series Alshon Jeffery, redeem shares of Fantex Series Alshon Jeffery, convert the outstanding shares of our Fantex Series Alshon Jeffery into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock or any combination of the foregoing. See "Description of Capital Stock—Common Stock—Mandatory Dividend, Redemption and/or Conversion on Disposition of Assets."

Q:
What happens if we are sold or are otherwise liquidated?

A:
In the event of a sale or a liquidation, dissolution or winding up of our company, including a change of control, and after payment or provision for payment of our debts and liabilities, each share of our common stock will be entitled to receive a proportionate interest in our net assets remaining for distribution to holders of common stock equal to the fair value of such share, or if sufficient funds are not available (including, for example, as a result of satisfying liabilities of the company), then a portion of such amount shared ratably with other holders of common stock. As a result, holders of Fantex Series Alshon Jeffery would not necessarily receive upon a liquidation amounts equal to the cash received by Fantex under the Alshon Jeffery brand contract, after expenses that are attributable to Fantex Series Alshon Jeffery. See "Description of Capital Stock."

Q:
How will shares of my Fantex Series Alshon Jeffery be treated for United States federal income tax purposes?

A:
Fantex Series Alshon Jeffery should be treated as stock of our company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fantex Series Alshon Jeffery, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of Fantex Series Alshon Jeffery. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court. It is possible that the Internal Revenue Service could successfully assert that the issuance of Fantex Series Alshon Jeffery could be taxable to us and the exchange of Fantex Series Alshon Jeffery for shares of our platform common stock would not qualify as a tax-free recapitalization. You should consult your tax advisor regarding the tax consequences of an investment in Fantex Series Alshon Jeffery.

Q:
How is Fantex Series Alshon Jeffery being offered?

A:
Our Fantex Series Alshon Jeffery is being offered through a best efforts, all or none basis, by the underwriters, with Stifel, Nicolaus & Company, Incorporated, acting as the "qualified independent underwriter." To the extent that there is insufficient interest in shares of our Fantex Series Alshon Jeffery, this offering will be cancelled and no shares of our Fantex Series Alshon Jeffery would be sold to the public. The process for placing orders in the offering is different from that used for most public offerings of equity securities.

Q:    Will I receive a certificate for my Fantex Series Alshon Jeffery?

A:
No. The shares of our Fantex Series Alshon Jeffery will be issued in book-entry form only. We will act as registrar and transfer agent and will maintain a book-entry record of the holders of shares of our Fantex Series Alshon Jeffery.

Q:
Will Fantex Series Alshon Jeffery be listed on an exchange?

A:
To the extent available, buy and sell orders will be posted and executed by the FBS ATS, which is an alternative trading system as defined under the Exchange Act. Our Fantex Series Alshon Jeffery will not be listed on a stock exchange such as the New York Stock Exchange or NASDAQ.

Q:
Can I purchase Fantex Series Alshon Jeffery using my existing brokerage account?

A:
No. In order to purchase shares of our Fantex Series Alshon Jeffery, either in this offering or subsequent to this offering, investors are required to open a brokerage account with our broker-dealer affiliate, FBS, or with a member of the FBS selling group. You will not be able to purchase or sell any shares of our Fantex Series Alshon Jeffery through any other brokerage account or any exchange or trading system.

Q:
What is FBS and what role does it play in the offering and subsequent trading market?

A:
FBS is our affiliated broker-dealer and is regulated by the SEC and FINRA. FBS is serving as an underwriter in this offering, along with Stifel, Nicolaus & Company, Incorporated, a "qualified independent underwriter" as defined in FINRA Rule 5121. In addition, FBS is registered as an alternative trading system, which we refer to as the FBS ATS, with the SEC. Upon completion of this offering, buy and sell orders for shares of our Fantex Series Alshon Jeffery will be posted on the FBS ATS under the symbol "Fantex Alshon Jeffery." FBS will be the exclusive broker-dealer for executing trades in our Fantex Series Alshon Jeffery. Therefore, if you would like to execute any trades in our securities you first must open a brokerage account with FBS. Stifel, Nicolaus & Company, Incorporated will not be responsible for executing any trades in our Fantex Series Alshon Jeffery following this offering. FBS may act as principal or agent in these transactions, and may also act as a market-maker in the secondary market from time to time. However, it is not obligated to make a market in Fantex Series Alshon Jeffery and if it does so it may discontinue any market-making at any time without notice, in its sole discretion. Currently, FBS is not expecting to act as a market-maker in the secondary trading market for Fantex Series Alshon Jeffery, though it will periodically reassess whether to do so. FBS may in the future also consider contacting other broker-dealers to assess their interest in making markets in the securities of Fantex on the FBS ATS. If we have limited or no market-makers at any time, the liquidity of the secondary market for Fantex Series Alshon Jeffery may be materially adversely affected.

Q:
What is the FBS ATS?

A:
Our affiliate, FBS, operates an alternative trading system registered with the SEC. Qualified investors will be required to open brokerage accounts with FBS or with a member of the FBS selling group in order to invest in our securities, including Fantex Series Alshon Jeffery being offered hereby, and in the future, additional securities that we may register and issue from time to time. Investors who have an account with FBS may post "bid" and "ask" orders for our securities with FBS that will be matched with other orders on the FBS ATS. Our securities will be exclusively traded on the FBS ATS. FBS will accept only limit orders for trades in Fantex Series Alshon Jeffery and other securities on the FBS ATS.

Q:
How can I sell my shares in Fantex Series Alshon Jeffery if I decide that I no longer wish to hold them?

A:
FBS ATS has agreed to post buy and sell orders for shares of our Fantex Series Alshon Jeffery upon completion of this offering. If you decide to sell shares of our Fantex Series Alshon Jeffery, you must pay a commission to FBS. Payment of this brokerage fee may negate or mitigate any appreciation on shares of our Fantex Series Alshon Jeffery or cause you to incur a loss on your investment.

Q:
Does Fantex participate in the FBS ATS as an investor?

A:
No. Neither we nor the officers, directors, employees, promoters or affiliates of Fantex, Fantex Holdings or FBS will be allowed to purchase any shares in the offering or execute trades in the secondary market for our or their own accounts through FBS or on the FBS ATS, except with respect to any standby purchases made by Fantex Holdings or any directors or related persons of Fantex Holdings or where FBS is acting as a market-maker on the FBS ATS. FBS has no current intention of acting as a market-maker in the secondary market for Fantex Series Alshon Jeffery.

Q:
What is the relationship between Fantex, Fantex Holdings and FBS?

A:
Fantex Holdings was incorporated on April 9, 2012. FBS was formed on May 7, 2012 as a wholly-owned subsidiary of Fantex Holdings. We were incorporated on September 14, 2012 as a wholly-owned subsidiary of Fantex Holdings. Following this offering, FBS will continue to be a wholly-owned subsidiary of Fantex Holdings, and Fantex Holdings will own 100% of our outstanding shares of platform common stock, 24.3% of our Fantex Series Vernon Davis, 47.7% of our Fantex Series EJ Manuel, 47.47% of our Fantex Series Mohamed Sanu and no shares of our Fantex Series Alshon Jeffery. To date, Fantex Holdings has incurred expenses on our behalf and contributed working capital towards our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and "—Liquidity and Capital Resources."

GLOSSARY OF CERTAIN TERMS

        Set forth below is a glossary of certain terms used throughout this prospectus.

        "acquired brand income" or "ABI" means as context requires: (1) with respect to the Alshon Jeffery brand contract, the 13% of brand income of Alshon Jeffery that we are acquiring pursuant to his brand contract; (2) with respect to the Mohamed Sanu brand contract, the 10% of brand income of Mohamed Sanu that we are acquiring pursuant to his brand contract; (3) with respect to the EJ Manuel brand contract, the 10% of the brand income of EJ Manuel that we are acquiring pursuant to his brand contract; (4) with respect to the Vernon Davis brand contract, the 10% of the brand income of Vernon Davis that we are acquiring pursuant to his brand contract; (5) with respect to the Arian Foster brand contract, the 20% of the brand income of Arian Foster that we are acquiring pursuant to such brand contract; (6) with respect to the Michael Brockers brand contract, the 10% of brand income of Michael Brockers that we are acquiring pursuant to his brand contract; and (7) with respect to future brand contracts, the negotiated amount of brand income of such contract party that we acquire pursuant to such brand contract.

        "Alshon Jeffery" (including related pronouns) means Alshon Jeffery, a wide receiver for the Chicago Bears in the NFL and/or Ben and Jeffery Inc., an affiliate of Alshon Jeffery, or both jointly and severally, as the context requires.

        "Alshon Jeffery Brand" is a tracking unit that our board of directors intends to establish, upon the consummation of the offering of our Fantex Series Alshon Jeffery. For a description of the assets and liabilities that we are attributing to the Alshon Jeffery Brand, please see "Management and Attribution Policies—Attribution."

        "Arian Foster" (including related pronouns) means Arian Foster, a running back for the Houston Texans in the NFL and/or The Ugly Duck, LLC, an affiliate of Arian Foster, or both jointly and severally, as the context requires.

        "Arian Foster Brand" is a tracking unit that our board of directors intends to establish, upon the consummation of the offering of our Fantex Series Arian Foster. For a description of the assets and liabilities that we are attributing to the Arian Foster Brand, please see "Management and Attribution Policies—Attribution."

        "Arian Foster Registration Statement" is a separate registration statement on Form S-1 (333-191772) with respect to shares of our Fantex Series Arian Foster Convertible Tracking Stock, filed with the SEC pursuant to the Securities Act.

        "attributable income" with respect to any tracking stock as of any date of determination means the attributable income for such tracking stock as reflected in the unaudited attributed financial information included as an exhibit to our most recent Exchange Act report.

        "brand contract" means as context requires: (1) when referring to Alshon Jeffery, that certain Brand Agreement dated as of September 18, 2014, between Alshon Jeffery and Fantex; (2) when referring to Mohamed Sanu, that certain Brand Agreement dated as of May 14, 2014, between Mohamed Sanu and Fantex; (3) when referring to EJ Manuel, that certain Brand Agreement dated as of February 14, 2014, between EJ Manuel and Fantex; (4) when referring to Vernon Davis, that certain Brand Agreement dated as of October 30, 2013, between Vernon Davis and Fantex; (5) when referring to Arian Foster, that certain Brand Agreement dated as of February 28, 2013, and as amended and restated on May 24, 2013 and August 21, 2013, between Arian Foster and Fantex; (6) when referring to Michael Brockers, that certain Brand Agreement dated as of January 9, 2015, between Michael Brockers and Fantex; or (7) generally, any future brand agreement that Fantex may enter into with a contract party.

        "brand income" for any brand contract means, generally, the gross monies that a contract party receives as a result of their skills and brand, including salary and wages from participation in their defined primary occupation, such as an athlete in the NFL, and related fields (including activities in a non-NFL football league), such as broadcasting and coaching, but excludes excluded income. For a detailed description of brand income for any particular contract party, please see "Business."

        "contract party" may as context requires refer to: (1) Alshon Jeffery; (2) Mohamed Sanu; (3) EJ Manuel; (4) Vernon Davis; (5) Arian Foster; (6) Michael Brockers or (7) any specified counterparty to a brand contract, which may include an individual such as a professional athlete or entertainer, and/or affiliates or affiliated entities of such individual on a joint and several basis.

        "EJ Manuel" (including related pronouns) means Erik "EJ" R. Manuel, Jr., a quarterback for the Buffalo Bills in the NFL and/or Kire Enterprises LLC, an affiliate of EJ Manuel, or both jointly and severally, as the context requires.

        "EJ Manuel Brand" is a tracking unit that our board of directors established upon the consummation of the offering of our Fantex Series EJ Manuel. For a description of the assets and liabilities that we are attributing to the EJ Manuel Brand, please see "Management and Attribution Policies—Attribution."

        "EJ Manuel Registration Statement" is a separate registration statement on Form S-1 (333-194256) with respect to shares of our Fantex Series EJ Manuel Convertible Tracking Stock, declared effective by the SEC on July 15, 2014.

        "excluded income" for any brand contract means, generally, the contract party's income that is specifically excluded from brand income as specified in the respective brand contract between such contract party and Fantex. For a detailed description of excluded income for any particular contract party, please see "Business."

        "fair value" means:

  •
  generally, the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied; and

  •
  specifically, with respect to any share of our platform common stock or any of our tracking stocks, fair value will be determined as the volume weighted average of the closing bid or sale prices, whichever is applicable, of such share over the 20-trading day period ending on the trading day before the date of determination. However, such value will only be used for any series of our common stock if our board of directors determines in its good faith judgment that there is an active trading market for that series. If our board of directors makes a determination that there is no active trading market for any series of our common stock, then the fair value for such series will be determined, at the discretion of our board of directors, either by our board of directors in their good faith judgment or by a reputable and independent investment banking or valuation firm experienced in the valuation of securities selected in good faith by our board of directors, provided, however, that to the extent that our board of directors determines in its good faith judgment that such series does not have any material value in terms of assets attributable to such series, including but not limited to any material future brand income or assets, events or circumstances that our management or our board of directors believe could reasonably result in material brand income in the future, then the fair value for such series may be determined by our board of directors in their good faith judgment alone. Any such valuation determination will be made, whether by our board of directors or any independent investment banking, financial advisory or other valuation firm, based on the contractual value of the brand assets related to the applicable tracking stock, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have the rights contractually or otherwise, to receive dividends). Our board of directors intends to use such firm as a general matter unless the assets and expected valuation of the tracking stock are not material.

        "Fantex" means Fantex, Inc. In addition, all other references in this prospectus to "the Company," "our company," "we," "us" and "our" refer to Fantex.

        "Fantex Series Alshon Jeffery" is the tracking stock designated to track the Alshon Jeffery Brand and being offered in this offering.

        "Fantex Series Arian Foster" is the tracking stock designated to track the Arian Foster Brand offered pursuant to the Arian Foster Registration Statement.

        "Fantex Series EJ Manuel" is the tracking stock designated to track the EJ Manuel Brand offered pursuant to the EJ Manuel Registration Statement.

        "Fantex Series Michael Brockers" is the tracking stock designated to track the Michael Brockers Brand.

        "Fantex Series Mohamed Sanu" is the tracking stock designated to track the Mohamed Sanu Brand offered pursuant to the Mohamed Sanu Registration Statement.

        "Fantex Series Vernon Davis" is the tracking stock designated to track the Vernon Davis Brand offered pursuant to the Vernon Davis Registration Statement.

        "FBS" means Fantex Brokerage Services, LLC, a registered broker-dealer affiliated with Fantex.

        "FBS ATS" means the alternative trading system operated by FBS.

        "Michael Brockers" (including related pronouns) means Michael Brockers, a defensive lineman for the St. Louis Rams in the NFL and/or Brockers Marketing LLC., an affiliate of Michael Brockers, or both jointly and severally, as the context requires.

        "Michael Brockers Brand" is a tracking unit that our board of directors intends to establish, upon the consummation of the offering of our Fantex Series Michael Brockers. For a description of the assets and liabilities that we are attributing to the Michael Brockers Brand, please see "Management and Attribution Policies—Attribution."

        "Michael Brockers Registration Statement" is a separate registration statement on Form S-1 (333-201677) with respect to shares of our Fantex Series Michael Brockers Convertible Tracking Stock, filed with the SEC pursuant to the Securities Act.

        "Mohamed Sanu" (including related pronouns) means Mohamed Aasin Sanu, a wide receiver for the Cincinnati Bengals in the NFL.

        "Mohamed Sanu Brand" is a tracking unit that our board of directors established upon the consummation of the offering of our Fantex Series Mohamed Sanu. For a description of the assets and liabilities that we are attributing to the Mohamed Sanu Brand, please see "Management and Attribution Policies—Attribution."

        "Mohamed Sanu Registration Statement" is a separate registration statement on Form S-1 (333-196437) with respect to shares of our Fantex Series Mohamed Sanu Convertible Tracking Stock declared effective by the SEC on October 27, 2014.

        "platform common stock" means the series of our common stock provided for in our amended and restated certificate of incorporation into which our board of directors may determine to convert any tracking stocks, following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, based on the relative fair values of a share of platform common stock and such tracking stock at the time of any such conversion.

        "qualified independent underwriter" means a qualified independent underwriter as defined under FINRA Rule 5121, and which means a securities firm that does not have a conflict of interest and that has agreed, in acting as a qualified independent underwriter, to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof.

        "tracking stock" means any series of our common stock that our board of directors from time to time may designate as tracking a specified brand contract. See "Description of Capital Stock."

        "tracking unit" means a tracking stock relating to a specified brand contract, which the corresponding tracking stock is designated to track. See "Management and Attribution Policies."

        "underwriters" refers to, as the context requires, FBS together with Stifel, Nicolaus & Company, Incorporated, the "qualified independent underwriter" (as defined in FINRA Rule 5121) in this offering.

        "Vernon Davis" (including related pronouns) means Vernon Davis, a tight end for the San Francisco 49ers in the NFL and/or The Duke Marketing LLC, an affiliate of Vernon Davis, or both jointly and severally, as the context requires.

        "Vernon Davis Brand" is a tracking unit that our board of directors established upon the consummation of the offering of shares of our Fantex Series Vernon Davis. For a description of the assets and liabilities that we are attributing to the Vernon Davis Brand, please see "Management and Attribution Policies—Attribution."

        "Vernon Davis Registration Statement" is a separate registration statement on Form S-1 (333-192476) with respect to shares of our Fantex Series Vernon Davis Convertible Tracking Stock declared effective by the SEC on April 22, 2014.

RISK FACTORS

        Investing in our Fantex Series Alshon Jeffery involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, and the sections in this prospectus entitled "Business" and "Description of Capital Stock," before making any decision to invest in shares of our Fantex Series Alshon Jeffery. If any of the events discussed in the risk factors below occur it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our Fantex Series Alshon Jeffery could decline, and you could lose all or part of your investment.

Risks Relating to Our Limited Operating History, Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

        We incorporated in Delaware in September 2012 as a wholly-owned subsidiary of Fantex Holdings. We are currently in a start-up phase and to date have relied on our parent to conduct our operations. We therefore have a very limited operating history. Investment in our company is highly speculative because it entails substantial upfront cost and significant risk that we may never become commercially viable. Our parent has incurred significant expenses on our behalf. Our parent is not obligated to continue to incur expenses on our behalf except as required under our management agreement with them, and we expect that we will incur significant expenses related to our ongoing operations. For the nine months ended September 30, 2014 and the years ended December 31, 2013 and 2012, we reported a net loss of approximately $2.6 million, $3.6 million and $1.1 million, respectively, and had accumulated losses since inception of approximately $7.3 million.

        We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria, and as we develop the infrastructure necessary to support our ongoing operations. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses, the rate at which we are able to acquire brands that meet our criteria and the ability of our acquired brands to generate income and cash flow. Even if our brands generate cash flows they may not produce payments quickly enough to cover our expenses. If Alshon Jeffery, or any other individuals with whom we have or may contract in the future, fail to make payments in amounts we expect, or at all, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our expected future losses will have an adverse effect on our stockholders' equity and working capital.

We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability. Our business model also requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments.

        Our operations to date have been limited to organizing and staffing our company, evaluating, targeting and accessing brands that meet our criteria, negotiating the acquisition of minority interests in those brands, engaging in the registration process for the offering of shares of tracking stocks relating to our existing brand contracts and managing our brand contracts.

        As of the date of this prospectus, we have entered into six brand contracts, one with each of Alshon Jeffery, Michael Brockers, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster, who are professional athletes in the NFL. We intend to enter into additional brand contracts in the future with other contract parties and are actively pursuing these brand contracts, but as of the date of this prospectus we have no current commitments to enter into another brand contract. Each of our brand contracts, including our contract with Alshon Jeffery, requires us to make an upfront cash payment, and we expect that any other brand contracts that we enter into in the future with other contract parties will also require us to make upfront payments, in return for the right to future payments based on our ABI.

        Therefore, our business model requires us to make substantial upfront payments to our contract parties in exchange for rights to future payments. We will be at risk if for any reason we do not receive those future payments, or if they are less than we would need to be profitable or to offset our expenses. We have no history to demonstrate, and we can make no assurances, that our business model will be successful, or whether any of our brand contracts, including our brand contract with Alshon Jeffery, will be profitable. Our only completed offerings to date are our offerings of shares of our Fantex Series Vernon Davis, Fantex Series EJ Manuel and Fantex Series Mohamed Sanu. Consequently, it will be difficult for anyone to predict our future success, performance or viability, and more difficult than it would be if we had a longer operating history and/or successful brand contracts to judge the viability of our business model, and any such predictions may not be accurate or reliable.

We may not receive the cash amounts that we expect, or any at all, from our brand contract with Alshon Jeffery or from any current or future brand contracts and we may never generate sufficient income to become profitable.

        As of September 30, 2014, we have not generated any income or cash flow from any brand contract other than the Vernon Davis brand contract and the EJ Manuel brand contract and following completion of this offering, our brand contracts with Vernon Davis, EJ Manuel, Mohamed Sanu and Alshon Jeffery will represent our only source of cash flows. We may not receive the cash amounts that we expect, or any at all, from our brand contract with Alshon Jeffery or from any other brand contracts.

        Our ability to generate income from the brand contracts and become profitable will depend, among other things, upon our ability to successfully evaluate, target and access brands that have the potential to generate significant brand income, acquire a minority interest in the brand income from these brands for an appropriate purchase price, aid our acquired brands in enhancing their value in amounts sufficient to provide a return on our investment, and enforce the brand contracts and collect our ABI with respect to these brands. Even if we are able to successfully do these and other things that are within our control there are numerous other factors, some of which are not within our control, that might impact our ability to generate income or cash flows or be profitable, including those discussed in these Risk Factors and elsewhere in this prospectus.

        In addition, there are numerous risks and uncertainties associated with the brands in which we invest, including that the success of our brand contracts will depend upon the contributions, success and longevity of an individual in his primary occupation, such as an athlete in the NFL. Therefore, we are unable to predict the timing or amount of future cash receipts, or when or if we will be able to achieve or maintain profitability. Even if we are able to acquire, manage and develop brands as described above, we anticipate incurring significant costs associated with our efforts to achieve or maintain profitability.

Our business strategy depends in large part on our ability to build a robust platform of brands by entering into additional brand contracts. Even if we complete this offering of Fantex Series Alshon Jeffery we may not be able to enter into additional brand contracts in the future, or enter into the number of additional brand contracts that we anticipate would be necessary to support our business model.

            Our strategy of enhancing brand reach and brand value for our acquired brands depends in large part on our ability to build a robust platform of brands and benefit from economies of scale and an ability to cross-pollinate and share best practices across our acquired brands. For example, any direct investment of resources that we make in any promotional activities relative to our Alshon Jeffery Brand must exceed a return that is at least approximately eight times our investment in order to increase the value of such tracking stock. Thus, unless we achieve significant economies of scale in our ability to deliver brand enhancing value at a low cost across all our tracking stocks (by, for example, utilizing fixed, in-house personnel rather than incurring out-of-pocket third party costs), then we will not likely be able to make investments at a cost that would allow for a positive return on our investment. Accordingly, we are actively pursuing additional brand contracts that we intend to enter into in the future. However, as of the date of this prospectus, we have no current commitments to enter into another brand contract.

        We do not know if future potential contract parties will agree to enter into additional brand contracts and we may not be able to attract sufficient additional brand contracts. For example, future potential contract parties may not view the brand contract as an attractive value proposition to them due to any number of factors, including differing expectations of an appropriate purchase price that reflects the agreed upon ABI, which may be based on any number of factors, such as:

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  we and future potential contract parties may not agree on the assumptions and estimates used to determine the estimated future earnings of potential contract parties;

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  potential contract parties may not want to incur legal, tax and other burdens associated with entering into a brand contract, including, for example, ongoing information and disclosure requirements, as well as the potential risk, due to the lack of any currently binding or authoritative guidance from the IRS, that the ABI we are purchasing from the contract party could be reportable income for the contract party, and, as a result, that it may not be fully deductible for U.S. federal income tax purposes;

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  the potential impact of possible disclosure of the terms of material included contracts, and the impact that these disclosure obligations may have on the ability of a contract party to enter into additional endorsement deals or to participate in other brand-income generating activities;

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  any negative perception by the media, fans, leagues, clubs or others of our business model;

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  any negative perception by the media, fans, leagues, clubs or others of any of our current contract parties or other future contract parties, as a result of their decision to enter into a brand contract with us, or otherwise; and

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  the performance of our brand contracts or other brand contracts that we may enter into in the future, and/or the performance of the related tracking stock, which may be worse than anticipated.

        As a result, we may be forced to revise our business model to attract additional brand contracts. For example, we are not currently contractually obligated to expend capital on enhancing the brand value of our contract parties. Contract parties may require us to contractually agree to provide certain minimum levels of marketing services in order to enter into brand contracts, which we may not be able to provide or which may not give us sufficient return on capital to make the brand contract profitable. Moreover, we or our parent may be asked to provide an indemnity to the contract party against any tax risk to them as a result of the uncertainty discussed above. For example, our parent has agreed to provide an indemnity to each of our current contract parties if their respective ABI is reportable and not deductible, and either we or our parent may have to agree to similar tax indemnities for future contract parties until there is additional guidance in this area or sufficient history with our contract parties. Even if potential contract parties are willing to agree to enter into additional brand contracts with us, the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts. And even if we are successful in entering into additional brand contracts with additional contract parties, we may not be successful in conducting offerings to finance the purchase price under these brand contracts.

We will need to obtain additional funding to acquire additional brands and we may also need additional funding to continue operations. If we fail to obtain the necessary financing, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and we may be forced to significantly delay, scale back or discontinue our operations.

        We will require additional capital to fund our operations, and if we fail to obtain necessary financing, our business plan may not be successful.

        Any brand contracts that we enter into in the future with other contract parties will require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, and following this offering we do not expect to have, the necessary funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts for the foreseeable future will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stocks linked to the value of such brands. Such financing may be expensive and time consuming to obtain, and we may not have investor interest that would enable us to obtain such financing.

        In addition, our operations (excluding upfront payments under future brand contracts) have consumed substantial amounts of cash since inception, and we expect they will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. To date, these operations have been financed primarily by equity contributions from our parent. We are dependent on the continued support of our parent; at this time our parent intends to continue to fund operations for at least the next 12 months. Our parent has no obligation to continue to finance our operations except as required under our management agreement with them. Although we believe the net proceeds from this offering together with existing cash and cash equivalents and interest thereon will be sufficient to fund our projected operating expenses for the next 12 months, as noted above, we will require additional capital to finance the acquisition of future brands, and we may also need to raise additional funds sooner if our operating and other expenses are higher than we expect or our cash received from brand contracts is lower than we expect.

        Until we can generate a sufficient amount of cash from our brand contracts, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may not be able to continue to acquire additional ABI in other brands and we may have to significantly delay, scale back or discontinue our operations. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, and/or fixed payment obligations that could reduce our ability to pay dividends or otherwise fund our other operations. Furthermore, these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license brands without consent and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

        Our forecast of the period of time through which our financial resources will be adequate to support our operations (excluding upfront payments under future brand contracts) is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this "Risk Factors" section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

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  the rate at which we begin to realize income under our existing brand contracts, as well as under any additional brand contracts that we may enter into in the future;

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  the cost of our efforts to evaluate, target and access the brands that meet our criteria, as well as the cost and expense of negotiating any new brand contracts;

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  our ability to enter into additional brand contracts, and if so the amount of the upfront purchase price that we would have to pay to acquire rights under any such brand contracts;

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  the number and characteristics of any new brand contracts that we may enter into;

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  the cost and expenses of any equity or debt financings that would be necessary to pay the purchase price under any additional brand contracts, and any regulatory or other delays in any of these offering processes;

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  the effect of competing technological and market developments;

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  the cost of establishing and building our sales, marketing and compliance capabilities; and

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  the rate at which we invest in marketing and other costs to assist our acquired brands in building and enhancing the value of their brands.

        If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Our Brand Contracts and Our Business

Our principal source of cash flows for the foreseeable future will be derived from our brand contracts.

        Our principal source of cash flows for the foreseeable future will be derived from our brand contracts. There are a number of risks relating to brand contracts. If any of these risks occur it could have a material and adverse impact on our business, financial condition and results of operations.

We have very limited experience managing brand contracts and we have very limited historical performance data about our brand contracts.

        We entered into our first brand contract with Arian Foster on February 28, 2013, a subsequent contract with Vernon Davis on October 30, 2013, a contract with EJ Manuel on February 14, 2014, a contract with Mohamed Sanu on May 14, 2014, a contract with Alshon Jeffery on September 18, 2014 and finally, a contract with Michael Brockers on January 9, 2015. As of February 12, 2015, the only cash due to us under these brand contracts is the ABI under the Vernon Davis brand contract from and after October 30, 2013, the ABI under the EJ Manuel brand contract from and after February 14, 2014 and the ABI under the Mohamed Sanu brand contract from and after May 14, 2014. Due to our limited experience with brand contracts, we do not have any historical performance data regarding our ability to generate cash receipts from the management of brand contracts and the likelihood of long-term performance of the contract party, or our ability to aid our brands in enhancing their brand reach and brand value. As a result, the brand contracts that we enter into may generate lower ABI than we anticipate, or none at all. We may therefore pay a purchase price for ABI that is too high. As we gain more experience with our brand contracts, we may change how we estimate the brand value of future brand contracts, and investors who invest early may not benefit from the experience that we gain from our early brand contracts.

Our cash received under our brand contracts will depend upon the continued satisfactory performance of the related contract party, and we do not have any rights to require the contract party to take any actions to attract or maintain or otherwise generate brand income.

        Some or all of the brand income that a contract party is expected to generate is contingent on continued satisfactory performance and is not guaranteed. Although we structure our brand contracts so that the contract party maintains the substantial majority of future brand income to help ensure that the contract party will maintain incentives to continue to generate brand income, we can provide no assurances that the contract party will do so. The contract party may retire from such contract party's primary occupation, such as an athlete in the NFL, at any time and for any reason, subject only to a requirement to repay us the amount of the purchase price we paid such contract party, plus certain expenses and net of any amounts already paid to us, if the contract party retires within two years. In addition, if the contract party voluntarily retires during such period, such contract party may have other obligations under other contracts to pay back upfront payments, such as a signing bonus, and the contract party may not have the funds to meet all of its obligations at that time. The contract party has no obligation to take any actions to generate brand income, and may choose not to do anything to generate brand income. In addition, even if the contract party chooses to engage in additional brand income generating activities, their ability to do so may be restricted under their existing or future contracts. Moreover, brand income under our brand contracts generally only includes income that the contract party may receive in the future in such contract party's primary occupation at the time, such as an athlete in the NFL, and related fields, such as broadcasting and coaching. Our brand contract contains no restriction on the ability of the contract party to change professions or earn money in unrelated fields, and such income may not be brand income. In any of these events, we may lose some or all of the brand income in the future under a brand contract, in which case our cash receipts would decline.

The contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders. The contract party has no obligation to enhance the value of the brand or disclose information to our stockholders.

        Events in the contract party's personal life, including relationships with spouse, family, friends, etc. could have a significant impact on the contract party's performance on the field. The contract party's obligations to disclose such personal events is limited to the obligations under the brand contract and the contract party is under no obligation to disclose any personal matters to the holders of shares of our tracking stocks. Furthermore, although the contract party is contractually obligated to disclose all material facts to us, we cannot guarantee that the contract party will comply with such disclosure requirements or that we can independently verify or uncover material events in the contract party's personal life. In addition, the contract party has no obligation to enhance the value of his brand. For example, Vernon Davis chose not to participate in the San Francisco 49ers' offseason conditioning program in 2014 and therefore did not earn a $200,000 workout bonus for which he was eligible. Vernon Davis also was fined $70,000 for failing to attend a mandatory 2014 preseason minicamp. In addition, a contract party in the NFL may agree to a salary reduction to assist his team in staying within the league salary cap, to be on a more competitive team, or to stay with a specific team, all of which may have the effect of reducing potential brand income and conflict with stockholders' interests in maximizing brand income. Since the contract party's obligations under the brand contract are solely limited to obligations owed to us, the holders of shares of our tracking stocks have no contractual right to enforce such obligations against the contract party. Furthermore, since the contract party is neither a director nor an officer of our company, such contract party owes no fiduciary obligations to the holders of shares of our tracking stocks. As a result, our stockholders will have no recourse directly against the contract party, either under the brand contract or under the securities laws.

Profitability of our brand contracts may also depend upon the contract party's ability to attract and maintain endorsements and attract and maintain other brand income generating activities.

        The purchase price that we expect to pay for future ABI under our brand contracts is based on our assumption that the contract party will generate brand income in excess of that which may be predictable under existing contracts that are included in brand income, or included contracts. Therefore, we expect that the contract party will need to be able to maintain existing included contracts as well as attract and maintain additional endorsements and other brand income generating activities. As noted above, the contract party has no obligation to take any actions to generate brand income, or to take any actions to increase the amount of brand income that the contract party currently generates. However, even if the contract party desires to and attempts to attract and maintain additional endorsements and other brand income generating activities there can be no assurances that such contract party will be able to do so.

        Competition for endorsements and other brand income opportunities is intense. These opportunities may depend on a variety of factors, including the primary occupation, such as an athlete in the NFL, and perceived value of such profession to marketing executives, and on-field factors in the primary occupation, such as quality of the contract party's performance, whether or not the contract party plays for a winning team, plays in post-season games or wins individual awards or is named to the Pro Bowl or All-Pro Team, the market in which the contract party performs, skill of the contract party at the contract party's position, the style of play and potential to perform in the future, as well as intangible traits off the field such as personality, personal drive and ambition, "likability," authenticity and consistency. Thus, future endorsements and other brand income opportunities may be difficult to attract and maintain, and they may not generate as much brand income as we expect or that they have historically. A downturn in the performance of the contract party or even the team on which the contract party plays, whether the current team or a different team, could adversely affect such contract party's ability to attract and maintain endorsements. Even if the contract party enters into multi-year agreements that are capable of generating significant brand income, such agreements may have termination clauses relating to performance, character or other reasons, or such agreements may become the subject of disputes. We will have no rights under our brand contracts to require the contract party to pursue any remedies or engage in any disputes with any third parties.

Brand income may decrease due to factors outside the control of the contract party, such as an injury, illness, medical condition or death of the contract party, or due to other factors such as public scandal or other reputational harm to the contract party. In any such event, we do not maintain any insurance against such an event, and it is likely that the brand income with respect to such brand contract will not return to its prior levels or may cease completely.

        Our focus for the foreseeable future is to enter into brand contracts with high-profile athletes who play professional sports. For example, Alshon Jeffery, Michael Brockers, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster are athletes in the NFL. There is a high risk of injury in many professional sports, and in particular in the NFL. For instance, on November 12, 2013, Arian Foster was placed on season-ending injured reserve list as a result of suffering a back injury. Nevertheless, we do not maintain any insurance against the loss of any brand income as a result of injury, illness, medical condition or death of the contract party. Therefore, if a contract party becomes injured or sustains a serious illness or other adverse medical condition in the course of his professional career or otherwise, or dies, the brand income, and thus our ABI, would likely be dramatically less than we anticipate, and it is likely that such brand income would not return to its prior levels or may cease completely.

        In some cases, we may also expect to receive material amounts of brand income from existing and future endorsement agreements entered into by the contract party, as well as other public activities related to the primary occupation of the contract party, such as television broadcasting. We believe that the contract party's ability to attract and maintain any such endorsement agreements as well as other sources of brand income could depend on the contract party's reputation and ability to be viewed favorably by the public. Prior to entering into a brand contract, we assess the character and reputation of the contract party and the brand through our independent assessments, industry references and background checks conducted by third parties. However, there can be no assurance that our review process uncovers all facts and characteristics that could adversely affect the reputation of a contract party or the value of the brand contract, or that our assessment of reputational risk based on our due diligence is accurate. Even if our review process provides us with an accurate assessment of the character and integrity of a contract party as of the date of our review, there can be no assurance that circumstances in the future will not change, or that a contract party may not suffer reputational damage in the future, whether as a result of future behavior or otherwise.

        Any harm to the public reputation of a contract party, or association of the contract party's name with a public scandal, may reduce the contract party's ability to enter into and maintain future endorsements and other sources of brand income and as a result, brand income would likely decrease or may cease completely.

The contract party or other third parties may refuse or fail to make payments to us under the brand contracts.

        Our cash flows depend on contract parties and other third parties making payments of ABI to us. A contract party or other third party may dispute amounts to which we believe we are entitled, or may be unwilling or unable to make payments to which we are entitled, including for reasons discussed elsewhere in these risk factors.

        In either event, we may become involved in a dispute with the contract party or other third party regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm the relationship between us and the contract party or other third party, and could be costly and time-consuming for us to pursue.

        Failure of the contract party or other third party to make payments of our ABI to us for any reason would adversely affect our business and in particular the value of your tracking stock if the failure to pay relates to the brand contract associated with any tracking stocks.

        In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be prejudiced or impaired, perhaps significantly so. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks. As a result, the market value of your tracking stock could decline if another brand contract that is not related to your tracking stock is unenforceable as a result of debtor relief laws. For a further description of covered amounts please see "Management and Attribution Policies—Attribution—Covered Amounts."

Our brand contracts are not secured by any collateral or guaranteed or insured by any third party other than the contract party, and you must rely on Fantex to pursue remedies against the contract party in the event of any default.

        The payments under a brand contract will be unsecured obligations of the contract party and will not be secured by any collateral, nor guaranteed or insured by any third party or governmental authority. Therefore, we will be limited in our ability to collect any payments that may be owed to us under a brand contract if those amounts are not paid. Generally, we would have to pursue remedies against the contract party or other third parties to whom our ABI was assigned by the contract party.

        If the contract party defaults under the brand contract, there can be no assurances that the contract party will have adequate resources, if any, to satisfy any obligations to us under the brand contract. In addition, our brand contracts will require that our ABI be directly assigned to us by the contract party where commercially practicable. It may be necessary, therefore, for us to also pursue remedies against counterparties to included contracts. These counterparties may assert that the assignment of brand income by the contract party did not create an obligation of their part to pay any brand income to us.

        If a contract party does not comply with the terms of an included contract, our management, at its discretion, could decide not to pursue damages for the contract party's breach, which could adversely affect the amount of brand income that we receive under a contract.

        Moreover, payment of the ABI is an obligation of the contract party to us, not obligations to our stockholders, including holders of shares of our Fantex Series Alshon Jeffery. Our stockholders will have no recourse directly against the contract party.

The brand contract does not restrict the contract party from incurring unsecured or secured debt, nor does it impose any other financial restrictions on the contract party.

        If the contract party incurs additional secured or unsecured debt after entering into a brand contract with us, or if the contract party incurs excessive expenses, the contract party may be impaired in its ability to make payments to us under the brand contract. In addition, additional debt or expenses may adversely affect the contract party's creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the contract party. To the extent that the contract party has or incurs other indebtedness and expenses and cannot pay all of its indebtedness or expenses, the contract party may choose to make payments to other creditors rather than us.

        To the extent a contract party incurs other indebtedness that is secured, such as mortgage, home equity, or auto loans, the ability of the secured creditors to exercise remedies against the assets of the contract party may impair the contract party's ability to make payments to us under the brand contract. The contract party may also choose to repay obligations under secured indebtedness before making required payments on the brand contract because the contract party has no collateral at risk in the case of the brand contract.

The financial and other information that we obtain from the contract party or other third parties may be inaccurate and may not accurately reflect the true financial position of the contract party, and the risk of default on the brand contract may be significant and may be higher than we anticipate.

        Prior to entering into a brand contract, we conduct a review of the contract party that includes collecting financial and other information from the contract party to evaluate financial suitability of the contract party, including a review of assets, liabilities, existing commitments, tax returns and credit scores. We also conduct background checks and obtain credit reports from the major credit rating agencies to help us assess the ability of the contract party to meet their financial obligations. However, we do not verify this information and it may be inaccurate or incomplete. For example, the credit score assigned to a contract party may not accurately reflect the actual likelihood that the contract party will perform under the brand contract because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the contract party's credit report. If information that is supplied to us by the contract party or other third parties is inaccurate or incomplete, the risk of default on the brand contract may be significant and may be higher than we anticipate.

Our due diligence procedures may not reveal all relevant information regarding a targeted brand acquisition and may result in an inaccurate assessment of the projected value of an acquired brand.

        Prior to entering into a brand contract with an athlete, entertainer or other high profile individual, we conduct due diligence and review the included contracts of such contract party and other documents to support our estimate of such contract party's projected brand income. As part of this due diligence process and assessment, we will rely in part on the contract party to fully address our questions by disclosing all relevant information and, in some cases, on information provided by third parties. However, our due diligence processes may not uncover all relevant facts, and our brand acquisitions may not be profitable. Although our brand contract with Alshon Jeffery obligates him to, and we intend to require future contract parties, if any, to contractually agree to, disclose all material facts to us, we cannot guarantee that Alshon Jeffery or any future contract party will comply with such disclosure requirements or that we can independently verify or uncover material events about Alshon Jeffery or any such future contract parties.

The valuation of our brand contracts and expected ABI requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations.

        Our principal assets are expected to be derived from our brand contracts with athletes, entertainers and other high-profile individuals. Those assets are considered "Level 3" assets under ASC 820, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our valuation of those assets incorporates significant inputs that are not observable. Fair value of future expected brand income is determined by measuring expected returns on player contracts, anticipated lengths of player careers and related contracts, anticipated future endorsements and anticipated renewals of existing contracts based on comparable individuals in the same industry. However, valuation of the expected brand income is highly speculative due to the heavily subjective nature of identifying comparable athletes or entertainers and is inherently difficult due to the uniqueness of each professional athlete or entertainer and the limited number of available comparable athletes and entertainers.

        The fair value measurement of Level 3 assets is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets. To determine the amount of our purchase price (and the equivalent fair value at the time) of our brand contract with Alshon Jeffery we applied discount rates ranging from 4.5% to 20.0%, with a weighted average of 11.87%. We subjectively determined the discount rates applied in our analysis based on assumptions that have not been reviewed by any independent financial advisor. If we determine in the future that the discount rates we used were too low, then our estimate of the fair value of any of our brand contracts may be too high. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of fair value measurements.

Failure of a contract party to adequately protect their intellectual property could injure the value of the contract party's brand.

        We invest in high-profile brands through our brand contracts. Therefore, the success of our brand contracts is dependent on the contract party protecting their brand from intellectual property infringement (such as counterfeiting and other unauthorized uses of their intellectual property rights). Although the contract parties may seek to protect the intellectual property rights associated with their brand by ensuring that they own and control certain intellectual property rights in and to those assets and, where appropriate, by enforcing those intellectual property rights, it may not be possible to detect all instances of brand infringement. Additionally, where instances of brand infringement are detected, we cannot guarantee that such instances will be prevented as there may be legal or factual circumstances that give rise to uncertainty as to the validity, scope and enforceability of a contract party's intellectual property rights. We will have no rights under the brand contract to enforce any intellectual property rights of the contract party or the brand. Infringement of their trademark, copyright and other intellectual property rights by others could have an adverse effect on the brand income, and thus the ABI that we receive under the brand contract. If any contract party were to fail or be unable to secure, protect, maintain and/or enforce the intellectual property rights that vest in his brand, then we could lose a portion of our cash stream that would have been received from such brand assets.

Our cash received under brand contracts may fluctuate due to seasonality.

        The cash receipts under our brand contracts may be subject to seasonal variation, limiting the overall comparability of interim financial periods. For example, the salary under NFL contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year. As a result, our interim results and any quarterly financial information may not be indicative of the financial performance for the whole year.

An economic downturn and adverse economic conditions may harm a contract party's earning potential.

        The recent economic downturn and adverse conditions in the global markets may negatively affect the earnings of a contract party. For example, the NFL market salary cap is dependent upon the revenues the NFL receives. In addition, endorsements may depend in part on the actual or perceived personal disposable income of consumers and marketing budgets of endorsement partners. These commercial contract payments are contingent upon the expenditures of businesses across a wide range of industries, which industries may cut costs in response to any economic downturn.

Our ability to increase the value of any of our brands may be limited and our investments in the promotion of any of our brands may cause the market value of our stock to decline.

        Our management and board of directors will have complete discretion in determining the scope and execution of our brand promotion efforts, if any, with respect to our brands. Any investment we may make to promote our acquired brands will be for long- or medium-term results and would not be expected to increase brand income in the near-term, if at all. Any expenditures that we may make on promotional activities that are attributable to a single brand will be an attributable expense to the associated tracking stock. To the extent that our promotional activities increase the attributable income of a tracking stock by an amount less than the attributable expenses for the promotion, the attributed retained earnings of that tracking stock would decline. There can be no assurances that our management will promote any of our brands in a manner that creates value for the associated tracking stock or any of our other stockholders.

Confidentiality agreements with employees and others may not adequately prevent disclosures of our proprietary information and confidential information of the contract party.

        We have taken measures to protect our proprietary information and confidential information of the contract parties, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us, including for example, information we acquire about the contract parties, be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, employees, collaborators or consultants may still disclose or misuse our confidential information, and we may not be able to meaningfully protect our proprietary information and confidential information of the contract parties. In addition, others may independently develop substantially equivalent information or techniques or otherwise lawfully gain access to our proprietary information and confidential information of the contract parties, and thereafter communicate this information to others without maintaining its confidentiality. If this occurs, it may negatively impact our business and relationships with our current or future contract parties, and may damage our reputation and limit our ability to enter into new brand contracts. In addition, costly and time-consuming litigation could be necessary to enforce our proprietary rights or limit the prohibited disclosure of confidential information, and failure to obtain or maintain protection of our proprietary information or the confidential information of the contract parties could adversely affect our competitive business position.

Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of tracking stocks.

        Changes in government policy, legislation or regulatory or judicial interpretations could hinder or prevent our ability to conduct our business operations, including by hindering or preventing our ability to enforce our brand contracts or conduct offerings of tracking stocks. For example, we could be deemed to be subject to insurance and other regulations, which in some circumstances may be applied retrospectively. In addition, our brand contracts are intended to be effective in perpetuity and may be terminated only upon mutual agreement of the contract party and us. In some jurisdictions perpetual contracts have been found to be against public policy and therefore terminable in some circumstances. Our brand contracts are governed by California law, and California legal decisions do not disfavor express contractual terms for indefinite duration. However, we can provide no assurances that a California court may not rule differently in the future, or that a court of another jurisdiction might attempt to apply a different choice of law to our brand contracts. If this occurs then we may become involved in expensive and time consuming litigation, or may be unable in certain cases to enforce our brand contracts. Any other changes in or interpretations of current laws and regulations could also require us to increase our compliance expenditures, inhibit our ability to enter into new brand contracts or cause us to significantly alter or to discontinue offerings of additional tracking stocks. Altering the terms of our brand contracts or tracking stocks to comply with changes in or interpretations of applicable laws and regulations could require significant legal expenditures, increase the cost of managing or acquiring our brand contracts or make offerings of our tracking stocks less attractive to investors. In addition, our failure to comply with applicable laws and regulations could lead to significant penalties, fines or other sanctions. If we are unable to effectively respond to any such changes or comply with existing and future laws and regulations, our competitive position, results of operations, financial condition and cash flows could be materially adversely impacted.

The leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict our ability or make it more costly for us to enter into future brand contracts.

        Our business model depends on the cooperation of various third parties. Because the brand contracts and offerings of tracking stocks linked to the income of professional athletes and entertainers is a novel business model, there may be influential parties with interests that are adverse or perceived to be adverse to our business, such as sports leagues, sports teams, fantasy sports networks or gambling institutions. These parties may seek to change the rules, policies, laws, regulations or legal interpretations in ways to prohibit, or limit the success of, our business. For example, in 2010 the Cantor Futures Exchange received approval from the Commodities Futures Trading Commission to launch the Hollywood Stock Exchange as a contract market for the trading of box office futures; however, the Motion Picture Association of America successfully lobbied members of the U.S. congress to pass legislation making trading in box office futures illegal. In a similar manner, influential parties that perceive our business model to be a threat to their business or detrimental to professional sports may attempt to lobby leagues, team owners, players associations, endorsement partners and elected officials to adopt rules, policies, laws, regulations or legal interpretations that inhibit us from conducting our business. Any such changes may adversely affect the ability of our contract parties to perform their obligations under brand contracts, or inhibit our ability to enter into new brand contracts with other contract parties. These changes could cover various requirements of the brand contract, such as prohibiting the sale or assignment of a portion of personal income, limiting the ability to enter into contracts with an indefinite term or limiting the ability of the contract party to disclose information about included contracts to us. Any such changes prohibiting, or limiting the enforceability of, any terms in the brand contract could prevent or inhibit our collection of the ABI to which we are entitled under the brand contract. Any limitations on the ability of the contract party to disclose information about included contracts to us, or the SEC if we deemed it necessary, could limit the ability of a contract party to enter into such agreements subsequent to entering into a brand contract with us. Any increase in the expenses associated with our management of the brand contract or decrease in the expected ABI that we will collect could materially and adversely affect the value of shares of our Fantex Series Alshon Jeffery.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

        Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Cornell "Buck" French, our Chief Executive Officer, David Mullin, our Chief Financial Officer, and David Beirne, Chairman of our board of directors. Neither we nor Fantex Holdings have employment agreements with any of our executive officers or key employees, other than Messrs. French and Mullin. The material terms of the agreements with Messrs. French and Mullin are described under "Executive Compensation—Executive Compensation Arrangements." Our executive officers or key employees could terminate their employment with Fantex Holdings or us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees or any of our contract parties. The loss of one or more of these executive officers or key employees could seriously harm our business and may prevent us from implementing our business plan in a timely manner, or at all.

Risks Relating to Each of Our Contract Parties

Our ability to increase the value of our brands may be limited and our investments in the promotion of such brands may cause the market value of our stock to decline.

        Based on publicly reported and widely available information, endorsement deals with professional football players historically appear to have been significantly smaller than endorsement deals with athletes from other professional sports such as golf and basketball. As a result, the endorsement potential of each of our contract parties may be limited and we may be unable to increase the value of the associated brand despite our efforts. To the extent that our promotional activities are unsuccessful, the market value of shares of our tracking stocks may decline. Furthermore, even if our promotion activities increase the endorsement income to the contract parties, they may nonetheless have a negative impact on the market value of shares of our tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our Alshon Jeffery brand contract is 13% of brand income, our promotion efforts must exceed a return that is at least ten times our investment in order to increase the value of the Alshon Jeffery Brand to the extent that we increase our cash receipts under the brand contract. There can be no assurances that our management will promote any of our brands in a manner that creates value for holders of shares of our tracking stocks.

The value of our brands is dependent upon the performance of, and to a lesser extent, the popularity of our contract parties.

        Our cash receipts under each of our brand contracts are driven by the performance of, and to a lesser extent, the popularity of our contract parties. The contract party's performance in his primary career directly affects, and a deterioration of his performance could adversely affect, the ABI under our brand contract. Poor or mediocre performance could cause the contract party's playing contract to be terminated and may result in sponsors cancelling their endorsements, or result in the contract party failing to qualify for additional incentive payments under existing or future endorsement contracts. We cannot ensure that any of our contract parties will continue to be successful in their playing careers.

Contract parties in the NFL could be negatively affected by an NFL work stoppage.

        If the NFL experiences a work stoppage, then the earnings of a contract party in the NFL, including each of our current contract parties, will be adversely affected. In 1974 and 1982 the NFL experienced player strikes and in 2011 the NFL owners staged a "lockout" of the players. If either a strike or a lockout occurs during an NFL season, player pay may be suspended. Each of our contract party's earnings are heavily dependent on his professional football salary and would be negatively affected by any such work stoppage. This would have a negative impact on the payments we receive under the brand contract. We can give no assurances that such work stoppages will not occur.

Contract parties in the NFL could be negatively affected by current and future rules of the NFL, including rules and standards of personal conduct which, if violated, could lead to fines and/or suspension or a permanent ban from the NFL.

        Current NFL rules that permit the termination of NFL player contracts for certain violations of NFL rules may adversely affect the earnings of each our contract parties in the NFL. The NFL has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party's suspension or permanent ban from the NFL. While we are not aware of, or privy to, all of the circumstances which might lead to a contract party's suspension or permanent ban from the NFL, personal conduct that could result in the termination of the player contract includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game-fixing or the failure to report bribery or game-fixing in connection with NFL games; and any other conduct that undermines or puts at risk the integrity and reputation of the NFL, NFL clubs, or NFL players. For example, on September 8, 2014, the Baltimore Ravens terminated the contract of, and the NFL indefinitely suspended, Baltimore Ravens player Ray Rice for domestic violence. The termination of a contract party's NFL player contract could have a negative impact on such contract party's brand income and therefore would impact the ABI we receive under the respective brand contract.

        Future changes to the NFL rules or other regulations may also adversely affect the earnings of each of our contract parties in the NFL. These regulations could cover various aspects of his participation, such as changes to the rules of the game resulting in a devaluation of their respective skill sets, changes governing player eligibility and fines, and changes to the league's CBA. Changes in the format of the game and league in which the contract party plays could have a negative impact on his brand income and therefore, will impact the ABI we receive under the respective brand contract.

There could be a decline in the popularity of the NFL and/or the team on which the contract party plays in the NFL, or a decline in the contract party's popularity.

        There can be no assurance that the NFL will retain its popularity as a sport, together with the associated levels of media coverage. In addition, either the team for which the contract party plays or the contract party could suffer a decline in popularity, including as a result of poor performance or behavior by the contract party or any of his teammates or the team in general, particularly if such performance or behavior tarnishes the contract party's brand image. A contract party may be traded to another club in the NFL that has a smaller media market and/or is less popular than the current team, or other teams or players in the NFL may gain popularity relative to the contract party by performing at a higher level, exhibiting more appealing behavior, or otherwise. Any decline in popularity of the NFL, the team on which the contract party plays in the NFL, or the contract party, or relative decline as compared to other teams or players, could result in lower offers for future endorsements and NFL player contracts, a reduction in the value of the contract party or his brand, and a resulting decline in the value of shares of our tracking stock linked to the value and performance of the contract party's brand. Even if the contract party and the team on which he plays in the NFL is successful, a substantial decline in the popularity of the NFL, whether as a result of increase in the popularity of other professional sports or the emergence of new spectator sports, could have a material adverse effect on shares of our tracking stocks, including shares of our Fantex Series Alshon Jeffery. Any one of these events or a combination of such events could have a material adverse effect on the trading volume of our tracking stock and on the cash received under the brand contract associated with such contract party.

Risks Relating to Alshon Jeffery

Alshon Jeffery's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2012, Alshon Jeffery signed a four year contract with the Chicago Bears worth up to $4.45 million, and his professional football compensation in the year ended December 31, 2013 made up over 90% of his annual income. This 2012 NFL player contract included a $1.75 million signing bonus and base pay of $2.70 million. The available brand income remaining as of the beginning of the 2014 NFL season under his existing player contract was $1.71 million, none of which is guaranteed. We cannot guarantee that Alshon Jeffery will be able to enter into a new NFL player contract when the existing contract expires.

Alshon Jeffery is under a contract with the Chicago Bears through the 2015 NFL season, during which he is scheduled to receive $1.71 million. However, this amount is not guaranteed. Moreover, we have estimated that Alshon Jeffery will not play out his existing NFL player contract, but would renegotiate his contract prior to the 2015 NFL season. If Alshon Jeffery's existing NFL player contract is fulfilled, Fantex will be entitled to 13%, or $0.22 million, pursuant to our brand contract with Alshon Jeffery. Alshon Jeffery could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL.

        Alshon Jeffery's existing NFL player contract with the Chicago Bears expires after the 2015 NFL season. Pursuant to his NFL player contract, Alshon Jeffery is expected to earn $1.71 million, all of which is available brand income as of September 7, 2014. However, we estimated that Alshon Jeffery will not play out his existing NFL player contract, but would renegotiate his contract prior to the 2015 NFL season. While we expect Alshon Jeffery will continue playing in the NFL either under his existing NFL player contract until it expires in 2016 or under a new NFL player contract that he could negotiate after the 2015 NFL season, we cannot guarantee that either will occur.

        Teams in the NFL may offer certain amounts of "guaranteed money" that are paid to a player regardless of whether the player is on the club's active roster. With respect to Alshon Jeffery, none of the $1.71 million that he is expected to earn pursuant to his existing NFL player contract is guaranteed money. Assuming that Alshon Jeffery fulfills his existing NFL player contract, Fantex would be entitled to 13% of the $1.71 million, or $0.22 million, pursuant to our brand contract with Alshon Jeffery. However, Alshon Jeffery could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL. If any of these were to occur, Alshon Jeffery may not receive the $1.71 million that he is scheduled to receive under his existing NFL player contract.

The profitability of Alshon Jeffery's brand contract is substantially dependent upon his ability to enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter significantly in excess of the amounts he has attracted historically and/or generate other brand income after his playing career. If Alshon Jeffery does renegotiate his current NFL player contract and enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

        We anticipate that we will receive the majority of payments due under our brand contract with Alshon Jeffery during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Alshon Jeffery's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of Alshon Jeffery's NFL playing career is uncertain. Alshon Jeffery was born on February 14, 1990, and thus will be 25 years old at the start of the 2015 NFL season. Unless earlier terminated, Alshon Jeffery's current NFL player contract with the Chicago Bears will expire at the conclusion of the 2015 NFL season. Because Alshon Jeffery will be 26 years old prior to the beginning of the 2016 season, NFL teams may be unwilling to enter into an NFL player contract with Alshon Jeffery for any longer than three years. In addition, Alshon Jeffery may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those under his current NFL contract. If Alshon Jeffery is unable to sign a new NFL player contract or the terms of such new contract are materially worse than his current NFL player contract, the cash receipts from our Alshon Jeffery Brand will decline, which in turn may cause the market value of shares of our Fantex Series Alshon Jeffery to decline.

        In addition, in valuing Alshon Jeffery's potential lifetime brand income, we estimated the brand income Alshon Jeffery may earn as a result of his endorsements to be significantly in excess of his historical earnings from endorsements. However, we do not know if his endorsement income will grow in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

        If future endorsement partners or NFL teams do not like that Alshon Jeffery accepted an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Alshon Jeffery. In addition, Alshon Jeffery's endorsement contracts that he may enter into during his NFL playing career may be terminated if Alshon Jeffery does not play for an NFL team. Furthermore, Alshon Jeffery's ability to successfully attract and retain endorsements is dependent on Alshon Jeffery complying with the contractual requirements of those endorsements and there is no guarantee that Alshon Jeffery will do so. Moreover, future endorsement partners may be less willing to enter into contracts with Alshon Jeffery as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Alshon Jeffery. For the aforementioned reasons, Alshon Jeffery may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Alshon Jeffery will depend in large part upon Alshon Jeffery's ability to enter into additional high-value, multi-year NFL player contracts and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those he has had historically. In estimating the value of Alshon Jeffery's brand contract, we assumed that Alshon Jeffery would renegotiate his current NFL contract prior to the 2015 NFL season. If Alshon Jeffery does enter into additional high-value, multi-year NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Alshon Jeffery brand contract, please see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Alshon Jeffery Brand Contract, at Estimated Fair Value" beginning on page 122.

Alshon Jeffery has been an NFL football player for less than three seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

        Alshon Jeffery was drafted into the NFL prior to the 2012 season and has played in the NFL for less than three seasons. As a result, we have less information on his ability to be a successful wide receiver and have little historical data upon which to build our analysis and valuation of the future NFL player contracts, future endorsements and other post-career contracts for Alshon Jeffery. In addition, the lack of sufficient career statistics limited our ability to use an econometric model to predict his career length. See the section entitled, "—Alshon Jeffery Brand Contract, at Estimated Fair Value—Alshon Jeffery Career Length" beginning on page 123 for a more detailed description of how we estimated Alshon Jeffery's career length. As a result, our valuation was dependent on an analytical method of deriving an expected career length for Alshon Jeffery, which could result in a greater margin of error than under the econometric model. The determination of career length is a significant factor in the valuation of Alshon Jeffery's brand contract because it forms the basis from which we have determined that Alshon Jeffery will enter additional high-value, multi-year NFL player contracts covering a career length of 11 years and that he shall continue to generate brand income from endorsement contracts spanning the course of his 11-year NFL playing career. 99.1% of Alshon Jeffery's estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at a weighted-average discount rate of 11.87%.

Alshon Jeffery may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Alshon Jeffery may affect the cash received by us under the brand contract.

        Any injury, illness or medical condition of Alshon Jeffery could cause you to lose a substantial portion or all of your investment in Fantex Series Alshon Jeffery. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Alshon Jeffery's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series Alshon Jeffery. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        On October 7, 2012, Alshon Jeffery suffered a fracture of the third metacarpal bone in his right hand during a regular season game against the Jacksonville Jaguars which resulted in Alshon Jeffery missing four games in the 2012 NFL season. On November 19, 2012, Alshon Jeffery suffered a knee injury during a regular season game against the San Francisco 49ers. He did not return to the game, and this injury required arthroscopic knee surgery, which was performed on November 21, 2012 and caused Alshon Jeffery to miss two additional games during 2012 NFL season. Alshon Jeffery has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Alshon Jeffery will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Alshon Jeffery's playing performance and the value of the Alshon Jeffery Brand.

        A substantial portion of our anticipated income under the brand contract is attributable to Alshon Jeffery's current and future NFL player contracts. To the extent that the value of your investment is dependent on the competitive success of Alshon Jeffery, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Alshon Jeffery. If Alshon Jeffery is unable to play as a result of any injury, illness or medical condition he may be unable to enter into any future NFL player contracts. Additionally, certain endorsement contracts are made subject to an athlete's continued employment with the NFL and if he ceases to be an NFL player for any reason, including injury, illness or a medical condition, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Alshon Jeffery's reputation and impair the value of his brand.

        The return on your investment in shares of our Fantex Series Alshon Jeffery heavily depends on the value and strength of Alshon Jeffery's brand and reputation as well as the financial success of Fantex as a whole. Alshon Jeffery has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. Moreover, future endorsement agreements may contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements with the athlete in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

We have estimated that Alshon Jeffery will have an eleven year NFL career. We have also estimated that Alshon Jeffery will not play out his existing NFL contract but would renegotiate his contract prior to the 2015 NFL season, and that Alshon Jeffery will receive a six year contract in 2015 with a total value of $79.4 million. We based our estimate on the contract value of comparable wide receivers who sign contracts in their third to fifth seasons and ninth to eleventh seasons and did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Alshon Jeffery in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in Fantex Series Alshon Jeffery.

        Because the length of Alshon Jeffery's NFL playing career is uncertain, we made certain estimates to predict his career length. See the section entitled, "—Alshon Jeffery Brand Contract, at Estimated Fair Value—Alshon Jeffery Career Length" beginning on page 123 for a more detailed description of how we estimated Alshon Jeffery's career length. We estimated that Alshon Jeffery will not play out his existing NFL contract but would renegotiate his contract prior to the 2015 NFL season and that Alshon Jeffery will receive a six year contract in 2015 with a total value of $79.4 million. We then estimated that Alshon Jeffery will receive a two year contract in 2021 with a total value of $20.8 million. In total, we estimated that Alshon Jeffery would have a career as a player in the NFL for eleven years.

        In estimating the value of Alshon Jeffery's potential second NFL player contract, we began with a data set consisting of all 305 wide receivers who caught 1.875 passes per team game over the regular season in their rookie or second NFL seasons between 1980 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their third and fifth NFL seasons in 1999 or thereafter, resulting in a set of 92 players who have entered into a total of 109 contracts.

Based on a mathematical model taking into account statistical production, Pro-Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the ten most comparable player contracts. In estimating the value of Alshon Jeffery's potential third NFL player contract, we began with a data set consisting of all 305 wide receivers who caught 1.875 passes per team game over the regular season in their rookie or second NFL seasons between 1980 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their ninth and eleventh NFL seasons in 1999 or thereafter, resulting in a set of 35 players who have entered into a total of 44 contracts. We then used the same mathematical model to assign each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery receiving a higher weighting. We then used the same methodology to arrive at a sample size of the six most comparable player contracts.

        When estimating Alshon Jeffery's potential future contracts, we did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Alshon Jeffery in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in Fantex Series Alshon Jeffery.

Risks Relating to Michael Brockers

Michael Brockers's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2012, Michael Brockers signed a four year contract with the St. Louis Rams worth up to $9.52 million, and his professional football compensation for the year ended December 31, 2014 is expected to make up over 99% of his annual income. The available brand income remaining as of October 15, 2014 under his existing NFL player contract was $2.65 million, all of which is guaranteed. We cannot guarantee that Michael Brockers will be able to enter into a new NFL player contract when the existing contract expires.

The profitability of Michael Brockers's brand contract is substantially dependent upon his ability to play out his existing NFL player contract and enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter in excess of the amounts he has attracted historically and/or generate other brand income after his playing career. If Michael Brockers does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

        We anticipate that we will receive the majority of payments due under our brand contract with Michael Brockers during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Michael Brockers's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of Michael Brockers's NFL playing career is uncertain. Michael Brockers was born on December 21, 1990 and thus will be 24 years old at the start of the 2015 NFL season. Unless earlier terminated, Michael Brockers's current NFL player contract with the St. Louis Rams will expire at the conclusion of the 2015 NFL season. Because Michael Brockers will be 26 years old prior to the beginning of the 2016 season, NFL teams may be unwilling to enter into an NFL player contract with Michael Brockers for five years. In addition, Michael Brockers may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those under his current NFL contract. If Michael Brockers is unable to sign a new NFL player contract or the terms of such new contract are materially worse than his current NFL player contract, the cash receipts from our Michael Brockers Brand will decline, which in turn may cause the market value of shares of our Fantex Series Michael Brockers to decline.

        In addition, in valuing Michael Brockers's potential lifetime brand income, we estimated the brand income Michael Brockers may earn as a result of his endorsements to be in excess of his historical earnings from endorsements. However, we do not know if his endorsement income will grow in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

        If future endorsement partners or NFL teams suspect that Michael Brockers has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Michael Brockers and may not find his promises of future performance under such contracts reliable. In addition, Michael Brockers's endorsement contracts that he may enter into during his NFL playing career may be terminated if Michael Brockers does not play for an NFL football team. Furthermore, Michael Brockers's ability to successfully attract and retain endorsements is dependent on Michael Brockers complying with the contractual requirements of those endorsements and there is no guarantee that Michael Brockers will do so. Moreover, future endorsement partners may be less willing to enter into contracts with Michael Brockers as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Michael Brockers. For the aforementioned reasons, Michael Brockers may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Michael Brockers will depend in large part upon Michael Brockers's ability to play out his existing NFL player contract and enter into additional high-value NFL player contracts and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those he has had historically. If Michael Brockers does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Michael Brockers brand contract, please see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Michael Brockers Brand Contract, at Estimated Fair Value" beginning on page 126.

Michael Brockers has been an NFL football player for less than five seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

        Michael Brockers was drafted into the NFL prior to the 2012 season and has played in the NFL for less than five seasons. As a result, we have less information on his ability to be a successful defensive tackle and have little historical data upon which to build our analysis and valuation of the future NFL player contracts, future endorsements and other post-career contracts for Michael Brockers. In addition, the lack of sufficient career statistics limited our ability to use an econometric model to predict his career length. As a result, our valuation was dependent on an analytical method of deriving an expected career length for Michael Brockers, which could result in a greater margin of error than under the econometric model. The determination of career length is a significant factor in the valuation of Michael Brockers's brand contract because it forms the basis from which we have determined that Michael Brockers will enter additional high-value NFL player contracts covering a career length of 12 years and that he shall continue to generate brand income from endorsement contracts spanning the course of his 12-year NFL playing career. 95.95% of Michael Brockers's estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at a weighted-average discount rate of 14.40%.

Michael Brockers may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Michael Brockers may affect the cash received by us under the brand contract.

        Any injury, illness or medical condition of Michael Brockers could cause you to lose a substantial portion or all of your investment in Fantex Series Michael Brockers. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Michael Brockers's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series Michael Brockers. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        On August 31, 2012, during an NFL preseason game Michael Brockers suffered a high ankle sprain, and was forced to miss the first three regular season games of the 2012 NFL season. In February 2013, Michael Brockers underwent clean-up surgery to remove bone chips in his left ankle. Michael Brockers has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL, and we expect that Michael Brockers will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Michael Brockers's playing performance and the value of the Michael Brockers Brand.

        A substantial portion of our anticipated income under the brand contract is attributable to Michael Brockers's current and future NFL player contracts. To the extent that the value of your investment is dependent on the competitive success of Michael Brockers, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Michael Brockers. If Michael Brockers is unable to play as a result of any injury, illness or a medical condition he may be unable to enter into any future NFL player contracts. Additionally, certain endorsement contracts are made subject to an athlete's continued employment with the NFL and if he ceases to be an NFL player for any reason, including injury, illness or a medical condition, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Michael Brockers's reputation and impair the value of his brand.

        The return on your investment in shares of our Fantex Series Michael Brockers heavily depends on the value and strength of Michael Brockers's brand and reputation as well as the financial success of Fantex as a whole. Michael Brockers has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. Any negative publicity regarding his on-field performance or off the field behavior or otherwise could damage his reputation and impair the value of his brand. Moreover, future endorsement agreements may contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements with the athlete in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

We have estimated that Michael Brockers will have a twelve year NFL career and sign a five year contract in his fifth season (2016) for $45.1 million. We based our estimate on the contract value of comparable defensive tackles who sign contracts in their fourth to sixth season and did not account for defensive tackles who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Michael Brockers in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in Fantex Series Michael Brockers.

        Because the length of Michael Brockers's NFL playing career is uncertain, we made certain estimates to predict his career length. We estimated that Michael Brockers would perform under his current NFL player contract of four years. After expiration of his current NFL player contract, we estimated that Michael Brockers would sign a five year contract in his fifth season in the NFL, which would be the 2016 NFL season, for an estimated $45.1 million. In total, we estimated that Michael Brockers would have a career as a player in the NFL for twelve years.

        In estimating the value of Michael Brockers's potential second NFL player contract, we used a data set of defensive tackles who entered into multi-year NFL player contracts between their fourth and sixth NFL seasons. Based on a mathematical model taking into account statistical production, we assigned to each of these defensive tackles a relative weighting with the most comparable defensive tackles to Michael Brockers receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the nine most comparable player contracts.

        When estimating Michael Brockers's potential future contract, we did not account for defensive tackles who cease playing NFL football due to illness, injury, are dropped from the team or who are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Michael Brockers in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in Fantex Series Michael Brockers.

Risks Relating to Mohamed Sanu

Mohamed Sanu's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2012, Mohamed Sanu signed a four year contract with the Cincinnati Bengals worth up to $2.71 million, and his professional football compensation in the year ended December 31, 2013 made up over 84% of his annual income. This 2012 NFL player contract included a $563,252 signing bonus. The available brand income remaining as of May 14, 2014 under his existing NFL player contract was $1.27 million, none of which is guaranteed. We cannot guarantee that Mohamed Sanu will be able to enter into a new NFL player contract when the existing contract expires.

Mohamed Sanu is under a contract with the Cincinnati Bengals through the 2015 NFL season, during which he is scheduled to receive $1.27 million. However, this amount is not guaranteed. Assuming the contract is fulfilled, Fantex will be entitled to 10%, or $127,000, pursuant to our brand contract with Mohamed Sanu. Mohamed Sanu could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL.

        Mohamed Sanu's existing NFL player contract with the Cincinnati Bengals expires after the 2015 NFL season. Pursuant to his NFL player contract, Mohamed Sanu is expected to earn $1.27 million, all of which is available brand income as of May 14, 2014. While we expect Mohamed Sanu will continue playing in the NFL under his NFL player contract until it expires in 2016, we cannot guarantee that this will occur.

        Teams in the NFL may offer certain amounts of "guaranteed money" that are paid to a player regardless of whether the player is on the club's active roster. With respect to Mohamed Sanu, none of the $1.27 million that he is expected to earn pursuant to his NFL player contract is guaranteed money. Assuming that Mohamed Sanu fulfills his current NFL player contract, Fantex would be entitled to 10% of the $1.27 million, or $127,000, pursuant to our brand contract with Mohamed Sanu. However, Mohamed Sanu could cease playing football in the NFL at any time due to illness, injury or death, if he is dropped from the team and unable to secure a new contract, if he incurs negative publicity or if he is suspended or banned from the NFL. If any of these were to occur, Mohamed Sanu may not receive the $1.27 million expected under his NFL player contract.

The profitability of Mohamed Sanu's brand contract is substantially dependent upon his ability to enter into additional high-value NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter consistent with amounts he has attracted historically and/or generate other brand income after his playing career. If Mohamed Sanu does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

        We anticipate that we will receive the majority of payments due under our brand contract with Mohamed Sanu during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Mohamed Sanu's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of Mohamed Sanu's NFL playing career is uncertain. Mohamed Sanu was born on August 22, 1989, and thus will be 26 years old at the start of the 2015 NFL season. Unless earlier terminated, Mohamed Sanu's current NFL player contract with the Cincinnati Bengals will expire at the conclusion of the 2015 NFL season. Because Mohamed Sanu will be 27 years old prior to the beginning of the 2016 season, NFL teams may be unwilling to enter into an NFL player contract with Mohamed Sanu for any longer than three years. In addition, Mohamed Sanu may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those under his current NFL contract. If Mohamed Sanu is unable to sign a new NFL player contract or the terms of such new contract are materially worse than his current NFL player contract, the cash receipts from our Mohamed Sanu Brand will decline, which in turn may cause the market value of shares of our Fantex Series Mohamed Sanu to decline.

        In addition, in valuing Mohamed Sanu's potential lifetime brand income, we estimated the brand income Mohamed Sanu may earn as a result of his endorsements to be consistent with his historical earnings from endorsements. However, we do not know if his endorsement income will remain consistent in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our first contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or NFL teams suspect that Mohamed Sanu has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Mohamed Sanu and may not find his promises of future performance under such contracts reliable. In addition, Mohamed Sanu's endorsement contracts that he may enter into during his NFL playing career may be terminated if Mohamed Sanu does not play for an NFL football team. Furthermore, Mohamed Sanu's ability to successfully attract and retain endorsements is dependent on Mohamed Sanu complying with the contractual requirements of those endorsements and there is no guarantee that Mohamed Sanu will do so. Moreover, future endorsement partners may be less willing to enter into contracts with Mohamed Sanu as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Mohamed Sanu. For the aforementioned reasons, Mohamed Sanu may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Mohamed Sanu will depend in large part upon Mohamed Sanu's ability to enter into one additional high-value, multi-year NFL player contract and one additional high-value single season contract and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are consistent with those he has had historically. If Mohamed Sanu does enter into one additional high-value, multi-year NFL player contract and one additional high-value single season contract, there is no guarantee that any portion of such contracts will consist of guaranteed money.

Mohamed Sanu has been an NFL football player for only two seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

        Mohamed Sanu was drafted into the NFL prior to the 2012 season and has played in the NFL for only two seasons. As a result, we have less information on his ability to be a successful wide receiver and have little historical data upon which to build our analysis and valuation of the future NFL player contracts, future endorsements and other post-career contracts for Mohamed Sanu. In addition, the lack of sufficient career statistics limited our ability to use an econometric model to predict his career length. As a result, our valuation was dependent on an analytical method of deriving an expected career length for Mohamed Sanu, which could result in a greater margin of error than under the econometric model. The determination of career length is a significant factor in the valuation of Mohamed Sanu's brand contract because it forms the basis from which we have determined that Mohamed Sanu will enter one additional high-value, multi-year NFL player contract and one additional high-value single season contract covering a career length of nine years and that he shall continue to generate brand income from endorsement contracts spanning the course of his nine-year NFL playing career. 95.6% of Mohamed Sanu's estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at a weighted-average discount rate of 16.04%.

Mohamed Sanu may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Mohamed Sanu may affect the cash received by us under the brand contract.

        Any injury, illness or medical condition of Mohamed Sanu could cause you to lose a substantial portion or all of your investment in Fantex Series Mohamed Sanu. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Mohamed Sanu's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series Mohamed

Sanu. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        In December 2010, Mohamed Sanu underwent surgery to repair his left shoulder. On November 29, 2012, Mohamed Sanu suffered a stress fracture to the fifth metatarsal of his left foot during a team practice. This injury required surgery, which was performed on December 2, 2012 and resulted in him missing the rest of the 2012 NFL playing season. On October 27, 2013, Mohamed Sanu left a regular season game against the New York Jets after suffering an injury to his left shoulder. He did not return to the game, but was not forced to miss any additional playing time. Mohamed Sanu has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Mohamed Sanu will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Mohamed Sanu's playing performance and the value of the Mohamed Sanu Brand.

        A substantial portion of our anticipated income under the brand contract is attributable to Mohamed Sanu's current and future NFL player contracts. To the extent that the value of your investment is dependent on the competitive success of Mohamed Sanu, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Mohamed Sanu. If Mohamed Sanu is unable to play as a result of any injury, illness or medical condition he may be unable to enter into any future NFL player contracts. Additionally, certain endorsement contracts are made subject to an athlete's continued employment with the NFL and if he ceases to be an NFL player for any reason, including injury, illness or a medical condition, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Mohamed Sanu's reputation and impair the value of his brand.

        The return on your investment in shares of our Fantex Series Mohamed Sanu heavily depends on the value and strength of Mohamed Sanu's brand and reputation as well as the financial success of Fantex as a whole. Mohamed Sanu has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. For example, in a February 7, 2014 article published online by YardBarker.com, writer GB Bongiovanni described Sanu's play during the 2013 season as "somewhat disappointing" and noted that he had been "overshadowed by the emergence of [Bengals wide receiver] Marvin Jones." In a feature previewing the Bengals 2014 wide receivers, reporter Jason Marcum of CincyJungle.com stated that Mohamed Sanu had taken "a step back in 2013." Additional negative publicity regarding his on-field performance or otherwise could damage his reputation and impair the value of his brand. Moreover, future endorsement agreements may contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements with the athlete in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

We have estimated that Mohamed Sanu will have a nine year NFL career and sign a four year contract in his fifth season (2016) for $24 million and a one year contract in his ninth season (2020) for $3.0 million. We based our estimate on the contract value of comparable wide receivers who sign contracts in their fourth to sixth season and ninth season and did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Mohamed Sanu in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return in an investment in Fantex Series Mohamed Sanu.

        Because the length of Mohamed Sanu's NFL playing career is uncertain, we made certain estimates to predict his career length. We estimated that Mohamed Sanu would perform under his current NFL player contract of five years. After expiration of his current NFL player contract, we estimated that Mohamed Sanu would sign a four year contract in his fifth season in the NFL, which would be the 2016 NFL season, for an estimated $24.1 million. We then estimated that Mohamed Sanu would enter into his final NFL player contract in his ninth season for $3.0 million. In total, we estimated that Mohamed Sanu would have a career as a player in the NFL for nine years.

        In estimating the value of Mohamed Sanu's potential second NFL player contract, we used a data set of wide receivers who entered into NFL player contracts between their fourth and sixth NFL seasons in 1999 or thereafter. Based on a mathematical model taking into account statistical production, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Mohamed Sanu receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the 11 most comparable player contracts. In estimating Mohamed Sanu's potential third NFL player contract, we used a data set of wide receivers who entered into NFL player contracts between their eighth and ninth NFL seasons in 1999 or thereafter. We then used the same mathematical model to assign each of these wide receivers a relative weighting with the most comparable wide receivers to Mohamed Sanu receiving a higher weighting. We then used the same methodology to arrive at a sample size of the seven most comparable player contracts.

        When estimating Mohamed Sanu's potential future contracts, we did not account for wide receivers who cease playing NFL football due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Mohamed Sanu in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in Fantex Series Mohamed Sanu.

Risks Relating to EJ Manuel

EJ Manuel's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2013, EJ Manuel signed a four year contract with the Bills worth up to $8.89 million, and his professional football compensation in the year ended December 31, 2013 made up over 90% of his annual income. This 2013 NFL player contract included a $4.84 million signing bonus with the remaining $4.05 million to be paid out over the term of the contract. The available brand income remaining as of February 14, 2014 under his existing NFL player contract was $3.64 million, all of which is guaranteed. We cannot guarantee that EJ Manuel will be able to enter into a new NFL player contract when the existing contract expires.

The profitability of EJ Manuel's brand contract is substantially dependent upon his ability to enter into additional high-value, multi-year NFL player contracts, and on his ability to successfully attract and retain endorsements during his playing career and thereafter significantly in excess of amounts he has attracted historically and/or generate other brand income after his playing career. If EJ Manuel does enter into additional high-value, multi-year NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

        We anticipate that we will receive the majority of payments due under our brand contract with EJ Manuel during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that EJ Manuel's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of EJ Manuel's NFL playing career is uncertain. EJ Manuel was born on March 19, 1990, and thus will be 25 years old at the start of the 2015 NFL season. Unless earlier terminated, EJ Manuel's current NFL player contract with the Bills will expire at the conclusion of the 2016 NFL season, but may be extended by the Bills to cover the 2017 season. Because EJ Manuel will be 27 years old prior to the beginning of the 2018 season and quarterbacks generally retire from the NFL by their early thirties, NFL teams may be unwilling to enter into an NFL player contract with EJ Manuel for any longer than three years. In addition, EJ Manuel may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those guaranteed under his current NFL contract. If EJ Manuel is unable to sign a new NFL player contract or the terms of such new contract are materially worse than his current NFL player contract, the cash receipts from our EJ Manuel Brand will decline, which in turn may cause the market value of shares of our Fantex Series EJ Manuel to decline.

        In addition, in valuing EJ Manuel's potential lifetime brand income we estimated an increase in the brand income EJ Manuel may earn as a result of his endorsements, as compared to his historical earnings from endorsements. However, we do not know if his endorsement income will increase in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our first contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income. If future endorsement partners or NFL teams suspect that EJ Manuel has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with EJ Manuel and may not find his promises of future performance under such contracts reliable. In addition, none of EJ Manuel's current endorsement contracts last beyond 2017, and at least one of the endorsement contracts included in his brand income (and others he may enter into during his NFL playing career) may be terminated if EJ Manuel does not play for an NFL football team. Furthermore, EJ Manuel's ability to successfully attract and retain endorsements is dependent on EJ Manuel complying with the contractual requirements of those endorsements and there is no guarantee that EJ Manuel will do so. Moreover, future endorsement partners may be less willing to enter into contracts with EJ Manuel as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with EJ Manuel. For the aforementioned reasons, EJ Manuel may be unable to renew existing endorsement deals on favorable terms, if at all, or may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from an investment in our Fantex Series EJ Manuel will depend in large part upon EJ Manuel's ability to enter into additional high-value, multi-year NFL player contracts and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those he has had historically. There is no guarantee that EJ Manuel will be able to enter into additional high-value, multi-year NFL player contracts. On September 29, 2014, EJ Manuel was replaced as the starting quarterback for the Buffalo Bills. If EJ Manuel has not had meaningful playing time as a starting quarterback prior to entering his next NFL player contract, it may negatively impact EJ Manuel's future ability to enter into the kind of high-value, multi-year NFL player contract that we have estimated he will enter into in our valuation of his brand income, which could reduce the amount of ABI we receive under our brand contract with him. Moreover, if EJ Manuel does enter into additional high-value, multi-year NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

EJ Manuel has been an NFL football player for only one season and has limited historical data upon which to base our valuation and projections of his future earnings potential.

        EJ Manuel was drafted into the NFL prior to the 2013 season and has played in the NFL for only one season. As a result, we have less information on his ability to be a successful quarterback and have little historical data upon which to build our analysis and valuation of the future NFL player contracts, future endorsements and other post-career contracts for EJ Manuel. In addition, the lack of sufficient career statistics limited our ability to use an econometric model to predict his career length. As a result, our valuation was dependent on an analytical method of deriving an expected career length for EJ Manuel, which could result in a greater margin of error than under the econometric model. The determination of career length is a significant factor in the valuation of EJ Manuel's brand contract because it forms the basis from which we have determined that EJ Manuel will enter into multi-year NFL player contracts covering a career length of ten years and that he shall continue to generate brand income from endorsement contracts spanning the course of his ten-year NFL playing career. 96.3% of EJ Manuel's estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at a weighted-average discount rate of 15%.

EJ Manuel has incurred other secured debt, including mortgage payables, the payment of which may adversely impact his ability to make payments under the brand contract.

        There exist outstanding mortgage loans payable by EJ Manuel to secured creditors. The ability of secured creditors to exercise remedies against the assets of EJ Manuel, including his real estate properties, may impair EJ Manuel's ability to make payments to us under the brand contract. EJ Manuel may also choose to repay obligations under secured indebtedness before making required payments on the brand contract because the contract party has no collateral at risk in the case of the brand contract. If EJ Manuel declares bankruptcy any amounts owed to us may only be paid out after all of his secured debt is repaid.

EJ Manuel may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of EJ Manuel may affect the cash received by us under the brand contract.

        Any injury, illness or medical condition of EJ Manuel could cause you to lose a substantial portion or all of your investment in Fantex Series EJ Manuel. Even if not career ending, an injury, illness or medical condition could have a negative effect upon EJ Manuel's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series EJ Manuel. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        In August 2013 EJ Manuel had minor surgery on his left knee and missed two pre-season games. On October 3, 2013, during the third quarter in a game against the Cleveland Browns, Manuel sprained the lateral collateral ligament in his right knee. This injury caused him to miss 4 games of the 2013 season. In December 2013, EJ Manuel sprained the lateral collateral ligament in his left knee and missed the last two games of the 2013 NFL season. In January 2014, EJ Manuel had an arthroscopic procedure performed on each of his knees. EJ Manuel has experienced these knee injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that EJ Manuel will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect EJ Manuel's playing performance and the value of the EJ Manuel Brand.

        A substantial portion of our anticipated income under the brand contract is attributable to EJ Manuel's current and future NFL player contracts. To the extent that the value of your investment is dependent on the competitive success of EJ Manuel, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to EJ Manuel. If EJ Manuel is unable to play as a result of any injury, illness or medical condition, he may be unable to enter into any future NFL player contracts. Additionally, EJ Manuel may not be paid under several of his endorsement contracts if he ceases to be an NFL player for any reason, including injury, illness or medical condition. Even if EJ Manuel continues to receive payments under his endorsement contracts, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage EJ Manuel's reputation and impair the value of his brand.

        The return on your investment in shares of our Fantex Series EJ Manuel heavily depends on the value and strength of EJ Manuel's brand and reputation as well as the financial success of Fantex as a whole. EJ Manuel has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. For example, in a January 23, 2014 column published online by Sports Illustrated, writer Don Banks described EJ Manuel's rookie season as "uneven and injury marred." Mike Rodak at ESPN.com mentioned on more than one occasion that given EJ Manuel's injury history and varied performance during his first season that the Bills will need more options for a quarterback than just EJ Manuel, which according to Chris Wesseling, an Around the League writer, is an option that the Bills' coach, Doug Morrone, is entertaining. Additional negative publicity regarding his on-field performance or otherwise could damage his reputation and impair the value of his brand. For example, on September 29, 2014, EJ Manuel was replaced as the starting quarterback for the Buffalo Bills. This may negatively affect EJ Manuel's popularity as a player in the NFL and hence the value of his brand, which could reduce the amount of ABI we receive under our brand contract with him. Moreover, certain of EJ Manuel's endorsement agreements contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our ABI.

Risks Relating to Vernon Davis

Vernon Davis's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2010, Vernon Davis signed a six year contract with the 49ers worth up to $42.5 million, and his professional football compensation in the year ended December 31, 2012 made up over 90% of his annual income. This 2010 NFL player contract included a $10.0 million signing bonus with the remaining $32.5 million to be paid out over the term of the contract. The available brand income remaining as of October 30, 2013 under his existing NFL player contract was $14.0 million, none of which is guaranteed. Therefore, much of the cash expected to be received under our brand contract with Vernon Davis is tied to his professional football career and is not guaranteed. If he does not play for any reason or if the 49ers decide to release him because of a decline in the quality of his play, an injury, illness or medical condition or for any other reason, then he will not receive any of the remaining salary other than the guaranteed portion. We cannot guarantee that Vernon Davis will continue to be paid according to the terms of his current NFL player contract, or that he will be able to enter into a new NFL player contract when the existing contract expires.

        Additionally, Vernon Davis may fail to perform under his current NFL player contract, reducing his available brand income which we would receive under his brand contract. For example, Vernon Davis chose not to participate in 90% or more of the San Francisco 49ers' offseason conditioning program for the 2014 season and therefore did not earn a $200,000 workout bonus for which he was eligible, thereby reducing his available brand income for 2014 by $200,000. Vernon Davis also was fined $70,000 for failing to attend a mandatory 2014 preseason minicamp. The company cannot guarantee that Vernon Davis will continue to perform under his current NFL player contract in order to maximize brand income.

The profitability of Vernon Davis's brand contract is substantially dependent upon Vernon Davis's ability to enter into at least one additional high-value, multi-year NFL player contract and on his ability to successfully attract and retain endorsements during his playing career and thereafter in excess of amounts he has attracted historically and/or generate other brand income after his playing career.

        We anticipate that we will receive the majority of payments due under our brand contract with Vernon Davis during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Vernon Davis's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of Vernon Davis's NFL playing career is uncertain, however, tight ends generally retire from the NFL by their early thirties. Vernon Davis was born on January 31, 1984, and thus will be 31 years old at the start of the 2015 NFL season. Unless earlier terminated, Vernon Davis's current NFL player contract with the 49ers will expire at the conclusion of the 2015 NFL season. Because Vernon Davis will be 32 years old prior to the beginning of the 2016 season, NFL teams may be unwilling to enter into a long-term NFL player contract with Vernon Davis on terms comparable to his current NFL player contract, if at all. As a result, Vernon Davis may have already reached the peak of his earnings from his football salary. In addition, Vernon Davis may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those realized over the past few years. If Vernon Davis is unable to sign a new NFL player contract or the terms are materially worse than his current NFL player contract, the cash receipts from our Vernon Davis Brand will decline.

        In addition, in valuing Vernon Davis's potential lifetime brand income we estimated an increase in the brand income Vernon Davis may earn as a result of his endorsements, as compared to his historical earnings from endorsements. However, we do not know if his endorsement income will increase in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our first contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income. If future endorsement partners or NFL teams suspect that Vernon Davis has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Vernon Davis and may not find his promises of future performance under such contracts reliable. In addition, none of Vernon Davis's current endorsement contracts last beyond the third quarter of 2016, and at least one of the endorsement contracts included in his brand income (likely also including those he may enter into during his NFL playing career) may be terminated if Vernon Davis does not play for an NFL football team. Furthermore, Vernon Davis's ability to successfully attract and retain endorsements is dependent on Vernon Davis complying with the contractual requirements of those endorsements and there is no guarantee that Vernon Davis will do so. For example, as a result of Vernon Davis tweeting about a competing product, a coconut water company recently terminated its contract with him as a spokesperson. Moreover, future endorsement partners may be less willing to enter into contracts with Vernon Davis as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Vernon Davis. For the aforementioned reasons, Vernon Davis may be unable to renew existing endorsement deals on favorable terms, if at all, or may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from our brand contract with Vernon Davis will depend in large part upon Vernon Davis's ability to enter into at least one additional high-value, multi-year NFL player contract and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are in excess of those he has had historically.

Vernon Davis has incurred other secured debt, including auto loans and mortgage payables, the payment of which may adversely impact his ability to make payments under the brand contract.

        There exist several outstanding auto and mortgage loans payable by Vernon Davis to secured creditors. The ability of secured creditors to exercise remedies against the assets of Vernon Davis, including his automobile and several real estate properties, may impair Vernon Davis's ability to make payments to us under the brand contract. Vernon Davis may also choose to repay obligations under secured indebtedness before making required payments on the brand contract because the contract party has no collateral at risk in the case of the brand contract. If Vernon Davis declares bankruptcy any amounts owed to us may only be paid out after all of his secured debt is repaid.

Vernon Davis may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Vernon Davis may affect the cash received by us under the brand contract.

        Any injury, illness or medical condition of Vernon Davis could adversely impact the cash received by us under our Vernon Davis brand contract. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Vernon Davis's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series Vernon Davis. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        On September 24, 2006, Vernon Davis left a regular season NFL game in the third quarter after sustaining a fracture to his left fibula. This injury caused him to miss six games during the 2006 NFL regular season. After suffering a concussion, Vernon Davis was forced to temporarily leave a regular season game on December 31, 2006. On September 23, 2007, Vernon Davis left a regular season NFL game early after suffering a sprain to his right knee. This injury caused him to miss the following two regular season games. Vernon Davis also missed portions of two regular season NFL games in the 2010 season following a reported ankle injury. On December 23, 2012, Vernon Davis was reported to leave an NFL game early after suffering a concussion. On September 15, 2013, Vernon Davis left a regular season NFL game early in the fourth quarter with a hamstring strain, which injury also caused him to miss a game the subsequent week. Most recently, on November 10, 2013, Vernon Davis was reported to leave a regular season game early as a result of suffering a concussion. Vernon Davis has experienced these and other instances of normal wear and tear as an athlete in the NFL and we expect that Vernon Davis will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Vernon Davis's playing performance and the value of the Vernon Davis Brand.

        A substantial portion of our anticipated income under the brand contract is attributable to Vernon Davis's NFL player contract. To the extent that the value of your investment is dependent on the competitive success of Vernon Davis, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Vernon Davis. Vernon Davis is not contractually guaranteed to receive any portion of his NFL player contract. If Vernon Davis is unable to play as a result of any injury, illness or medical condition, he may lose those portions of his contract payable on the achievement of performance based incentives, those portions of his contract not guaranteed against injury, illness or a medical condition and may be unable to enter into any future NFL player contracts. Additionally, Vernon Davis may not be paid under his endorsement contracts if he fails to play in a specified number of NFL games. Even if Vernon Davis continues to receive payments under his endorsement contracts, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Vernon Davis's reputation and impair the value of his brand.

        The cash receipts under our Vernon Davis brand contract heavily depend on the value and strength of Vernon Davis's brand and reputation. Vernon Davis has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. For example, in September 2010, it was widely reported that Vernon Davis initiated a fight at training camp with a fellow teammate leading to some negative media coverage. Any future negative publicity as a result of similar incidents or otherwise could damage his reputation and impair the value of his brand. Moreover, certain of Vernon Davis's endorsement agreements contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our ABI.

Risks Relating to Arian Foster

Arian Foster's NFL player contract is a significant portion of the current cash we would receive under his brand contract.

        In 2012, Arian Foster signed a five year contract with the Texans worth up to $43.5 million, and his professional football compensation in that year made up over 90% of his annual income. This 2012 NFL player contract included a $12.5 million signing bonus with the remaining $31.0 million to be paid out over the term of the contract. The available brand income remaining as of February 28, 2013 under his existing NFL player contract was $25.5 million, of which only $3.25 million was guaranteed. Therefore, much of the cash expected to be received under our brand contract with Arian Foster is tied to his professional football career and is not guaranteed. If he does not play for any reason or if the Texans decide to release him because of a decline in the quality of his play, an injury, illness or medical condition or for any other reason, then he will not receive any of the remaining salary other than the guaranteed portion. We cannot guarantee that Arian Foster will continue to be paid according to the terms of his current NFL player contract, or that he will be able to enter into a new NFL player contract when the existing contract expires.

The profitability of Arian Foster's brand contract is substantially dependent upon Arian Foster's ability to enter into at least one additional multi-year NFL player contract on economic terms that are comparable to his existing NFL player contract, and, to a lesser extent, on his ability to successfully attract and retain endorsements during his playing career and thereafter in excess of amounts he has attracted historically and/or generate other brand income after his playing career.

        We anticipate that we will receive the majority of payments due under our brand contract with Arian Foster during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Arian Foster's annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

        The length of Arian Foster's NFL playing career is uncertain, however, running backs generally retire from the NFL by their early thirties. Arian Foster was born on August 24, 1986, and thus will be 29 years old at the start of the 2015 NFL season. Unless earlier terminated, Arian Foster's current NFL player contract with the Texans will expire at the conclusion of the 2016 NFL season. Because Arian Foster will be 30 years old prior to the beginning of the 2017 season, NFL teams may be unwilling to enter into a long-term NFL player contract with Arian Foster on terms comparable to his current NFL player contract, if at all. As a result, Arian Foster may have already reached the peak of his earnings from his football salary. In addition, Arian Foster may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those realized over the past few years. If Arian Foster is unable to sign a new NFL player contract or the terms are materially worse than his current NFL player contract, the cash receipts from our Arian Foster Brand will decline.

        In addition, in valuing Arian Foster's potential lifetime brand income we estimated a significant increase in the brand income Arian Foster may earn as a result of his endorsements, as compared to his historical earnings from endorsements. We believe this was appropriate for several reasons, including that Arian Foster was an un-drafted free agent, and thus his historical endorsement earnings in his first several seasons may be significantly lower than his longer-term potential. However, we do not know if his endorsement income will increase in the future, and we do not know if his reputation and brand will be enhanced as a result of his being our first contract party. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income. If future endorsement partners or NFL teams suspect that Arian Foster has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Arian Foster and may not find his promises of future performance under such contracts reliable. In addition, none of Arian Foster's current endorsement contracts last beyond the first quarter of 2015, and many of the endorsement contracts included in his brand income (likely also including those he may enter into during his NFL playing career) may be terminated if Arian Foster does not play for an NFL football team. Moreover, future endorsement partners may be less willing to enter into contracts with Arian Foster as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Arian Foster. For the aforementioned reasons, Arian Foster may be unable to renew existing endorsement deals on favorable terms, if at all, or may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

        The opportunity to receive a return of capital or any profit from our brand contract with Arian Foster will depend in large part upon Arian Foster's ability to enter into at least one additional multi-year NFL player contract on terms that are, on an average annualized basis, economically comparable to his existing NFL player contract and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those he has had historically. For an updated description of the status of the Arian Foster brand contract, please see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Arian Foster Brand Contract, at Estimated Fair Value" beginning on page 129.

Arian Foster may suffer from an injury, illness or medical condition. For example, during a regular season NFL game on November 3, 2013 Arian Foster suffered a back injury, which required surgery and resulted in him missing the rest of the 2013 NFL playing season.

        Any injury, illness or medical condition of Arian Foster could adversely impact the cash received by us under our Arian Foster brand contract. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Arian Foster's performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI and our ability to make dividend payments, if any, and will have a negative impact on the value of shares of our Fantex Series Arian Foster. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

        On December 23, 2012, Arian Foster left a regular season NFL game early with an irregular heartbeat. He is also reported to have experienced a similar condition on eight prior occasions since he was 12 years old. On January 31, 2013, Alex Flanagan of the NFL Network reported that Arian Foster would likely undergo an ablation surgical procedure, a process by which biological tissue is removed using lasers or chemicals. On February 1, 2013 the Texans publicly released a statement by Arian Foster stating that he had not, and did not have any current plans to, discuss a surgery with his doctors. Any current or future heart condition could adversely affect Arian Foster's playing performance or ability to fulfill his obligations under his NFL player contract, which in turn could materially and adversely affect the income of our Arian Foster Brand.

        In addition, Arian Foster played with a torn meniscus, or cartilage in his knee, during the 2010 NFL season, without publicly disclosing the injury until after the season when he underwent surgery to repair the injury. Arian Foster's playing status was questionable for two games during the 2011 NFL season and was inactive for two more games in the season, missing three full games due to hamstring issues. Arian Foster re-aggravated this injury during an NFL regular season game on October 20, 2013 and left that game during the first quarter. A knee injury during the 2012 pre-season also made his season debut questionable. In addition, in May 2013 Arian Foster underwent an MRI on his right calf that was strained during off-season practice. Arian Foster missed most of 2013 training camp due to a lingering back pain and suffered a back injury on November 3, 2013 during an NFL regular season game. That injury required surgery which was performed on November 13, 2013 and resulted in Arian Foster missing the rest of his 2013 NFL playing season. Arian Foster has experienced these and other instances of normal wear and tear as an athlete in the NFL and we expect that Arian Foster will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Arian Foster's playing performance and the value of the Arian Foster Brand. In addition, continuing to play while injured could lead to additional injuries and prematurely end Arian Foster's NFL career and significantly impair the value of the Arian Foster Brand.

        A substantial portion of our income under the brand contract is attributable to Arian Foster's NFL player contract. To the extent that the value of your investment is dependent on the competitive success of Arian Foster, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Arian Foster. Arian Foster is only contractually guaranteed to receive a portion of his NFL player contract. If Arian Foster is unable to play as a result of any injury, illness or a medical condition he may lose those portions of his contract payable on the achievement of performance based incentives, those portions of his contract not guaranteed against injury, illness or medical condition and may be unable to enter into any future NFL player contracts. Additionally, Arian Foster may not be paid under his endorsement contracts if he fails to play in a specified number of NFL games. Even if Arian Foster continues to receive payments under his endorsement contracts, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Arian Foster's reputation and impair the value of his brand.

        The cash receipts under our Arian Foster brand contract heavily depend on the value and strength of Arian Foster's brand and reputation. Arian Foster has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. For example, although we are not aware of any other similar incidents, in November 2006, Arian Foster and two other team members of the Tennessee Volunteer's football team were arrested after an altercation at a night club. In a documentary released in September 2013, Arian Foster admitted to receiving money as a college football player during his senior year at the University of Tennessee, in violation of NCAA rules. Arian Foster also became the subject of a recent lawsuit filed by an alleged mistress claiming harassment. Any future negative publicity as a result of similar events or otherwise could damage Arian Foster's reputation and impair the value of his brand. Moreover, certain of Arian Foster's endorsement agreements contain "morality" clauses which would permit counterparties to endorsement agreements to terminate those agreements in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our ABI.

Risks Relating to our Tracking Stock Structure

There are numerous risks you should be aware of with respect to how we intend to structure our business and our proposed tracking stock structure.

        Our amended and restated certificate of incorporation authorizes us to establish and issue from time to time one or more series of common stock and to determine the terms and rights of each such series. We intend to enter into additional brand contracts in the future, and we intend to establish and issue an additional series of common stock, which we refer to as our tracking stocks, with each new brand contract. Each tracking stock would be intended to track and reflect the separate economic performance of the assets and expenses associated with the associated brand contract. As a result, we expect to issue multiple tracking stocks in the future, and there are numerous risks associated with our proposed tracking stock structure.

A specified portion of the ABI associated with each of our brand contracts will be attributed to our platform common stock rather than the associated tracking stock. Therefore each of our tracking stocks will only partially reflect the economic performance of the associated brand contract.

        Our Fantex Series Alshon Jeffery is intended to track the performance of our Alshon Jeffery Brand. However, we are attributing to the Alshon Jeffery Brand only 95% of the ABI under the Alshon Jeffery brand contract. The remaining 5% of ABI under the Alshon Jeffery brand contract will be attributed to our platform common stock. Similarly, in the future when we issue additional tracking stocks we intend to attribute a portion of the ABI under the associated brand contracts to the platform common stock. Therefore, each of our tracking stocks will only partially reflect the economic performance of the associated brand contract and other assets and expenses of the associated tracking stock, even though we may use the proceeds of this offering and future tracking stock offerings to fund the full purchase price of the associated brand contract.

        In addition, an investment in any of our tracking stocks would not represent an ownership interest in any related brand contract or assets associated with any particular tracking stock. Rather, an investment in any of our tracking stocks would represent an ownership interest in one consolidated company, Fantex.

As a series of our common stock, each of our tracking stocks will be exposed to additional risks associated with our company as a whole, including any individual tracking stock that exists at the time of the offering or that we may establish and issue in the future.

        Investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future, even if an investor only owns shares of one series of our common stock. For example, holders of Fantex Series Alshon Jeffery will be exposed to the risks associated with our Fantex Series Vernon Davis, Fantex Series EJ Manuel, Fantex Series Mohamed Sanu, the offerings (if successful) of our Fantex Series Arian Foster and Fantex Series Michael Brockers and any tracking stock we may establish and issue in the future, as set forth under the sections entitled "—Risks Relating to Vernon Davis," "—Risks Relating to EJ Manuel," "—Risks Relating to Arian Foster," "—Risks Relating to Mohamed Sanu," "—Risks Relating to Michael Brockers," and "—Risks Relating to the Issuance of Additional Tracking Stocks." We will attribute, for financial reporting purposes, assets, liabilities, income, expenses and cash flows to tracking stocks that we establish for brands we acquire in the future, and we will include unaudited attributed financial information as part of our financial reporting for each tracked stocks we establish. However, holders of any of our tracking stocks will not have any legal rights related to specific assets attributed to the associated tracked stocks. Rather, Fantex will retain legal title to all of its assets, including assets attributed to any of our current tracking stocks or any other tracking stock we establish in the future, and, in any liquidation, holders of our tracking stocks and holders of any other tracking stocks we may establish in the future, together with holders of our platform common stock, will be entitled to receive a proportionate share of our available net assets available for distribution to stockholders after we satisfy our creditors, including creditors of any tracking stock other than a tracking stock in which you may invest. See "Description of Capital Stock—Common Stock—Liquidation."

We could be required to use assets attributed to one tracking stock to pay liabilities attributed to another tracking stock.

        The assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. While our management and attribution policies provide that attributions of assets between tracking stocks will result in the creation of an inter-series loan or be considered an inter-series equity investment or an offsetting attribution of cash or other assets, no provision of our amended and restated certificate of incorporation prevents us from satisfying liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks. As a result, although we intend for the tracking stocks to track the performance of the brand contract, we cannot provide any guarantee that the tracking stock will in fact track the performance of such brand contract and that a particular tracking stock, including Fantex Series Alshon Jeffery, will not be subject to a disproportionate share of the burden of any non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and will not be attributed a disproportionate amount of our general liabilities, costs and expenses.

The market price of our tracking stocks may not reflect the intrinsic value or performance of the associated brand contract or contract party.

        The market price of our tracking stocks may not reflect the performance of the associated brand contract. Holders of our tracking stock will be common stockholders of Fantex as a whole and, as such, will be subject to all risks associated with an investment in Fantex and all of our tracking stocks, assets and liabilities. As a result, the market price of our tracking stocks may reflect the performance of Fantex as a whole or may more independently reflect the performance of some or all of the assets attributed to the associated brand. We value each of our brand contracts using the fair value option under ASC 825. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies." Our fair value determination may be different from the implied value of a brand contract based on the market price for a tracking stock. In addition, investors may discount the value of any of our tracking stocks because it is part of a common enterprise rather than a stand-alone entity.

The market price of our tracking stocks could be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on the brand income received by such contract parties.

        Because our tracking stocks are intended to track and reflect the economic performance of the underlying brand contracts, and not the on-field performance of the associated contract parties, we do not believe that the trading price of our tracking stocks will necessarily bear any relationship to the short-term on-field performance of any of our contract parties. However, the trading prices and overall economic performance of our tracking stocks would be affected by the on-field performance of our contract parties to the extent that such on-field performance has a long-term impact on such contract party's brand income. If a contract party's on-field performance results in a reduction in brand income, then the ABI we receive from that contract party pursuant to the underlying brand contract will be less than we have estimated. Any reduction in the ABI that we receive under our brand contracts may constrain our ability to make dividend payments to investors in the related tracking stock, and could have a negative impact on the value of shares of such tracking stock. As a result, the economic performance of our tracking stocks may be indirectly affected by the on-field performance of our contract parties. Please see "—Estimated Fair Value of Brand Contracts Consummated as of September 30, 2014" beginning on page 117 for information about changes in our estimates of the present fair value of our currently effective tracking stocks.

The market price of our tracking stocks may be more volatile than other publicly traded common stock because of our unique capital structure.

        The market price of our tracking stocks may be volatile, could fluctuate substantially and could be affected by factors that do not affect other publicly-traded common stock. Our capital structure and business model is unique and we do not know how the market will react. In addition, to the extent the market prices of any of our tracking stocks reflect the performance of more focused brand contracts, assets and liabilities than traditional common stock, the market prices of our tracking stocks may be more volatile than the market price of traditional common stock because they may be more sensitive to events or circumstances that could impact the associated tracking stocks. The market prices of any of our tracking stocks may be materially affected by, among other things:

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  actual or anticipated fluctuations in brand income or expected brand income attributed to the associated tracking stock, or in other operating results related to the associated tracking stock;

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  potential acquisition activity by Fantex, including in brands we acquire or that we publicly announce that we intend to acquire or that people anticipate we may acquire;

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  changes in estimates of brand income by analysts or commentators;

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  the complex nature and the potential difficulties investors may have in understanding the terms of our Fantex Series Alshon Jeffery, the terms of our platform common stock or any other tracking stock, or our business model, as well as concerns regarding the possible effect of certain of those terms on an investment in our stock;

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  actual or anticipated liabilities or expenses attributed to the associated tracking stock or any other tracking stock or Fantex as a whole; and

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  general market conditions.

Our capital structure may create conflicts of interest for our board of directors and management, which could have a material adverse effect on the market value of any of our tracking stocks.

        Our tracking stock capital structure could create conflicts of interest, and our board of directors may make decisions that could adversely affect only some holders of our common stock. Our tracking stock capital structure could give rise to occasions when the interests of holders of one tracking stock might diverge or appear to diverge from the interests of holders of another tracking stock. In addition, there may be inherent conflicts of interests between any of our tracking stocks and the platform common stock. Our tracking stocks do not represent investments in separate entities and thus holders of our Fantex Series Alshon Jeffery, platform common stock and any future tracking stocks will not have the right to elect separate boards of directors. As a result, our officers and directors owe fiduciary duties to Fantex as a whole and all of our stockholders as opposed only to holders of a particular tracking stock. Decisions deemed to be in the best interest of Fantex and all of our stockholders may not be in the best interest of a particular tracking stock when considered independently. Examples include decisions relating to:

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  the terms of any business relationships that may be created between and among any of our tracking stocks and the platform common stock or the terms of any attributions of assets between any of our tracking stocks and the platform common stock;

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  the timing of a merger or other change of control transaction involving Fantex and its impact on the allocation of consideration among the holders of our Fantex Series Alshon Jeffery, any future tracking stocks and platform common stock;

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  the allocation of corporate opportunities between any of our tracking stocks, especially where the opportunities might meet the strategic business objectives of more than one tracking stock;

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  operational and financial matters that could be considered detrimental to one tracking stock but beneficial to another tracking stock;

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  the conversion of shares of any of our tracking stocks into shares of platform common stock;

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  the creation of any new tracking stocks;

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  the making of, and, if made, the subsequent increase or decrease of any inter-series equity investments that one tracking stock may make in another tracking stock;

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  the internal or external financing or assets attributable to any of our tracking stocks;

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  the dispositions of assets of any of our tracking stocks; and

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  the payment of any dividends on any of our tracking stocks or our platform common stock.

Our parent and certain directors of our parent, as holders of our platform common stock and other series of our common stock, will have control over key decision making as a result of their control over a majority of our voting stock.

        Following this offering, our parent and certain directors and/or related persons of our parent will be able to exercise voting rights with respect to an aggregate of 100,000,000 shares of platform common stock, 102,454 shares of our Fantex Series Vernon Davis, 277,934 shares of our Fantex Series EJ Manuel, 88,365 shares of our Fantex Series Mohamed Sanu and 604,074 shares of our Fantex Series Alshon Jeffery, representing a majority of the voting power of our outstanding capital stock. Our platform common stock and each of our tracking stocks, including our Fantex Series Alshon Jeffery being offered in this initial public offering, are each entitled to one vote per share. We expect that our parent and certain of our parent's directors and other related persons will agree to purchase up to

400,000 shares and 204,074 shares, respectively, of our Fantex Series Alshon Jeffery in this offering (up to approximately 72.3% of the shares being offered by this prospectus) at the initial public offering price under specified circumstances. As a result, whether or not our parent participates in this offering, our parent will hold substantially all of the voting power of our outstanding capital stock following this offering of Fantex Series Alshon Jeffery and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. As a stockholder, even a controlling stockholder, our parent is entitled to vote its shares in its own interests, which may not always be in the interests of our stockholders generally. Our parent will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of our platform common stock represent a majority of all outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future.

Ownership of our platform common stock by our parent company and any of our officers or directors, may create, or appear to create, conflicts of interest with holders of our tracking stocks, including Fantex Series Alshon Jeffery.

        Ownership of platform common stock by our parent company and any of our officers or directors, may create or appear to create conflicts of interest. Our parent company and our directors or officers directly or indirectly own an interest in our platform common stock, which following the consummation of this offering will constitute substantially all of the voting power in our company. They also directly or indirectly own an interest in 102,454 shares of our Fantex Series Vernon Davis purchased in the initial public offering of our Fantex Series Vernon Davis, 277,934 shares of our Fantex Series EJ Manuel purchased in the initial public offering of our Fantex Series EJ Manuel and 88,365 shares of our Fantex Series Mohamed Sanu purchased in the initial public offering of our Fantex Series Mohamed Sanu, as well as any standby shares of our Fantex Series Alshon Jeffery purchased by Fantex Holdings or certain directors or related persons of Fantex Holdings in this offering. If Fantex Holdings purchases any standby shares in this offering, it may hold up to 47.9% of the outstanding shares of our Fantex Series Alshon Jeffery. Nevertheless, ownership of platform common stock by Fantex Holdings or any of our officers or directors could create or appear to create conflicts of interest when our parent company or any of our officers or directors are faced with decisions that could have different implications for the holders of shares of Fantex Series Alshon Jeffery and holders of platform common stock.

Our officers and directors may have a conflict of interest or appear to have a conflict since almost all of our officers are also officers of Fantex Holdings.

        Almost all of our officers are also the members of our parent's board and officers of our parent company. Because our parent holds all of our platform common stock, its interests are expected to conflict in certain respects with the interests of holders of our Fantex Series Alshon Jeffery or additional tracking stocks. Furthermore, since our parent is also required to provide services to us under the management agreement as long as such agreement is in effect, certain of its interests pursuant to that agreement are directly adverse to the interests of Fantex. These differing interests could create or appear to create conflicts of interest when our officers or directors are faced with decisions that could have different implications for Fantex Holdings and Fantex.

        Other than pursuant to the management and attribution policies described in this prospectus, we have not adopted any specific procedures for consideration of matters involving a divergence of interests among holders of shares of our tracking stocks and our platform common stock, or among holders of different tracking stocks. Rather than develop additional specific procedures in advance, our board of directors intends to delegate decisions to our independent conflicts committee, which will exercise its judgment from time to time, depending on the circumstances, as to how best to:

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  obtain information regarding the divergence (or potential divergence) of interests;

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  determine under what circumstances to seek the assistance of outside advisers;

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  determine whether a special committee of our board of directors should be appointed to address a specific matter and the appropriate members of that committee; and

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  assess what is in our best interests and the best interests of all of our stockholders.

Our capital structure may decrease the amounts available for the payment of dividends to holders of our tracking stocks.

        We may not pay dividends on one or more tracking stocks, even if we pay dividends on our platform common stock or any other tracking stock. If we pay dividends, such as the dividend that we paid on August 18, 2014 on shares of our Fantex Series Vernon Davis, or make any other distributions on, or repurchases of, shares of any other series of our common stock without also making a dividend on all other series of common stock the assets that would be legally available to be paid as dividends on the shares relating to our other series of common stock under Delaware law would be reduced.

You may not have any remedies under Delaware law if the actions of our directors or officers adversely affect the market value of any of our tracking stocks.

        Holders of a particular tracking stock may not have any remedies if any action by our directors or officers has an adverse effect on only that tracking stock. Principles of Delaware law and the provisions of our amended and restated certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any tracking stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our stockholders, regardless of the stock, or series, they hold. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of the certificate of incorporation, a board of directors generally owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of holders of tracking stocks may be judged under the business judgment rule. In some circumstances, our directors or officers may be required to make a decision that is viewed as adverse to the holders of a particular tracking stock. Under the principles of Delaware law and the business judgment rule referred to above, you may not be able to successfully challenge decisions that you believe have a disparate impact upon the stockholders of one of our tracking stocks if a majority of our board of directors, or an authorized committee thereof, is disinterested and independent with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith and in the honest belief that the board is acting in the best interest of our stockholders collectively.

We may dispose of assets of the Alshon Jeffery Brand without your approval.

        Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Fantex taken as a whole, and our amended and restated certificate of incorporation does not require a separate class vote in the case of a sale of a significant amount of assets associated with any of our tracking stocks. As long as the assets attributed to the Alshon Jeffery Brand or the platform common stock proposed to be disposed of represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of such tracking stock without any stockholder approval.

Holders of any of our tracking stocks may not be adequately compensated if we sell all or substantially all of the assets of the associated tracking stock.

        If we dispose of all or substantially all of the assets attributed to any tracking stock, we would be required, if the disposition is not an exempt disposition under the terms of our amended and restated certificate of incorporation, to choose one or more of the following alternatives:

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  pay a dividend to holders of the associated tracking stock out of the available net proceeds of such disposition; or

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  if there are legally sufficient assets and the available dividend amount for the associated tracking stock would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the associated tracking stock, redeem all outstanding shares of the associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the associated tracking stock, redeem a portion of the outstanding shares of our associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

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  following the two-year anniversary of the filing of a certificate of designations creating any tracking stock, convert each outstanding share of the associated tracking stock into our platform common stock at the applicable conversion ratio; or

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  combine a conversion of a portion of the outstanding shares of the associated tracking stock into a number of shares of our platform common stock at the applicable conversion ratio with either the payment of a dividend on or a redemption of shares of the associated tracking stock.

        See "Description of Capital Stock" beginning on page 193.

        In this type of a transaction, holders of the disposing tracking stock may receive less value than the value that a third-party buyer might pay for all or substantially all of the assets of the tracking stock.

        Our board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of any particular tracking stock.

Holders of any of our tracking stocks may receive less consideration upon a sale of the assets attributed to the associated tracking stock than if that tracking stock were a separate company.

        If the Alshon Jeffery Brand were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company with the same assets might receive a greater amount of proceeds than the holders of shares of Fantex Series Alshon Jeffery would receive upon a sale of all or substantially all of the assets of the Alshon Jeffery Brand. In addition, we cannot assure you that in the event of such a sale the per share consideration to be paid to holders of shares of Fantex Series Alshon Jeffery will be equal to or more than the per share value of that share of stock prior to or after the announcement of a sale of all or substantially all of the assets of the Alshon Jeffery Brand. Further, there is no requirement that the consideration paid be tax-free to the holders of the shares of Fantex Series Alshon Jeffery. Accordingly, if we sell all or substantially all of the assets attributed to the Alshon Jeffery Brand, our stockholders could suffer a loss in the value of their investment in Fantex.

In the event of a liquidation of Fantex, holders of any of our tracking stocks will not have a priority with respect to the assets attributed to the associated tracking stock remaining for distribution to stockholders.

        Under the amended and restated certificate of incorporation, upon liquidation, dissolution or winding up of Fantex as a whole, holders of our tracking stocks will be entitled to receive, subject to the prior payment in full of creditors, a proportionate interest in the assets of Fantex remaining for distribution to holders of common stock in an amount per share equal to the fair value of such share of common stock; however, if the assets of Fantex legally available for distribution to the holders of common stock are insufficient to permit the payment to shares of all of our outstanding tracking stocks the full amount to which they would otherwise be entitled, then the assets available for distribution to the holders of common stock shall be distributed to all holders of each tracking stock ratably in proportion to the full amounts to which they would otherwise have been entitled to receive. As a result, the proportionate share of Fantex's assets that any holder of our tracking stocks would be entitled to receive upon any liquidation may be less than the assets of the associated tracking stock, and less than the amount that you would have received if the associated tracking stock were a separate company.

Our board of directors may, in its sole discretion, elect to convert any of our tracking stocks into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, thereby changing the nature of your investment and possibly diluting your economic interest in Fantex or creating market uncertainty regarding the nature of your investment, any of which could result in a loss in value to holders of our tracking stocks.

        Our amended and restated certificate of incorporation and the certificate of designations for each of our tracking stocks will permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any tracking stock into shares of our platform common stock, following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of a share of the impacted tracking stock and the fair value of a share our platform common stock at the time. Our amended and restated certificate of incorporation and the certificate of designations for future tracking stocks are expected to permit our board of directors, in its sole discretion, to convert all of the outstanding shares of any future tracking stocks into shares of platform common stock, following the two-year anniversary of the filing of a certificate of designations creating such tracking stock, at an exchange rate based on the relative fair value of the that tracking stock and the platform common stock at the time. Additional details are as described under "Description of Capital Stock—Common Stock—Conversion."

        Although we do not anticipate converting an actively traded tracking stock into platform common stock that is not also actively traded, there may be circumstances that exist in the future where our board of directors and, where applicable, the conflicts committee of our board of directors may consider it to be in the best interests of its stockholders to do so. For example, we anticipate converting a tracking stock into platform common stock in the following circumstances:

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  if the tracking stock is no longer an actively traded stock, such as, for example, if the contract party for the brand contract underlying that tracking stock suffers an injury, illness, medical condition or dies, and his brand income diminishes as a result and there is little if any expectation that his brand income will materially increase in the future. In this case our board of directors may convert the shares of that tracking stock into platform common stock as a means of retiring the tracking stock, and our board of directors may do so in this circumstance even if the platform common stock is not an actively traded stock. As a result, the value received at the time of conversion of Fantex Series Alshon Jeffery to platform common stock may be limited because such conversion is likely to occur at a time when the value of Fantex Series Alshon Jeffery has little or no value. Furthermore, the conversion could result in you holding shares of our platform common stock that are not actively traded as determined in good faith by our board of directors or a committee of our board of directors.

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  other special or extraordinary circumstances exist, such as a potential restructuring, reorganization or change of control of Fantex. We would not expect our board of directors to approve a conversion in this circumstance unless there is an active trading market for the platform common stock at the time of such conversion. Our board of directors may effect such a conversion at a time when the market value of either our platform common stock or the relevant tracking stock could cause, or be perceived to cause, the stockholders of either of such series to be disadvantaged.

        Any conversion of a tracking stock into platform common stock, whether or not the platform common stock is at the time an actively traded stock as determined in good faith by our board of directors or a committee of our board of directors, would preclude the holders of that tracking stock from retaining their investment in a security that is intended to reflect separately the performance of the relevant brand contract. This uncertainty may also impact the market value of your tracking stock even if we do not ever convert your tracking stock. We cannot predict the impact on the market value of our stock because our board of directors' ability to effect any such conversion or the exercise of this conversion right by Fantex.

Our capital structure may inhibit beneficial acquisition offers.

        Our capital structure, as well as the fact that the Alshon Jeffery Brand is not an independent company may inhibit or prevent acquisition bids for the Alshon Jeffery Brand and may make it difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders. If the Alshon Jeffery Brand were a separate independent company, any person interested in acquiring the Alshon Jeffery Brand without negotiating with management could seek control of that tracking stock by obtaining control of its outstanding voting stock, by means of a tender offer, or by means of a proxy contest. Although we intend Fantex Series Alshon Jeffery to reflect the separate economic performance of the Alshon Jeffery Brand, it is not a separate entity and a person interested in acquiring only Fantex Series Alshon Jeffery without negotiation with our management could obtain control of that tracking stock only by obtaining control of a majority in voting power of the platform common stock. The existence of shares of common stock, and different series of shares, relating to different brand contracts could present complexities and in certain circumstances pose obstacles, financial and otherwise, to an acquiring person that are not present in companies that do not have capital structures similar to ours.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable.

        Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in control of Fantex that a stockholder may consider favorable. These provisions include:

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  authorizing our Fantex Series Alshon Jeffery or any other tracking stocks;

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  classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

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  from and after such time as our parent company no longer holds a majority of the voting rights of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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  advance notice and other requirements that stockholders, other than our parent company for so long as it holds a majority of the voting rights of our common stock, must comply with in order to nominate candidates to our board of directors and propose matters to be brought before an annual meeting of our stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of Fantex; and

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  from and after such time as our parent company holds less than a majority of the voting rights of our common stock, a 75% stockholder vote is required for removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

        In addition, after our parent company ceases to own 15% of our voting stock, we will be subject to Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its voting stock unless the holder has held the stock for three years or, among other things, the board of directors approved the transaction prior to such holder acquiring its 15% stake.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the amended and restated bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. We believe this provision benefits us by providing increased consistency in the application of Delaware law by judges particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. Any person or entity purchasing or otherwise acquiring any interest in shares of our Fantex Series Alshon Jeffery shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Relating to Additional Tracking Stocks

        Investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stocks that exist at the time of any investment or that we may establish and issue in the future.

Our Fantex Series Alshon Jeffery may be adversely impacted by any non-performing brand contracts, whether or not such brand contracts are included in the assets attributed to our Fantex Series Alshon Jeffery.

        We have entered into a brand contract with each of Alshon Jeffery, Michael Brockers, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster, and we intend to enter into additional brand contracts on an ongoing basis. In addition, we intend to create a separate tracking stock in connection with each new brand contract. Income (and assets) will generally be attributed to any of our tracking stocks based on the income from the associated brand contract. However, the assets attributed to one tracking stock are potentially subject to the liabilities attributed to another tracking stock, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to such other tracking stock. No provision of our amended and restated certificate of incorporation prevents any creditor from requiring us to satisfy liabilities of one tracking stock with assets of another tracking stock, and our creditors will not in any way be limited by our capital structure from proceeding against any assets they could have proceeded against if we did not have any tracking stocks.

        In addition, if the contract party or other third party who may be obligated to make payments to us were to become the subject of a proceeding under the United States Bankruptcy Code or a similar proceeding or arrangement under another state, federal or foreign law, our rights and interests under the brand contract or otherwise may be significantly prejudiced or impaired. In such circumstances, we may be precluded, stayed or otherwise limited in enforcing some or all of our rights under the brand contract or otherwise and realizing the economic and other benefits contemplated therein. To the extent we do not receive payments under a brand contract to which we would otherwise be entitled as a result of any such debtor relief laws, then the amount of such payments we do not receive will nonetheless be attributable to the respective tracking stock. In such an event, such shortfall in income will be treated as a general expense of Fantex and be shared pro rata (calculated based on attributable income) among all of our then outstanding tracking stocks, including Fantex Series Alshon Jeffery. As a result, the market value of your tracking stock could decline if another brand contract that is not related to your tracking stock is unenforceable as a result of debtor relief laws. Therefore, the creditworthiness of another contract party may be relevant to your investment. For example, we have a brand contract with Arian Foster, and Arian Foster is the subject of recent allegations made by an alleged mistress who has filed a complaint in Texas courts. As a result of this allegation and/or related matters, including any litigation related to these allegations, Arian Foster could become liable for damages and/or his financial health could otherwise be adversely impacted, therefore potentially impacting his ability to comply with the obligations under the brand contract with us should that brand contract become effective, and his ability to comply with other obligations. The attributed earnings for the Alshon Jeffery Brand could be adversely impacted if any such financial hardship led to Arian Foster seeking any relief under debtor relief laws.

If a blog post published about us in August 2013 were held to be in violation of the Securities Act, we could be required to repurchase securities sold, if any, in our offering of Fantex Series Arian Foster. In addition, we have received, and may continue to receive, various degrees of media coverage, including coverage that is not accurate or attributable to statements made by us. You should rely only on statements made in this prospectus in determining whether to purchase shares of our Fantex Series Alshon Jeffery.

        Information about us was published in a blog post hosted by an unaffiliated third party, techcrunch.com, on August 31, 2013. This blog post contains information derived from an inadvertent and unauthorized disclosure by an unaffiliated third party software developer of a confidential and preliminary beta version of a proprietary mobile software application under development for possible future use. We have declined to comment on any inquiries related to the blog post and the blog post appears to be based solely on the beta version of the mobile software application, which resulted in an inaccurate reporting of our business in isolation and without disclosure of many of the related risks and uncertainties described in this prospectus. As a result, the blog post should not be considered in isolation and you should decide whether to purchase our shares only after reading this entire prospectus carefully.

        We do not believe the blog post constitutes "gun jumping" in violation of Section 5 of the Securities Act. However, if it were held by a court to be in violation of the Securities Act, we could be required to repurchase the shares sold to purchasers in our public offering of Fantex Series Arian Foster at the original purchase price, plus statutory interest, for a period of one year following the date of the violation. We would vigorously contest any such claim that a violation of the Securities Act occurred.

        Any liability for a potential violation of Section 5 under the Securities Act and a resulting repurchase of Fantex Series Arian Foster assuming the offering of Fantex Series Arian Foster is consummated may adversely impact the financial health of our company as a whole, and therefore investors in each of our tracking stocks, including holders of our Fantex Series Alshon Jeffery.

        In addition, we have received, and may continue to receive, various degrees of media coverage, including coverage that is not accurate or attributable to statements made by us. You should rely only on the information contained in this prospectus and in any free writing prospectus we file with the SEC relating to this offering in making your investment decision.

Risks Relating to this Offering, the Offering Process and Fantex Platform

Our Fantex Series Alshon Jeffery is a highly risky and speculative investment. Only investors who can bear the loss of their entire investment should purchase shares of our Fantex Series Alshon Jeffery.

        Our Fantex Series Alshon Jeffery is highly risky and speculative. Our Fantex Series Alshon Jeffery is suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fantex Series Alshon Jeffery, you should not purchase shares of our Fantex Series Alshon Jeffery.

The offering of our Fantex Series Alshon Jeffery may not be completed.

        We expect to cancel this offering if we do not raise at least $8.34 million of gross proceeds. In such case, no shares of our Fantex Series Alshon Jeffery will be sold to the public.

There is no current trading market for our Fantex Series Alshon Jeffery and if a trading market does not develop, purchasers of our Fantex Series Alshon Jeffery may not be able to sell, or may have difficulty selling, their shares.

        Prior to this offering, there has been no public market for our Fantex Series Alshon Jeffery. We do not intend to apply for a listing of our Fantex Series Alshon Jeffery on any securities exchange or for their inclusion in any established automated dealer quotation system. To own or trade our Fantex Series Alshon Jeffery, you must have a brokerage account with FBS or a member of the FBS selling group through which you will only be permitted to enter limit orders. Our Fantex Series Alshon Jeffery will be traded in the secondary market only through the FBS ATS. If FBS or the FBS ATS suffers any disruption in business operations or activity for any reason, including regulatory or otherwise, you may not be able to sell shares of our Fantex Series Alshon Jeffery. Please see "Risks Relating to Our Affiliate, FBS, and the FBS ATS."

        Because we are an affiliate of FBS, FBS will deliver a current "market-maker" prospectus, such as this prospectus, and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the shares of Fantex Series Alshon Jeffery, which may affect your ability to engage in secondary sales on the FBS ATS. We have agreed to make a "market-maker" prospectus generally available to FBS. If we do not have a current "market-maker" prospectus available at any time, or if we have limited or no market-makers at any time, the liquidity of the secondary market for Fantex Series Alshon Jeffery may be materially adversely affected. FBS may also act as a market-maker in the secondary market from time to time, but it is not obligated to make a market in Fantex Series Alshon Jeffery and may discontinue any market-making at any time without notice, in its sole discretion. FBS has no current intention of acting as a market-maker in the secondary market for Fantex Series Alshon Jeffery, but may do so in the future. If FBS decides to make a market in a tracking stock, it will first amend its Form ATS filed with the SEC to reflect such change. If FBS chooses not to make a market in Fantex Series Alshon Jeffery or discontinues market-making for any reason, there may be no other market-makers.

        In addition, we cannot predict the extent to which investor interest in our Fantex Series Alshon Jeffery or any other tracking stocks will lead to the development of an active trading market for our Fantex Series Alshon Jeffery or how liquid any trading market might become. If an active trading market does not develop, you may be unable to sell, or have difficulty selling, any shares of our Fantex Series Alshon Jeffery that you purchase, and the value of such shares may not reflect their fundamental value. The initial public offering price has been set by us and FBS based on, among other things, our evaluation of Alshon Jeffery's historical athletic performance as well as estimates of the business potential and earnings prospects of Alshon Jeffery. Our estimates may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Fantex Series Alshon Jeffery, if at all, at a price equal to or greater than the price you paid in this offering.

Certain underwriters have conflicts of interest with respect to this offering.

        Because FBS, an underwriter for this offering, is under common control with us and we will receive all of the proceeds of the offering, FBS is deemed to have a "conflict of interest" under Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 which requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of due diligence with respect to, the registration statement and this prospectus. Stifel, Nicolaus & Company, Incorporated has agreed to act as the "qualified independent underwriter" for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. However, we cannot assure you that this will adequately address any potential conflicts of interest. In addition, we, Fantex Holdings and FBS have agreed to indemnify Stifel, Nicolaus & Company, Incorporated for acting as "qualified independent underwriter" against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Stifel, Nicolaus & Company, Incorporated may be required to make for those liabilities.

Our Fantex Series Alshon Jeffery is not a "covered security," or otherwise exempt from the "blue sky" securities laws governing sales and purchases of Fantex Series Alshon Jeffery in each of the fifty states, and therefore we must register in each state in which offers and sales will be made.

        Our Fantex Series Alshon Jeffery is not a "covered security" for purposes of the Securities Act. The term "covered security" applies to securities preempted under federal law from state securities registration requirements due to their oversight by federal authorities and self-regulatory authorities, such as national securities exchanges. Because Fantex Series Alshon Jeffery is not a "covered security," the sale of our shares is subject to securities registration in various states.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell shares of our Fantex Series Alshon Jeffery.

        Secondary trading in our Fantex Series Alshon Jeffery sold in the offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Fantex Series Alshon Jeffery in any particular state, our Fantex Series Alshon Jeffery may not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Fantex Series Alshon Jeffery, the liquidity for our Fantex Series Alshon Jeffery could be significantly affected, resulting in a potential loss on your investment.

We expect that our offering will primarily attract individual investors, and therefore our initial public offering price may not be sustainable if and when trading begins, and the price of our Fantex Series Alshon Jeffery could decline rapidly and significantly.

        We have set an initial public offering price at $10.00 per share and expect that the market for our offering will primarily be individual investors.

        In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent, research and analysis regarding investments in initial public offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price in participating in our initial public offering. As a result, our initial public offering price may be different than the price that would be established in a more traditional underwritten offering involving institutional investors.

        In addition, institutional investors typically hold acquired shares for an extended period time and trade their holdings infrequently, while individual investors may be more likely to trade their shares frequently and react to minor changes in the market value of our Fantex Series Alshon Jeffery, or may be more prone to have unexpected liquidity needs. This may result in greater volatility in the trading price of shares of our Fantex Series Alshon Jeffery. This, in turn, could cause increased imbalances in supply and demand and cause the shares of our Fantex Series Alshon Jeffery to decline in value.

        As a result, our stock price may not be sustainable if and when trading begins, and the price of our Fantex Series Alshon Jeffery may decrease once trading of our Fantex Series Alshon Jeffery begins.

Investors should not expect to sell our shares for a profit shortly after our Fantex Series Alshon Jeffery begins trading.

        During the offering process, we and our managing underwriters will monitor reservations in the offering to evaluate the demand that exists for our initial public offering. Based on this information, we and FBS may revise the price of our initial public offering set forth on the cover of this prospectus, or we may decide to change the number of shares of Fantex Series Alshon Jeffery offered through this prospectus. Any increases in the initial public offering price or the number of shares offered may result in there being little or no demand for our shares in secondary trading after completion of the offering. Even if we do not change the number of shares offered or the offering price, the demand for our Fantex Series Alshon Jeffery may be completely satisfied by the initial public offering and there may be little or no demand for shares of Fantex Series Alshon Jeffery in the secondary market. If this were to occur, the price of our shares of Fantex Series Alshon Jeffery would likely decline following this offering. If your objective is to make a short term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit an offer to purchase shares in this offering.

If you purchase shares of our Fantex Series Alshon Jeffery in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Fantex Series Alshon Jeffery and the attributed net tangible book value per share of our Fantex Series Alshon Jeffery immediately after this offering.

        We are raising gross proceeds from investors in this offering of $8,358,000. Following this offering, the fair value of the Alshon Jeffery brand contract will be $7,940,000, and we will attribute only 95% of this value to Fantex Series Alshon Jeffery. As a result, investors purchasing Fantex Series Alshon Jeffery in this offering will pay a price per share that exceeds the net tangible book value per share that will be attributed to Fantex Series Alshon Jeffery as of immediately after this offering. As a result, investors purchasing Fantex Series Alshon Jeffery in this offering will incur immediate dilution of $0.98 per share. For a further description of the dilution that you will experience immediately following this offering, see "Dilution."

We intend to issue additional tracking stocks, which would reduce then-existing investors' percentage of ownership in Fantex and may dilute our share value.

        Our amended and restated certificate of incorporation authorizes the issuance of up to 1,500,000,000 shares of common stock. Accordingly, our board of directors will be empowered, without further stockholder approval, to issue additional shares of capital stock up to the authorized amount, which could adversely affect the rights of the holders of the existing series of our common stock. We may value any stock issued in the future on an arbitrary basis and the future issuance of capital stock may result in substantial dilution in the percentage of our common stock or common stock-equivalents held by our then existing stockholders. The issuance of capital stock for future services or other corporate actions may have the effect of diluting the value of the shares held by our then-existing stockholders, and might have an adverse effect on any trading market for our Fantex Series Alshon Jeffery.

If analysts or commentators publish or establish target prices for our Fantex Series Alshon Jeffery that are below the initial public offering price or then current trading market price of our shares, the price of shares of our Fantex Series Alshon Jeffery may fall.

        We believe that analysts and commentators may publish price targets, and if they do they may rely upon methods to establish target prices for our Fantex Series Alshon Jeffery that may be different than methodologies that we use or that other investors use to value these shares. If analysts and commentators publish target prices for our Fantex Series Alshon Jeffery that are below our initial public offering price or the then current trading market price of our shares, it could cause our stock price to decline.

The price of our Fantex Series Alshon Jeffery might fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our Fantex Series Alshon Jeffery may prevent you from being able to sell shares of our Fantex Series Alshon Jeffery at or above the price you paid for such shares. The trading price of our Fantex Series Alshon Jeffery may be volatile and subject to wide price fluctuations in response to various factors, including:

  •
  performance of Alshon Jeffery in the NFL;

  •
  our perceived financial standing and the stability of the Fantex platform;

  •
  market interest in trading our Fantex Series Alshon Jeffery;

  •
  number of shares available for trading;

  •
  liquidity needs of investors due to the overall performance of the equity markets or otherwise;

  •
  industry related regulatory developments;

  •
  investor perceptions of Alshon Jeffery, us and professional football;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  changes in tax code that may affect the economics of your investment;

  •
  insolvency of Fantex or Alshon Jeffery;

  •
  regulatory findings, determinations or changes affecting our ability to operate;

  •
  sales of our Fantex Series Alshon Jeffery by a large stockholder;

  •
  general economic conditions;

  •
  changes in interest rates; and

  •
  availability of capital.

        Under the terms of the standby purchase agreement, we expect that Fantex Holdings, our parent company, will agree to purchase from FBS, at the initial public offering price, up to 400,000 shares of Fantex Series Alshon Jeffery in this offering, and we expect certain directors and related persons of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 204,074 shares of Fantex Series Alshon Jeffery in this offering. Under the terms of the standby purchase agreement and pursuant to FINRA Rule 5110(g)(1), neither Fantex Holdings nor any such director or related person of Fantex Holdings will sell, transfer, assign, pledge or hypothecate such shares of Fantex Series Alshon Jeffery, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of any shares purchased by them (i) for a period of 180 days after the effective date of this offering or (ii) thereafter unless the offering of such shares is registered pursuant to a subsequent registration statement. Because only a limited number of shares of our Fantex Series Alshon Jeffery may be available for sale in the public market after the closing of this offering if Fantex Holdings or any directors or related persons of Fantex Holdings participate, sales of a substantial number of shares of our Fantex Series Alshon Jeffery in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Fantex Series Alshon Jeffery.

        These and other factors might cause the market price of our Fantex Series Alshon Jeffery to fluctuate substantially, which might limit or prevent investors from readily selling their shares of our Fantex Series Alshon Jeffery and may otherwise negatively affect the liquidity of our Fantex Series Alshon Jeffery. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our Fantex Series Alshon Jeffery could fluctuate based upon factors that have little or nothing to do with Fantex, Alshon Jeffery or the contract party, and these fluctuations could materially reduce our stock price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in substantial costs, divert our management's attention and resources, and harm our business, operating results and financial condition.

Transaction costs for trades on the FBS ATS could decrease the liquidity of your investment in our Fantex Series Alshon Jeffery and could reduce or eliminate any positive return on your investment in our Fantex Series Alshon Jeffery.

        The transactions costs for you to trade on the FBS ATS are expected to be up to 1% of the total amount of the purchase or sale, respectively, with lower amounts depending on whether or not you have an active trader account. This the cost of executing trades could be high relative to the size of your investment in our Fantex Series Alshon Jeffery, and this cost could cause investors to trade less frequently and to increase their holding periods. Thin trading in our Fantex Series Alshon Jeffery could, in turn, increase the spread between the bid price at which buyers are willing to acquire shares of our Fantex Series Alshon Jeffery and the ask price at which sellers are willing to sell their shares, making it more difficult to buy or sell at a time and price that meets your objectives. In addition, brokerage commissions associated with your transactions in Fantex Series Alshon Jeffery could reduce or eliminate your return on investment in our Fantex Series Alshon Jeffery or cause you to incur a loss on your investment.

We may be subject to securities litigation, which is expensive and could divert management attention.

        The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our Fantex Series Alshon Jeffery less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002.

        We cannot predict if investors will find our Fantex Series Alshon Jeffery less attractive because we will rely on these exemptions. If some investors find our Fantex Series Alshon Jeffery less attractive as a result, there may be a less active trading market for our Fantex Series Alshon Jeffery and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Our compliance burdens and costs will be significant as a result of operating as a public company, particularly as a result of our tracking stock structure. Our management will be required to devote substantial time to compliance matters.

        As a public company in the United States, we will incur significant legal, accounting and other expenses that we did not previously incur. Our business model depends on the ongoing issuance of tracking stocks intended to track the performance of each new brand contract.

        We will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly as a result of our tracking stock structure and to a greater extent after we are no longer an "emerging growth company." The Exchange Act requires that we file annual and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company, particularly one with a tracking stock structure such as ours that contemplates numerous series being issued on an ongoing basis, may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We will need to implement significant enhancements to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company with multiple tracking stocks. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

        For as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an emerging growth company for up to five years. See "Prospectus Summary—Implications of Being an Emerging Growth Company." Furthermore, after the date we are no longer an emerging growth company, our independent registered public accounting firm will only be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization. Even if our management concludes that our internal control over financial reporting are effective, our independent registered public accounting firm may still decline to attest to the effectiveness of our internal controls or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our stock price.

Noncompliance with laws and regulations may impair our ability to arrange or service the brand contracts.

        Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect all or part of the payments under the brand contracts and, in addition, could subject us to damages, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the Fantex platform and may result in contract parties attempting to rescind their brand contracts. For example, if we were deemed to be an investment company under the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

If Fantex Series Alshon Jeffery is not treated as a class of common stock of Fantex, adverse federal income tax consequences will result.

        If Fantex Series Alshon Jeffery is considered property other than common stock of Fantex, for federal income tax purposes (i) Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to Fantex Series Alshon Jeffery upon the issuance of such stock, (ii) the exchange of Fantex Series Alshon Jeffery for shares of our platform common stock would not qualify as a tax-free recapitalization, and (iii) income, gain, losses and deductions attributable to one tracking stock would not be offset against income, gain, losses and deductions attributable to another tracking stock. There are no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fantex Series Alshon Jeffery. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of Fantex Series Alshon Jeffery. As a result, there can be no assurance that Fantex Series Alshon Jeffery will be treated as stock of Fantex for U.S. federal income tax purposes.

Risks Relating to Our Affiliate, FBS, and the FBS ATS

To own or trade our Fantex Series Alshon Jeffery, you must have a brokerage account with FBS or a member of the FBS selling group and our Fantex Series Alshon Jeffery will be traded in the secondary market only through the FBS ATS.

        Prior to this offering, there has been no public market for our Fantex Series Alshon Jeffery. We do not intend to apply for a listing of our Fantex Series Alshon Jeffery on any securities exchange or for their inclusion in any established automated dealer quotation system. To own or trade our Fantex Series Alshon Jeffery, you must have a brokerage account with FBS or a member of the FBS selling group through which you will only be permitted to enter limit orders. Our Fantex Series Alshon Jeffery will be traded in the secondary market only through the FBS ATS. If FBS or the FBS ATS suffers any disruption in business operations or activity for any reason, including regulatory or otherwise, you may not be able to sell your shares.

The securities settlement process at FBS exposes it to certain risks specific to broker-dealers that clear their own trades, which include greater sanctions for errors vis-a-vis brokers that outsource these functions to third-party providers.

        FBS will clear all trades effected on its ATS. Broker-dealers that clear their own trades are subject to substantially more regulatory requirements than brokers that outsource these functions to third-party providers. Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by FBS on behalf of customers, could lead to censures, fines or other sanctions imposed by applicable regulatory authorities as well as losses and liability in related lawsuits and proceedings brought by FBS's customers. Any unsettled securities transactions or wrongly executed transactions may expose FBS's customers to adverse movements in the prices of Fantex Series Alshon Jeffery. In terms of customer order entry errors, there is always a risk a customer may accidentally enter a trade in the wrong stock, and/or with incorrect pricing. Customers will be limited in almost all cases to entering trades online with substantial front end order alerts and safeguards.

The FBS website and the FBS ATS are each operated on computer hardware that is currently located in a third-party Web hosting facility and there may be interruptions or delays in service that are out of our, FBS's or the third-party's control, which may result in an inability to sell your shares.

        The FBS website and the FBS ATS are each operated on computer hardware that is currently located in a third-party Web hosting facility in Chicago, Illinois operated by Rackspace, US Inc. Neither we nor FBS control the operation of this facility, and it is subject to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. It is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions that may be taken at the facility, the occurrence of any of these unanticipated problems at the facility or any decision by Rackspace to close the facility without adequate notice could result in lengthy interruptions in the services provided by the FBS ATS, which could result in an extended period of delay during which time you would not be able to sell any shares. In addition, the failure by the Rackspace facility to provide required data communications capacity could result in additional interruptions.

If security measures at the FBS website and the FBS ATS are breached and unauthorized access is obtained to a customer's data, the FBS ATS may be perceived as not being secure and customers may curtail or stop trading on the platform.

        Services provided by FBS and the FBS ATS involve the storage and transmission of customers' proprietary information, and security breaches could expose FBS and the FBS ATS to a risk of loss of this information, litigation and possible liability. If the security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our customers' data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of security occurs, the market perception of the effectiveness of the security measures at FBS and the FBS ATS could be harmed and could result in fewer sales and customers. In addition to any damage to market perception, such breaches of security measures or resulting unlawful use of confidential information could, among other things: (i) subject FBS to liability for a failure to safeguard client data, (ii) subject FBS to regulatory sanctions or burdens, based on the authority of the SEC and FINRA to enforce regulations regarding business continuity planning, and (iii) require significant capital and operating expenditures to investigate and remediate the breach.

FBS's insurance coverage may be inadequate or expensive to cover the losses resulting from any lawsuits or breaches of security.

        FBS is subject to claims in the ordinary course of business. These claims may involve substantial amounts of money and involve significant defense costs. It is not always possible to prevent or detect activities giving rise to claims, and the precautions FBS takes may not be effective in all cases.

        FBS maintains voluntary and required insurance coverage, including, among others, SIPC and fidelity bond insurance. While FBS endeavors to purchase coverage that is appropriate to its assessment of its risk, FBS is unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages. FBS's business may be negatively affected if in the future its insurance proves to be inadequate or unavailable. In addition, insurance claims may harm FBS's reputation or divert management resources away from operating FBS's business.

Failure to maintain technological capabilities, flaws in existing technology, difficulties in upgrading FBS's technology platform or the introduction of a competitive platform could have a material adverse effect on FBS's business.

        FBS depends on highly specialized and, in many cases, proprietary technology to support its business functions, including, among others, (i) securities trading and custody, (ii) customer service, (iii) accounting and internal financial processes and controls, and (iv) regulatory compliance and reporting.

        In addition, FBS's continued success depends on its ability to effectively adopt new or adapt existing technologies to meet customer, industry and regulatory demands. FBS might be required to make significant capital expenditures to maintain competitive technology. For example, the future success of FBS may depend in part on its ability to anticipate and adapt to technological advancements required to meet the changing demands of its customers. The emergence of new industry standards and practices could render FBS's existing systems obsolete or uncompetitive. Any upgrades or expansions may require significant expenditures of funds and may also cause FBS to suffer system degradations, outages and failures. There cannot be any assurance that FBS will have sufficient funds to adequately update and expand its networks, nor can there be any assurance that any upgrade or expansion attempts will be successful and accepted by its customers. If FBS's technology systems were to fail and FBS were unable to recover in a timely way, FBS would be unable to fulfill critical business functions, which could lead to a loss of customers and could harm FBS's reputation. A technological breakdown could also interfere with FBS's ability to comply with financial reporting and other regulatory requirements, exposing FBS to disciplinary action and to liability to its customers.

Regulatory developments and FBS's failure to comply with regulations could adversely affect FBS's business by increasing its costs and exposure to litigation, affecting FBS's reputation and making its business less profitable.

        FBS's business is subject to extensive regulation and supervision under both federal and state laws. FBS is a member of FINRA and registered as a broker-dealer with the SEC, each of the 50 states (except for Arizona), the District of Columbia, Puerto Rico and the United States Virgin Islands.

        Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, or SROs, including FINRA. The primary regulators of FBS are FINRA and the SEC.

        The SEC and FINRA as well as other U.S. governmental or regulatory authorities continuously review legislative and regulatory initiatives and may adopt new or revised laws and regulations. There can also be no assurance that other federal or state agencies will not attempt to further regulate FBS's business. These legislative and regulatory initiatives may affect the way in which FBS conducts its business and may make FBS's business model less profitable.

        FBS's ability to conduct business in the jurisdictions in which it operates depends on its compliance with the laws, rules and regulations promulgated by federal regulatory bodies and the regulatory authorities in each of these jurisdictions. FBS's ability to comply with all applicable laws, rules and regulations is largely dependent on its establishment and maintenance of compliance, audit and reporting systems and procedures, as well as its ability to attract and retain qualified compliance, audit and risk management personnel. Policies and procedures adopted by FBS designed to comply with applicable laws, rules and regulations may not be fully effective and there can be no assurance that regulators or third parties will not raise material issues with respect to FBS's past or future compliance with applicable regulations.

        FBS's profitability could also be affected by rules and regulations that impact the business and financial communities generally, including changes to the laws governing taxation, electronic commerce, privacy and data protection. Failure to comply with new rules and regulations, including in particular, rules and regulations that may arise pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, could subject FBS to regulatory actions or litigation and it could have a material adverse effect on FBS's business, results of operations, cash flows or financial condition. In addition, new rules and regulations could result in limitations on the lines of business FBS conducts, modifications to its business practices, increased capital requirements or additional costs.

FBS is subject to various regulatory ownership requirements, which, if not complied with, could result in the restriction of the ongoing conduct of its business.

        The business activities that FBS may conduct are limited by various regulatory agencies. FBS's membership agreement with FINRA may be amended by application to include additional business activities. This application process is time-consuming and may not be successful. As a result, FBS may be prevented from entering new potentially profitable businesses in a timely manner, or at all. FBS is subject to various regulatory capital requirements, which, if not complied with, could result in the restriction of the ongoing conduct, growth, or even liquidation of parts of its business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

        This prospectus includes forward-looking statements. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our expectations regarding future ABI under our brand contracts with Alshon Jeffery, Michael Brockers, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster, including longevity of each of their careers and an ability to enter into additional included contracts, our expectation that we will enter into other brand contracts, our ability to conduct additional offerings of new tracking stocks or otherwise finance the purchase of additional ABI, our ability to build a portfolio of brands, our ability to contribute to the contract party's efforts to build brand value, our ability to consummate the offerings of Fantex Series Arian Foster and Fantex Series Michael Brockers, our attribution policies with respect to our series of common stock, our results of operations, cash needs, spending of the net proceeds from this offering, financial condition, liquidity, prospects, growth and strategies, and the trends that may affect us or the contract parties.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the field in which we operate, may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the field in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

        Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should also read carefully the factors described in the "Risk Factors" section of this prospectus and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

        We obtained data in this prospectus regarding the NFL and athletes in the NFL from our own internal estimates and research as well as from general publications, surveys and studies conducted by third parties. While we believe that the information is reliable, we have not independently verified the data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

 USE OF PROCEEDS

        This prospectus is being delivered in connection with the sale of Fantex Series Alshon Jeffery by FBS in market-making transactions. We will not receive any of the proceeds from these transactions.

 DIVIDEND POLICY

        Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks (including our Fantex Series Alshon Jeffery) in an amount up to the "available dividend amount" for the applicable series, to the extent permitted by the Delaware General Corporation Law.

        The available dividend amount for any tracking stock is as of any date an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

  •
  the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or

  •
  if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

        For example, if the attributed assets for a tracking stock as of a date of determination consisted of cash in the amount of $100,000, and the attributed liabilities for a tracking stock as of that same date were in the aggregate $20,000, then the available dividend amount for that tracking stock at that time would be approximately $80,000. If in the prior example the attributed liabilities were greater than the attributable assets, then instead the available dividend amount would be based on the total income attributable to that tracking stock for the current fiscal year and/or the prior fiscal year. For example, if attributable income in the prior year were $50,000, then the available dividend amount would be $50,000. We will provide unaudited attributed financial information as an exhibit to our periodic reports that we file pursuant to the Exchange Act. The unaudited attributed financial information will show the attribution of our assets, liabilities, income, expenses and cash flows to each of our tracking stocks and our platform common stock, and our available dividend amount as of any period may be determined based on such attributed financial information.

        The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the "available dividend amount" for all of our then outstanding tracking stock.

        To date, we have declared the following cash dividends on our Fantex Series Vernon Davis:

  •
  a dividend of $0.70 per share, paid on August 18, 2014 to record holders of such shares at the close of business on August 15, 2014, and

  •
  a dividend of $0.30 per share, paid on November 26, 2014 to record holders of such shares at the close of business on November 25, 2014.

        Other than as set forth above, we have not to date declared or paid cash dividends on any other shares of our capital stock. We intend to review our available cash for each tracking stock, including Fantex Series Alshon Jeffery, at the end of each quarter, and intend to pay cash dividends on a quarterly basis equal to an amount in excess of 20% of the "available dividend amount" for such series at that time, provided such dividend is not expected to have a material impact on our liquidity or capital resources.

        We do not intend to declare dividends on our platform common stock for the foreseeable future.

        Certain dividends paid may be considered a return of capital for U.S. federal income tax purposes. Please see "Material U.S. Federal Income Tax Considerations—Dividends and Distributions" for a detailed description of the tax treatment of the dividends and other distributions of cash or property to holders of Fantex Series Alshon Jeffery.

        Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

        If we sell all or substantially all of the assets of a tracking stock (but not in connection with a sale of our company), our board of directors will pay a dividend to holders of the related tracking stock, redeem shares of the related tracking stock, convert the outstanding shares of the related tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designation creating such tracking stock or some combination of the foregoing.

        Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business as well as, in some circumstances, invest some of the available funds to further enhance a brand or acquire additional ABI in a brand if we believe that those would be more productive uses of some or all of the available funds. However, our board of directors will not in any event change the definition of "available dividend amount" for any series of our common stock or declare dividends on any series of our common stock in excess of the "available dividend amount" for that series.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014 on:

  •
  an actual basis; and;

  •
  a pro forma, as adjusted basis after further giving effect to:

  •
  the sale of 164,300 shares of Fantex Series Mohamed Sanu at an initial public offering price of $10.00 per share, resulting in gross proceeds of $1,643,000 and, after deducting underwriting discounts payable by us, net proceeds of $1,560,850;

  •
  the payment of approximately $1.56 million purchase price to Mohamed Sanu for the acquisition of ABI under our brand contract with him;

  •
  the sale of 835,800 shares of Fantex Series Alshon Jeffery offered in this offering at an initial public offering price of $10.00 per share (in each case based on amounts set forth on the front cover of this prospectus), after deducting underwriting discounts payable by us; and

  •
  the payment of $7.94 million purchase price to Alshon Jeffery for the acquisition of ABI under our brand contract with him.

        The foregoing assumes that the offerings of Fantex Series Arian Foster and Fantex Series Michael Brockers have not been consummated. Offering expenses, estimated to be $291,000, will be paid by our parent and are not included in the calculation of cash and cash equivalents.

        The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition

and Results of Operations," as well as the financial statements and the notes thereto included elsewhere in this prospectus:

	September 30, 2014
	Actual	Pro forma, as adjusted
Cash and Cash Equivalents	$541,194	$542,144

Stockholders' Equity:
Common Stock, $0.0001 par value, 1,500,000,000 shares authorized, 100,944,800 shares outstanding, actual; 101,944,900 shares outstanding, pro forma, as adjusted:
Platform Common Stock, 100,000,000 shares designated, issued and outstanding, actual and pro forma, as adjusted	10,000	10,000
Fantex Series Vernon Davis, 421,100 shares designated, issued and outstanding, actual; 421,100 shares designated, issued and outstanding, pro forma, as adjusted	42	42
Fantex Series EJ Manuel, 523,700 shares designated, issued and outstanding, actual; 523,700 shares designated, issued and outstanding, pro forma, as adjusted	52	52
Fantex Series Mohamed Sanu, 0 shares designated, issued and outstanding, actual; 164,300 shares designated, issued and outstanding, pro forma, as adjusted	—	16
Fantex Series Alshon Jeffery, 0 shares designated, issued and outstanding, actual; 835,800 shares designated, issued and outstanding, pro forma, as adjusted	—	84
Additional Paid in Capital	17,107,604	26,608,454
Accumulated Losses	(7,553,898)	(7,553,898)

Total Stockholders' Equity	9,563,800	19,064,750

Total Capitalization	$9,563,800	$19,064,750

        The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 100,000,000 shares of our platform common stock outstanding as of February 12, 2015, 421,100 shares of our Fantex Series Vernon Davis that were issued upon the consummation of the offering of our Fantex Series Vernon Davis, 523,700 shares of Fantex Series EJ Manuel that were issued upon the consummation of the offering of our Fantex Series EJ Manuel, 164,300 shares of our Fantex Series Mohamed Sanu that were issued upon the consummation of the offering of our Fantex Series Mohamed Sanu, 835,800 shares of Fantex Series Alshon Jeffery to be outstanding following this offering and zero shares of any other tracking stock outstanding as of February 12, 2015.

 DILUTION

        If you purchase shares of our Fantex Series Alshon Jeffery in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Fantex Series Alshon Jeffery and the attributed net tangible book value per share of our Fantex Series Alshon Jeffery immediately after this offering. As discussed in "Description of Capital Stock—Common Stock—Conversion," at any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. Since conversion of a tracking stock into platform common stock would be done pursuant to an exchange ratio calculated based on the relative fair values of such tracking stock and the platform common stock, investors in this offering should not experience any dilution of the value of their shares as a result of the conversion of such shares into platform common stock.

        Our attributed net tangible book value per share of our Fantex Series Alshon Jeffery is determined by dividing our total attributed assets of the Alshon Jeffery Brand less the total attributed liabilities of the Alshon Jeffery Brand by the number of shares of outstanding Fantex Series Alshon Jeffery, in each case as of immediately after this offering and based on the sale of 835,800 shares of Fantex Series Alshon Jeffery, and after giving effect to the attribution of:

  •
  95% of the ABI under our Alshon Jeffery brand contract to our Fantex Series Alshon Jeffery; and

  •
  5% of the ABI under our Alshon Jeffery brand contract to our platform common stock.

        After giving effect to the foregoing attributions, the attributed net tangible book value of the Alshon Jeffery Brand will be $7.543 million, based on:

  •
  a fair value of $7.94 million for the Alshon Jeffery brand contract immediately following this offering, and

  •
  total attributed liabilities of the Alshon Jeffery Brand of $0.00 immediately after this offering.

        For a detailed description of the valuation of the Alshon Jeffery brand contract, please see the section entitled "—Alshon Jeffery Brand Contract, at Estimated Fair Value" beginning on page 122.

        On a per share basis, our attributed net tangible book value per share of Fantex Series Alshon Jeffery immediately after this offering will be $9.02 per share, which represents an immediate dilution of $0.98 per share of Fantex Series Alshon Jeffery.

        The following table illustrates this dilution on a per share basis:

	Actual		Per Share
Initial public offering price per share			$10.00
Total number of shares of Fantex Series Alshon Jeffery	835,800
Fair value of Alshon Jeffery brand contract immediately after the offering	$7,940,000	(a)	$9.50
Less: 5% attribution to platform common stock	(397,000)		(0.48)
Less: total attributed liabilities to the Alshon Jeffery Brand	—		—

Attributed net tangible book value of the Alshon Jeffery Brand	$7,543,000		$9.02
Immediate dilution per share to investors in this offering on a stand-alone basis			$0.98

(a)
For a detailed description of the valuation of the Alshon Jeffery brand contract, please see the section entitled "—Alshon Jeffery Brand Contract, at Estimated Fair Value" beginning on page 122.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes for the nine months ended September 30, 2014 and 2013 and the audited financial statements and related notes for the years ended December 31, 2013 and 2012 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled "Risk Factors" included elsewhere in this prospectus.

Overview

        We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers and assisting such individuals in enhancing the reach and value of the brands we acquire. The business operates in a single segment and our focus is on three core areas:

  •
  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands, or brand income;

  •
  acquiring minority interests in such brand income; and

  •
  assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise.

        To date, we have entered into the following brand contracts and created a tracking stock related to each of these brand contracts, with each of the following contract parties:

Contract Party	Effective Date of Brand Contract	Tracking Unit Related to the Brand Contract	Tracking Stock Related to the Tracking Unit
Michael Brockers	January 9, 2015	Michael Brockers Brand	Fantex Series Michael Brockers
Alshon Jeffery	September 18, 2014	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Mohamed Sanu*	May 14, 2014	Mohamed Sanu Brand	Fantex Series Mohamed Sanu
EJ Manuel*	February 14, 2014	EJ Manuel Brand	Fantex Series EJ Manuel
Vernon Davis*	October 30, 2013	Vernon Davis Brand	Fantex Series Vernon Davis
Arian Foster	February 28, 2013	Arian Foster Brand	Fantex Series Arian Foster

*
The registration statement related to the offering of the tracking stock linked to the value of this brand contract has been declared effective by the SEC.

        Our brand contracts are more fully described in the section entitled "Business," in the footnotes of our audited financial statements and the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and each contract party.

        From and after April 28, 2014, we have been operating under a management agreement with our parent, who has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel as well as services relating to information technology support, brand management and other support, operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate will occur until we begin to generate significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our parent to conduct our operations in accordance with the management agreement.

Tracking Stock Initial Public Offerings Completed During the Nine Months Ended September 30, 2014

        On April 28, 2014, we raised approximately $4.21 million in an initial public offering of 421,100 shares of Fantex Series Vernon Davis at $10.00 per share. On May 2, 2014, we paid Vernon Davis $4.0 million (less $0.2 million held in escrow until six months of consecutive payments due under our brand contract with Vernon Davis were timely delivered to us and less ABI due to us from October 30, 2013 to May 2, 2014).

        On July 21, 2014, we raised approximately $5.24 million in an initial public offering of 523,700 shares of Fantex Series EJ Manuel at $10.00 per share. On July 25, 2014, we paid EJ Manuel approximately $5.0 million (less approximately $0.25 million to be held in escrow until six months of consecutive payments due under our brand contract with EJ Manuel have been timely delivered to us and less ABI due to us from February 14, 2014 to July 25, 2014).

Results of Operations

        We have little operational history and first began to generate income in the quarter ended June 30, 2014. Our income was generated from our brand contracts with Vernon Davis and EJ Manuel and is based primarily on the changes in the fair market values of these brand contracts subsequent to their purchase. We had no income for the same periods in 2013. We account for our brand contracts at estimated fair market value, as more fully described in the notes to our financial statements. Results of operations for the years ended December 31, 2012 and 2013, and the nine months ended September 30, 2013 and 2014 each reflect costs incurred to develop and operate our business.

        Substantially all costs incurred to date have been allocated to us from our parent, which has identified all activities and costs related to our operations. To date, the most significant costs incurred by our parent and allocated to us were for professional services. We have to date dedicated significant resources to commencing operations, including but not limited to company formation, brand research, compliance with various legal and regulatory requirements, and pursuing brand contract acquisition. We believe that some of these costs are primarily associated with the start-up phase of the company and may decrease as our operations mature. However, we are incurring and expect to continue to incur additional professional services expenses as a result of becoming a public company and expanding the business, particularly with respect to entering into additional brand contracts and as a result of future public offerings of our tracking stocks, which expenses may offset any such decrease in initial start-up costs. As a result, we anticipate overall increased professional services expenses in the future to support our operations.

        Expenses such as personnel and facility costs were primarily allocated based on the estimated number of full time equivalent (FTE) employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE employees associated with us as a percentage of all employees of our parent. All other costs were specifically identified and charged to us as management determined appropriate. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

        Our parent continues to dedicate personnel to our brand contract acquisition, legal and branding efforts, resulting in a total of eight FTE employees as of September 30, 2014. We anticipate increases in the number of FTE employees allocated to us as our operations continue to grow over the remainder of the year. We also expect to build internal staff and begin to incur expenses on our own behalf to administer our brand contracts, including supporting cash collection and ensuring that all sources of brand income subject to our agreement are identified, that potential disclosures are identified and brought to management's attention, and that our contract rights are enforced.

Nine months ended September 30, 2013 and 2014 (unaudited)

        During the nine months ended September 30, 2014, our brand contracts generated income of $463,110. This reflects a net increase in the fair value of the brand contracts partially offset by cash received during the period. The increase in the fair value of our brand contracts for the nine month period was driven primarily by an increase in the net present value of expected cash flows from our brand contracts. For the nine months ended September 30, 2014, the net present value of our brand contracts increased primarily as a result of the passage of time, partially offset by reductions in estimated acquired brand income from endorsement contracts of $265,878 from our brand contract with EJ Manuel and $183,864 from our brand contract with Vernon Davis. We reduced our estimates of the near term endorsement income we will realize from our brand contract with EJ Manuel as a result of EJ Manuel's loss of the starting quarterback position for the Buffalo Bills in September 2014. The reduction in our estimate of endorsement income we will receive from our brand contract with Vernon Davis was primarily the result of a change in our estimated timing of receipt of endorsement income under the contract. These changes had the effect of offsetting the increases in the fair value of our brand contracts by approximately $450,000.

        Other than the above mentioned endorsement income estimate changes, we made no other material changes to our assumptions in our estimates of brand income for the nine months ended September 30, 2014.

        The operating expenses for the nine months ended September 30, 2013 and 2014 reflect costs incurred to develop and operate our business. All such costs to date except those under our management agreement with our parent, have been allocated to us from our parent. Expenses such as personnel and facility costs were primarily allocated based on the estimated number of FTE employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE employees associated with us as a percentage of all employees of our parent. All other costs were specifically identified and charged to us as determined by management. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

        We currently have no employees, but are being supported by personnel employed by our parent. Personnel costs for the nine months ended September 30, 2014 and 2013 were $916,245 and $541,736, respectively, an increase of approximately $375,000. Approximately $142,000 of the increase was due to three employees of our parent company not drawing salaries until June 1, 2013. The remainder of the increase was due to the increase in the FTE employee activities related to brand contract acquisitions, valuations, marketing, brand building and the initial public offerings of our tracking stocks.

        Three stockholders of our parent serve as our officers, including as our chief executive officer and chief financial officer. Although these individuals purchased founders stock in Fantex Holdings upon the formation of our parent or received grants of options in our parent, prior to June 1, 2013 they had received no compensation for their services from either us or our parent. The allocation of expenses from our parent for personnel does not include imputed costs for these officers, but does include other costs incurred by our parent for those officers, such as travel, benefits and facilities expenses for the period from January 1, 2013 to May 31, 2013. Our parent began to pay cash compensation to our officers on June 1, 2013 and such compensation is reflected in the allocation of costs for the four months ended September 30, 2013 and the nine months ended September 30, 2014.

        Professional services, primarily made up of legal, accounting and marketing services, were $1,745,112 and $1,536,612 for the nine months ended September 30, 2014 and 2013, respectively. The increase in these costs was driven primarily by increases in audit, brand marketing and other professional services expenses of $843,000, partially offset by a decrease in legal expense. The overall increase results from the consummation of our first two brand contracts and our signing an additional three brand contracts in 2014, which triggered the transition from the start-up to the operational phase of our business. We believe that our overall professional services related spending will continue to increase over time as we grow our athlete brand pipeline and continue to build our regulatory compliance function, brand contract administration and accounting infrastructure.

        In the nine months ended September 30, 2014, our parent has incurred and allocated to us approximately $436,000 of general and administrative expenses (exclusive of personnel costs), an increase of approximately $158,000 compared to the nine month period ended September 30, 2013. The general and administrative expenses consist primarily of the allocation of facility, insurance and travel-related costs. The increase in the 2014 period over the 2013 period was due to directors' and officers' insurance costs in 2014 that were not present in 2013, increased travel activities due to the launch of our athlete brands, and ongoing increases in our business development efforts. We believe that as we expand our operations these costs will continue to increase.

        As our operations mature, we expect to continue to incur expenses of the type and nature described above. In addition, we expect to incur additional management fees pursuant to our management agreement with our parent. For the nine months ended September 30, 2014, the Company incurred fees from our parent of $26,788, representing 5% of the cash receipts from our brand contracts. Future increases will be dependent upon the total number of, and the amount of cash received from, our brand contracts.

        For the nine months ended September 30, 2014, we attributed $257,171 of income from our brand contract with Vernon Davis to Fantex Series Vernon Davis and $182,784 of income from our brand contract with EJ Manual to Fantex Series EJ Manuel. This represents 95% of the total income received from our brand contracts with Vernon Davis and EJ Manuel, respectively, consistent with our management and attribution policies described in the section "Management and Attribution Policies." Additionally, we attributed $55,562 of operating expenses to our Fantex Series Vernon Davis and $2,033 of operating expenses to our Fantex Series EJ Manuel. These expenses included the management fee payable to our parent and marketing and brand building expenses directly related to our tracking stocks. This resulted in attributed net income of $201,609 to our Fantex Series Vernon Davis, or $0.48 per share, and $180,751 to our Fantex Series EJ Manuel, or $0.35 per share.

Period from September 14, 2012 (inception) to December 31, 2012 and year ended December 31, 2013

        Our parent incurred, and allocated to us, $798,231 in professional services expenses in the period from inception to December 31, 2012 and $2,305,020 for the year ended December 31, 2013. This increase in expense from 2012 to 2013 was due primarily to a longer operating period of 12 months in 2013 versus three and a half months in 2012 and reflected an increase of $550,000 in legal and audit fees, an increase of $850,000 in increased marketing and public relations costs in connection with the commencement of the initial public offering process of Fantex Series Arian Foster as well as an increase of $125,000 in expenses related to our pursuit of potential contract parties, which increases were partially offset by lower costs relating to legal and regulatory structuring in 2013 as compared to 2012, including significant costs associated with commencement of operations.

        Our parent incurred, and allocated to us, personnel and related benefits expenses of $98,174 for the period from inception through December 31, 2012, and $875,718 for the year ended December 31, 2013.

        Three stockholders of our parent serve as our officers, including as our chief executive officer and chief financial officer. Although these individuals purchased founders stock in Fantex Holdings upon formation of our parent or received grants of options in our parent, prior to June 1, 2013 they had received no compensation for their services from either us or our parent. Prior to June 1, 2013, the allocation of expenses from our parent for personnel does not include imputed costs for these officers, but does include other costs incurred by our parent for those officers, such as travel, benefits and facilities expenses. Our parent began to pay cash compensation to our officers on June 1, 2013, and a portion of personnel costs allocated to us from our parent based on an estimated percentage of their time spent on our activities for the year ended December 31, 2013 was $217,860. If our parent had incurred personnel costs for these three officers, and allocated costs to us based on an estimated percentage of their time spent on our activities, such allocated costs to us from our parent would have been approximately $170,000 for the period from inception through December 31, 2012.

        We have also devoted resources to target, access and negotiate for the acquisition of brands that meet our criteria, including travel and related expenditures of $121,507, for the period from inception through December 31, 2012 and $289,131 for the year ended December 31, 2013. We believe that as we expand our operations these costs will continue to increase.

        We share our parent's real estate facility located in San Francisco, California, and we are allocated expenses from our parent equal to a portion of the facility expenses in an amount of $45,111 for the period from inception through December 31, 2012 and $92,296 for the year ended December 31, 2013. As we grow in head count, our share of the facilities expense may increase. However the rate at which our facility expense increases will depend on the head count growth at both our parent and at FBS, our parent's wholly-owned subsidiary that also shares the same facility.

        As our operations mature, we expect to continue to incur expenses of the type and nature described above. In addition, we expect to incur service fees pursuant to our management agreement with our parent. We also expect to build internal staff and begin to incur expenses on our own behalf to administer our brand contracts, including: supporting cash collection, ensuring all sources of brand income subject to our agreement are identified, potential disclosures are identified and brought to management's attention, and that our contract rights are enforced.

Liquidity and Capital Resources

        To date, we have relied primarily on our parent for liquidity and capital resources. Our parent contributed capital in the amount of $8.1 million from inception through September 30, 2014. Our parent contributed capital in the amount of $1.1 million from inception through December 31, 2012 and $4.3 million for the year ended December 31, 2013. The contributed capital includes expenses paid by our parent on our behalf, as well as an equity cash contribution of $2.0 million on April 3, 2013 to provide additional working capital to finance our operating expenses. Starting with the quarter ended September 30, 2013, we began reimbursing our parent for certain costs directly associated with operating our business. These costs include personnel and related costs for employees wholly dedicated to us, legal and other professional services directly related to our operations as well as any travel expenses incurred by wholly dedicated employees. For the year ended December 31, 2013, we reimbursed our parent approximately $1.6 million of direct costs of operations. For the nine months ended September 30, 2014 and 2013, we did not reimburse our parent for any costs of our operations and for the nine months ended September 30, 2013 we reimbursed the parent approximately $268,000 of direct costs of operations. For the nine months ended September 30, 2014 and 2013, $2.7 million and $2.0 million of our expenses, respectively, were contributed to capital.

        Our parent will continue to fund our liquidity and capital resource needs either through direct cash contributions, non-cash contributed capital for direct and indirect expenses, or a combination of both.

        On April 28, 2014, we completed our initial public offering for our Fantex Series Vernon Davis. We sold 421,100 shares for $4.21 million from which we paid underwriting costs of $0.2 million to FBS and $4.0 million (less $0.2 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) to Vernon Davis to fund the purchase price of our brand contract with him. On May 5, 2014, Vernon Davis paid us approximately $0.40 million in ABI due to us under the brand contract for the period October 30, 2013 through April 28, 2014. We attributed 95% of this ABI to Fantex Series Vernon Davis with the remaining 5% being attributed to the Fantex platform common stock. On May 29, 2014, we learned that Vernon Davis would not qualify for the 2014 workout bonus available under his current contract with the San Francisco 49ers. As a result, we did not receive $20,000 in ABI as anticipated. This did not have a material impact on the Company's liquidity or capital resources.

        On May 27, 2014, our board of directors declared a cash dividend of $0.70 per share of our Fantex Series Vernon Davis, for an aggregate payment of $294,770. The dividend was paid on August 18, 2014 to holders of such shares at the close of business on August 15, 2014. The foregoing dividend payment did not have a material impact on our liquidity or capital resources.

        On July 21, 2014, we completed our initial public offering of 523,700 shares of our Fantex Series EJ Manuel, raising gross proceeds of approximately $5.24 million. Our parent purchased 250,000 shares of Fantex Series EJ Manuel in the offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $2.5 million. In addition, certain directors of our parent purchased an aggregate of 27,934 shares of Fantex Series EJ Manuel in the offering at $10 per share for an aggregate purchase price of $279,340.

        On July 25, 2014, as consideration for future ABI under the EJ Manuel brand contract, Fantex paid EJ Manuel approximately $5.0 million (less $0.25 million to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the EJ Manuel brand contract for the period between February 14, 2014 and July 25, 2014.

        On October 21, 2014, our board of directors declared a cash dividend of $0.30 per share of our Fantex Series Vernon Davis, for an aggregate payment of $126,330. The dividend was paid on November 26, 2014 to holders of such shares at the close of business on November 25, 2014. The foregoing dividend payment did not have a material impact on our liquidity or capital resources.

        On November 3, 2014, we completed our initial public offering of 164,300 shares of our Fantex Series Mohamed Sanu, raising gross proceeds of approximately $1.64 million. Our parent purchased 78,000 shares of Fantex Series Mohamed Sanu in the offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $0.78 million. In addition, certain directors of our parent purchased an aggregate of 10,365 shares of Fantex Series Mohamed in the offering at $10 per share for an aggregate purchase price of $103,650.

        On November 3, 2014, as consideration for future ABI under the Mohamed Sanu brand contract, Fantex paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the Mohamed Sanu brand contract for the period between May 14, 2014 and November 3, 2014.

        We are not committed to any capital expenditures and certain agreements, such as rental commitments, are in the name of our parent. We expect, however, that our operations (excluding upfront payments under future brand contracts) will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. From and after April 28, 2014, we have been operating under a management agreement with our parent, pursuant to which our parent has agreed to provide us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We incurred a $26,788 fee for the nine months ended September 30, 2014, which represents a fee equal to 5% of the amount of gross cash received by us. The expense allocation from our parent was reduced by the amount of the management fee for the nine months ended September 30, 2014.

        We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to generate significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our parent to conduct our operations in accordance with the management agreement. We are dependent on the continued support of our parent; at this time our parent intends to continue to fund operations for at least the next 12 months. Our parent has no obligation to continue to finance our operations except as required under our management agreement with them.

        We believe the net proceeds from our offerings together with existing cash and cash equivalents and our parent's capital contributions will be sufficient to fund our projected operating expenses for the next 12 months. However, if our operating and other expenses are higher than we expect or our cash receipts from brand contracts are lower than we expect then we may also need to raise additional funds sooner.

        In addition, any brand contracts that we enter into in the future with other contract parties will require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, and following this offering we do not expect to, have the funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts for the foreseeable future will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stocks linked to the value of such brands. Until such time as our operations generate sufficient cash to meet the liquidity needs of our business, if ever, we expect to finance future cash needs through existing cash balances and reliance on our parent.

        In addition, cash received under our brand contracts may be subject to seasonal variation. For example, the salary under NFL player contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year and we therefore expect that there will be seasonal fluctuations in our attributed income.

Critical Accounting Policies

        Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP. The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of financial instruments, income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates.

        The critical accounting policies requiring estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are described below.

Income Taxes

        Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that we would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

        Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Fair Value Option

        The brand contracts represent a right to receive certain cash flows from the contract parties, and therefore, the brand contracts meet the definition of a financial asset under GAAP. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. We have elected to account for the brand contracts using the fair value option, with changes in fair value recognized in the statement of operations. We believe measurement of the brand contracts at fair value provides the most meaningful information to users of our financial statements, because the value of the brand contracts may increase or decrease over time based on future events. We believe that the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given period, enhances transparency, and is more in line with how we manage the risks of the brand contracts.

Fair Value of Financial Instruments

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models may involve a significant level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments' complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

  •
  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

  •
  Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

  •
  Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are our brand contracts.

        A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

        The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by our management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our management's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which our management recognizes at the end of the reporting period.

        Depending on the relative liquidity in the markets for certain assets, our management may classify assets as Level 3 if they determine that observable quoted prices, obtained directly or indirectly, are not available. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

  Valuation Process

        The valuation process involved in Level 3 measurements for assets and liabilities would be completed on no less than a quarterly basis and is designed to subject the valuation of Level 3 investments, including our brand contracts, to an appropriate level of consistency, oversight and review.

        Our internal valuation professionals, which include employees of both Fantex and our parent, Fantex Holdings, are responsible for estimating fair value based on various factors including:

  •
  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

  •
  current endorsement contracts, if any, including: amounts, duration and contract terms;

  •
  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

  •
  our estimate of potential future playing and endorsement contracts, including duration and value;

  •
  position and data specific to that position focused on estimating longevity of career;

  •
  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g. All Pro, MVP, franchise player and the like)) in order to estimate future contract values;

  •
  professional sports league imposed salary caps if appropriate; and

  •
  risk free cost of capital.

        In addition, we consider a number of qualitative factors to develop estimates used in our models, including:

  •
  the stated aspirations and goals of the contract party;

  •
  certain intangibles of the contract party, including media relationships, communication ability, "likeability," demand as a product endorser, personal drive and ambition;

  •
  social footprint (for example, number of Twitter followers);

  •
  the market in which the contract party performs and how that may impact the number and amount of endorsement opportunities;

  •
  the reach of the brand of the contract party;

  •
  value of TV contracts and the rate of growth in those contracts; and

  •
  attendance trends in the contract party's primary field of performance.

        We consider all of these factors to estimate brand income for use in a discounted cash flow model. These estimates include amounts based on existing contracts as well as our estimates of amounts to be received for anticipated future contracts. With respect to existing contracts we consider that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract and a fair current value we apply discount rates to our estimates of earnings.

        In general, we apply lower discount rates to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

        The valuation professionals, which include employees of both Fantex and our parent, Fantex Holdings, will document their considerations of this data and it is then reviewed by a valuation committee consisting of management of our parent and our officers, including our chief executive officer and chief financial officer. We then utilize the approved valuation as a basis to negotiate the purchase price of a brand contract. We will follow the same process on no less than a quarterly basis to estimate the fair value of the brand contracts that are then in effect.

        If the estimates of brand income prove to be too high and/or the discount rates used in the calculation prove to be too low then the valuation of a brand contract may be too high. In such a case, the adjustment of the estimates of brand income or the discount rate to the appropriate amount will result in the recording of a loss on the brand contract.

  Brand Contracts, at Estimated Fair Value

        The negotiated value of our brand contracts, including those brand contracts discussed below and brand contracts with any future contract parties, have been and will continue to be based on a discounted cash flow model using the procedures described above.

        In our analysis we generally consider three categories of potential brand income:

  •
  Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

  •
  Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the contract party.

  •
  Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

  Discount Rates

        In determining the discount rates to use, we consider numerous factors such as, for example, yield on CCC-rated bonds and discount rates of companies that we believe have similar attributes to ours. For example, like us, some biotechnology companies have a very small capitalization, are heavily reliant on the revenues of only a few products and in many cases, dependent on a single product, and at the time of their initial public offering, their main, if not their only product candidate, was still in development and future revenues were uncertain and may never be realized.

        For each of our current brand contracts, we based discount rates on our observations that (1) as of November 2014, yields on CCC-rated bonds have been trading at approximately 10.34% according to market research and (2) based on our internal research and discussions with industry participants, we determined that as of November 2014, the average weighted average cost of capital for a sample set of 36 then publicly-traded biotechnology companies was 10.4%.

        In addition, in determining the appropriate discount rates to use, we also consider the specific risk profile of the contract party.

  Career Length

        Our career length analysis varies based on the number of years the contract party has performed in his or her primary career, such as the NFL. To the extent the contract party has sufficient playing experience and statistical data points to build an econometric model that can more accurately predict career length, we intend to use the econometric model taking into account each of the following factors determined to be statistically significant in predicting career length:

  •
  Statistical Production.  Our research has indicated that higher statistical production leads to longer career length. In particular, we measure statistical production through a weighted combination of factors that are relevant to a specific playing position.

  •
  Ability to play positions other than the position listed on the team roster.  Our research indicates that players with the ability to play more than one position have a longer average career length.

  •
  Durability.  Our research indicates that more durable players have a longer career length. We measure durability based on a percentage of regular season games played during the total seasons completed as of the date of the analysis.

  •
  Super Bowl Participation / Pro Bowl Selection.  Our research indicates that players who have participated in at least one Super Bowl or who have been selected to at least one Pro Bowl have greater expected career length.

  •
  Draft Position.  Our research indicates that the higher the draft position, the longer the career length.

  •
  Early Career Injuries.  Our research indicates that severe injuries, determined by number of games missed (half a season) or placed on injured reserve, in a player's first through third seasons resulted in shorter career lengths.

        We have determined that players with an active playing career of four complete seasons or more have sufficient playing experience and statistical data points that are useful in building a meaningful econometric model. The respective weight assigned to each of these factors in our econometric model is dependent on the playing position of the particular contract party.

        For players with shorter careers at the time they enter into the brand contract with us, including for Alshon Jeffery, we intend to use analytical models that predict that player's career length based on factors relevant to that specific contract party, as determined on a case by case basis.

        In addition, in determining career length, we only consider players that have retired from their playing careers in order to more completely assess potential career lengths of contract parties. We believe that including players who are still active in their professional sport would artificially bias the projected career length downwards given that such a data set would include players who have just begun their careers and may continue to play for several years longer.

  Player Contract Values

        In estimating the value of the future player contracts for our contract parties, we review the contracts for players in the professional sport, retired or active, whom we believe are of similar caliber to the contract party and who have entered into contracts in a similar era, and are or were at similar ages and stages in their career at which the contract party is expected to enter into additional player contracts. The values of such contracts are adjusted for inflation to better predict the contract values of future player contracts for our contract parties.

Estimated Fair Value of Brand Contracts Consummated as of September 30, 2014

EJ Manuel Brand Contract, at Estimated Fair Value

        On February 14, 2014, we entered into a brand contract with EJ Manuel and his affiliated company, Kire Enterprises, LLC. The table below shows our estimates as of February 14, 2014, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for EJ Manuel as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand Income		% of Estimated Total Lifetime Brand Income
	Gross amount, before applying any discount rate(1)	Net amount, after applying discount rates	Gross amount, before applying any discount rate	Net amount, after applying discount rate	Weighted-average discount rate
Category A(2)	$3,723,264	$3,375,163	3.5%	6.8%	4.7%
Current NFL Contract (2014 - 2016)(3)	$3,638,264	$3,301,250	3.5%	6.7%	4.5%
Current Endorsements (2014)	$85,000	$73,913	0.1%	0.1%	15.0%
Category B	$195,000	$134,455	0.2%	0.3%	15.0%
Current NFL Contract (None)	$—	$—	—	—	15.0%
Current Endorsements (2015 and beyond)	$195,000	$134,455	0.2%	0.3%	15.0%
Category C	$101,276,268	$46,101,726	96.3%	92.9%	15.0%
Projected Player Contracts	$80,306,268	$36,167,290	76.3%	72.9%	14.7%
Projected Endorsements	$19,220,000	$9,715,512	18.3%	19.6%	15.8%
Projected Post-Career	$1,750,000	$218,924	1.7%	0.4%	20.0%

Total	$105,194,532	$49,611,344	100.0%	100.0%	14.6%

(1)
All amounts presented are gross payments due to EJ Manuel prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)
All amounts included in Category A are from and after February 14, 2014.

(3)
The amounts payable to EJ Manuel under his NFL player contract from 2014-2016 are guaranteed.
  •
  Category A—Examples of Category A income that we included in the model for EJ Manuel are his contractual salary for the 2014-2016 NFL playing seasons and amounts under existing endorsements through the 2014 NFL playing season, in each case from and after February 14, 2014.

  •
  Category B—Examples of Category B income that we included in the model for EJ Manuel are portions of EJ Manuel's current endorsement contracts for season 2015 and beyond.

  •
  Category C—Examples of Category C income that we included in the model for EJ Manuel are:

  •
  Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of EJ Manuel's current NFL player contract.

  •
  Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during EJ Manuel's NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

  •
  Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following EJ Manuel's NFL playing career.

        Our brand contract with EJ Manuel was consummated on July 25, 2014 when we paid EJ Manuel $4,975,000. We did not make any adjustments to the fair value of this brand contract from the contract inception date of February 14, 2014 until the consummation of the brand contract as we believe that our significant assumptions listed below continue to be reasonable.

        The most significant assumptions in our determination of fair value for EJ Manuel's brand contract include:

  •
  discount rates for each of Category A, Category B and Category C as set forth above;

  •
  that EJ Manuel would have an NFL career length of at least 10 years; and

  •
  that during this time he would enter into additional NFL player contracts for at least $80.31 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

        Below is a table showing the change in fair value of the EJ Manuel brand contract by Category A, Category B, and Category C from consummation of the brand contract on July 25, 2014 through September 30, 2014 (unaudited).

	Balance July 25, 2014 (Acquisition Date)			Gain / (Loss)
		Payments on Brand Contracts	Increase in Present Value				Balance September 30, 2014
EJ Manuel Brand Contract				Unrealized	Realized	Transfers
Category A
NFL Contract	$330,125	$(9,516)	$11,025	$(105)	$—	$—	$331,529
Endorsements	7,391	(8,500)	1,109	—	—	—	—
Category B
NFL Contract	—	—	—	—	—	—	—
Endorsements	13,446	(898)	—	—	(12,547)	—	—
Category C
NFL Contract	3,616,729	—	359,691	—	—	—	3,976,420
Endorsements	985,417	—	83,375	—	(253,331)	—	815,461
Post-Career	21,892	—	3,187	—	—	—	25,080

Total	$4,975,000	$(18,914)	$458,387	$(105)	$(265,878)	$—	$5,148,490

        From July 25, 2014 (the date of the consummation of the brand contract with EJ Manuel) to September 30, 2014, the Company received payments from EJ Manuel of $18,914 with $9,516 associated with his NFL player contract and $9,398 associated with endorsement contracts. As the projected future cash flows are collected and become closer to realization, the present value of the cash flows increased $458,387 with $370,716 associated with his NFL player contract and $87,671 associated with endorsement and post career contracts. The Company recorded a net loss on future endorsement contracts projections for which the company no longer believes are realizable of $265,878. The Company reduced the projected amounts of Category B and Category C near term endorsement brand income and reflects our estimates of the negative impact of EJ Manuel being replaced as the starting quarterback of the Buffalo Bills on September 29, 2014.

        For a detailed description of how we estimated the fair values of these brand contracts, see "Note 5—Investment In Brand Contracts, At Fair Value" in the notes to our financial statements.

  Vernon Davis Brand Contract, at Estimated Fair Value

        On October 30, 2013, we entered into a brand contract with Vernon Davis and his affiliated company, The Duke Marketing, LLC. The table below shows our estimates, based on the quantitative and qualitative factors described above of Category A, Category B and Category C brand income for Vernon Davis as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand Income		% of Estimated Total Lifetime Brand Income
	Gross amount, before applying any discount rate(1)	Net amount, after applying discount rates	Gross amount, before applying any discount rate	Net amount, after applying discount rate	Weighted-average discount rate
Category A(2)	$3,462,900	$3,425,002	5.7%	8.7%	4.5%
Current NFL Contract (2013)(3)	$3,414,588	$3,377,219	5.6%	8.6%	4.5%
Current Endorsements (2013)	$48,312	$47,783	0.1%	0.1%	4.5%
Category B	$10,663,000	$9,050,526	17.4%	23.1%	10.0%
Current NFL Contract (2014 and beyond)	$10,250,000	$8,699,318	16.7%	22.2%	10.0%
Current Endorsements (2014 and beyond)	$413,000	$351,208	0.7%	0.9%	10.0%
Category C	$47,133,026	$26,782,368	76.9%	68.2%	12.9%
Projected Player Contracts	$33,344,337	$19,348,544	54.4%	49.3%	13.2%
Projected Endorsements	$8,288,689	$6,047,439	13.5%	15.4%	9.7%
Projected Post-Career	$5,500,000	$1,386,385	9.0%	3.5%	15.0%

Total	$61,258,926	$39,257,896	100.0%	100.0%	11.4%

(1)
All amounts presented are gross payments due to Vernon Davis prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)
All amounts included in Category A are from and after October 30, 2013.

(3)
The amounts payable to Vernon Davis under his NFL player contract in 2013 we not guaranteed at the time we entered into the brand contract with Vernon Davis but were earned in full as of the end of the 2013 NFL season.
  •
  Category A—Examples of Category A income that we included in the model for Vernon Davis are his contractual salary for the 2013 NFL playing season and amounts under existing endorsements through the 2013 NFL playing season, in each case from and after October 30, 2013.

  •
  Category B—Examples of Category B income that we included in the model for Vernon Davis are portions of Vernon Davis's current NFL player contract and contracted endorsements and bonus for seasons 2014 and beyond.

  •
  Category C—Examples of Category C income that we included in the model for Vernon Davis are:

  •
  Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Vernon Davis's current NFL player contract.

    •
    Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Vernon Davis's NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

    •
    Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Vernon Davis's NFL playing career.

        Our brand contact with Vernon Davis was consummated on May 2, 2014 when we paid Vernon Davis $4,000,000. We did not make any adjustments to the fair value of this brand contract from the contract inception date of October 30, 2013 until the consummation of the brand contract as we believe that our significant assumptions listed below continue to be reasonable.

        The most significant assumptions in our determination of fair value for Vernon Davis' brand contract include:

  •
  discount rates for each of Category A, Category B and Category C as set forth above;

  •
  that Vernon Davis would have an NFL career length of at least 14 years; and

  •
  that during this time he would enter into an additional NFL player contract for at least $33.34 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

        Below is a table showing the change in fair value of the Vernon Davis brand contract by Category A, Category B, and Category C from consummation of the brand contract on May 2, 2014 through September 30, 2014 (unaudited).

	Balance May 2, 2014 (Acquisition Date)			Gain / (Loss)
		Payments on Brand Contracts	Increase in Present Value				Balance September 30, 2014
Vernon Davis Brand Contract				Unrealized	Realized	Transfers
Category A
NFL Contract	$337,722	$(348,320)	$5,109	$—	$5,488	$415,366	$415,365
Endorsements	4,778	(4,831)	53	—	—	—	—
Category B
NFL Contract	869,932	(130,398)	121,587	(1,778)	—	(415,366)	443,977
Endorsements	35,121	(33,305)	24,051	(7,910)	(17,957)	41,673	41,673
Category C
NFL Contract	1,934,854	—	245,285	—	—	—	2,180,139
Endorsements	678,954	—	34,026	(157,997)	—	(41,673)	513,310
Post-Career	138,639	—	20,750	—	—	—	159,389

Total	$4,000,000	$(516,854)	$450,861	$(167,685)	$(12,469)	$—	$3,753,853

        From May 2, 2014 (the date of the consummation of the brand contract with Vernon Davis) to September 30, 2014, the Company received payments from Vernon Davis of $516,854 with $478,718 associated with his NFL player contract and $38,136 associated with endorsement contracts. As the projected future cash flows are realized and become closer to realization, the present value of the cash flows increased $450,861 with $371,981 associated with his NFL player contract and $78,880 associated with endorsement and post career contracts. The unrealized losses of $167,687 were primarily associated with the changing the timing of Category C endorsement contracts to future periods. The Company recorded a net loss on endorsement contracts projections for which the company no longer believes are realizable. The gain recorded on the NFL player contract was related primarily to funds received which exceeded our initial cash flow estimates. The transfers between categories are anticipated to occur over time as the certainty of payments increases and endorsement contracts are signed and performance occurs. A transfer in category may or may not result in a change in our estimated discount rate associated with the anticipated cash flow.

        For a detailed description of how we estimated the fair values of these brand contracts, see "Note 5—Investment In Brand Contracts, At Fair Value" in the notes to our financial statements.

Estimated Fair Value of Brand Contracts not Consummated as of September 30, 2014

Alshon Jeffery Brand Contract, at Estimated Fair Value

  Alshon Jeffery Estimated Brand Income

        On September 18, 2014, we entered into a brand contract with Alshon Jeffery and his affiliated company, Ben and Jeffery Inc. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Alshon Jeffery as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand Income		% of Estimated Total Lifetime Brand Income
	Gross amount, before applying any discount rate(1)	Net amount, after applying discount rates	Gross amount, before applying any discount rate	Net amount, after applying discount rate	Weighted- average discount rate
Category A(2)	$773,438	$740,132	0.73%	1.21%	4.50%
Current NFL Contract (2014)	$753,438	$720,993	0.71%	1.18%	4.50%
Endorsements	$20,000	$19,139	0.02%	0.03%	4.50%
Category B	$195,440	$143,198	0.19%	0.24%	15.00%
NFL Contract (2015)(3)	$—	$—	—	—	—
Endorsements (2015 and beyond)	$195,440	$143,198	0.19%	0.24%	15.00%
Category C	$104,330,610	$60,199,928	99.08%	98.55%	11.96%
Projected Player Contracts	$100,196,050	$58,327,405	95.15%	95.49%	11.81%
Projected Endorsements	$3,884,560	$1,843,543	3.69%	3.02%	15.02%
Projected Post-Career	$250,000	$28,980	0.24%	.05%	20.00%

Total	$105,299,488	$61,083,258	100.00%	100.00%	11.87%

(1)
All amounts presented are gross payments due to Alshon Jeffery prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)
Amounts in Current NFL Contract are from and after September 7, 2014. Amounts in Endorsements are from and after September 18, 2014.

(3)
As part of our estimate of Alshon Jeffery's brand income we have assumed that Alshon Jeffery will renegotiate his NFL playing contract prior to the 2015 season and as such we did not include the any brand income in Category B that is payable to Alshon Jeffery for the 2015 under his current NFL contract.
  •
  Category A—Examples of Category A income that we included in the model for Alshon Jeffery is his contractual salary for the 2014 NFL playing season, from and after September 7, 2014, and amounts guaranteed under existing endorsements, from and after September 18, 2014.

  •
  Category B—Examples of Category B income that we included in the model for Alshon Jeffery are the portions of Alshon Jeffery's current endorsement contracts for season 2015 and beyond.

  •
  Category C—Examples of Category C income that we included in the model for Alshon Jeffery are:

  •
  Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the 2014 season.

  •
  Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Alshon Jeffery's NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

  •
  Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Alshon Jeffery's NFL playing career.

        The most significant assumptions in our determination of fair value for Alshon Jeffery's brand contract include:

  •
  discount rates for each of Category A, Category B and Category C as set forth above;

  •
  that Alshon Jeffery would have an NFL career length of at least 11 years; and

  •
  that during this time he would renegotiate his current NFL playing contract after the 2014 season and that he would be paid significantly more for the 2015 season than is specified in his current NFL contract and enter into additional NFL player contracts for at least $100.2 million in total.

  Alshon Jeffery Discount Rates

        In determining the expected brand income for Alshon Jeffery, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Alshon Jeffery has only played two seasons in the NFL.

  Alshon Jeffery Career Length

        Alshon Jeffery has been a wide receiver in the NFL for less than four years. Therefore, we did not use an econometric model in determining his expected career length. Instead our valuation professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie or second NFL seasons between 1980 and 2013. Catching 1.875 passes per team game is a common threshold used in performing statistical comparisons of NFL wide receivers. According to www.nfl.com, there were a total of 305 wide receivers in this data set, of which 220 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl selection and draft position, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 220 to arrive at the sample size of the 15 most comparable wide receivers to Alshon Jeffery (based on the above criteria). We then calculated the weighted average career length of the 15 most comparable players to Alshon Jeffery. Based on the weighted average career length of these 15 wide receivers, we determined that Alshon Jeffery would have an estimated career length of 10.86 years, which we rounded up to 11 years for the purposes of our valuation because we do not believe players of Alshon Jeffery's caliber are generally cut from the roster in the middle of a season.

Wide Receiver	Career Length(1)	Weights Applied to Career Length	Weight- Adjusted Career Length
Brian Blades	11	11.57%	1.27
Anthony Miller	10	9.37%	0.94
Andre Rison	14	9.10%	1.27
Al Toon	8	9.06%	0.73
Sterling Sharpe	7	8.68%	0.61
Torry Holt	12	7.84%	0.94
Chris Collinsworth	8	6.75%	0.54
Mike Quick	9	5.88%	0.53
Johnny Knox	4	5.17%	0.21
Louis Lipps	9	4.90%	0.44
Mark Duper	11	4.83%	0.53
Jerry Rice	20	4.66%	0.93
Henry Ellard	16	4.47%	0.71
Irving Fryar	17	4.24%	0.72
Randy Moss	14	3.47%	0.49

Total		100.00%	10.86

(1)
Career lengths from NFL.com

Alshon Jeffery Projected NFL Player Contracts

        Due to Alshon Jeffery's high level of achievement during the 2013 NFL season and that Alshon Jeffery could become a free agent following the 2015 NFL season, we assumed that Alshon Jeffery would not play out his existing NFL contract. Rather we assumed, as part of our estimate of the value of Alshon Jeffery's brand contract, that his NFL player contract would be renegotiated prior to the 2015 NFL season. In determining that Alshon Jeffery would enter into two additional NFL player contracts, we assumed that he would have a career length of 11 years, as discussed above.

  Alshon Jeffery's Second NFL Player Contract

        Alshon Jeffery has completed two seasons in the NFL and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that Alshon Jeffery would not play out his existing NFL contract but would renegotiate his contract prior to the 2015 NFL season. We estimated that Alshon Jeffery would enter into a second NFL player contract prior to the 2015 season, his fourth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 305 wide receivers who caught 1.875 passes per team game over the regular season in their rookie or second NFL seasons between 1980 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their third and fifth NFL seasons in 1999 or thereafter, resulting in a set of 92 players who have entered into a total of 109 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 92 to arrive at the reduced sample size of the ten most comparable players. We then calculated the weighted average length and weighted average annual value of ten contracts signed by the ten most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

Wide Receiver	Calendar Year And Season In Which The New Contract Was Executed	Contract Length	Total Compensation Under The Contract	Average Annual Compensation Under The Contract	Inflation Adjusted Average Annual Compensation Amounts to Year 2016(1)	Weights Applied To Contract Length And Contract Amounts	Weight- Adjusted Contract Length	Weight Inflation Adjusted Average Annual Compensation Under The Contract
Anquan Boldin	2005; prior to season 3	6	$23,500,000	$3,917,000	$8,197,320	18.55%	1.11	$1,520,790
Andre Johnson	2007; prior to season 5	6	$59,700,000	$9,958,000	$18,119,436	13.09%	0.79	$2,371,861
Torry Holt	2003; prior to season 5	7	$42,000,000	$6,000,000	$14,444,454	13.07%	0.92	$1,888,598
Percy Harvin	2013; prior to season 5	6	$64,245,000	$10,708,000	$12,801,620	12.71%	0.76	$1,627,550
DeSean Jackson	2012; prior to season 5	5	$48,500,000	$9,700,000	$12,437,866	10.00%	0.50	$1,243,278
Larry Fitzgerald	2008; prior to season 5	4	$40,000,000	$10,000,000	$16,965,370	8.22%	0.33	$1,393,970
Steve Smith	2004; prior to season 4	6	$26,100,000	$4,350,000	$9,764,316	7.86%	0.47	$767,067
Antonio Brown	2012; prior to season 3	5	$41,960,000	$8,392,000	$10,760,678	6.46%	0.32	$694,932
Randy Moss	2001; prior to season 4	8	$75,000,000	$9,375,000	$25,960,660	5.71%	0.46	$1,482,784
Eddy Royal	2012; prior to season 5	3	$13,500,000	$4,500,000	$5,770,144	4.33%	0.13	$249,914

Averages		5.60	$43,455,500	$7,690,000	$13,522,186

Total						100.00%	5.79	$13,240,739

(1)
Compensation was adjusted for inflation, from the year in which the players entered into an NFL player contract to the year 2014, based on an annual inflation rate of 7.25%. This inflation rate was determined based upon the compound annual growth rate of salaries for NFL wide receivers that participated in a Pro Bowl and signed contracts between years 4 and 6 of their career between 2003 and 2013. Compensation was adjusted for inflation, from 2014 to 2016, based on an annual inflation rate of 5.58%. The inflation rate used for this two year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

        The weighted average contract length was 5.79 years, which we rounded up to six years. We estimated that Alshon Jeffery will receive a six year contract in 2015 with a total value of $79.4 million.

  Alshon Jeffery's Third NFL Player Contract

        We estimated that Alshon Jeffery would enter into a third NFL player contract prior to the 2021 season, his tenth NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 305 wide receivers who caught 1.875 passes per team game over the regular season in their rookie or second NFL seasons between 1980 and 2012. We then limited this data set to wide receivers who have entered into NFL player contracts between their ninth and eleventh NFL seasons in 1999 or thereafter, resulting in a set of 35 players who have entered into a total of 44 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), touchdowns and games played), Pro-Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Alshon Jeffery (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 35 to arrive at the reduced sample size of the six most comparable players. These six players signed a total of eight contracts between their ninth and eleventh NFL seasons. We then calculated the weighted average length and weighted average annual value of the eight contracts signed by the six most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

Wide Receiver	Calendar Year And Season In Which The New Contract Was Executed	Contract Length	Total Compensation Under The Contract	Average Annual Compensation Under The Contract	Inflation Adjusted Average Annual Compensation Amounts to Year 2022(1)	Weights Applied to Contract Length and Contract Amounts	Weight- Adjusted Contract Length	Weight Inflation Adjusted Average Annual Compensation Under The Contract
Torry Holt	2009; prior to season 11	3	$20,000,000	$6,667,000	$14,608,762	36.43%	1.09	$5,321,622
Randy Moss	2007; prior to season 10	1	$3,000,000	$3,000,000	$7,561,719	7.96%	0.08	$601,652
Randy Moss	2008; prior to season 11	3	$27,000,000	$9,000,000	$21,151,661	7.96%	0.24	$1,682,942
Keyshawn Johnson	2004; prior to season 9	4	$13,750,000	$3,437,500	$10,688,922	6.02%	0.24	$643,144
Keyshawn Johnson	2006; prior to season 11	4	$14,000,000	$3,500,000	$9,461,601	6.02%	0.24	$569,297
Chris Chambers	2010; prior to season 10	3	$12,000,000	$4,000,000	$8,172,734	11.92%	0.36	$974,495
Darell Jackson	2008; prior to season 9	1	$1,500,000	$1,500,000	$3,525,277	11.85%	0.12	$417,789
Braylon Edwards	2013; prior to season 9	1	$840,000	$840,000	$1,391,217	11.85%	0.12	$164,866

Averages		2.50	$11,511,250	$3,993,021	$9,570,237

Total						100.00%	2.49	$10,375,807

(1)
Compensation was adjusted for inflation, from the year in which the players entered into an NFL player contract to the year 2014, based on an annual inflation rate of 7.25%. This inflation rate was determined based upon the compound annual growth rate of salaries for NFL wide receivers that participated in a Pro Bowl and signed contracts between years 4 and 6 of their career between 2003 and 2013. Compensation was adjusted for inflation, from 2014 to 2021, based on an annual inflation rate of 5.58%. The inflation rate used for this seven year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

        The weighted average contract length was 2.49 years, which we rounded down to two years. We estimated that Alshon Jeffery will receive a two year contract in 2021 with a total value of $20.8 million.

  Alshon Jeffery's Endorsements

        In determining that Alshon Jeffery would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that significantly exceed the compensation that he has had historically from these sources, we considered that endorsement income can be increased for players in skill positions who demonstrate a sustained and consistent level of success and achievement at their position. We believe Alshon Jeffery can demonstrate consistent success as a wide receiver in the NFL, and, therefore, we believe he is a good candidate to realize a higher level of endorsement income.

        If any of our assumptions are incorrect then our estimate of the fair value of Alshon Jeffery's brand contract may be too high.

Michael Brockers Brand Contract, at Estimated Fair Value

        On January 9, 2015, we entered into a brand contract with Michael Brockers and his affiliated company, Brockers Marketing, LLC. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Michael Brockers as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand Income		% of Estimated Total Lifetime Brand Income
	Gross amount, before applying any discount rate(1)	Net amount, after applying discount rates	Gross amount, before applying any discount rate	Net amount, after applying discount rate	Weighted-average discount rate
Category A(2)	$2,500,926	$2,351,224	3.46%	6.92%	4.5%
Current NFL Contract (2014 & 2015)	$2,500,926	$2,351,224	3.46%	6.92%	4.5%
Current Endorsements (none)	$—	$—	—	—	—
Category B	$—	$—	—	—	—
Current NFL Contract (none)	$—	$—	—	—	—
Current Endorsements (none)	$—	$—	—	—	—
Category C	$69,823,275	$31,638,787	96.54%	93.08%	14.82%
Projected Player Contracts	$69,073,275	$31,375,089	95.51%	92.31%	14.79%
Projected Endorsements	$500,000	$239,548	0.69%	0.70%	16.25%
Projected Post-Career	$250,000	$24,150	0.35%	0.07%	20.00%

Total	$72,324,201	$33,990,011	100.00%	100.00%	14.46%

(1)
All amounts presented are gross payments due to Michael Brockers prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)
All amounts included in Category A are from and after October 15, 2014 and are guaranteed.
  •
  Category A—Category A income that we included in the model for Michael Brockers is his contractual salary for the 2014 and 2015 NFL playing seasons from and after October 15, 2014.

  •
  Category B—An example of Category B income that would be included in the model are portions of a player's current endorsement contracts for the 2015 NFL season and beyond.

  •
  Category C—Examples of Category C income that we included in the model for Michael Brockers are:

  •
  Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Michael Brockers's current NFL player contract.

  •
  Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Michael Brockers's NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

  •
  Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Michael Brockers's NFL playing career.

        The most significant assumptions in our determination of fair value for Michael Brockers's brand contract include:

  •
  discount rates for each of Category A, Category B and Category C as set forth above;

  •
  that Michael Brockers would have an NFL career length of at least 12 years; and

  •
  that during this time he would play out his existing NFL player contract and enter into two additional NFL player contracts for at least $69.07 million in total.

Mohamed Sanu Brand Contract, at Estimated Fair Value

        On May 14, 2014, we entered into a brand contract with Mohamed Sanu. At that time we estimated the fair value of the brand contract to be approximately $1.56 million. We have not recorded any adjustments for changes in fair value for this brand contract from the contract inception date of May 14, 2014 through September 30, 2014 as we believe that our significant assumptions used to arrive at that fair value continue to be reasonable as of September 30, 2014. On November 3, 2014, we completed the initial public offering of our Fantex Series Mohamed Sanu. On November 3, 2014, as consideration for future ABI under the Mohamed Sanu brand contract, we paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the brand contract for the period between May 14, 2014 and November 3, 2014.

        The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Mohamed Sanu as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand Income		% of Estimated Total Lifetime Brand Income
	Gross amount, before applying any discount rate(1)	Net amount, after applying discount rates	Gross amount, before applying any discount rate	Net amount, after applying discount rate	Weighted-average discount rate
Category A(2)	$590,000	$564,593	2.03%	3.62%	4.50%
Current NFL Contract (2014)	$590,000	$564,593	2.03%	3.62%	4.50%
Current Endorsements (None)	$—	$—	—	—	—
Category B	$680,000	$561,983	2.34%	3.60%	10.00%
Current NFL Contract (2015)	$680,000	$561,983	2.34%	3.60%	10.00%
Current Endorsements (None)	$—	$—	—	—	—
Category C	$27,776,524	$14,479,031	95.63%	92.78%	16.43%
Projected Player Contracts	$27,176,524	$14,238,846	93.56%	91.24%	16.40%
Projected Endorsements	$350,000	$198,454	1.20%	1.27%	16.34%
Projected Post-Career	$250,000	$41,731	0.86%	0.27%	20.00%

Total	$29,046,524	$15,605,608	100.00%	100.00%	16.04%

(1)
All amounts presented are gross payments due to Mohamed Sanu prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the

  CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)
All amounts included in Category A are from and after May 14, 2014.
  •
  Category A—An example of Category A income that we included in the model for Mohamed Sanu is his contractual salary for the 2014 NFL playing season after May 14, 2014.

  •
  Category B—An example of Category B income that we included in the model for Mohamed Sanu is contractual salary for the 2015 NFL playing season.

  •
  Category C—Examples of Category C income that we included in the model for Mohamed Sanu are:

  •
  Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Mohamed Sanu's current NFL player contract.

  •
  Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Mohamed Sanu's NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

  •
  Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Mohamed Sanu's NFL playing career.

        Our brand contract with Mohamed Sanu was consummated on November 3, 2014 when we paid Mohamed Sanu $1,560,000. We did not make any adjustments to the fair value of this brand contract from the contract inception date of May 14, 2014 until the consummation of the brand contract as we believe that our significant assumptions listed below continue to be reasonable.

        The most significant assumptions in our determination of fair value for Mohamed Sanu's brand contract include:

  •
  discount rates for each of Category A, Category B and Category C as set forth above;

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  that Mohamed Sanu would have an NFL career length of at least 9 years; and

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  that during this time he would enter into additional NFL player contracts for at least $27.18 million in total.

Arian Foster Brand Contract, at Estimated Fair Value

        On February 28, 2013, we entered into a brand contract with Arian Foster and his affiliated company, The Ugly Duck, LLC and amended and restated such contract on each of May 24, 2013 and August 21, 2013. On November 12, 2013, after confirming reports that Arian Foster will undergo season ending back surgery, we announced that we were postponing the offering for Fantex Series Arian Foster. Although Arian Foster has recently returned to the playing field, we intend to monitor Arian Foster's on field performance and health and intend to continue with the offering of Fantex Series Arian Foster at an appropriate time in the future. We cannot guarantee that the offering of Fantex Series Arian Foster will be consummated or that the offering will be resumed upon the same terms or that the valuation of the Arian Foster brand value has not changed.

Income (Loss) From Brand Contracts

        We recognize income from brand contracts when cash or other considerations are received by the contract party under included contracts, which is the point at which we earn the right to our proportionate share of amounts received by the contract party. Other considerations received by the contract party may include stock, automobiles, or other items of value. In the event other considerations are received by the contract party, we will recognize income from brand contracts equal to our proportionate share of the estimated fair value of the other considerations received, and will receive payment in either cash or such other considerations based on the contractual arrangement. Amounts due to us under the brand contract are either remitted directly from the source of such income or through payment by the contract party. The brand contract stipulates that income once we earn it is not subject to recapture by the contract party.

        For purposes of our financial statements and the notes thereto, cash received under the brand contract will either be recognized as a reduction of our carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction of carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt. For example, if we expect to receive $1.0 million from a contract party on January 1, 20X5 after entering into the brand contract on January 1, 20X4 and based on our discount rate pay $0.9 million for such cash receipt the Company will recognize $0.1 million in income (loss) from brand contracts in the year ended December 31, 20X4. In this case, the entire $1.0 million received in January 20X5 will be recognized as a reduction of our carrying value. If on the other hand the $1.0 million cash is received in December 20X4 a portion will be recognized as income (loss) from brand contracts in the fourth quarter of the year ended December 31, 20X4.

        Additionally, the timing of changes in our estimates of future cash flows will impact whether cash receipts are recognized as a reduction of our carrying value or as income (loss) from brand contracts. If for example we increase our estimate of future cash flows and such increased cash flows are not received until a future period, such increase will be recognized as income (loss) from brand contracts and the majority of such future cash flow will be recognized as a reduction of carrying value of our investment. If on the other hand our expected cash flows increase and were not foreseen and therefore not expected until the period in which the cash is actually received the entire cash amount will be recognized as income (loss) from brand contracts.

        Expected cash flows will be based on the included contracts the contract party has in place and the expectations of future contracts. As it becomes more likely that the contract party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction of carrying value of our investment. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand contract and the likelihood of collection of future contracted amounts.

        Income (loss) from brand contracts are based on an estimate of expected cash flows and the associated expected discount rate. Changes in fair value resulting from changes in the expected performance of the brand contract or market factors are included in income (loss) from brand contracts in the statement of operations.

        We are entitled to certain information and audit rights pursuant to the brand contracts that enable us to adequately calculate and collect the ABI under the brand contract. In addition to such annual audit rights, we intend to create a contract administration and surveillance division to proactively monitor and administer our rights under the brand contracts. Following the execution of a brand contract, the contract administration and surveillance division shall prepare a schedule charting the timing and amounts of expected future payments associated with that certain counterparty's existing contracts that are subject to our brand contract, along with the term and the expected timing each contract would be expected to be renegotiated or renewed. The division will also be tasked with ensuring that all directives to pay Fantex directly have been executed and accepted by the parties making such payments. We will contact the contract party at renewal terms to determine whether the contracts will be renewed and take necessary steps to ensure that any new agreements are covered under the brand contract.

        The division will also be tasked with reviewing each brand contract quarterly and to contact each of our contract parties to determine if the parties entered into additional agreements or renegotiated existing agreements that may impact our ABI. To supplement these direct inquiries, this division will also monitor social and mainstream media on at least a weekly basis for information relevant to our brand contract or relationship with each of our contract parties, including trade rumors, reports of new endorsements or other agreements that may be subject to our brand contract with such contract parties, reports of renegotiation of existing agreements and reports of personal behavior that may be beneficial or detrimental to the brand contract in general.

        In addition to the above, in the event that expected payments are not received on a timely basis (generally within five days of receipt of income by the contract party), we will attempt to contact the contract party and resolve any issues of nonpayment amicably. If our efforts are unsuccessful, any issues with contract payments will initially be escalated to senior management for resolution. Depending on the nature and materiality of the contract party's nonperformance, we may initiate legal action to recover any unpaid amounts under the brand contract. Significant or continuous nonpayment may be material and may trigger additional disclosure under the Securities Act as well as impair the fair value of the asset on our books.

Election to Opt Out of Transition Period

        Section 102(b)(1) of the JOBS Act exempts "emerging growth companies" from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard.

        The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. Fantex has elected to opt out of the extended transition period.

Off-Balance Sheet Arrangements

        We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Qualitative and Quantitative Disclosures of Market Risk

        We did not have during the periods presented, and we do not currently have, any market risk sensitive instruments, as defined in the rules and regulations of the SEC.

Contractual Obligations

        Our principal contractual obligations are limited to our obligations under our management agreement with our parent and our brand contracts with Alshon Jeffery, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster. We are not committed to any future capital expenditures, including rental commitments, which are solely in the name of our parent. See "—Results of Operations" for additional information on the allocation of rent expenses from Fantex Holdings to us.

Arian Foster Brand Contract

        We must pay $10.0 million to Arian Foster upon the consummation of the offering of Fantex Series Arian Foster. We will have no further financial obligation to Arian Foster under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Michael Brockers Brand Contract

        We must pay $3.44 million to Michael Brockers upon the consummation of the offering of Fantex Series Michael Brockers. We will have no further financial obligation to Michael Brockers under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Vernon Davis Brand Contract

        As discussed above and in the notes to the financial statements, on May 2, 2014, we paid Vernon Davis a one-time cash amount of $4.0 million as consideration for the ABI under our brand contract with him. We have received approximately $0.5 million from Vernon Davis as ABI from October 30, 2013 (date of the brand contract) through September 30, 2014. We have no further financial obligation to Vernon Davis under the brand contract, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

EJ Manuel Brand Contract

        As discussed above and in the notes to the financial statements, on July 25, 2014, we paid EJ Manuel a one-time cash amount of approximately $5.0 million (less approximately $0.25 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) as consideration for the ABI under our brand contract with him. We have received approximately $19,000 from EJ Manuel as ABI from February 14, 2014 (date of the brand contract) through September 30, 2014. We have no further financial obligation to EJ Manuel under the brand contract, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Alshon Jeffery Brand Contract

        We must pay $7.94 million to Alshon Jeffery upon the consummation of this offering. We will have no further financial obligation to Alshon Jeffery under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Mohamed Sanu Brand Contract

        As discussed above and in the notes to our financial statements, on November 3, 2014, we paid Mohamed Sanu a one-time cash amount of approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us and ABI due to us under the brand contract for the period between May 14, 2014 and November 3, 2014) as consideration for the ABI under our brand contract with him. We have no further financial obligation to Mohamed Sanu under the brand contract, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Management Agreement

        We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to reduction of carrying value but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

        The agreement will have an initial term through December 31, 2014, and will automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

        The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

MANAGEMENT AND ATTRIBUTION POLICIES

        We have established policies for purposes of managing and attributing our assets and liabilities between and among our platform common stock and other tracking stocks that we have established or intend to establish from time to time. Set forth below are these management and attribution policies as of July 24, 2014.

        As a general principle, we expect that all material matters in which holders of any series of our common stock may have divergent interests (including our platform common stock and any tracking stocks that we may issue from time to time) will be generally resolved in a manner that is in the best interests of our company and all of our stockholders after giving fair consideration to the interests of the holders of each series of our common stock, as well as such other or different factors considered relevant by our board of directors (or any committee of our board of directors authorized for this purpose, including the conflicts committee of our board of directors).

Changes or Exceptions to our Policy

        On and after July 24, 2014, we will not materially modify, change, rescind or create exceptions to these policies, or adopt any material additional policies, unless we first obtain both the consent of our board of directors and a majority of the then outstanding shares of our common stock. In addition, we will not modify or change any restriction on reattributing underlying assets of a tracking stock, as described below under "—Restriction on Reattributing Underlying Assets of a Tracking Stock," without also obtaining the consent of a majority of the then outstanding shares of the applicable tracking stock.

        We will notify our stockholders in advance of any such proposed changes or exceptions to these policies through an information statement filed with the SEC, and if such changes or exceptions are approved then we will notify our stockholders of such changes or exceptions through the filing of a Current Report on Form 8-K within four business days after such changes or exceptions are approved by our stockholders. Upon any such approval any such changes or exceptions will be binding and conclusive on all holders of our common stock.

        However, we will not notify our stockholders of any modification, change, exception, rescission or addition to these policies if we determine that it is not material to the holders of any series of our common stock, in each case with such holders of such series taken together as a whole.

Tracking Stocks

        We intend to enter into brand contracts on an ongoing basis, and we intend to create a separate tracking stock in connection with each new brand contract, with such tracking stock intended to track and reflect the economic performance of the related brand contract. We will refer to each of these in general as a tracking stock, though each tracking stock will also be given a specific name at the time we create a new tracking stock. In general, a new tracking stock will be established from time to time concurrently with the initial public offering of that tracking stock.

Attribution

        We will attribute assets and liabilities to each tracking stock in accordance with these policies. By attributing assets and liabilities to a tracking stock we mean that we will designate such assets and liabilities for the account of that tracking stock on our internal financial accounts, and prepare our unaudited attributed financial information in accordance with such attributions.

        We will attribute the following assets and liabilities to each of our tracking stocks:

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  a fixed percentage of our ABI from the brand contract associated with a tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract. We sometimes refer to this percentage of ABI as the "underlying asset" for a tracking stock;

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  any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract, provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

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  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

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  as income, any covered amounts, as described below, for the brand contract associated with such tracking stock; and

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  as an expense, the pro rata share of any covered amounts, as described below, relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

        We will also attribute the following additional assets and liabilities to a tracking stock:

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  all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

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  any acquisitions or investments made from assets that are included in such tracking stock.

Restriction on Reattributing Underlying Assets of a Tracking Stock

        Once we create a tracking stock and designate the "underlying assets" for that tracking stock we will not reallocate or reattribute such underlying assets to any other tracking stock, except in the limited circumstances and to the extent described below under "—Covered Amounts" and "—Financing Activities," or to our platform common stock, provided that the foregoing shall not be deemed to restrict any conversion of a tracking stock to platform common stock upon the terms set forth in our certificate of incorporation. We refer to the restrictions in the immediately preceding sentence as the "restriction on reattributing underlying assets of a tracking stock."

Platform Common Stock

        Our platform common stock will initially have attributed to it all of our assets and liabilities that are not specifically attributed to our tracking stocks, whether currently existing or that we may establish from time to time. The assets attributed to the platform common stock will thus include, for example, any portion of the ABI for any brand contract that is not specifically attributed to the associated tracking stock. For example, we will attribute the 5% of our ABI under our initial brand contracts to the platform common stock, and expect to attribute a similar amount for each of our future brand contracts. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Covered Amounts

        As described above, income (and assets) and liabilities will generally be attributed to a tracking stock based on the income and liabilities of that tracking stock. However, if as a result of any debtor relief laws we do not receive any portion of our ABI from a brand contract then we will nonetheless attribute income during any period to the corresponding tracking stock in an amount equal to the difference between any amounts we actually receive under that brand contract and the amounts to which we would otherwise have been entitled to receive but for the debtor relief law. We refer to such difference as a covered amount.

        In such a case, the covered amount will also be attributed as a general expense of Fantex, and we will attribute the pro rata share of any covered amounts to each tracking stock as an expense, as discussed above.

        For purposes of this policy, "debtor relief laws" means the U.S. Bankruptcy Code, as now and hereafter in effect, or any successor statute to the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

Fiduciary and Management Responsibilities, Conflicts Committee

        Because each of our platform common stock and tracking stock will be part of a single company, our directors and officers will have the same fiduciary duties to stockholders of our company as a whole (and not to the holders of any specific series of our common stock). Under Delaware law, a director or officer may be deemed to have satisfied his or her fiduciary duties to our company and its stockholders if that person is independent and disinterested with respect to the action taken, is adequately informed with respect to the action taken and acts in good faith taking into account the interests of all of our stockholders as a whole. Our board of directors and officers, in establishing and applying policies with regard to intra-company matters such as business transactions between our different series of common stock, and attribution of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information that could benefit or cause relative detriment to the stockholders of any individual series of our common stock and will seek to make determinations that are in our company's best interests and the best interests of our stockholders as a whole. If and when there are conflicting interests between any holders of any series of our common stock, our directors will use good faith business judgment to resolve such conflicts, including if applicable in the judgment of our board of directors, through our conflicts committee.

        Our board of directors has established a conflicts committee that is responsible for reviewing all of our related party transactions in which our parent company, Fantex Holdings, is a party with an interest adverse to our interests or any outstanding tracking stock, including any decision to convert any of our outstanding tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designation creating such tracking stock. Following the consummation of this offering Fantex Holdings will be the sole holder of shares of our platform common stock. Our board of directors has also determined that each member of the conflicts committee must (a) satisfy the audit committee independence requirements under the rules and regulations of the SEC that would be applicable to Fantex if our shares were listed on a national securities exchange such as Nasdaq, (b) not have been an employee or director of our parent company at any time in the three years prior to his or her appointment to the conflicts committee and (c) not have any material interest in Fantex or Fantex Holdings.

Dividend Policy

        Our board of directors is permitted, but not required, to declare and pay dividends on our platform common stock or any of our tracking stocks in an amount up to the "available dividend amount" for the applicable series, to the extent permitted by the Delaware General Corporation Law.

        The available dividend amount for any tracking stock is as of any date an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

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  the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or

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  if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

        The available dividend amount for our platform common stock is as of any date an amount equal to the amount of our total assets legally available for the payment of dividends under Delaware law, less the aggregate amount of the "available dividend amount" for all of our then outstanding tracking stocks.

        Following this offering, we intend to pay quarterly cash dividends out of available cash for each tracking stock, if outstanding, equal to an amount in excess of 20% of the "available dividend amount" for each such tracking stock, provided such dividend is not expected to have a material impact on our liquidity or capital resources. Our board of directors has discretion to declare a dividend on any series of common stock without declaring a dividend on any other series of our common stock. In general, our board of directors does not expect to declare dividends on any series of common stock in an amount greater than the attributed cash on hand for such series.

        Our board of directors may change its dividend policy at any time and from time to time, and we may retain some or all available funds and future income to support our operations and finance the growth and development of our business. However, our board of directors will not in any event change the definition of "available dividend amount" for any series of our common stock or declare dividends on any series of our common stock in excess of the "available dividend amount" for that series.

Financing Activities

General

        We may from time to time invest surplus cash, issue and repay short-term and long-term debt and the issue and repurchase any outstanding tracking stocks.

        If we change the attribution of cash or other property from one tracking stock to another, we will account for such change as a short-term loan unless our board of directors determines that a given change in attribution should be accounted for as a long-term loan, an inter-series equity investment, as a reduction of an inter-series equity investment or as a transfer in exchange for cash or other assets. See "—Inter-Series Loans" and "—Inter-Series Investments" below.

        Our board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors our board of directors may consider in making this determination include:

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  the financing needs and objectives of the receiving tracking stock;

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  the investment objectives of the transferring tracking stock;

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  the current and projected capital structure of each tracking stock;

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  the relative levels of internally generated funds of each tracking stock; and

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  the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        Our board of directors will make all changes in the attribution of material assets from one series to the other on a fair value bass, as determined in good faith by the board of directors. For accounting purposes, all such assets will be deemed reattributed at their carryover basis. To the extent that this amount is different than the fair value of the inter-series loan or inter-series equity investment created in the transaction, this difference will be recorded as an adjustment to the series equity. No gain or loss will be recognized in the statement of operations information for the tracking stock due to the related party nature of such transactions.

Inter-Series Loans

        If one tracking stock is deemed to lend to another, our board of directors will determine the terms of such loan, including the rate at which it will bear interest. Our board of directors will determine the terms of any inter-series loans, either in specific instances or by setting applicable policies generally, in the exercise of its informed business judgment. Factors our board of directors may consider in making this determination include:

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  our company's needs;

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  the use of proceeds of the receiving tracking stock;

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  the capital expenditure plans of and the investment opportunities available to each tracking stock; and

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  the availability, cost and time associated with alternative financing sources.

        If an inter-series loan is made, we intend to account for the loan based on its stated terms, and the resulting activity, such as interest amounts, will be recorded in the separate series financial results to be included in our financial statements but will be eliminated in preparing our financial statement balances.

Inter-Series Investments

        An inter-series investment is an equity investment that holders of one tracking stock may make in another tracking stock. Inter-series investments would be represented by the issuance of shares of the tracking stock into which an equity investment may be made.

Equity Issuance and Repurchases and Dividends

        We will reflect all financial effects of issuances and repurchases of shares relating to any single tracking stock in our own financial information. We will reflect financial effects of dividends or other distributions on, and purchases of, shares relating to each tracking stock in the unaudited attributed financial information.

Inter-Series Contracts

        The terms of all current and future material transactions, relationships and other matters between and among our platform common stock and any series of tracking stock, including those as to which the holders of any tracking stock may have potentially divergent interests, will be determined in a manner considered by our board of directors to be in our company's best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee.

Review of Corporate Opportunities

        In cases where a material corporate opportunity may appropriately be viewed as one that could be pursued by holders of more than one tracking stock, our board of directors may, independently or at the request of management, review the attribution of that corporate opportunity to one of, or between, such tracking stocks. In accordance with Delaware law, our board of directors will make its determination with regard to the attribution of any such opportunity and the benefit of such opportunity in accordance with their good faith business judgment of our company's best interests and the best interests of our stockholders as a whole. In certain circumstances, decisions of our board of directors may also be subject to the approval of our conflicts committee. Among the factors that our board of directors may consider in making this attribution is:

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  whether a particular corporate opportunity is principally related or complementary to the business focus or strategy of any particular tracking stock;

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  whether one tracking stock will be better positioned to undertake the corporate opportunity than another tracking stock;

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  existing contractual agreements and restrictions; and

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  the financial resources and capital structure of each tracking stock.

Financial Statements and Other Financial Information

        We will present financial statements in accordance with GAAP, consistently applied. We will also provide unaudited attributed financial information as an exhibit to our periodic reports that we file pursuant to the Exchange Act. The unaudited attributed financial information will show the attribution of our assets, liabilities, income (loss) from brand contracts, expenses and cash flows to each of the tracking stocks and our platform common stock, in accordance with the attribution policies set forth above. Unaudited attributed financial information will also include, if applicable, attributed portions of our debt, interest and taxes, in accordance with the attribution policies set forth above. We will make these attributions for the purpose of preparing such information; however, holders of our tracking stocks and our platform common stock will continue to be subject to all of the risks associated with an investment in our company and all of our company's businesses, assets and liabilities.

        In addition to the unaudited attributed financial information, at least until such time as we no longer have significant concentration among our tracking stocks relative to our consolidated financials, we will include in our audited annual reports statements of cash receipts from included contracts with respect to each of our brand contracts.

Taxes

General Policies

        Taxes and tax benefits, payments that are required to be made by, or are entitled to be received by, us and certain tax-related losses will be attributed among the various series of our common stock in accordance with the following tax sharing policies.

        These tax sharing policies may differ from the manner in which taxes and tax benefits of each series of our common stock are reflected in our financial statements. For financial statement purposes, taxes and tax benefits attributable to each series of our common stock generally will be accounted for in a manner similar to a stand-alone company basis in accordance with GAAP. Any differences between the tax sharing policies described below and the taxes and tax benefits of each of our business units reported in the financial statements will be reflected in the attributed net assets of the various series of our common stock for financial statement purposes.

        In general, for purposes of these tax sharing policies, any tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of series of our common stock will be attributed to that series. Tax items that are attributable to any series of our common stock that are carried forward or back and used as a tax benefit in another tax year will be attributed to that series.

Income Taxes

        To the extent that federal, state, local or foreign income taxes are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock then income taxes and income tax benefits will be shared among our series of common stock based principally on the taxable income (or loss), tax credits and other tax items directly related to each series of our common stock. Such attributions will reflect each series' contribution, whether positive or negative, to our taxable income (or loss), income tax liabilities and tax credit position. Consistent with the general policies described above, income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce the taxable income of another the series of our common stock, will be credited to the series that generated such benefits, and a corresponding amount will be charged to the series utilizing such benefits. As a result, under this tax sharing policy, the amount of income taxes attributed to a series of our common stock or the amount credited to a series of our common stock for income tax benefits may not necessarily be the same as that which would have been payable or received by the series had that series filed separate income tax returns.

Non-Income Taxes and Non-Income Tax Benefits

        In any taxable period, if any non-income taxes or non-income tax benefits are determined on a basis that includes the assets, liabilities or other tax items of more than one series of our common stock, then any such non-income taxes or non-income tax benefits will be attributed to each series of our common stock based upon its contribution to our non-income tax liability (or benefit). Non-income tax benefits that cannot be used by the series of our common stock generating such benefits, but can be used to reduce taxes of another series, will be credited to the series that generated such benefits, and a corresponding amount will be charged to the series utilizing such benefit.

        Any income or non-income taxes or tax benefits that are determined on a basis that includes only the assets, liabilities or other tax items of one series will be attributed to that series.

BUSINESS

Fantex

Overview

        We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high-profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. We intend to focus our business on three core areas:

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  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands, or brand income;

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  acquiring minority interests in such brand income; and

  •
  assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise.

        Our management team has significant marketing, operating and investment experience and what we believe are extensive industry contacts. Our team members have been directly involved with building E*TRADE Financial Corporation, Siebel Systems, Inc., Yahoo!Finance and Yahoo!Sports.

        Fantex was incorporated on September 14, 2012 in Delaware and is headquartered in San Francisco, California. To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria. To date, we have entered into brand contracts with each of the following parties:

Contract Party	Primary Career	Effective Date of Brand Contract	Percent of Brand Income Payable to Us Under the Brand Contract (ABI)	Purchase Price for the Acquisition of ABI	Termination Fee Payable by Contract Party (under specified circumstances further defined below)
Alshon Jeffery and his affiliated professional services company, Ben and Jeffery Inc.	Wide receiver for the Chicago Bears	September 18, 2014	13%	$7.94 million	$8.36 million
Michael Brockers and his affiliated professional services company, Brockers Marketing, LLC.	Defensive Tackle for the St. Louis Rams	January 9, 2015	10%	$3.44 million	$3.62 million
Mohamed Sanu*	Wide receiver for the Cincinnati Bengals	May 14, 2014	10%	$1.56 million	$1.64 million
EJ Manuel and his affiliated professional services company, Kire Enterprises LLC**	Quarterback for the Buffalo Bills	February 14, 2014	10%	$4.98 million	$5.24 million
Vernon Davis and his affiliated professional services company, The Duke Marketing LLC***	Tight end for the San Francisco Forty Niners	October 30, 2013	10%	$4.00 million	$4.21 million
Arian Foster and his affiliated professional services company, The Ugly Duck, LLC	Running back for the Houston Texans	February 28, 2013	20%	$10.00 million	$10.55 million

*
The initial public offering of the tracking stock linked to the value of this brand closed on November 3, 2014.

**
The initial public offering of the tracking stock linked to the value of this brand closed on July 21, 2014.

***
The initial public offering of the tracking stock linked to the value of this brand closed on April 28, 2014.

        The brand contracts of Alshon Jeffery, Michael Brockers and Arian Foster are contingent upon obtaining financing to fund the acquisition of our interest in the brand income under such brand contract.

        We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts, although as of the date of this prospectus we have no current commitments to enter into another brand contract. Any brand contracts that we enter into in the future with other parties, who we refer to as contract parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

Brand Evaluation

        Prior to entering into a brand contract, we conduct a detailed evaluation of the contract party and the brand to determine whether, in our opinion, they would be a suitable brand with the potential to generate significant brand income based on the criteria discussed below. We consider brand to be a distillation of a complex set of associations people make with respect to an individual, including performance, appearance, history and personal story, products or services they are associated with, public statements or positions on matters of public concern, how an individual acts or the image they project to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the market place. Our evaluation activities include, but are not limited to:

  •
  Assessing whether the contract party has the following characteristics:

  •
  the contract party is 18 years of age or older;

  •
  based on our estimate, that the contract party will have a career length of at least 3 years, within the contract party's primary sport or occupation, following the execution of the brand agreement;

  •
  based on our estimate that the contract party has the ability to earn at least $5,000,000 of brand income, from his primary sport or occupation, following the execution of the brand agreement;

  •
  based on our estimate that the contract party has the ability to earn at least $200,000 of brand income, from endorsements or other activities related to his primary sport or occupation, following the execution of the brand agreement;

  •
  Reviewing mainstream and social media to understand the individual's relative standing in their field and how they are viewed by leading commentators and journalists as well as the public at large;

  •
  Collecting and analyzing widely followed performance metrics as well as recognized honors or awards received by the individual. Examples might include: batting average, yards per carry, box office receipts, book sales, selection to All Pro or All Star teams, Grammy, Academy or Booker Awards, etc.;

  •
  Reviewing all existing contracts underlying the brand contract to verify current and future income streams, including sources of guaranteed income, and income that are based on achievement of performance or other milestones and that may or may not be achieved based on continued performance in the field;

  •
  Evaluating the character and reputation of the individual through our independent assessments, industry references and detailed background checks conducted by third parties;

  •
  collecting financial and other information from each contract party to evaluate financial suitability and brand sustainability. Key areas of focus include: review of assets, liabilities, existing commitments, tax returns and credit reports and credit scores; and

  •
  Assessing potential future cash receipts based on our estimate of the value of future contracts that could be included in brand income, considering factors such as:

  •
  the age of the individual and the average length of a career in the individual's primary occupation, such as an athlete in the NFL;

  •
  length of existing contracts and the potential for renewal or replacement of such contracts;

  •
  potential for incremental endorsement and other cash flow generating activity, including a comparison against the value of comparable brands;

  •
  the individual's aspirations and goals beyond a career in the individual's primary occupation; and

  •
  our judgment regarding the individual's ongoing appeal and ability to develop as a media talent based upon a variety of intangibles including onscreen presence and ability to connect and communicate with consumers and the public.

        As part of our brand evaluation, we also examine the brand's current positioning and marketing footprint, including the reach, demographic, engagement level, and potential for growth. This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to assist the contract party enhance the value of their brand.

Brand Acquisition

        We believe we have extensive industry contacts among our board of directors, employees, consultants and advisors of our company and our affiliates, which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm's-length negotiation primarily to finalize a purchase price, our percentage of ABI and the scope of brand income, including whether or not there would be any specific exclusions.

Enhancing Brand Value

  Increasing Brand Reach and Consumer Engagement

        We intend to build a portfolio of brands and enhance the value of our acquired brands via technology and data applications, as well as leveraging our marketing, advertising and strategic partnering expertise in collaboration with the contract parties. We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We expect to leverage our data and expertise to assist and supplement our contract parties' efforts to extend the reach of their brands across multiple marketing mediums, including broadcast, print, digital, live events, and social. For example, each of our acquired brands would have a "brand manager" who would be responsible for monitoring the brand and brand activities and serving as a liaison to find opportunities for us to provide brand enhancing activities. We believe that, as a result of our combined efforts, there is an opportunity to increase consumer engagement with the acquired brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties.

        Typically a contract party's current marketing services focus primarily on endorsement transactions with sponsors that reinforce his brand as a professional athlete. Although this brings in short term cash flow, we do not believe these sponsorships aid in building a brand that can be sustained beyond a playing career. We intend to assist more broadly on brand building and brand marketing. Our focus will primarily be on leveraging the platform of being a professional athlete to create a brand that is perceived as more than simply a sportsman, with the goal of having the contract party's brand thrive beyond his playing career.

        Brand development is a long-term strategy of ours intended to create greater longevity in the marketplace for our brands. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is independent of their primary occupation, such as an athlete in the NFL. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands.

        We also believe that investors in a tracking stock linked to a brand are more likely to be consumer advocates for that brand because they would have an economic interest in the growth of the associated brand. As a result, they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the athlete. Aligning such incentives to help enhance the brand, we believe, will motivate additional sponsors to enter into agreements with the contract party in part because such additional sponsors would have a potentially more active group of followers that in turn make the athlete more valuable to potential endorsement partners. However, we have no history to demonstrate, and we can make no assurances, that our business model will be successful, or that any of our investors will act as consumer advocates or will be able to positively impact the endorsement potential of our contract parties.

  Our Brand Platform

        We intend to create a brand platform that will leverage social media data and in turn allow our contract parties to grow and develop their audiences. Through social data and platform analytics, we believe we can better understand the contract parties' audiences, as well as cultivate engagement that supports the contract parties' multi-dimensional interests and post-career aspirations.

        The brand attributes of our contract parties when viewed solely as professional athletes are:

  •
  professional sport;

  •
  position played within that sport;

  •
  performance achieved within that sport; and

  •
  association with team(s) played for within that sport.

        However, we intend to create brands with attributes beyond those of a professional athlete. Our contract parties have interests, opinions, skills, and passions and use certain products and engage in activities outside of professional sports. These brand attributes might include:

  •
  an interest in a certain type of music;

  •
  opinions on relevant social issues;

  •
  artistic abilities such as to paint, sing or act;

  •
  wearing a certain style of clothing or jewelry;

  •
  use of certain household products or services;

  •
  an interest in travel; and

  •
  work with a particular charity.

        Through our brand platform we intend to connect our contract parties via social media to mass, engaged audiences that are interested in our contract party not necessarily because he is a professional athlete, but because he has other brand attributes that are relevant to that target audience. We believe that our brand platform will be uniquely positioned to identify the specific attributes, demographics, and psychographics of target audiences that were previously unaffiliated with our contract parties. We believe we can utilize this information to drive more and more engagement within these existing mass audiences, as well as large undiscovered audiences. Our brand platform will allow our contract party to place very targeted messaging within his social media feeds to connect with these audiences. We believe the ability to serve such directed content to a specific target audience would be viewed as valuable by fans, investors in a tracking stock, existing sponsors, and potential advertisers. Further, the engagement of our contract parties with these mass audiences will support our long-term strategy to create longevity for our contract party brands beyond their playing careers.

        Our focus would include:

  •
  assisting our brands in creating and developing a vision for their brand identity and attributes;

  •
  identify opportunities for re-positioning and/or differentiation;

  •
  monitoring the brand and brand activities to identify "brand moments" or events or circumstances that we believe present an opportunity to establish or reinforce elements of the brand;

  •
  providing marketing strategies to accelerate brand growth and influence of the brand based on a "cross-pollination" technology to identify consumers that would potentially be interested in the brand;

  •
  identifying content developed by us or third parties that could be used to increase awareness of the brand;

  •
  identifying topics and vocabulary that would allow the contract party to increase consumer engagement;

  •
  identifying trends in consumers' interest in the brand and optimizing messaging consistent with these trends and brand identity;

  •
  identifying and understanding, and where possible, influencing key social media thought-leaders;

  •
  monitoring trends in similar brands that a contract party could leverage to increase the value of its brand;

  •
  providing advice on workflow and scheduling of messages to better optimize staging and consumer exposure; and

  •
  advising on search engine optimization for each brand to better enable discovery, searching, filtering and following by consumers and media outlets.

        We intend to measure the effectiveness of our strategies to enhance brand value where possible, and use those measurements to assess whether our efforts are successful. For example, we intend to measure changes in the social media reach of our brands by measuring the change in the number of followers our brands may have on Twitter and Facebook and other social media sites, as well as measure the demographics of those followers compared to the demographics that our brand vision may target. We also intend to measure the engagement level of these followers to determine brand enthusiasm. Ultimately our success will be measured by brand income, particularly from new sources, including income from sponsors unrelated to sports, and/or increased brand income from existing sources. As with other forms or marketing and advertising, however, our ability to precisely measure the impact of our efforts on brand value may be difficult to determine objectively.

  Monetization of the Brand

        In addition to our brand platform services intended to help optimize the reach of the brand and consumer engagement, we intend to provide advice to contract parties based both on our experience and through data analysis that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that building critical mass with a portfolio of brands will enable us to generate meaningful data based on our brands and our continual monitoring of the marketplace, including best practices with respect to consumer engagement and other critical drivers of brand value, as well as data on demographic metrics and other data relative to brands and their performance. In conjunction with the brand platform, we intend to provide an accessible report, in customizable and graphical format with data filter capabilities, highlighting the demographic metrics, reach, consumer engagement, strength and other critical drivers of brand value for sponsors based on our proprietary internal data. We are in the process of developing proprietary brand platform software to be used to produce such reports at such time as there would be meaningful data. We believe that this information and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement payments and brand longevity post career in the primary occupation, such as an athlete in the NFL.

Our Brands

        To date we have entered into six brand contracts, created a tracking unit related to each of these brand contracts and created a tracking stock related to such tracking units, with each of:

Contract Party	Tracking Unit related to the Brand Contract	Tracking Stock related to the Tracking Unit
Alshon Jeffery	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Michael Brockers	Michael Brockers Brand	Fantex Series Michael Brockers
Mohamed Sanu	Mohamed Sanu Brand	Fantex Series Mohamed Sanu*
EJ Manuel	EJ Manuel Brand	Fantex Series EJ Manuel**
Vernon Davis	Vernon Davis Brand	Fantex Series Vernon Davis***
Arian Foster	Arian Foster Brand	Fantex Series Arian Foster

*
The initial public offering of Fantex Series Mohamed Sanu closed on November 3, 2014.

**
The initial public offering of Fantex Series EJ Manuel closed on July 21, 2014.

***
The initial public offering of Fantex Series Vernon Davis closed on April 28, 2014.

        This prospectus is prepared in connection with the offering of shares of Fantex Series Alshon Jeffery.

Overview of Professional Football, Honors and Awards

        The NFL is the premier professional football league in the United States and was founded on August 21, 1920. The NFL is comprised of 32 teams divided into two conferences, the National Football Conference, or NFC, and the American Football Conference, or AFC, which in turn each have four divisions. The regular season of the NFL consists of 16 games played on a weekly basis over 17 weeks (with one bye week for each team) roughly from September to December, with up to four post-season games. Football is a physically demanding sport, requiring strength, speed and power. In addition, because of the frequent tackling and other physical contact, football players are prone to injury. The age at which NFL players peak depends on many factors, including the player's position and the physical training of the player.

        The Associated Press annually publishes a list of the best player for each position, which it designates as the "All-Pro Team." Each year the All-Pro Team is selected by a national panel of media members, regardless of the conference in which the player competes. The First Team consists of the top one or two players at each position; the Second Team consists of the runners-up at each position. One player is selected at quarterback, fullback, tight end, center, punter, place kicker, and kick returner, while two players are selected at running back, wide receiver, offensive tackle, offensive guard, outside linebacker, inside/middle linebacker, defensive end, defensive tackle, cornerback, and safety. In the event of a unanimously selected quarterback, fullback, tight end, center, punter, place kicker, or kick returner, there will be no Second Team selection at that position. Additional designations, such as NFL "Most Valuable Player" are presented by various media outlets.

        Since the 1938 season, the NFL has held the Pro Bowl. NFL players are invited to attend the Pro Bowl based on votes cast by NFL coaches, NFL players and fans. The players for each position who receive the highest votes for their respective conferences are selected to play in the Pro Bowl. An invitation to play in the Pro Bowl is generally considered to be a significant honor.

Professional Football Compensation

  Overview

        Player compensation during the regular season is established by contract between the player and the NFL franchise under the CBA between the NFL and the National Football League Players' Association, or the NFLPA. On August 4, 2011, the NFL and NFLPA entered into the current CBA which will be effective until the 2020 season, subject to certain exceptions. NFL player contracts generally conform to the form player contract contained in the CBA, however individual modifications may be made.

  Salary Cap

        The CBA establishes the maximum amount of compensation each club may pay to its players in a given season. This salary cap is calculated as a percentage of total league revenue. The current CBA provides that the salary cap may not exceed in the aggregate 48% of projected league revenues (excluding stadium credit) during the 2012-2014 seasons and 48.5% of projected league revenues (excluding stadium credit) during the 2015-2020 seasons, except that the salary cap may not be less than $142.5 million per team. The salary cap is divided equally among all 32 teams. The salary cap amount is reduced by retired player benefits, which were approximately $22.0 million in 2011. From 1994 to 2012 the NFL per team salary cap, after reduction for retired player benefits, rose from approximately $34.6 million to approximately $120.6 million, according to the NFL.

        Each team has discretion to allocate compensation among players, however, the CBA imposes a minimum salary that increases over time based on the number of seasons played and the player's roster status. Teams may offer signing bonuses to the player and certain amounts of "guaranteed money" that are paid to the player regardless of whether the player is on the club's active roster. For purposes of determining the salary cap, signing bonuses are prorated over the life of the contract. As a result, teams may sometimes offer a larger percentage of the overall compensation in the form of a signing bonus to allow for a higher upfront payment while mitigating the impact on the current season's salary cap. However, large signing bonuses will decrease the amount of money available under the salary cap in successive seasons. In addition, players may sometimes agree to renegotiate contracts in order to accommodate salary cap considerations.

  Additional Bonus Opportunities

        Each player is compensated for each post-season game in accordance with a schedule established in the CBA. In the years 2011 to 2020, an NFL Player would be entitled to receive additional compensation ranging between:

  •
  $20,000 to $30,000 for playing on a wild-card team;

  •
  $22,000 to $33,000 participating in a division playoff game;

  •
  $40,000 to $59,000 for participating in a conference championship;

  •
  $44,000 to $65,000 for participating in the Super Bowl; and

  •
  $88,000 to $130,000 for winning the Super Bowl.

        Under Article 28 of the CBA, a performance based pool, or PBP Compensation (as defined in the CBA), supplements player compensation based on a comparison of such player's playing time to salary, with the goal of providing additional pay to players with lower total compensation and significant playing time. Players become eligible for a bonus in any regular season in which they play at least one official down. Payout of the performance based pool is computed by using a "player index" produced by dividing a player's regular-season playtime (total plays on offense, defense and special teams) by his adjusted regular-season compensation (full regular season salary, prorated portion of signing bonus and earned incentives). Each player's index is then compared to those of his teammates to determine the amount of his PBP Compensation.

        The NFL compensates Pro Bowl players based on a schedule established in the CBA. Between the years 2011 and 2020, NFL players participating in the Pro Bowl are entitled to $25,000 to $37,000, with the players on the winning team receiving compensation ranging from $50,000 to $74,000. To the extent players are unable to participate in the Pro Bowl due to the timing of the Super Bowl, they are entitled to compensation equal to the midpoint between the payments due to the winning and losing teams. In addition to compensation received from the NFL, Pro Bowl players often receive bonuses from their endorsers as a result of being invited to play in the Pro Bowl. We do not believe that players selected to the Pro Bowl who are unable to play for reasons other than participation in the Super Bowl are entitled to Pro Bowl compensation.

        In addition, NFL players are eligible to receive certain income from NFL Players, Inc., the marketing and licensing subsidiary of the NFLPA, which licenses the right to use players' names, signature facsimiles, voices, pictures, photographs, likenesses and/or biographical information (collectively "image") in group licensing programs. NFL players are not entitled to any additional income under the CBA or their NFL player contracts in exchange for the rights granted to the NFLPA in their NFL player contracts. Nevertheless, a player may from time to time receive income from such sponsorships at the discretion of NFL Players, Inc. and the NFLPA.

  Endorsements

        We believe that NFL players, including All Pro or Pro Bowl caliber players, and baseball players generally receive a smaller percentage of their total compensation than other professional athletes from endorsement and appearance fees. Based on our internal market research we believe this is true for NFL players in part because they wear helmets and pads during games, and therefore are less recognizable, and they play on a large roster and in fewer games than other major professional sports in the United States. We believe the endorsement income that NFL players receive is determined by many factors including their position, the market in which the player performs, personal drive and ambition, personality, "likability," authenticity, consistency, "mediagenic" qualities, fan base and brand image.

        Quarterbacks are generally considered to be the most marketable NFL players and often garner the largest endorsement contracts, followed by other skilled- position players. Winning post-season championships and winning individual awards such as being named to the Pro Bowl or All-Pro Team, playoff wins and Super Bowl championships, can increase the earning potential of a professional football player. Earning most valuable player awards for stand out performances can also increase the earning potential of NFL players. Endorsement contracts typically have morality clauses and minimum playing requirements that allow the sponsor to terminate the sponsorship.

Our Tracking Stocks

        Each of our tracking stocks are intended to track and reflect the economic performance of the related brand contract, which initially consist of our business operations relating to the brand contract with the associated athlete, entertainer or high profile individual. We will initially attribute the following assets and liabilities to our initial brands:

        We will attribute the following assets and liabilities to each of our tracking stocks:

  •
  a fixed percentage of our ABI from the brand contract associated with the tracking stock. We will determine the exact percentage of ABI to be attributed to any tracking stock at the time such tracking stock is established. We expect generally (though not necessarily) that the ABI to be attributed for each new tracking stock will be 95% of the income from the related brand contract. We sometimes refer to this percentage of ABI as the "underlying asset" for a tracking stock. Once a tracking stock is created, we will not reallocate the "underlying assets" for any tracking stock, and we will not change the attribution policies or submit any proposed change with respect to such limitation to our stockholders;

  •
  any and all of our liabilities, costs and expenses that are directly attributable to such tracking stock, such as our direct costs arising out of our promotion of the brand linked to such tracking stock or arising out of or related to the maintenance and enforcement of the related brand contract, provided, however, that unless disclosed in the registration statement for a particular tracking stock, we will not attribute any of the expenses or costs related to any of our offerings of our tracking stocks (other than underwriting commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock. Instead these expenses will be attributed to our platform common stock;

  •
  a pro rata share of our general liabilities, costs and expenses not directly attributable to any specific tracking stock (calculated based on attributable income), but excluding any non-cash expenses that are allocated from our parent to us. Attributable expenses would include, for example, a pro rata portion of the service fee we pay to our parent pursuant to the management agreement (5% of our cash receipts). Expenses that would not be attributed would include expenses incurred by our parent, including any expenses incurred in providing services to us under the management agreement, to the extent in excess of our service fee to them;

  •
  as income, any covered amounts, as described in "Management and Attribution Policies—Attribution—Covered Amounts," for the brand contract associated with such tracking stock; and

  •
  as an expense, the pro rata share of any covered amounts, as described in "Management and Attribution Policies—Attribution—Covered Amounts," relating to any tracking stock (including the pro rata share of any covered amounts for such tracking stock).

        We will also attribute the following additional assets and liabilities to a tracking stock:

  •
  all net income or net losses from the assets and liabilities that are included in such tracking stock and all net proceeds from any disposition of any such assets, in each case, after deductions to reflect any dividends paid to holders of such tracking stock; and

  •
  any acquisitions or investments made from assets that are included in such tracking stock.

        Our Fantex Series Alshon Jeffery, and any of our other tracking stocks, are not separate legal entities and cannot issue securities. Holders of shares of Fantex Series Alshon Jeffery will not have an ownership interest in our Alshon Jeffery Brand, or any of our affiliated entities. Rather, investors in our Fantex Series Alshon Jeffery will be our common stockholders. The issuance of Fantex Series Alshon Jeffery will not result in the actual transfer of our assets or the creation of a separate legal entity. Alshon Jeffery and his affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations.

        As described above, income (and assets) will generally be attributed to our Fantex Series Alshon Jeffery based on the income of the Alshon Jeffery brand contract. However, if we do not receive cash from one or more of our brand contracts to which we otherwise would have been entitled because of debtor relief laws, then the attributed income for the corresponding tracking stock will nonetheless be credited with the amount that we would otherwise have been entitled to receive. In such a case, the difference between such attributed amount and the actual income we receive from such brand contract will be attributed as a general expense of Fantex. As a result, each of our tracking stocks will share on a pro rata basis (calculated based on attributable income) the burden of any non-performing brand contracts, whether or not included in the assets attributed to such tracking stock, and the economic performance of our Fantex Series Alshon Jeffery will be dependent, in part, upon the aggregate financial performance of Fantex. Therefore, prior to purchasing our Fantex Series Alshon Jeffery, you should understand our aggregate operating performance and our aggregate assets and liabilities. Furthermore, we intend to acquire additional minority interests in other brands in the future, so our operating performance will depend upon the soundness of our business plan and our ability to execute on that plan, including entering into additional brand contracts in the future.

        Given that the economic performance of each of our tracking stocks is dependent, in part, upon the aggregate financial performance of Fantex, Fantex Series Alshon Jeffery could be affected by any of our current brand contracts or any additional brand contracts we may enter into. The risk profile of the shares of our Fantex Series Alshon Jeffery could likewise be materially and adversely impacted by the performance of our other tracking stocks, including any additional brand contracts entered into or tracking stocks created subsequent to your investment in Fantex Series Alshon Jeffery.

        For a more detailed description of our tracking stocks, please see "Management and Attribution Policies."

Our Brand Contracts

        To date, we have entered into brand contracts with a number of professional athletes (including in some cases their affiliated entities), whom we refer to individually as a contract party and together as contract parties, and we intend to enter into additional brand contracts on an ongoing basis. The brand contracts entitle us to receive a specified percentage of the contract party's brand income from and after the effective date of the brand contract. We refer to this percentage of brand income that we are entitled to under the brand contracts as our acquired brand income, or ABI. Brand income generally means gross monies or other considerations that the contract party receives generally as a result of the contract party's skills and brand, including salary and wages from being an NFL football player and activities generally in the sport of football (including NFL and non-NFL activities) and consists of other compensation from the contract party's assignment of rights in his persona, including use of his name, voice, likeness, image, signature, talents, live or taped performances, in connection with motion pictures, television and Internet programming, radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; any use of his persona for purposes of advertising, merchandising, or trade, including sponsorships, endorsements and appearances, and any other assignment of rights in his persona, to generate income; and any other personal services performed by the contract party which are of the type typically performed by individuals in the field of football because of their status as a professional athlete or other professional within the field of football (including, without limitation, sports casting, coaching, participating in sports camps, acting as spokesperson).

        Brand income does not include:

  •
  any cash receipts resulting from the contract party's investments in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such stocks or other equity, bonds, commodities, derivatives, debt investments and real estate are not received by him as compensation or consideration for activities (including licensing of rights) in the "field" as defined in his brand contract, (b) the contract party is not obligated to provide any services related to the "field" in connection with such investment and (c) the business or commercial venture related to such investment does not use the contract party's persona in its legal name or "dba," or in connection with its marketing, advertising or promotion;

  •
  any income received from employment, services rendered or other activities not related to professional football and related fields;

  •
  any reasonable reimbursement of incidental expenses actually incurred by the contract party, including without limitation, travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on the contract party's behalf;

  •
  certain future pension and benefit payments under the CBA, except that income deferred pursuant to Article 26, Section 6 of such CBA shall not be deemed to be future pension payments and as such, shall be included in brand income;

  •
  merchandise, services or service plans or merchandise, service or service plan credit up to the lesser of $40,000 and 4% of all brand income during any applicable calendar year and as otherwise agreed by Fantex in its discretion; and

  •
  any otherwise specifically excluded income under each brand contract.

        Each contract party will retain the remainder of his brand income (total brand income less the ABI), subject to other encumbrances that he may have with respect to such income (such as commissions payable to agents and other parties). However, pursuant to the brand contracts, each contract party has agreed that he will not encumber more than an additional 10% of his brand income from his NFL player contracts and 30% of his other brand income in any given year.

        As consideration for the ABI under the brand contract, we will pay the contract party a one-time cash amount of the purchase price negotiated under each brand contract (less 5% of the purchase price to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. We intend to finance the purchase price of each brand contract through the issuance of a tracking stock linked to the value of such brand. Our ABI under each brand contract is contingent upon our payment of this purchase price. We will have no further financial obligation to the contract parties under a brand contract once this payment has been made, other than the indemnities described below.

        In addition to the escrow holdback (which will be released after six consecutive months of timely payments of the ABI to us after the closing of the respective offerings), the brand contracts provide for certain express remedies (without limiting any other rights or remedies that we may have) in the event of late payments, including payment of interest at the then current prime rate plus 3% per year, compounded monthly, and public disclosure of such late payments (subject to notice and an opportunity to cure with respect to the first or second such late payment in any 12 month period).

        The brand contracts are intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of the contract party and us. If the contract party resigns from the NFL within two years of the date of this offering for any reason other than a "good reason," we may elect in our sole discretion to terminate the brand contract and the contract party will be required to pay us the amounts set forth under the heading "Termination Fee Payable by Contract Party" in the section entitled "—Fantex—Overview" (net of any amounts previously paid to us by him pursuant to the respective brand contract).

        "Good reason" means resignation from the NFL for any of the following reasons:

  •
  contract party suffers or sustains any injury, illness or medical condition that renders him incapable of performing in professional football; or

  •
  contract party suffers or sustains a major injury and a qualified medical physician (depending on the nature of the major illness) advises him that as a result he would be putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of his participation in professional football) by continuing to engage in professional football.

        Each of the contract parties has made certain other covenants to us in the brand contract, including providing us with certain information and audit rights, and copies of all new material agreements, amendments or terminations. They have further agreed to comply with applicable laws and rules and standards or requirements of the league or other association or governing body, to which he is a member in connection with being an NFL football player.

        Following the closing of this offering with respect to the brand contract with Alshon Jeffery, or the consummation of the offerings of additional tracking stocks linked to the value of our other brand contracts, and pursuant to each brand contract, the contract party will provide irrevocable instructions to each payor of brand income (requiring them to pay the amounts owed to us directly) and such other documents as we reasonably request. To the extent that it is not commercially practical, without unreasonable burden to the contract party, for ABI to be delivered directly to us, or to the extent that any assignment of the ABI (or any portion thereof) is deemed invalid or not enforceable, then the contract party is required to make such payments to us as promptly as practical after receipt thereof (but not later than 15 days after receipt) including via automatic payments of installments from his bank accounts. We will not know whether there will be any challenges that could affect whether payments will be made directly by each payor or from the contract party as described in this paragraph until after the payors respond to the irrevocable payment instructions to be delivered by the contract party to such payors after the consummation of the respective offerings. To the extent that any assignment of such amounts (including wages) is effective under the relevant state law, we may seek to enforce our rights to receive such amounts directly from the payor.

        Each of the contract parties has agreed to indemnify us against damages that may result in connection with his breach of any covenants, representations or warranties in the brand contract with such contract party. We agreed to indemnify each contract party (and his heirs and assigns) against any third-party lawsuit arising from the contract party being a party to a brand contract with us, including claims relating to (a) any breach of our representations and warranties in the brand contract, (b) any violation of law by us and (c) our registration statement with respect to the related offering of tracking stock associated with such contract party, other than, in each case, those arising out of or relating to any breach of the brand contract by the contract party.

Brand Income

        Brand income, as defined above, from each of our contract parties is generally derived from such contract party's NFL player contracts and other included contracts described in further detail below. Due to the fact that payments under the NFL player contract, and some of the other included contracts, are usually made over the course of the regular NFL season period, we expect that our tracking stock will be subject to seasonal fluctuations in attributed income.

        The player contracts for each of the contract parties generally provide, except as otherwise indicated below, that payments are made in installments over the course of the applicable regular season period. Each of these payments would be considered brand income when received by the contract parties, and thus we would be entitled to our ABI from these amounts, when paid. To the extent any of our contract parties elects to defer receipt of his compensation under the NFL player contract, pursuant to Article 26, Section 6 of the CBA, for purposes of the brand contract, such deferred compensation will be deemed to have been received by such contract party on the due date provided in his NFL player contract, prior to any such deferral, and we will be entitled to our ABI from these amounts as of such due date.

        The player contracts further provide that if the contract party is injured or dies in the performance of his services under the player contract then the contract party will receive necessary medical and hospital care during the term of the player contract and will continue to receive his yearly salary during the season of injury or death only (including any guaranteed amounts).

        Unless otherwise stated in the player contract, the NFL teams may generally terminate the player contract at any time, in the sole judgment of the team, if the contract party's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the team's roster, or if the contract party has engaged in personal conduct reasonably judged by the team to adversely affect or reflect on the team, the NFL or professional football. The NFL has promulgated a number of rules and standards of personal conduct which, if violated, could lead to fines and/or the contract party's suspension or permanent ban from the NFL. While we are not aware of, or privy to, all of the circumstances which might lead to the contract party's suspension or permanent ban from the NFL, personal conduct that could result in the termination of the player contract includes, but is not limited to: criminal offenses (including domestic violence); the use or provision of steroids or other prohibited substances; certain violent, threatening or inherently dangerous conduct; gambling, bribery, game-fixing or the failure to report bribery or game-fixing in connection with NFL games; and any other conduct that undermines or puts at risk the integrity and reputation of the NFL, NFL clubs, or NFL players.

        In addition, during the period any salary cap is legally in effect, the player contract may be terminated if, in the team's opinion, the contract party is anticipated to make less of a contribution to the team's ability to compete on the playing field than another player or players whom the team intends to sign or attempts to sign, or another player or players who is or are already on the team's roster, and for whom the team needs room. The team may also terminate the player contract if the contract party fails to establish or maintain his excellent physical condition to the satisfaction of the team's physician, or make the required full and complete disclosure and good faith responses to the team's physician of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the team's physician about such condition.

        In addition, the contract party's endorsement agreements and other included contracts may be terminated in the event of breach of contract by the contract party or if the contract party fails to play in the NFL, is charged with criminal behavior or engages in conduct that adversely reflects on the sponsor. For example, as a result of Vernon Davis tweeting about a competing product, a coconut water company recently terminated its contract with him as a spokesperson. In addition, certain endorsement contracts may be terminated due to changes to NFL rules preventing reasonable use of the endorsement product.

        If a contract party does not comply with the terms of an included contract, including an NFL player contract, we believe we have the right to seek damages for the breach of that contract to the extent that such breach adversely affects brand income. Whether we elect to pursue damages for any alleged breach of the terms of the brand contract or any included contract will be based on management's business judgment as to the best interests of the company and its stockholders at the time of such breach.

Alshon Jeffery Brand

Alshon Jeffery Brand Contract

        On September 18, 2014, we entered into a brand contract with Alshon Jeffery and Ben and Jeffery Inc., a professional services company affiliated with Alshon Jeffery. This brand contract entitles us to receive 13% of Alshon Jeffery's brand income from and after September 7, 2014 with respect to brand income payable under Alshon Jeffery's NFL player contracts, and from and after September 18, 2014 with respect to all other brand income.

        In addition to the exclusions laid out above under "—Our Brand Contracts," brand income does not include the following specifically excluded income:

  •
  any proceeds from life, disability or injury insurance policy covering Alshon Jeffery;

  •
  all amounts payable to Alshon Jeffery for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Chicago Bears as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and

  •
  all amounts payable to him as a result of his activities undertaken as an actor or on-screen talent in connection with any form of scripted or unscripted entertainment content developed or produced by Relativity Sports, LLC, Relativity Media, LLC or any of their respective affiliates, in any form of media now known or hereafter devised.

        As consideration for the ABI under the brand contract, we will pay Alshon Jeffery a one-time cash amount of $7.94 million (less $0.4 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of an offering of our Fantex Series Alshon Jeffery. We will have no further financial obligation to Alshon Jeffery under the brand contract once this payment has been made, other than the indemnities described above.

Alshon Jeffery

        Alshon Jeffery is a wide receiver for the Chicago Bears in the NFL. He has been in the NFL since 2012. Alshon Jeffery attended the University of South Carolina, where he played wide receiver in a total of 40 games. In 2010, Alshon Jeffery was an ESPN.com All-American selection. Also in 2010, Alshon Jeffery was selected as one of three finalists for the Biletnikoff Award, which is presented to the nation's top college wide receiver, and was named first team All-SEC. Alshon Jeffery set single-season school records in both receptions (88) and receiving yards (1,517) while at South Carolina. Alshon Jeffery was named the MVP of the 2012 Capital One Bowl after catching four passes for 148 yards and a touchdown.

        Alshon Jeffery entered the NFL draft after his third season at South Carolina. He was selected in the second round, 45th overall in the 2012 NFL draft, and signed with the Chicago Bears. Alshon Jeffery twice broke a Chicago Bears franchise record for single-game receiving yards. In 2013, Alshon Jeffery set the Chicago Bears single-game receiving record with 249 yards against the Minnesota Vikings. Alshon Jeffery was selected to the NFL Pro Bowl following the 2013 regular season and was named 2013 Most Improved Player by the Pro Football Writers of America. Alshon Jeffery was born on February 14, 1990 and will be 25 years old as of the start of the 2015 NFL season.

        According to statistics publically available at NFL.com, Alshon Jeffery's receiving statistics for the 2012 and 2013 NFL seasons are as follows:

RECEIVING

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2013	Chicago Bears	16	89	1,421	16.0	88.8	7
2012	Chicago Bears	10	24	367	15.3	36.7	3

TOTAL		26	113	1,788	15.8	68.8	10

        Our vision of a brand identity for Alshon Jeffery is to associate him with being an "ambassador." Hailing from the small town of St. Matthews, South Carolina, Alshon Jeffery leveraged his success in high-school sports to obtain an athletic scholarship to attend the University of South Carolina. In college, he found that as his world-view grew, so did his opportunities. Now in his third NFL season, Alshon Jeffery continues to put in the work that allowed him to rise from his small town and demonstrate that a person, despite very humble beginnings, can achieve success and be whatever they want to be. Alshon Jeffery has appointed himself an ambassador for all those who believe their life situation precludes them from a successful outcome, and to show the world that a person from a small town can succeed on a large stage.

        As part of our due diligence of Alshon Jeffery, we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Alshon Jeffery of any events or incidents (personal or otherwise) relating to Alshon Jeffery that we believe would materially negatively impact the Alshon Jeffery Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of September 18, 2014, Alshon Jeffery is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $8.36 million if he retires from professional football within two years of the date of the offering of Fantex Series Alshon Jeffery for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that Alshon Jeffery has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 5 to 1. In addition, as of September 18, 2014, Alshon Jeffery's current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 2014 NFL season. As a result, we have concluded that he is a sound credit risk. Other than the $0.4 million of the cash consideration to be held in escrow for six months, we have not required Alshon Jeffery to place any additional funds in an escrow account as security to cover the repayment of $8.36 million in the event he retires from professional football within two years following completion of the offering for any reason other than a "good reason." In addition, we intend to monitor the creditworthiness and financial health and stability of Alshon Jeffery on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

  Wide Receiver Position

        A wide receiver is an offensive position player whose principal role is to catch passes from the quarterback. During passing plays, a wide receiver attempts to avoid, outmaneuver, or simply outrun his defenders (typically cornerbacks and/or safeties) in the area of his pass route. If the wide receiver becomes open he may then become the quarterback's target. A wide receiver's goal is to catch a ball thrown in his direction and then attempt to run downfield. Some wide receivers are perceived as a deep threat because of their speed and ability to get open deep down the field, while others may be possession receivers known for not dropping passes, running crossing routes across the middle of the field, and generally, converting third down situations.

        The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All Pro Bowl caliber players generally receive significantly higher compensation than players who are less well known. Based on media reports, the average annual compensation of the five highest paid wide receivers for the 2013 season was approximately $13.3 million.

        Based on our analysis, the average career length of an NFL wide receiver who was retired at the end of the 2013 NFL and who caught 1.875 passes per team game over the regular season in their rookie or second seasons between 1980 and 2013 is approximately 7.93 years. This group consisted of 220 retired NFL wide receivers. Utilizing the methodology described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies," we estimated Alshon Jeffery expected career length to be 11 years.

Alshon Jeffery Brand Income

        The information below is a summary of contracts of Alshon Jeffery that are included in his brand income. We refer to these as included contracts.

  Included Contracts Under the Brand Contract with Alshon Jeffery

        The table below lists the included contracts as of September 18, 2014:

Counterparty	Type of contract	Product category
Chicago Bears Football Club, Inc.	NFL Player Contract	N/A
Panini America, Inc.	Endorsement	Sports Cards
The Topps Company, Inc.	Endorsement	Sports Cards
Jewelry Warehouse, Inc.	Endorsement	Merchandise
Electronic Arts, Inc.	Endorsement	Video Game
Sideline Marketing, Ltd.	Endorsement	Memorabilia
Bose Corporation	Endorsement	Audio Equipment

        The following table shows historical information of cash receipts for included contracts for the years ended December 31, 2013 and December 31, 2012 and the nine months ended September 30, 2014 and September 30, 2013, respectively, and is derived from our audited statements of cash receipts from included contracts included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
	(in thousands)
Receipts from included contracts subject to the brand contract(1)
Contractual NFL player receipts	$168	$128	$585	$367
Contractual NFL player signing bonus receipts	—	—	—	1,748
Contractual NFL player performance incentive payments	—	72	—	—
Contractual NFL post regular season receipts	53	—	72	—

Total receipts from NFL player contract	221	200	657	2,115
Receipts from other included contracts	59	52	88	114

Total receipts from included contracts subject to the brand contract	$280	$252	$745	$2,229

(1)
Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Alshon Jeffery for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

        The following summaries include descriptions of contracted cash receipts for future years under the included contracts, assuming that the parties perform their obligations under the included contracts and none of the included contracts are amended, renegotiated or terminated prior to the expected termination date of the included contracts, as well as a summary of material terms of the included contracts. There can be no assurance that the parties will perform their obligations under the included contracts or that cash receipts with respect to the Alshon Jeffery Brand will equal or exceed the aggregate annual cash receipts described in the following summaries.

  Alshon Jeffery NFL Player Contract—Chicago Bears (the Bears)

        Alshon Jeffery will enter into the third year of a four-year player contract with the Bears. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of September 18, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season
						Total (2012 - 2015)
	2012		2013	2014	2015
NFL Player Salary(1)	$390		$597	$753	$960	$2,700
Signing Bonus	1,748	(2)	—	—	—	1,748
Workout Bonus(3)	—		—	50	50	100

Total	$2,138		$597	$803	$1,010	$4,548
Available Brand Income Under the NFL Player Contract(4)	$—		$—	$803	$1,010	$1,813

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Chicago Bears in each season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The NFL player salaries for the 2012, 2013, 2014 and 2015 NFL seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Chicago Bears terminate the NFL player contract (1) because in the sole judgment of the Chicago Bears, Alshon Jeffery's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Chicago Bears' roster, (2) for salary cap reasons or (3) due to professional football injury Alshon Jeffery is unable to perform his services under the NFL player contract, then Alshon Jeffery will not receive his NFL player salary. For the 2012 season, Alshon Jeffery was eligible to receive a salary of $22,941 for each week, including bye week, that he was a member of the Chicago Bears' 53-man active/inactive roster.

(2)
Amounts guaranteed and fully earned.

(3)
During the 2014 and 2015 NFL seasons, Alshon Jeffery has received or is expected to receive a $50,000 "Workout Bonus" if he participates in 85% and fully satisfies and completes the Chicago Bears' Off-Season Workout Program in that respective year.

(4)
Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. Alshon Jeffery was selected as a participant in the Pro Bowl during the 2013 NFL season, resulting in a $53,000 performance bonus. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148. A performance bonus of approximately $121,902 was earned for performance during the 2013 season as defined under Article 28 of the Collective Bargaining Agreement between the NFL and the NFL Players' Association, which payment was deferred until April 1, 2016 and is specifically excluded from ABI. Any future performance bonuses will be subject to the brand contract.

  Other Included Contracts for Alshon Jeffery

        The following are aggregate compensation ranges under the included contracts other than the NFL player contract:

	Year Ending December 31,
	2014(1)	2015	2016
	(unaudited) (in thousands)
Other Included Contracts
Contractual amounts from other included contracts(2)	$20	$148.9	$46.4

Total amounts from other included contracts	$20	$148.9	$46.4

(1)
Excludes actual amounts paid to Alshon Jeffery prior to September 18, 2014.

(2)
Includes contractual amounts pursuant to the following included contracts: Panini America, Inc., The Topps Company, Inc., Electronic Arts, Inc., Jewelry Warehouse, Inc., Bose Corporation, and Sideline Marketing, Ltd. and any payments made by NFL Players, Inc. from and after September 18, 2014, pursuant to the NFLPA Group Licensing Agreement.

        Alshon Jeffery currently has ongoing endorsement contracts or license agreements with Panini America, Inc., The Topps Company, Inc., Electronic Arts, Inc., Jewelry Warehouse, Inc., Bose Corporation, and Sideline Marketing, Ltd. These endorsement contracts generally have terms that end in 2015, and require Alshon Jeffery to exclusively endorse certain categories of products, make certain appearances, participate in the production of promotional materials and social media activities and sign autographs.

Other Brands

Michael Brockers Brand

Michael Brockers Brand Contract

        On January 9, 2015, we entered into a brand contract with Michael Brockers and his affiliate, Brockers Marketing, LLC. This brand contract entitles us to receive 10% of Michael Brockers's brand income from and after October 15, 2014.

        In addition to the exclusions laid out above under "—Our Brand Contracts," brand income does not include the following specifically excluded income:

  •
  all proceeds from life, disability or injury insurance policy covering Michael Brockers; or

  •
  all amounts payable to Michael Brockers for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or St. Louis Rams as a result of any injury, illness, physical or mental condition, bereavement or birth of his child.

        As consideration for the ABI under the brand contract, we will pay Michael Brockers a one-time cash amount of $3.44 million (less $0.172 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of the offering of Fantex Series Michael Brockers. We will have no further financial obligation to Michael Brockers under the brand contract once this payment has been made, other than the indemnities described above.

Michael Brockers

        Michael Brockers is a defensive tackle for the St. Louis Rams in the NFL. He has been in the NFL since the 2012 season. He was selected in the first round of the 2012 NFL draft, the 14th pick overall. Michael Brockers attended Louisiana State University for two years, where he played defensive tackle in 27 games with 15 starts. During his two years of collegiate football at Louisiana State University, Michael Brockers had 70 tackles, 11 tackles for loss, and two sacks. He received Second-Team Associated Press All-Southestern Conference honors in 2011. Following that season, Michael Brockers elected to enter the 2012 NFL Draft. Michael Brockers was born on December 21, 1990.

        During the 2012 NFL season, his rookie season, Michael Brockers played in 13 games and started 12 games as a defensive tackle for the St. Louis Rams. Michael Brockers had 20 total tackles, four sacks, a pass defended, and a forced fumble. During the 2013 NFL season, Michael Brockers started all 16 regular season games for the Rams as defensive tackle and recorded 38 total tackles, 5.5 sacks, and a forced fumble. In the 2014 NFL regular season, Michael Brockers started all 16 games for the Rams and recorded 32 total tackles, two sacks and one pass deflected.

        On August 31, 2012, during an NFL preseason game Michael Brockers suffered a high ankle sprain and was forced to miss the first three regular season games of the 2012 NFL season. In February 2013, Michael Brockers underwent clean-up surgery to remove bone chips in his left ankle. Michael Brockers has experienced these injuries and other instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Michael Brockers will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Michael Brockers's playing performance and the value of the Michael Brockers Brand.

        The essence of our vision of a brand identity for Michael Brockers is "thoughtful." When faced with having adult responsibilities as a child, he recognized the path to success and demonstrated a remarkably clear mind when making decisions to guide him on his journey. With Michael Brockers's ability to look-ahead wisely, the substantial challenges he's faced have always been viewed as neither good nor bad—simply as obstacles that needed to be overcome. Michael Brockers's successes both on and off the field are the result of preparation and astute decision-making, and today he seeks to help others take the long view when it comes to finding their unique path to success.

        As part of our due diligence of Michael Brockers we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Michael Brockers of any events or incidents (personal or otherwise) relating to Michael Brockers that we believe would materially negatively impact the Michael Brockers Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of January 9, 2015, Michael Brockers is a sound credit risk with sufficient financial health and stability and with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.62 million if he retires from professional football within two years of the date of the offering of Fantex Series Michael Brockers for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that Michael Brockers has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 7 to 1. In addition, as of January 9, 2015, Michael Brockers's current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. Other than the $0.172 million of the cash consideration to be held in escrow for six months, we have not required Michael Brockers to place any additional funds in an escrow account as security to cover the repayment of $3.62 million in the event he retires from professional football within two years following completion of the offering for any reason other than a "good reason." In addition, we intend to monitor the creditworthiness and financial health and stability of Michael Brockers on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Michael Brockers Brand Income

        Michael Brockers is not currently subject to any contracts that are included in his brand income other than his NFL player contract and the NFLPA Group Licensing Agreement.

  Michael Brockers NFL Player Contract—St. Louis Rams (the Rams)

        Michael Brockers is in the third year of a four-year player contract with the Rams. Michael Brockers received a four year rookie contract prior to the 2012 NFL season. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents ABI as of October 15, 2014, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season				Total
	2012	2013	2014	2015	(2012-2015)
NFL Player Salary(1)(2)	$390	$823	$1,256	$1,688	$4,157
Signing Bonus	5,365	—	—	—	5,365

Total	$5,755	$823	$1,256	$1,688	$9,522
Available Brand Income Under the NFL Player Contract(3)	$—	$—	$812	$1,688	$2,500

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Rams in each season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The NFL player salaries for the 2012, 2013, 2014 and 2015 NFL seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Rams terminate the NFL player contract (1) because in the sole judgment of the Rams, Michael Brockers's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Ram's roster, (2) for salary cap reasons or (3) due to professional football injury Michael Brockers is unable to perform his services under the NFL player contract, then Michael Brockers will receive his NFL player salary.

(2)
Amounts fully guaranteed.

(3)
Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148.

Mohamed Sanu Brand

Mohamed Sanu Brand Contract

        On May 14, 2014, we entered into a brand contract with Mohamed Sanu. This brand contract entitles us to receive 10% of Mohamed Sanu's brand income from and after May 14, 2014.

        In addition to the exclusions laid out above under "—Our Brand Contracts," brand income does not include the following specifically excluded income:

  •
  all proceeds paid to him or his heirs, executors, administrators, successors and assigns solely with respect to any life, disability or injury insurance policy purchased by Mohamed Sanu after May 14, 2014;

  •
  compensation from NFL seasons prior to May 14, 2014, regardless as to when such compensation is paid, including but not limited to Mohamed Sanu's 2013 Player Performance Bonus (Article 28 of the CBA) in the amount of $159,254 (expected to be paid in 2016); and

  •
  any consideration payable to him pursuant to the Football Contract between Mohamed Sanu and Nike USA, Inc. dated October 7, 2012, which agreement terminated on June 30, 2014.

        As consideration for the ABI under the brand contract, we have paid Mohamed Sanu a one-time cash amount of $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to Mohamed Sanu under the brand contract, other than the indemnities described above.

Mohamed Sanu

        Mohamed Sanu is a wide receiver for the Cincinnati Bengals in the NFL. He has been in the NFL since 2012. Mohamed Sanu attended Rutgers University, where he was the starting wide receiver from his freshman to his junior season and accrued 3,049 all-purpose yards. Mohamed Sanu was All-Big East Conference first team selection in 2011 and holds the Big East record for receptions in a single season with 115 receptions in 2011 and the Big East career record for receptions with 210. Mohamed Sanu entered the NFL draft after his junior season and was selected in the third round, 83rd overall, in the 2012 NFL draft and signed with the Cincinnati Bengals. While playing primarily as a wide receiver, he is a multi-dimensional player and has been used by the Cincinnati Bengals as a quarterback, as a running back in the wildcat formation, and on special teams during his rookie season. Mohamed Sanu was born on August 22, 1989.

        Our vision for a brand identity for Mohamed Sanu is to associate him as a "visionary." Growing up in a difficult environment with few mentors, he relied on his own powerful imagination to guide him in the direction his life should take. Early in life, Mohamed Sanu recognized that he was best suited to determine his own unique path in life. As he enters his third NFL season, Mohamed Sanu continues to pursue his life vision and actively encourages others to envision for themselves their own futures and to drive to do, or be, whoever they want.

        As part of our due diligence of Mohamed Sanu we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Mohamed Sanu of any events or incidents (personal or otherwise) relating to Mohamed Sanu that we believe would materially negatively impact the Mohamed Sanu Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of September 30, 2014, Mohamed Sanu is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $1.64 million if he retires from professional football within two years of the date of the offering of Fantex Series Mohamed Sanu for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that Mohamed Sanu has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 4 to 1. In addition, as of September 30, 2014, Mohamed Sanu's current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. Other than the $78,000 of the cash consideration to be held in escrow for six months, we have not required Mohamed Sanu to place any additional funds in an escrow account as security to cover the repayment of $1.64 million in the event he retires from professional football within two years following completion of the offering for any reason other than a "good reason." In addition, we intend to monitor the creditworthiness and financial health and stability of Mohamed Sanu on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Mohamed Sanu Brand Income

        Mohamed Sanu is not currently subject to any contracts that are included in his brand income other than his NFL player contract and the NFLPA Group Licensing Agreement.

  Mohamed Sanu NFL Player Contract—Cincinnati Bengals (the Bengals)

        Mohamed Sanu will enter into the third year of a four year player contract with the Bengals. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of May 14, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season
					Total (2012-2015)
	2012	2013	2014	2015
NFL Player Salary(1)	$390	$490	$590	$680	$2,150
Signing Bonus	563	—	—	—	563

Total	$953	$490	$590	$680	$2,713
Available Brand Income Under the NFL Player Contract(2)	$—	$—	$590	$680	$1,270

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Bengals in each season, reduced on a pro rata basis for any portion of a season that Mohamed Sanu is not on the active roster for the Bengals. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The NFL player salaries for the 2012, 2013, 2014 and 2015 NFL seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Bengals terminate the NFL player contract (1) because in the sole judgment of the Bengals, Mohamed Sanu's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Bengal's roster, (2) for salary cap reasons or (3) due to professional football injury Mohamed Sanu is unable to perform his services under the NFL player contract, then Mohamed Sanu will not receive his NFL player salary. For the 2012 season, Mohamed Sanu was eligible to receive a salary of $22,941 for each week, including bye week, that he was a member of Bengals 53-man active/inactive roster. Otherwise he received $16,059 for each week he was not on the active/inactive roster. Mohamed Sanu was on the active/inactive roster for 13 of the 17 weeks in the 2012 NFL season.

(2)
Excludes any amounts payable for player performance bonus, post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For post-season play in 2013 season, Mohamed Sanu was paid $23,000 for appearing in a wild card game. Mohamed Sanu has not been selected as a participant in the Pro Bowl. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148. A performance bonus of approximately $159,000 was earned for performance during the 2013 season as defined under Article 28 of the Collective Bargaining Agreement between the NFL and the NFL Players' Association, which payment was deferred until April 1, 2016 and is specifically excluded from ABI. Any future performance bonuses will be subject to the brand contract.

EJ Manuel Brand

EJ Manuel Brand Contract

        On February 14, 2014, we entered into a brand contract with EJ Manuel and Kire Enterprises LLC, a professional services company affiliated with EJ Manuel. This brand contract entitles us to receive 10% of EJ Manuel's brand income from and after February 14, 2014. As consideration for the ABI under the brand contract, we paid EJ Manuel a one-time cash amount of $4.98 million (less $0.25 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to EJ Manuel under the brand contract, other than the indemnities described above.

EJ Manuel

        EJ Manuel is a quarterback for the Bills in the NFL. He has been in the NFL since 2013. EJ Manuel attended Florida State University, which finished 25-6 in games started by EJ Manuel. EJ Manuel was an All-Atlantic Coast Conference second team selection in 2012 and was the most valuable player in the 2013 Senior Bowl. EJ Manuel was picked sixteenth overall in the first round of the 2013 NFL draft and signed with the Bills. EJ Manuel was the Bills starting quarterback for the 2013 season, but missed six games due to injury. EJ Manuel was born on March 19, 1990.

        Our vision for a brand identity for EJ Manuel is to associate him as "fearless." EJ Manuel has had a number of events throughout his life that serve as examples of his ability to succeed in challenging circumstances that others might have shied away from. EJ Manuel has become a successful football player and intends to use his status as an NFL quarterback to help others. As one of the first athletes to sign a brand contract with us, he is demonstrating how athletes can look to build and potentially enhance their brands.

        As part of our due diligence of EJ Manuel we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by EJ Manuel of any events or incidents (personal or otherwise) relating to EJ Manuel that we believe would materially negatively impact the EJ Manuel Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of September 30, 2014, EJ Manuel is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $5.23 million if he retires from professional football within two years of the date of this offering for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that EJ Manuel has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 5 to 1. In addition, as of September 30, 2014, EJ Manuel's current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. Other than the $0.25 million of the cash consideration to be held in escrow for six months, we have not required EJ Manuel to place any additional funds in an escrow account as security to cover the repayment of $5.23 million in the event he retires from professional football within two years following completion of the offering for any reason other than a "good reason." In addition, we intend to monitor the creditworthiness and financial health and stability of EJ Manuel on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

EJ Manuel Brand Income

        EJ Manuel is subject to a number of contracts that are included in his brand income, including his NFL player contract and several endorsement contracts that as of September 30, 2014 were not individually or in the aggregate material to his brand income. These endorsement contracts generally have terms that end in 2016, with one contract extending to 2017, and require EJ Manuel to exclusively endorse certain categories of products, make certain appearances, participate in the production of promotional materials and social media activities and sign autographs. We refer to these as included contracts.

EJ Manuel NFL Player Contract—Buffalo Bills (the Bills)

        EJ Manuel will enter into the second year of a four year player contract with the Bills. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of February 14, 2014, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season
					Total (2013-2016)
	2013	2014	2015	2016
NFL Player Salary(1)	$405	$809	$1,213	$1,617	$4,044
Signing Bonus	$4,842	—	—	—	$4,842

Total	$5,247	$809	$1,213	$1,617	$8,886
Available Brand Income Under the NFL Player Contract(2)	—	$809	$1,213	$1,617	$3,639

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Bills in each season, reduced on a pro rata basis for any portion of a season that EJ Manuel is not on the active roster for the Bills. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The NFL player salary for the 2013, 2014, 2015 and 2016 NFL Seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Bills terminate the NFL player contract (1) because in the sole judgment of the Bills, EJ Manuel's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Bills' roster, (2) for salary cap reasons or (3) due to professional football injury EJ Manuel is unable to perform his services under the NFL player contract, then EJ Manuel will receive his NFL player salary. For the 2017 NFL season, the Bills have the unilateral right to exercise the fifth-year option in EJ Manuel's player contract. As set out in Article 7, Section 7 of the CBA, if the Bills choose to exercise the fifth-year option, EJ Manuel's player salary for the 2017 NFL season shall be the larger of 120% of his 2015 player salary, or an amount based on the five-year average of the third through twenty-fifth highest paid NFL quarterbacks.

(2)
Does not include compensation for appearances required under his NFL player contract, for which he shall be compensated, if at all, in amounts no greater than $5,000 per appearance. Also excludes any amounts payable for player performance bonus, post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. No amounts were due for post-season play in the 2013 season. A performance bonus of approximately $42,000 was earned for performance during the 2013 season as defined under Article 28 of the CBA. The payment of this amount was deferred until April 1, 2016 and will not be deemed ABI until payment is made. For additional information about potential future player performance bonuses, post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148.

Vernon Davis Brand

Vernon Davis Brand Contract

        On October 30, 2013 we entered into a brand contract with Vernon Davis and The Duke Marketing LLC, a professional services company affiliated with Vernon Davis. This brand contract entitles us to receive 10% of Vernon Davis's brand income from and after October 30, 2013.

        In addition to the exclusions laid out above under "—Our Brand Contracts," brand income does not include the following specifically excluded income:

  •
  any income of: (1) the Vernon Davis Foundation or (2) any other charitable foundation or organization as a result of personal services performed by Vernon Davis,

  •
  any proceeds of the insurance policy purchased by Vernon Davis against the risk of injury or disability,

  •
  income derived from his performance as a painter, sculptor or artist in any other fine or graphic arts medium, related of Gallery 85 or any other art gallery owned by him or from any school for the arts established in part by him, whether charitable or for profit, regardless of whether he participates or his persona is used to market or promote such school), and

  •
  any and all cash or other consideration, in any form whatsoever, received by Vernon Davis from the following entities (or their affiliates as agreed as of October 30, 2013): (1) Ike Shehadeh and Ike's Love & Sandwiches Franchising LLC and (2) Jamba Juice Company.

        As consideration for the ABI under the brand contract, we paid Vernon Davis a one-time cash amount of $4.0 million (less $0.2 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). We have no further financial obligation to Vernon Davis under the brand contract, other than the indemnities described above.

Vernon Davis

        Vernon Davis is a tight end for the San Francisco 49ers, or the 49ers, in the NFL. He has been in the NFL since 2006. Vernon Davis attended the University of Maryland, where he was the starting tight end for his sophomore and junior seasons. Vernon Davis entered the NFL draft after his junior year and was selected in the first round, 6th overall, by the San Francisco 49ers. During the 2009 NFL season, Vernon Davis was selected to the Pro Bowl after posting career highs of 78 receptions, 965 yards, and 13 touchdown receptions. At the time, that number of touchdown receptions tied the NFL single season record for a tight end. Vernon Davis was born on January 31, 1984.

        Our vision for a brand identity for Vernon Davis is to associate him as "transformational." Vernon Davis has had many inflection points throughout his life that serve as powerful examples of his ability to persevere and evolve through challenging circumstances. Vernon Davis has become a successful football player, team leader, student of the arts, philanthropist, and entrepreneur. As one of the first athletes to sign a brand contract with us, he is helping transform how athletes look to build and enhance their brands.

        As part of our due diligence of Vernon Davis we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Vernon Davis of any events or incidents (personal or otherwise) relating to Vernon Davis that we believe would materially negatively impact the Vernon Davis Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of September 30, 2014 Vernon Davis is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $4.2 million if he retires from professional football within two years of the date of the offering of shares of our Fantex Series Vernon Davis for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that Vernon Davis has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of approximately 4 to 1. In addition, as of September 30, 2014, Vernon Davis's current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. We have not required Vernon Davis to place any additional funds in an escrow account as security to cover the repayment of $4.2 million in the event he retires from professional football within two years following completion of the offering. In addition, we intend to monitor the creditworthiness and financial health and stability of Vernon Davis on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Vernon Davis Brand Income

        Vernon Davis is subject to a number of contracts that are included in his brand income, including his NFL player contract and several endorsement contracts that as of September 30, 2014 were not individually or in the aggregate material to his brand income. These endorsement contracts have terms that end in 2016 and require Vernon Davis to exclusively endorse certain categories of products, make certain appearances, participate in the production of promotional materials and social media activities and sign autographs. We refer to these as included contracts.

  Vernon Davis NFL Player Contract—San Francisco Forty Niners (the 49ers)

        Vernon Davis has completed the fourth year of a six-year player contract with the 49ers. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of October 30, 2013, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season
											Total (2010-2015)
	2010		2011		2012		2013		2014	2015
NFL Player Salary(1)	$3,874	(2)	$4,708	(2)	$5,751	(3)	$6,072		$4,700	$4,350	$29,455
Signing Bonus	$6,500	(2)	$3,500	(2)	—		—		—	—	$10,000
Roster Bonus(4)	—		$400		$400		$400		$400	$400	$2,000
Workout Bonus(5)	—		$200		$200		$200		$200	$200	$1,000

Total	$10,374		$8,808		$6,351		$6,672		$5,300	$4,950	$42,455
Available Brand Income Under the NFL Player Contract(6)	—		—		—		$3,797	(7)	$5,100	$4,950	$14,047

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the 49ers in each season, reduced on a pro rata basis for any portion of a season that Vernon Davis is not on the active roster for the 49ers. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income.

(2)
Amounts guaranteed and fully earned.

(3)
$4,418,000 of 2012 NFL player salary is guaranteed. All amounts due in 2012 were earned.

(4)
During each of the 2011, 2012, 2013, 2014 and 2015 NFL Seasons, Vernon Davis has received and will receive a $25,000 "Roster Bonus" for every game in which he is a member of the 49ers 45-Man Active List. Vernon Davis earned the maximum Roster Bonus amount of $400,000 in 2011 and 2012 and

  $375,000 in 2013. Vernon Davis was listed as inactive on the 49ers regular season game on September 22, 2013, and therefore was only eligible to receive $375,000 in Roster Bonuses during the 2013 NFL Season.

(5)
During each of his 2011, 2012, 2013 and 2015 NFL player contract years, Vernon Davis has received or is expected to receive a $200,000 "Workout Bonus" if he participates in 90% or more of the 49ers off-season conditioning program in that respective year. Vernon Davis has earned this $200,000 Workout Bonus in each of 2011, 2012 and 2013. Vernon Davis did not participate in 90% or more of the off-season conditioning program for the 2014 season and thus, did not receive any of the $200,000 Workout Bonus reducing his available brand income for 2014 by $200,000.

(6)
Does not include amounts payable for player performance, post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For post-season play in the 2011 season, Vernon Davis was paid $40,000 as a result of appearing in a conference championship game and $22,000 for appearing in a divisional playoff game. For post-season play in the 2012 season, Vernon Davis was paid $50,000 for being selected to the winning team in the Pro Bowl, $44,000 for participating on the losing team in the Super Bowl, $40,000 as a result of appearing in a conference championship game and $22,000 for appearing in a divisional playoff game. For post-season play in the 2013 season, Vernon Davis was paid $42,000 for appearing in a conference championship game, $23,000 for appearing in a divisional playoff game and $21,000 for appearing in a wild card game. A performance bonus of approximately $17,000 was earned for performance during the 2013 season as defined under Article 28 of the CBA. The payment of this amount was deferred until April 1, 2016 and will not be deemed ABI until payment is made. For additional information about potential player performance bonuses and future post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148.

(7)
Calculated based on payments made through October 30, 2013 of $2,500,235 of base salary due under the player contract, $200,000 of the workout bonus and $150,000 of the roster bonus due under the player contract with the 49ers, taking into account the $25,000 roster bonus not earned on September 22, 2013. Payments to Vernon Davis for the 2013 NFL season made on or after October 30, 2013, which payments constitute brand income under the Vernon Davis brand contract, totaled $3,796,765: (1) $3,571,765 of base salary and (2) $225,000 in roster bonuses.

Arian Foster Brand

Arian Foster Brand Contract

        On February 28, 2013 we entered into a brand contract with Arian Foster and The Ugly Duck, LLC, a professional services company affiliated with Arian Foster, and amended and restated such contract on May 24, 2013 and August 21, 2013. This brand contract, as amended, entitles us to receive 20% of Arian Foster's brand income from and after February 28, 2013.

        In addition to the exclusions laid out above under "—Our Brand Contracts," brand income does not include the following specifically excluded income:

  •
  income derived from: motion pictures and television (unless, in each case, Arian Foster either performs in the role of a professional or amateur football player, or performs as himself), music (including writing, recording, publishing, artist management, touring), children's books, and any and all merchandising and exploitation rights relating to any of these foregoing excluded categories;

  •
  any and all cash or other consideration, in any form whatsoever, received by Arian Foster from the following entities (or their affiliates as of February 28, 2013): (A) Fuse Science, Inc. and (B) Mobli Media Inc.;

  •
  $6.25 million received by Arian Foster in March 2013 as the final payment to him from the Texans for his signing bonus from the March 5, 2012 contract with the Texans; or

  •
  any merchandise credit (or value thereof) payable to Arian Foster pursuant to the agreement, dated effective as of March 1, 2012, between Arian Foster and Under Armour, Inc. and any merchandise credit of the same or lesser value in any renewals, extensions or amendments and/or restatements thereof (but all other cash consideration under such contract is included in brand income).

        As consideration for the ABI under the brand contract, we will pay Arian Foster a one-time cash amount of $10.0 million (less $0.5 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of the offering of Fantex Series Arian Foster. We will have no further financial obligation to Arian Foster under the brand contract once this payment has been made, other than the indemnities described below.

Arian Foster

        Arian Foster is a running back for the Houston Texans, or the Texans, in the NFL. He has been in the NFL since 2009. Arian Foster attended the University of Tennessee, where he was the starting running back for three seasons. Arian Foster went undrafted in the 2009 draft and signed with the Texans as an undrafted free agent. During the 2010 NFL season, Arian Foster was the leading rusher in the NFL with 1,616 rushing yards. Arian Foster was named First Team All Pro in 2010 and Second Team All Pro in 2011. Arian Foster has also been selected to three Pro Bowl appearances, in each of the 2010, 2011 and 2012 seasons. In addition, Arian Foster led the NFL in carries in 2012, with 351 (405, including post-season games) carries, and was in the top six in carries in 2011 and 2010 with 278 and 327 carries, respectively. Arian Foster was born on August 24, 1986.

        Our vision for a brand identity for Arian Foster is to associate him as a "trailblazer." Arian Foster is a modern-day professional athlete who wants to combine his on-field accomplishments with a desire and confidence to forge his own path in his off-field interests, including poetry, philosophy, humanitarian interests, music and acting. For example, Arian Foster was cast as a professional running back in Draft Day, a film starring Kevin Costner. Arian Foster is more interested in being interested than being known as interesting. By being the first athlete to sign a brand contract with us he is helping trailblaze a path for others and helping us in our mission to improve how athlete brands are defined and enhanced.

        As part of our due diligence of Arian Foster we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Arian Foster of any events or incidents (personal or otherwise) relating to Arian Foster that we believe would materially negatively impact the Arian Foster Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of September 30, 2014 Arian Foster is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $10.5 million if he retires from professional football within two years of the date of the offering of shares of our Fantex Series Arian Foster for any reason other than a "good reason." For instance, as part of our due diligence, we were provided information that showed that Arian Foster has substantial amounts of cash and liquid investments and no debt, or in other words, a debt-to-asset ratio of zero. In addition, as of September 30, 2014, Arian Foster had no material current liabilities, and his current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the next 24 months. As a result, we have concluded that he is a sound credit risk. Other than the $0.5 million of the cash consideration to be held in escrow for six months, we have not required Arian Foster to place any additional funds in an escrow account as security to cover the repayment of $10.5 million in the event he retires from professional football within two years. In addition, we intend to monitor the creditworthiness and financial health and stability of Arian Foster on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Arian Foster Brand Income

        Arian Foster is subject to a number of contracts that are included in his brand income, including his NFL player contract and several endorsement contracts that as of September 30, 2014 were not individually or in the aggregate material to his brand income. These endorsement contracts generally have a term that ends in 2014 (with one agreement terminating in the first quarter of 2015) and require Arian Foster to exclusively endorse certain categories of products, make certain appearances, participate in the production of promotional materials and social media activities and sign autographs. We refer to these as included contracts.

  Arian Foster NFL Player Contract—Houston Texans (the Texans)

        Arian Foster has completed the second year of a five-year player contract with the Texans. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of February 28, 2013, the date of his brand contract (amounts in thousands and unaudited):

	Playing Season
	2012	2013	2014	2015	2016	Total 2012-2016
NFL Player Salary(1)	$5,000	$5,250	$5,750	$6,000	$6,500	$28,500
Roster Bonus(2)	500	500	500	500	500	2,500
Signing Bonus	6,250	6,250	—	—	—	12,500

Total	$11,750	$12,000	$6,250	$6,500	$7,000	$43,500
Available Brand Income Under the NFL Player Contract(3)	—	$5,750	$6,250	$6,500	$7,000	$25,500

(1)
All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Texans in each season, reduced on a pro rata basis for any portion of a season that Arian Foster is not on the active roster for the Texans. Does not include necessary traveling expenses or additional compensation, benefits and reimbursement of expenses as may be called for in any collective bargaining agreement in existence from time to time between the NFL and NFLPA, which are not included in brand income. All of his NFL player salary for the 2012 NFL season and $3,500,000 for the 2013 NFL season were subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Texans terminate the NFL player contract (1) because in the sole judgment of the Texans, Arian Foster's skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Texan's roster, (2) for salary cap reasons or (3) due to professional football injury Arian Foster is unable to perform his services under the NFL player contract, then Arian Foster will receive his NFL player salary. Arian Foster fully earned all salary amounts due in 2012 and 2013.

(2)
Bonus of $31,250 payable for every game during the NFL regular season that Arian Foster is on the active roster for the Texans, not to exceed $500,000 for any one season. Arian Foster fully earned the roster bonus in the 2012 NFL season and earned $250,000 in the 2013 NFL season.

(3)
Does not include $6.25 million of signing bonus paid in March 2013. Also excludes any amounts payable for player performance bonus, post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. No amounts were due for post-season play in the 2013 season. A performance bonus of approximately $5,000 was earned for performance during the 2013 season as defined under Article 28 of the CBA. The payment of this amount was deferred until April 1, 2016 and will not be deemed ABI until payment is made. For additional information about potential player performance bonuses and future post-season and Pro Bowl compensation, please see the section titled "—Professional Football Compensation—Additional Bonus Opportunities" on page 148.

Competition

        Our business is unique and we are not aware of anyone at this time who is attempting to engage in our business model or who is directly competitive to us. We may if successful face competition from sports management agencies and sports marketing agencies with respect to our marketing activities. We believe that if we did face competition from these types of agencies it would be based in part on the strength of the relationships they have with professional athletes, entertainers and other high-profile individuals. In this regard these companies are more established and may have more extensive industry contacts and direct relationships with these brands than we do. However, we also believe that if there were competition from these types of agencies it would be based on the effectiveness of the marketing efforts and the relative cost to the brand of these services, and we believe that we would be competitively differentiated from these agencies in each of these areas.

        With respect to the effectiveness of the marketing efforts, although we are an early stage start-up company and have not engaged in any marketing activities to date, we believe we have assembled, through Fantex Holdings, a unique team with crossover talent in sports, sports marketing and digital marketing and technology, which we believe will allow us to be effective at implementing marketing strategies, including with respect to digital marketing as discussed under the section entitled "Business—Enhancing Brand Value—Increasing Brand Reach and Consumer Engagement" in general to help enhance brand value. We are not aware of any of the major sports management or marketing agencies who currently are attempting to engage in these types of marketing activities, and we do not believe they would be willing to shift their focus to these activities in the future. We believe the sports marketing agencies in effect act closer to the capacity as sales agencies. In large part they sell a product (the brand) to the buyer (an endorsement partner). We intend to make the product (the brand) better, which we believe will ease their ability to sell that product to the buyers (the endorsement partners). We believe this will enhance our relationship with these agencies and there would be incentives for us to work collaboratively with our brands and their management and marketing agencies to achieve the best results for our mutual brands.

        With respect to the cost to the athlete of the marketing efforts, our business model provides that we make an upfront investment to purchase a minority interest in the future value of our brands, so the overall cost to a brand will correlate to the longer-term success and sustainability of their brand. Although we currently have limited resources to employ in the enhancement of the value of the brand contract and have fewer industry relationships than sports management agencies and sports marketing agencies, we believe that building a portfolio of brands will enable us to achieve economies of scale and increase brand reach across our portfolio more efficiently. We do not believe that sports management agencies or sports marketing agencies would be willing to duplicate our model.

Employees

        As of September 30, 2014, we had no employees. We are being supported by personnel employed by our parent. As of September 30, 2014, our parent had 39 full-time employees. Of these full time employees, three were engaged in support administration, including legal and finance, and seven were engaged in other activities related to our business, four of whom were engaged in our business full-time. None of these employees are represented by labor unions or covered by collective bargaining agreements. Our parent considers these relationships to be good.

Facilities

        We share our parent's 4,483 square foot real estate facility located in San Francisco, California, used primarily for corporate function. Our parent's lease for this space expires in November 2015. We believe that this facility is sufficient for our needs for the foreseeable future. We have no contractual rights to share this real estate facility.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors as of December 31, 2014:

Name	Age	Position(s)
Cornell "Buck" French	48	Director and Chief Executive Officer
David Mullin	62	Chief Financial Officer
William Garvey	49	Chief Legal Officer
David Beirne	51	Director
John Costello	67	Director
C. William Hosler	51	Director
Ronald Machtley	66	Director
Shahan Soghikian	55	Director
Terdema Ussery	55	Director

Executive Officers

        Cornell "Buck" French has served as our Director and Chief Executive Officer since our founding. Mr. French has also served as the Chief Executive Officer and a director of our parent, Fantex Holdings, since its inception in September 2012. Mr. French co-founded OnLink Technologies, which was later sold to Siebel Systems, Inc. in 2000. Mr. French is also a Co-Founder and Director of Zwingit. Mr. French currently serves on the Board of Directors of Prelert, Inc. Mr. French served as the President, CEO and Chairman of Securify, Inc. from December 2004 to October 2008, through its sale to Secure Computing. Mr. French previously served as a partner at technology venture capital firm JPMorgan Partners, and held the role of Vice President and General Manager of the Interactive Selling Group at Siebel. He is a former Director of Zilliant, Inc., WebCollage, Inc., Axentis, Inc. and several other private companies. Mr. French received an MBA from Harvard University in 1996 and a B.S. in Economics and General Engineering from the U.S. Military Academy at West Point in 1989. Mr. French brings to the Board extensive management, business development, financial and strategic planning experience.

        David Mullin has served as our Chief Financial Officer since our founding. Mr. Mullin also serves as the Chief Financial Officer of our parent, Fantex Holdings since its inception in September 2012. Mr. Mullin has most recently served as a CFO of Become, Inc. from April 2010 to August 2011. Prior to joining Become, Mr. Mullin has served as the Chief Operating Officer and CFO of Securify, Inc. from March 2005 to October 2008. Mr. Mullin also served as the Executive Vice President and CFO of NP Test, Inc. from September 2003 to October 2004, and Terawave Communications, Inc. Mr. Mullin was the CFO of Borland International from 1995 to 1996, Smart Modular Technologies from 1996 to 2000 and Vice President of Finance and Administration and CFO of OnLink Technologies, Inc. from 2000 to 2001. Mr. Mullin also held several senior finance executive positions, including at Sun Microsystems, Conner Peripherals, PriceWaterhouse Coopers, and Arthur Anderson. Mr. Mullin is a California Certified Public Accountant and received a B.A. in Business Administration from San Francisco State University in 1977.

        William Garvey has served as our Chief Legal Officer and Secretary since April, 2014 and as the Chief Legal Officer and Secretary of our parent, Fantex Holdings, since July 2013. From June 2009 to July 2013, Mr. Garvey was the Vice President, General Counsel and Secretary of iPass, Inc., a publicly-traded enterprise mobility services company. From April 2008 to April 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc., a publicly-traded provider of Internet Protocol unified communications systems for enterprises. From January 2005 to September 2007,

Mr. Garvey served as General Counsel, Vice President of Corporate Development, and Secretary of Rackable Systems, Inc. (now Silicon Graphics International Corp.), a publicly-traded computer server manufacturer. From September 1997 to December 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary of Actuate Corporation, a publicly-traded software company and assisted Actuate in completing its initial public offering. Mr. Garvey holds a B.S. in applied sciences and engineering from the United States Military Academy and a J.D. from Stanford Law School.

Directors

        David Beirne has served as the Chairman of our board of directors since March 2013. Mr. Beirne also serves as the Chairman on the board of directors of Fantex Holdings since its inception in September 2012. Mr. Beirne was a general partner at Benchmark Capital, LLC from March 1997 until his retirement from the firm in September 2007. Mr. Beirne served as an advisor and limited partner to Benchmark until 2012. Mr. Beirne served on the boards of Blazent Corporation, Vontu, Inc., Securify, Inc., 1(800) Flowers, Kana Corp. and several other private companies. Prior to joining Benchmark, Mr. Beirne was co-founder of Ramsey/Beirne Associates, Inc., an executive search firm, where he served as CEO from October 1987 to June 1997. Mr. Beirne also serves on the Board of Directors of several nonprofit organizations. Mr. Beirne received a B.S. in Business Administration and Management from Bryant University in 1985. Mr. Beirne has developed a nationwide reputation for recruiting high-profile executives and brings to the Board extensive recruiting, management and operational experience.

        John H. Costello has served on the board of directors of Fantex, Inc. since July 2013. Mr. Costello has been the President, Global Marketing & Innovation, at Dunkin Brands Group, Inc. since March 2013 and has previously served as its Chief Global Marketing & Innovation Officer. Mr. Costello currently also serves as a director on the board of directors of Ace Hardware Corporation, where he also serves as a member of the Compensation Committee and Retail and Supply Chain Committee. He also serves on the board of directors of Yellowstone Park Foundation and as a Board Advisor to Criteo, Inc. Prior to joining Dunkin Brands in 2009, Mr. Costello served as the Chief Executive Officer and director of Zounds, Inc. from September 2007 through January 2009. From October 2006 to August 2007, he served as President of Consumer and Retail for Solidus Networks, Inc. (d/b/a Pay By Touch). Mr. Costello has also previously served on the boards of directors of the Association of National Advertisers Inc., The Quaker Oats Company, The Bombay Company, Aspen Marketing Services, Inc. and various other public and private companies, as well as serving on the Board of Trustees of the American Film Institute. In addition, Mr. Costello has held leadership roles at several companies, including serving as President of Nielsen Marketing Research U.S., Chief Executive Officer of MVP.com, Inc., Executive Vice President of Merchandising and Marketing at The Home Depot, Senior Executive Vice President of Sears, Senior Vice President of Marketing and Sales at Pepsi-Cola, USA and Chief Global Marketing Officer of Yahoo!. Mr. Costello received a B.S. in Industrial Management from the University of Akron in 1968 and an MBA from Michigan State University in 1970. Mr. Costello brings to our board of directors extensive operational and marketing experience.

        C. William Hosler has served on the board of Fantex, Inc. since August 2013. Mr. Hosler also currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC, a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus Acquisition Company, LLC in March 2011, Mr. Hosler provided consulting services to Rockwood Capital and TPG Capital, two private investment firms, from November 2008 to March 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, a privately-held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to Catellus, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of CapitalSource Inc. and as a member of its audit committee, asset/liability committee, and compensation committee, as well as a director of CapitalSource Bank, its wholly owned subsidiary. In addition, Mr. Hosler serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a public, self-administered real estate investment trust. Mr. Hosler received a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A from the University of Virginia. Mr. Hosler brings to the board significant experience in investment and finance, as well as his experience as a Chief Financial Officer of a publicly traded company.

        Ronald Machtley has served on the board of directors of Fantex, Inc. since June 2013. Mr. Machtley has served as president of Bryant University since 1996 and was previously a Republican member of the United States House of Representatives from Rhode Island from 1989 to 1995. Mr. Machtley also currently serves on the boards of directors of five separate affiliate entities of Amica Insurance, including Amica Mutual Insurance Company, where he also served as a member of its Finance, Nominating, Executive Compensation, and Audit Committees. He also currently serves on the board of directors of Cranston Print Works, Inc., Rhode Island Foundation and Preservation Society of Newport, among other organizations. From 1994 until 1995, Mr. Machtley served as a Partner at Wilkinson, Barker, Knauer & Quinn, a law firm in Washington D.C. Mr. Machtley has also previously served as a director of Covansys Corp. Mr. Machtley received a B.S. from the United States Naval Academy in 1970 and a J.D. from Suffolk University Law School in 1978. Mr. Machtley brings to our board of directors extensive management experience.

        Shahan Soghikian has served on the board of directors of Fantex, Inc. since June 2013. Mr. Soghikian is a co-founder and Managing Director of Panorama Capital, a venture capital firm which invests in early to mid-stage technology and life sciences companies. Mr. Soghikian began his investment career when he joined JPMorgan Partners in 1990, where he most recently served as head of its venture capital program until the formation of Panorama in 2006. Between 1994 and 1998, he was responsible for developing and managing JPMorgan Partners' European investment team and was based in London. Mr. Soghikian was previously a member of the mergers and acquisitions group at both Bankers Trust, Inc. and Prudential-Bache Securities, Inc. (currently known as Prudential Equity Group, LLC). Mr. Soghikian currently serves on the board of directors of Beyond The Rack, Inc., Validity Sensors, Inc. and WGT.com. Prior to this, he served as a director of SquareTrade, Inc., Tidal Software, Inc., Yipes Communications, Inc. and AECOM, Inc., among other board memberships, including as a member of the audit committee on the board of directors of Digital Island, Inc. and Petco Animal Supplies, Inc. In addition, Mr. Soghikian is currently a trustee of Pitzer College where he serves as Chair of the Investment Committee and as a member of its Audit Committee, and also serves as a director of Children's Hospital and Research Center Oakland. Mr. Soghikian received a B.A. in Biology from Pitzer College in 1980 and an M.B.A. from the UCLA Anderson School of Management. Mr. Soghikian is a longtime investor of over two decades and brings to our board of directors extensive investment and valuation experience.

        Terdema Ussery has served on the board of directors of Fantex, Inc. since June 2013. Mr. Ussery has also served as the President and Chief Executive Officer of the Dallas Mavericks since April 1997. Prior to joining Fantex, Mr. Ussery has served as Chief Executive Officer of HDNet LLC from September 2001 until June 2012. Mr. Ussery also serves as an Alternate Governor for the Mavericks on the NBA Board of Governors. He has served as Lead Independent Director of Treehouse Foods Inc. since June 6, 2005 and as a member on its Governance & Nominating, Audit and Compensation Committees. Mr. Ussery previously served as Director of Timberland Co. from May 19, 2005 until September 13, 2011, where he also served as Timberland's Lead Independent Director and as a member if its Audit, Compensation, Governance & Nominating and Corporate & Social Responsibility committees. He also served as a director of Entrust, Inc., from December 2006 to November 2009, and as a member of its Audit Committee from 2007 to 2009. In addition, Mr. Ussery served as the President of Nike Sports Management from 1993 to 1996 and was the Commissioner of the Continental Basketball Association from 1991 to 1993, and Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. Mr. Ussery received a B.A. from Princeton's Woodrow Wilson School of Public and International Affairs in 1981, an M.P.A. from John F. Kennedy School of Government at Harvard University and a J.D. from the University of California at Berkeley in 1987. Mr. Ussery has extensive experience working with athletes and other high-profile individuals as well as with sports associations and brings to our board of directors extensive industry knowledge and management experience.

Board Composition and Election of Directors

        Our board of directors currently consists of seven directors. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

  •
  the Class I directors are David Beirne, C. William Hosler and Ronald Machtley, and their terms will expire at the annual meeting of stockholders to be held in 2017;

  •
  the Class II directors are Cornell French and Terdema Ussery, and their terms will expire at the annual meeting of stockholders to be held in 2015; and

  •
  the Class III directors are John Costello and Shahan Soghikian, and their terms will expire at the annual meeting of stockholders to be held in 2016.

        Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company.

Director Independence

        Because our common stock is not, and following this offering will not be, listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Nevertheless, our board of directors has determined to generally comply with the listing requirements of the national securities exchanges. The independence definitions of the national securities exchanges generally include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, the rules of the national securities exchanges would require our board of directors to make a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our board of directors currently consists of seven members. Our board of directors has determined that five of our current directors would qualify as "independent" directors in accordance with the general listing requirements of the national securities exchanges. Mr. French is not considered independent because he is an officer of Fantex and an employee and director of our parent company,

Fantex Holdings. Mr. Beirne is not considered independent because he is a director and significant stockholder of our parent company, Fantex Holdings. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. Each of Messrs. Costello, Hosler, Machtley, Soghikian and Ussery qualify as independent directors under the corporate governance standards of the NASDAQ Global Market.

        There are no family relationships among any of our directors or executive officers, other than Matthew Beirne, our Vice President of Business Development, who is the son of Mr. David Beirne, Chairman of our board of directors.

Board Committees

Audit Committee and Audit Committee Financial Expert

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approve the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

  •
  is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        The current members of our audit committee are Messrs. Hosler, Soghikian and Ussery, with Mr. Hosler serving as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and generally under the rules of the national securities exchanges. Our board of directors has determined that Mr. Hosler is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of national securities exchanges. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of the members of the audit committee are independent under the applicable rules of the SEC and the national securities exchanges. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the national securities exchanges.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Messrs. Costello, Machtley and Ussery, with Mr. Costello serving as the chairperson of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of the national securities exchanges, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Messrs. Costello, Machtley and Soghikian, with Mr. Machtley serving as the chairperson of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the national securities exchanges relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

Conflicts Committee

        Our conflicts committee is responsible for reviewing all of our related party transactions in which Fantex Holdings is a party with an interest adverse to our interests or with an interest adverse to any outstanding series of our common stock, including any decision to convert any tracking stock into our platform common stock following the two-year anniversary of the filing of a certificate of designations creating such tracking stock. Each member of the conflicts committee must (a) satisfy the audit committee independence requirements under the rules and regulations of the SEC that would be applicable to Fantex, (b) not have been an employee or director of our parent company at any time in the three years prior to his or her appointment to the conflicts committee and (c) not have any material interest in Fantex or Fantex Holdings. The current members of the conflicts committee are Messrs. Hosler, Soghikian and Ussery, with Mr. Soghikian serving as the chairperson of the committee. Each of the members of our conflicts committee meets the independence requirements described in the immediately preceding sentence. The conflicts committee operates under a written charter.

Limitations on Officers' and Directors' Liability and Indemnification Agreements

        Our amended and restated certificate of incorporation and amended and restated bylaws limit our directors' and officers' liability to the fullest extent permitted under the Delaware General Corporation Law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of their respective fiduciary duties, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition to the indemnification and advancement of expenses required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors, and will enter into new indemnification agreements with each of our current directors, officers and certain employees before the completion of this offering. These agreements provide for the indemnification of and advancement of expenses of our directors, officers and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. This description of the indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this registration statement.

        The limitation of liability and indemnification and advancement of expenses provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE COMPENSATION

        This section discusses the material components of the executive compensation program for our executive officers who are named in the "Summary Compensation Table" below. In 2014, our "named executive officers" and their positions were as follows:

  •
  Cornell "Buck" French, Chief Executive Officer;

  •
  David Mullin, Chief Financial Officer; and

  •
  William Garvey, Chief Legal Officer and Secretary.

        Currently, our employees, including our named executive officers, are employed by our parent, Fantex Holdings, and provide services to both Fantex and Fantex Holdings. Except as the context otherwise requires or as otherwise noted, references in this section to "Fantex Holdings," "company," "we," "us" and "our" refer to both Fantex Holdings and Fantex. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

        The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2013 and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals
Cornell "Buck" French	2014	200,000	—	—	—	—	—	—	200,000
Chief Executive Officer	2013	116,667	—	—	—	—	—	—	116,667
David Mullin	2014	200,000	—	—	—	—	—	—	200,000
Chief Financial Officer	2013	116,667	—	—	—	—	—	—	116,667
William Garvey	2014	200,000	—	—	—	—	—	—	200,000
Chief Legal Officer

Narrative to Summary Compensation Table

  Salaries

        Messrs. French and Mullin are parties to employment agreements with our parent, Fantex Holdings, Inc., which initially provided for annual base salaries of $200,000 for each of Messrs. French and Mullin. Pursuant to the terms of their employment agreements, in connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, the annual base salary for each of Messrs. French and Mullin was increased to $250,000. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries, and each continues to receive an annual base salary of $200,000 as of the date of this prospectus. There is no provision to make the increase to an annual base salary of $250,000 retroactive.

        Mr. Garvey's annual base salary for 2014 was $200,000.

  Bonuses

        We did not grant bonuses to our named executive officers with respect to services performed in 2014.

  Equity Compensation

        We maintain the 2013 Equity Incentive Award Plan, referred to below as the 2013 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2013 Plan became effective as of April 28, 2014. For additional information about the 2013 Plan, please see the section titled "—Equity Plans—2013 Equity Incentive Award Plan" below. No equity grants were made to our officers in 2014.

  Other Elements of Compensation

          Retirement Plans

        We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not anticipate matching any portion of the contributions that might be made by participants in our 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including our named executive officers, in accordance with our compensation policies.

  Employee Benefits and Perquisites

        All of our full-time employees, including our named executive officers, are eligible to participate in our medical, dental and vision benefit plans. Following the consummation of this offering, we may also implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers' compensation package.

  No Tax Gross-Ups

        We do not make gross-up payments to cover our named executive officers' personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

  Additional Compensation Components

        Following the completion of this offering, as we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the number of shares of Fantex Holdings' common stock underlying outstanding equity incentive plan awards for Mr. Garvey as of December 31, 2014. Neither Messrs. French nor Mullin held any equity incentive plan awards as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Options Expiration Date
William Garvey	35,416	64,584	1.61	7/16/2023

(1)
The option vested as to 25% of the shares subject to the option on July 15, 2014 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

Executive Compensation Arrangements

Messrs. French and Mullin

        Our parent, Fantex Holdings, has entered into employment agreements with Messrs. French and Mullin. The following is a summary of the material terms of the agreements.

        Under the agreements, Mr. French serves as the Chief Executive Officer and Mr. Mullin serves as the Chief Financial Officer of Fantex Holdings, reporting directly to the board of directors of Fantex Holdings and Chief Executive Officer, respectively. Mr. French also serves as a member of our board of directors. The term of the agreements will continue until the executive's employment with Fantex Holdings is terminated.

        Pursuant to the terms of the agreements, Messrs. French and Mullin were each to initially receive annual base salaries in the amount of $200,000. In connection with the sale by us of 421,00 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, the annual base salary for each of Messrs. French and Mullin was increased to $250,000, which amount may be increased from time to time in the discretion of Fantex Holdings' board of directors or the compensation committee. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries and each continues to receive an annual base salary of $200,000. Messrs. French and Mullin are also eligible to receive an annual discretionary cash performance bonus. The actual amount of any such bonuses will be based on the attainment of specified performance objectives established by the board of directors of Fantex Holdings. In addition, each executive will be entitled to participate in customary employee and executive benefit plans and programs as Fantex Holdings may from time to time offer.

        In the event that Mr. French's or Mr. Mullin's employment is terminated without "cause" or by the executive for "good reason" (each, as defined in the applicable employment agreement), then in addition to any accrued amounts, the executive will be entitled to receive the following:

  •
  a lump-sum payment in the amount of one times the executive's annual base salary;

  •
  a lump-sum payment in the amount equal to the pro rata portion of the executive's annual bonus for the partial fiscal year in which the termination occurs;

  •
  company-paid premiums for healthcare coverage continuation for up to 12 months after the date of termination; and

  •
  with respect to each then-outstanding Fantex Holdings equity award or Company equity award, accelerated vesting of the number of shares subject to such award that would have vested during the 12-month period following the termination date.

        In the event that Mr. French's or Mr. Mullin's employment is terminated without "cause" or by the executive for "good reason" on or within the 30 days preceding, or during the one-year period following, a "change in control" (as defined in the Fantex Holdings, Inc. 2012 Equity Incentive Plan), each executive will be entitled to the severance benefits and payments described above, except that he will be entitled to a lump-sum payment in the amount of two times, rather than one times, his annual base salary.

        The executive's right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

        Furthermore, in the event of a change in control of Fantex Holdings, the executive will be entitled to accelerated vesting of all outstanding Fantex Holdings equity awards and Company equity awards then held, and in the event of a "change in control" (as defined in the Fantex, Inc. 2013 Equity Incentive Award Plan) of the Company, the executive will be entitled to accelerated vesting of all outstanding Company equity awards then held. In addition, to the extent that any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a "best pay cap" reduction to the extent necessary so that the executive receives the greater of (i) the net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) the net amount of the payments and benefits without such reduction.

Mr. Garvey

        Our parent, Fantex Holdings, entered into change in control severance agreement with Mr. Garvey on August 19, 2014. The following is a summary of the material terms of the agreement.

        In the event of a "change in control" (as defined in the Fantex Holdings 2012 Equity Incentive Plan) of Fantex Holdings, Mr. Garvey will be entitled to accelerated vesting of 50% all outstanding unvested Fantex Holdings option and equity awards then held.

        In the event that Mr. Garvey's employment is terminated without "cause" or by Mr. Garvey for "good reason" (each, as defined in his change in control severance agreement) on or within the 30 days preceding, or during the one-year period following, a "change in control," then in addition to any accrued amounts, Mr. Garvey will be entitled to receive the following:

  •
  a lump-sum payment in the amount of 50% of his annual base salary;

  •
  company-paid premiums for healthcare coverage continuation for up to 6 months after the date of termination; and

  •
  with respect to each then-outstanding Fantex Holdings option and equity award, full accelerated vesting of all shares subject to the award.

        Mr. Garvey's right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of Fantex Holdings.

Director Compensation

        None of our directors received any compensation for service as a member of our board of directors in 2014. We intend to review director compensation from time to time.

Equity Plans

2013 Equity Incentive Award Plan

        In August 2013, our board of directors adopted our 2013 Equity Incentive Award Plan, or the 2013 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The 2013 Plan was subsequently approved by our stockholders in September 2013. The material terms of the 2013 Plan are summarized below.

  Eligibility and Administration

        Our employees, consultants and directors, and employees and consultants of our affiliates, if any, are eligible to receive awards under the 2013 Plan. The 2013 Plan is administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2013 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2013 Plan, including any vesting and vesting acceleration conditions.

  Limitation on Awards and Shares Available

        An aggregate of 7,500,000 shares of our platform common stock is available for issuance under awards granted pursuant to the 2013 Plan, which shares may be authorized but unissued shares, treasury shares or shares purchased in the open market. If an award under the 2013 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2013 Plan. However, the following shares may not be used again for grant under the 2013 Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

        Awards granted under the 2013 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2013 Plan. After the expiration of a transition period that may apply following the effective date of our initial public offering of our Fantex Series Vernon Davis, the maximum number of shares of our platform common stock that may be subject to one or more awards granted to any participant pursuant to the 2013 Plan during any calendar year will be 1,000,000 and the maximum amount that may be paid under a cash award pursuant to the 2013 Plan to any one participant during any calendar year period will be $2,000,000.

  Awards

        The 2013 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, deferred stock, other incentive awards, stock appreciation rights, or SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2013 Plan. Certain awards under the 2013 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2013 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our platform common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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  Stock Options.  Stock options provide for the purchase of shares of our platform common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

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  Restricted Stock, RSUs, Deferred Stock and Performance Shares.  Restricted stock is an award of nontransferable shares of our platform common stock that remains forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our platform common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Deferred stock awards represent the right to receive shares of our platform common stock on a future date. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Performance shares are contractual rights to receive a range of shares of our platform common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs, deferred stock and performance shares may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Stock Payments, Other Incentive Awards and Cash Awards.  Stock payments are awards of fully vested shares of our platform common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our platform common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

  •
  Dividend Equivalents.  Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our platform common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents generally are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards granted under the 2013 Plan unless and until such awards have vested.

  Performance Awards

        Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute "qualified performance-based compensation," or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

        Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that a public company may take in respect of compensation paid to its "covered employees" (which should include our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. Under current tax law, we do not expect Section 162(m) of the Code to apply to certain awards under the 2013 Plan until the earliest to occur of (1) our annual stockholders' meeting at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of our equity securities under Section 12 of the Exchange Act; (2) a material modification of the 2013 Plan; (3) an exhaustion of the share supply under the 2013 Plan; or (4) the expiration of the 2013 Plan. However, QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC. In addition, the Company may issue awards that are not intended to constitute QPBC even if such awards might be non-deductible as a result of Section 162(m) of the Code.

        In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the 2013 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders' equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of platform common stock; (20) regulatory body approval for commercialization of a product; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) customer retention; (26) sales-related goals; (27) comparisons with other stock market indices; (28) operating efficiency; (29) customer satisfaction and/or growth; (30) employee satisfaction; (31) research and development achievements; (32) financing and other capital raising transactions; (33) recruiting and maintaining personnel; and (34) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2013 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

  Certain Transactions

        The plan administrator has broad discretion to take action under the 2013 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our platform common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2013 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2013 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

  Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

        The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2013 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2013 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our platform common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

  Plan Amendment and Termination

        Our board of directors may amend or terminate the 2013 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2013 Plan, "reprices" any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2013 Plan after the ten-year anniversary of the effective date of the 2013 Plan.

TRANSACTIONS WITH RELATED PERSONS

        The following is a description of transactions since our incorporation in September 2012, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control agreements, which are described under "Executive Compensation." We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Equity Contributions

        To date, we have relied primarily on our parent for liquidity and capital resources. Our parent contributed capital in the amount of $1.1 million from inception through December 31, 2012 and $4.3 million for the year ended December 31, 2013. For the nine months ended September 30, 2014, the parent contributed capital of $2.7 million. The contributed capital includes expenses paid by our parent on our behalf, as well as an equity contribution of $2.0 million on April 3, 2013 to provide additional working capital to finance our operating expenses.

Participation in this Offering

        Fantex Holdings and certain directors and related persons of Fantex Holdings may purchase from FBS, at the initial public offering price, up to 400,000 shares and 204,074 shares, respectively, of Fantex Series Alshon Jeffery in this offering under specified circumstances. Sales of shares to Fantex Holdings pursuant to the underwriting agreement will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price.

Participation in the Offering of Fantex Series Mohamed Sanu

        Fantex Holdings and certain directors of Fantex Holdings purchased from FBS, at the initial public offering price of $10 per share, 78,000 shares and 10,365 shares, respectively, of Fantex Series Mohamed Sanu. Under the terms of the standby purchase agreement, these purchasers will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after October 31, 2014. Fantex Holdings and any such directors of Fantex Holdings have further represented that they will not sell any shares of Fantex Series Mohamed Sanu purchased in that offering absent a subsequent registration statement.

Participation in the Offering of Fantex Series EJ Manuel

        On July 21, 2014, Fantex Holdings and certain directors of Fantex Holdings purchased from FBS at the initial public offering price of $10 per share, 250,000 shares and 27,934 shares, respectively, of our Fantex Series EJ Manuel. Under the terms of the standby purchase agreement, these purchasers will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after July 18, 2014. Fantex Holdings and any such directors of Fantex Holdings have further represented that they will not sell any shares of Fantex Series EJ Manuel purchased in that offering absent a subsequent registration statement.

Participation in the Offering of Fantex Series Vernon Davis

        On April 28, 2014, Fantex Holdings purchased from FBS, at the initial public offering price of $10 per share, 102,454 shares of Fantex Series Vernon Davis in the initial public offering of our Fantex Series Vernon Davis. Fantex Holdings has represented that it will not sell any shares purchased in such offering absent a subsequent registration statement.

Indemnity Agreements

        Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the ABI that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole, and therefore, the investors in our Fantex Series Alshon Jeffery.

Management Agreement

        We have entered into a management agreement with Fantex Holdings pursuant to which our parent has agreed to provide to us management and administrative services, including providing our executive management and other personnel as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and cost of those services.

        The agreement has an initial term through December 31, 2014, and will automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

        Our parent company allocated to us an aggregate expense of $1.1 million from our incorporation on September 14, 2012 through December 31, 2012 and approximately $3.6 million for the year ended December 31, 2013 for such services provided to us. For the nine months ended September 30, 2013 and September 30, 2014, we were allocated $2.0 million and $2.7 million, respectively, for such services provided to us. In the immediate future, we do not plan to establish independent infrastructure that is dedicated to our business and we will continue to rely on our parent company for these services in accordance with the management agreement.

Indemnification Agreements

        Our amended and restated certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see "Management—Limitations on Officers' and Directors' Liability and Indemnification Agreements."

Policies and Procedures for Related Party Transactions

        Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the adoption of this policy.

        All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have had access, at our expense, to our independent legal counsel.

        As provided by our audit committee charter to be effective upon completion of this offering, our audit committee will be responsible for reviewing and approving in advance any related party transaction, other than matters relating to our parent company. Our conflicts committee is responsible for reviewing all of our related party transactions in which parent company is a party with an interest adverse to our interests.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of the common stock of Fantex as of December 31, 2014, by:

  •
  each of our directors;

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  each of our named executive officers;

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  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of Fantex common stock; and

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  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of Fantex common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 31, 2014. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of Fantex common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

        Percentage ownership calculations are based on 101,109,100 shares of Fantex common stock outstanding as of December 31, 2014.

        Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Fantex, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Officers and Directors of Fantex(1)
Cornell "Buck" French(2)(4)	666	*
David Mullin	—	*
David Beirne(2)(4)	3,352	*
William Garvey	—	*
John Costello	—	*
C. William Hosler	—	*
Ronald Machtley	—	*
Shahan Soghikian	—	*
Terdema Ussery	—	*

All directors and executive officers as a group (9 persons)	4,018	*
5% Stockholders of Fantex
Fantex Holdings, Inc.(1)(2)(3)	100,430,454	99.33%

(1)
Each of our officers and directors beneficially owns shares of Fantex Holdings capital stock. Cornell "Buck" French and David Beirne, two of our directors, beneficially own 21.91% and 35.66% of Fantex Holdings capital stock, respectively, and David Mullin, our Chief Financial Officer, beneficially owns 4.61% of Fantex Holdings capital stock. The other officers and directors own less than 2% of Fantex Holdings capital stock in the aggregate. In computing beneficial ownership of Fantex Holdings capital stock, we attributed securities to persons who possess sole or shared voting power or investment power with respect to those securities and included shares of

  Fantex Holdings capital stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 31, 2014. Pursuant to their ownership interest in Fantex Holdings, Cornell "Buck" French, David Beirne and David Mullin together hold shares with a combined voting power over a majority of Fantex Holdings capital stock.

(2)
Cornell "Buck" French, David Beirne, John Elway, Joshua Levine and Bruce Dunlevie are each members of the board of directors of Fantex Holdings and as such, in effect, share voting power over substantially all of the total voting power of Fantex common stock prior to this offering, and will continue to share voting power over substantially all of the total voting power of Fantex common stock immediately after this offering. Each disclaims beneficial ownership of the shares held by Fantex Holdings, except to the extent of any pecuniary interest therein.

(3)
Fantex Holdings owns 100% of our issued and outstanding platform common stock, which provides it with sole voting power over our common stock. Each platform common stock is entitled to one vote per share, giving Fantex Holdings substantially all of the voting power over the Fantex common stock immediately following the consummation of this offering. Amount excludes any standby shares of Fantex Series Alshon Jeffery purchased by Fantex Holdings in this offering.

(4)
Cornell "Buck" French and David Beirne own 164 and 1,704 shares, respectively, of Fantex Series EJ Manuel, which they purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series EJ Manuel offering completed on July 21, 2014. Messrs. French and Beirne also own 502 and 1,648 shares, respectively, of Fantex Series Mohamed Sanu, which they purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series Mohamed Sanu offering completed on November 3, 2014.

DESCRIPTION OF CAPITAL STOCK

General

        We have authorized under our amended and restated certificate of incorporation 1,500,000,000 shares of common stock, $0.0001 par value per share, consisting of:

  •
  1,000,000,000 shares authorized for issuance as shares of tracking stocks, with 835,800 initially designated as Fantex Series Alshon Jeffery upon the consummation of this offering, 523,700 shares designated as Fantex Series EJ Manuel upon the consummation of the offering of Fantex Series EJ Manuel, 421,100 shares designated as Fantex Series Vernon Davis upon the consummation of the offering of Fantex Series Vernon Davis, 164,300 shares designated as Fantex Series Mohamed Sanu upon the consummation of the offering of Fantex Series Mohamed Sanu; 362,200 shares expected to be designated as Fantex Series Michael Brockers upon the consummation of the offering of Fantex Series Michael Brockers and 1,055,000 shares expected to be designated as Fantex Series Arian Foster upon the consummation of the offering of Fantex Series Arian Foster; and

  •
  500,000,000 shares authorized for issuance as platform common stock.

        As of September 30, 2014, there were outstanding 100,000,000 shares of our platform common stock held by one stockholder of record, our parent company, Fantex Holdings.

        The following description of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and certificates of designations for each of

  •
  Fantex Series Arian Foster to be in effect upon the consummation of the offering of Fantex Series Arian Foster;

  •
  Fantex Series Vernon Davis as in effect as of April 28, 2014;

  •
  Fantex Series EJ Manuel as in effect as of July 21, 2014;

  •
  Fantex Series Mohamed Sanu as in effect as of November 3, 2014;

  •
  Fantex Series Michael Brockers to be in effect upon the consummation of the offering of Fantex Series Michael Brockers; and

  •
  Fantex Series Alshon Jeffery to be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to the full copies of these documents, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

        Our board of directors is authorized to establish and issue one or more series of common stock from time to time, and determine the designation of and the number of shares comprising such series and such other powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including without limitation, such voting powers, full or limited, or no voting powers, dividend rights, conversion rights, redemption privileges and liquidation rights.

        Without limiting the generality of the foregoing, our board of directors may, to the extent permitted by law, provide that any series may be superior to, rank equally with or be junior to any other series of our common stock. The powers, preferences and relative, participating, optional and other special rights of each series of common stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. No vote of the holders of shares of common stock shall be necessary to issue any shares of any series of the common stock. The rights, preferences and privileges of the holders of any series of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our common stock that we may designate in the future.

        Upon the consummation of this offering, the following series of common stock will have been designated or are contemplated to be designated:

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  Platform Common Stock;

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  Fantex Series Vernon Davis;

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  Fantex Series Arian Foster (to be designated if and when the offering of Fantex Series Arian Foster pursuant to the Arian Foster Registration Statement is consummated);

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  Fantex Series EJ Manuel;

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  Fantex Series Mohamed Sanu;

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  Fantex Series Michael Brockers (to be designated if and when the offering of Fantex Series Michael Brockers pursuant to the Michael Brockers Registration Statement is consummated); and

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  Fantex Series Alshon Jeffery (to be designated if and when the offering of Fantex Series Alshon Jeffery pursuant to this Registration Statement is consummated).

        Unless otherwise specified in the corresponding certificate of designations for any tracking stock, our amended and restated certificate of incorporation provides for the following powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof with respect to our platform common stock and our tracking stocks that we may issue from time to time. We do not intend to provide in any certificate of designations for any of the tracking stocks set forth above any such rights or restrictions that are different than the following description of rights and restrictions applicable to the tracking stocks.

Voting Rights

        The holders of our platform common stock are entitled to one vote per share. Unless otherwise specified in the corresponding certificate of designations for any tracking stock, the holders of shares of any tracking stock shall also have one vote per share of such tracking stock.

        Each series of our common stock (including our platform common stock and each tracking stock) will vote together as a single class with all other series of common stock, unless otherwise required by law. Delaware law would require holders of a series of stock to vote separately as a single class if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of one or more series of a class of stock in a manner that affected its holders adversely, but shall not so effect the entire class, in which case the holders of the affected series would be required to vote separately to approve the proposed amendment.

        We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Dividends

  Platform Common Stock

        We will be permitted, but not required, to pay dividends on our platform common stock in an amount equal to the "platform common stock available dividend amount" (defined generally as an amount equal to the amount of our total assets legally available for the payment of dividends under

Delaware law, less the aggregate amount of the "available dividend amount" for all of our then outstanding tracking stocks).

  Tracking Stocks

        We will be permitted, but not required, to pay dividends with respect to any of our tracking stocks out of the lesser of our assets legally available for the payment of dividends under Delaware law and the "available dividend amount" for such tracking stock.

        Unless otherwise specified in the corresponding certificate of designations for any tracking stock, the "available dividend amount" for any tracking stock as of any date is an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to:

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  the excess of the total assets attributed to the tracking stock over the total liabilities attributed to the tracking stock, less the par value of the outstanding shares of such tracking stock; or

  •
  if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

Conversion

  Platform Common Stock

        Our platform common stock is not convertible into any other shares of our capital stock. However, at any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert any such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of that tracking stock by the fair value of a share of our platform common stock (as determined below).

  Tracking Stocks

        At any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert such tracking stock into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. We expect to file a certificate of designations creating a new tracking stock substantially concurrent with the consummation of an offering of such tracking stock.

  Fair Value

        Fair value is established as the volume weighted average of the closing bid or sale prices, whichever is applicable, of the shares of platform common stock and/or a tracking stock over the 20-trading day period ending on the trading day before the conversion ratio is determined. However, such value will only be used for any series if our board of directors determines in its good faith judgment that there is an active trading market for that series. If our board of directors makes a determination in good faith that there is no active trading market for any series, then the fair value for such series will be determined by a reputable and independent investment banking or valuation firm experienced in the valuation of securities selected in good faith by our board of directors, provided, however, that to the extent that our board of directors determines in its good faith judgment that such series does not have any material value in terms of assets attributable to such series, including but not limited to any material future brand income or assets, events or circumstances that our management or our board of directors believe could reasonably result in material brand income in the future, then the fair value for such series may be determined by our board of directors in their good faith judgment alone. Any such valuation determination will be made, whether by our board of directors or any independent investment banking, financial advisory or other valuation firm, based on the contractual value of the brand assets related to the applicable tracking stock, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have the rights, contractually or otherwise, to receive dividends). Our board of directors intends to use such firm as a general matter unless the assets and expected valuation of the tracking stocks are not material.

Liquidation

        In the event of a liquidation, dissolution or winding up of Fantex, including a change of control of Fantex, after payment or provision for payment of our debts and liabilities, each share of our common stock will be entitled to receive a proportionate interest in the net assets of Fantex remaining for distribution to holders of common stock equal to the fair value (as described above "—Conversion—Fair Value") of such share, provided that if the assets legally available for distribution to the holders of common stock are insufficient to permit the payment in full to each share of common stock the amount to which they would otherwise be entitled, then such assets available for distribution to the holders of common stock will be distributed to all holders of common stock ratably in proportion to the full amounts which they would be entitled to receive on shares of common stock held by them.

        If all distributions required above are made and there remain any assets available for distribution to holders of common stock such assets shall be divided among the holders of common stock in proportion to the amounts that were payable as required above in respect of the shares held by them.

Mandatory Dividend, Redemption and/or Conversion on Disposition of Assets

        If, in one transaction or a series of related transactions, we dispose of all or substantially all of the assets of a tracking stock, our board of directors will be required to choose one of the following four alternatives:

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  pay a dividend to holders of the corresponding tracking stock out of the available net proceeds of such disposition;

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  if the disposition involves all of the properties and assets of the tracking stock (not merely substantially all), redeem all outstanding shares of the associated tracking stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition;

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  following the two-year anniversary of the filing of a certificate of designations creating any tracking stock, convert each outstanding share of such tracking stock into our platform common stock at the applicable conversion ratio; or

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  combine a conversion of a portion of the outstanding shares of such tracking stock into a number of shares of our platform common stock at the applicable conversion ratio with either the payment of a dividend on or a redemption of shares of such tracking stock.

Anti-Takeover Provisions

Fantex Holdings

        Following the consummation of this offering, Fantex Holdings, our parent company, will continue to hold substantially all of the voting power of our outstanding common stock. As a result, our parent company will continue to be able to control all matters submitted to our stockholders for approval. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders might view as beneficial. Our board of directors is authorized, without stockholder approval, to issue additional series of common stock, with voting rights and other privileges established by a certificate of designations.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be in Effect upon the Completion of this Offering

        Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The number of directors constituting our board of directors is permitted to be established only by a resolution adopted by a majority vote of our board of directors, and only our board of directors is authorized to fill vacant directorships, including newly created directorships, unless our board of directors determines that such vacancy or newly created directorship shall be filled by the stockholders.

        The holders of our common stock are entitled, by a plurality of the votes cast by the holders of the common stock present in person or represented by proxy, voting as a single voting group at a meeting at which a quorum is present, to elect directors to our board of directors. Because our stockholders do not have cumulative voting rights, holders of our common stock representing a majority of the voting rights of our common stock will be able to elect all of our directors up for election at any given stockholders' meeting. Accordingly, until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our parent company will elect our entire board of directors. Our amended and restated bylaws include advance notice procedures and other content requirements applicable to stockholders other than our parent company for proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to our board of directors.

        Until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our amended and restated certificate of incorporation and amended and restated bylaws will require a majority stockholder vote for the removal of a director with or without cause, and for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws including, among other things, relating to the classification of our board of directors; provided that, from and after such time as our parent company ceases to hold a majority of the voting rights of our common stock, any such removal, amendment, repeal or modification will require a 75% stockholder vote.

        Our amended and restated certificate of incorporation provides and our amended and restated bylaws will provide that, until such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, our parent company will have the ability to take stockholder action by written consent without calling a stockholder meeting and to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws and to take other actions without the vote of any other stockholder. From and after such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and, further, from and after such time as our parent company beneficially owns shares of our common stock representing less than a majority of the voting rights of our common stock, only our corporate secretary, upon the direction of our board of directors or the Chairman of the Board, may call a special meeting of stockholders.

        The combination of the classification of our board of directors, lack of cumulative voting rights, prohibitions on stockholder actions by written consent and stockholder ability to call a special meeting by a stockholder other than our parent company, and supermajority voting requirements make it more difficult for stockholders other than our parent company (for so long as it holds sufficient voting rights) to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders other than our parent company (for so long as it holds sufficient voting rights) or another party to effect a change in management.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

        After our parent company ceases to own 15% of our voting stock, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

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  if, before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  if, upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  if, at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include, among other things, the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the time at which determination of interested stockholder status is being made did own, 15% or more of the outstanding voting stock of the corporation.

Delaware as Sole and Exclusive Forum

        Our amended and restated certificate of incorporation provides that unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or the amended and restated bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will generally need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction.

Limitation of Liability and Indemnification of Executive Officers and Directors

        For an in depth discussion of liability and indemnification, please see "Management—Limitations on Officers' and Directors' Liability and Indemnification Agreements."

Transfer Agent and Registrar

        We currently act as our own registrar and transfer agent for shares of our Fantex Series Alshon Jeffery. Shares of Fantex Series Alshon Jeffery will be held in book-entry form only on our books and records, and any transfers of shares of our Fantex Series Alshon Jeffery must be made through a brokerage account with FBS on the FBS ATS.

PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by FBS in connection with offers and sales of Fantex Series Alshon Jeffery in market-making transactions effected from time to time. FBS may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

        We are an affiliate of FBS. In connection with the initial public offering of Fantex Series Alshon Jeffery, we agreed to file a "market-making" prospectus in order to enable FBS to engage in market-making activities for Fantex Series Alshon Jeffery. We have agreed to indemnify FBS against certain liabilities, including liabilities under the Securities Act, and to contribute payments which FBS might be required to make in connection with the market-making activities.

        FBS may also act as a market-maker in the secondary market from time to time, but it is not obligated to make a market in Fantex Series Alshon Jeffery and may discontinue any market-making at any time without notice, in its sole discretion. FBS is a member of FINRA and may participate in distributions of Fantex Series Alshon Jeffery.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our Fantex Series Alshon Jeffery, and a liquid trading market for our Fantex Series Alshon Jeffery may not develop or be sustained after this offering. Future sales of substantial amounts of our Fantex Series Alshon Jeffery in the public market or the perception that such sales could occur, could materially and adversely affect the market price of our Fantex Series Alshon Jeffery and could impair our ability to raise capital in the future. Furthermore, because only a limited number of shares of our Fantex Series Alshon Jeffery may be available for sale in the public market after the closing of this offering due to contractual, legal and other restrictions on resale described below, sales of a substantial number of shares of our Fantex Series Alshon Jeffery in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Fantex Series Alshon Jeffery and our ability to raise capital in the future.

        We are offering 835,800 shares of our Fantex Series Alshon Jeffery in this offering. Of these shares, at least 231,726 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. Under the terms of the standby purchase agreement, we expect Fantex Holdings and certain directors and related persons of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to 400,000 shares and 204,074 shares, respectively, of Fantex Series Alshon Jeffery in this offering. Sales of shares to Fantex Holdings and any such directors and related persons of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Fantex Holdings and any such directors and related persons of Fantex Holdings have also agreed in the standby purchase agreement that they will not sell any shares purchased in this offering unless the offering of such shares is pursuant to a subsequent registration statement.

Lock-up Agreements

        In connection with this offering and pursuant to FINRA Rule 5110(g)(1) and the representations in the underwriting agreement, Fantex Holdings will not dispose of or hedge any shares of our Fantex Series Alshon Jeffery or securities convertible into or exchangeable for shares of Fantex Series Alshon Jeffery during the period from the date of the underwriting agreement continuing through the date 180 days after the effective date of this offering.

Registration Rights

        Fantex Holdings does not currently have the right to require us to register shares of our Fantex Series Alshon Jeffery for resale. However, because Fantex Holdings will, following this offering, hold substantially all of the voting power of our outstanding common stock, it will have substantial ability to cause us to register shares of Fantex Series Alshon Jeffery for resale at any time after the expiration of the 180-day lock-up period following the effective date of this offering.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Subject to the qualifications, assumptions and limitations contained herein, the statements of law and legal conclusions contained under this caption "Material U.S. Federal Income Tax Considerations" regarding the material U.S. federal income tax consequences of an investment in Fantex Series Alshon Jeffery constitute the opinion of Latham & Watkins LLP.

U.S. Federal Income Tax Treatment of Fantex Series Alshon Jeffery

        Fantex Series Alshon Jeffery should be treated as stock of Fantex for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fantex Series Alshon Jeffery. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of Fantex Series Alshon Jeffery. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

        If Fantex Series Alshon Jeffery is considered property other than common stock of Fantex, Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to Fantex Series Alshon Jeffery upon the issuance of such stock. In addition, income, gain, losses and deductions of one tracking stock would not be offset against the income, gain, losses and deductions of another tracking stock. Prospective investors are urged to consult their tax advisors regarding the tax consequences of an investment in Fantex Series Alshon Jeffery. The remainder of this discussion assumes Fantex Series Alshon Jeffery will be treated as common stock of Fantex.

Taxation of Non-U.S. Holders

        The following discussion sets forth the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of Fantex Series Alshon Jeffery issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Fantex Series Alshon Jeffery. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Fantex Series Alshon Jeffery.

        This discussion is limited to non-U.S. holders that hold Fantex Series Alshon Jeffery as a "capital asset" within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

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  U.S. expatriates and certain former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding Fantex Series Alshon Jeffery as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts or regulated investment companies;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell Fantex Series Alshon Jeffery under the constructive sale provisions of the Code;

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  persons who hold or receive Fantex Series Alshon Jeffery pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Fantex Series Alshon Jeffery, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Fantex Series Alshon Jeffery and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF FANTEX SERIES ALSHON JEFFERY ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of Fantex Series Alshon Jeffery that is neither a "U.S. person" nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

        If we make distributions of cash or property on Fantex Series Alshon Jeffery, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its Fantex Series Alshon Jeffery, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

        Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of Fantex Series Alshon Jeffery that are not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

        Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Fantex Series Alshon Jeffery in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Fantex Series Alshon Jeffery unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  Fantex Series Alshon Jeffery constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of Fantex Series Alshon Jeffery will not be subject to U.S. federal income tax if such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion

        Our board of directors may, at any time following the two-year anniversary of the filing of a certificate of designations creating Fantex Series Alshon Jeffery resolve to convert our Fantex Series Alshon Jeffery into fully paid and non-assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of our Fantex Series Alshon Jeffery by the fair value of a share of our platform common stock. If Fantex Series Alshon Jeffery is treated as the stock of Fantex, an exchange of stock incident to such a conversion will qualify as a tax-free recapitalization such that no gain or loss should be recognized by Fantex or by holders of Fantex Series Alshon Jeffery. If, however, Fantex Series Alshon Jeffery is not treated as the stock of Fantex, then a conversion of Fantex Series Alshon Jeffery into shares of platform common stock would be a taxable exchange for federal income tax purposes. In such a case, holders of a share of Fantex Series Alshon Jeffery would recognize gain or loss in an amount equal to the difference between the fair market value of the platform common stock received and their adjusted basis in the share of Fantex Series Alshon Jeffery surrendered in the conversion.

Information Reporting and Backup Withholding

        Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on Fantex Series Alshon Jeffery we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on Fantex Series Alshon Jeffery paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale of Fantex Series Alshon Jeffery within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of Fantex Series Alshon Jeffery outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Fantex Series Alshon Jeffery paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on Fantex Series Alshon Jeffery made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Fantex Series Alshon Jeffery.

 LEGAL MATTERS

        The validity of the shares of Fantex Series Alshon Jeffery we are offering, and certain tax matters will be passed upon by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, Palo Alto, California.

EXPERTS

        The financial statements of Fantex, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The Statements of Cash Receipts from Included Contracts for each of Michael Brockers, Alshon Jeffery, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements). Such Statements of Cash Receipts from Included Contracts have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Fantex Series Alshon Jeffery being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and Fantex Series Alshon Jeffery offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

        A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.fantexinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets, as of December 31, 2012 and 2013 and September 30, 2014	F-3
Statement of Operations, for the period from inception to December 31, 2012, year ended December 31, 2013 and nine months ended September 30, 2014	F-4
Statement of Stockholders' Equity, for the period from inception to December 31, 2012, year ended December 31, 2013 and nine months ended September 30, 2014	F-5
Statement of Cash Flows, for the period from inception to December 31, 2012, year ended December 31, 2013 and nine months ended September 30, 2013 and 2014	F-6
Notes to Financial Statements	F-7

        Investors in our Fantex Series Alshon Jeffery are investing in Fantex and not in the Alshon Jeffery brand contract or Alshon Jeffery. However, Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the Alshon Jeffery brand contract. Only Fantex will have rights under the brand contract and recourse against Alshon Jeffery. We are presenting separate financial information about the Alshon Jeffery Brand.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Fantex, Inc.

        We have audited the accompanying balance sheets of Fantex, Inc. (the "Company") as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from September 14, 2012 (inception) to December 31, 2012 and for the year ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Fantex, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the period from September 14, 2012 (inception) to December 31, 2012 and for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, CA
February 28, 2014
(February 12, 2015 as to Note 9)

FANTEX, INC.

BALANCE SHEETS (UNAUDITED)

	As of
	September 30, 2014	December 31, 2013	December 31, 2012
ASSETS
Cash and Cash Equivalents	$541,194	$466,833	$—
Prepaid Assets	126,455	306,041	—
Investment in Brand Contracts, at Fair Value	8,902,342	—	—

Total Assets	$9,569,991	$772,874	$—

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to Parent	6,191	—	—

Total Liabilities	$6,191	$—	$—

Commitments and Contingencies
Contributed Capital
Platform Common stock, $0.0001 par value (authorized 1,500,000,000 shares, 100,000,000 issued and outstanding)	$10,000	$10,000	$10,000
Fantex Series Vernon Davis Convertible Tracking Stock, $0.0001 par value (authorized 421,100 shares, 421,100 issued and outstanding)	42	—	—
Fantex Series EJ Manuel Convertible Tracking Stock, $0.0001 par value (authorized 523,700 shares, 523,700 issued and outstanding)	52	—	—
Additional Paid in Capital	17,107,604	5,388,192	1,053,023
Accumulated Deficit	(7,553,898)	(4,625,318)	(1,063,023)

Total stockholders' equity	9,563,800	772,874	—

Total liabilities and stockholders' equity	$9,569,991	$772,874	$—

See notes to financial statements.

FANTEX, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended September 30,		Year Ended December 31,	The Period from September 14, 2012 (Inception) to December 31,
	2014	2013	2013	2012
Income from Brand Contracts	$463,110	$—	$—	$—
OPERATING EXPENSES:
Personnel	$916,245	$541,736	$875,718	$98,174
Professional Services	1,745,112	1,536,612	2,305,020	798,231
General and administrative, exclusive of personnel costs	435,563	277,229	381,557	166,618

Total Operating Expenses	3,096,920	2,355,577	3,562,295	1,063,023

Net Loss Before Income Taxes	(2,633,810)	(2,355,577)	(3,562,295)	(1,063,023)
Income Taxes	—	—	—	—

Net Loss	$(2,633,810)	$(2,355,577)	$(3,562,295)	$(1,063,023)

Net Income / (Loss) attributable to:
Platform Common stock	$(3,016,170)	$(2,355,577)	$(3,562,295)	$(1,063,023)
Fantex Series Vernon Davis Convertible Tracking Stock	201,609	—	—	—
Fantex Series EJ Manuel Convertible Tracking Stock	180,751	—	—	—

	$(2,633,810)	$(2,355,577)	$(3,562,295)	$(1,063,023)

Income / (Loss) Per Share attributable to:
Platform Common stock:
Basic (weighted average shares—100,000,000)	$(0.03)	$(0.02)	$(0.04)	$(0.01)
Diluted (weighted average shares—100,000,000)	$(0.03)	$(0.02)	$(0.04)	$(0.01)
Fantex Series Vernon Davis Convertible Tracking Stock
Basic (weighted average shares—421,100)	$0.48	$—	$—	$—
Diluted (weighted average shares—421,100)	$0.48	$—	$—	$—
Fantex Series EJ Manuel Convertible Tracking Stock
Basic (weighted average shares—523,700)	$0.35	$—	$—	$—
Diluted (weighted average shares—523,700)	$0.35	$—	$—	$—

See notes to financial statements.

FANTEX, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

	Platform Common Stock		Fantex Series Vernon Davis Tracking Stock		Fantex Series EJ Manuel Tracking Stock
							Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at September 14, 2012 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Common Stock	100,000,000	10,000	—	—	—	—	—	—	10,000
Contributions from Parent	—	—	—	—	—	—	1,053,023	—	1,053,023
Net Loss	—	—	—	—	—	—		(1,063,023)	(1,063,023)

Balance at December 31, 2012	100,000,000	$10,000	—	$—	—	$—	$1,053,023	$(1,063,023)	$—

Contributions from Parent	—	—	—	—	—	—	4,335,169		4,335,169
Net Loss	—	—	—	—	—	—	—	(3,562,295)	(3,562,295)

Balance at December 31, 2013	100,000,000	$10,000	—	$—	—	$—	$5,388,192	$(4,625,318)	$772,874

Contributions from Parent	—	—	—	—	—	—	2,743,906	—	2,743,906
Proceeds from offering of Fantex Series Vernon Davis Convertible Tracking Stock	—	—	421,100	42	—	—	4,000,408	—	4,000,450
Proceeds from offering of Fantex Series EJ Manuel Convertible Tracking Stock	—	—	—	—	523,700	52	4,975,098	—	4,975,150
Dividend paid, Fantex Series Vernon Davis Convertible Tracking Stock	—	—	—	—	—	—	—	(294,770)	(294,770)
Net Loss	—	—		—	—	—	—	(2,633,810)	(2,633,810)

Balance at September 30, 2014	100,000,000	$10,000	421,100	$42	523,700	$52	$17,107,604	$(7,553,898)	$9,563,800

Dividends declared per share:
Fantex Series Vernon Davis Convertible Tracking Stock				$0.70

See notes to financial statements.

FANTEX, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
				The Period from September 14, 2012 (Inception) to December 31, 2012
			Year Ended December 31, 2013
	2014	2013
Operating Activities
Net Loss	$(2,633,810)	$(2,355,577)	$(3,562,295)	$(1,063,023)

Adjustments to reconcile net loss to net cash used in operating activities:
Income from Brand Contracts	(463,110)	—	—	—
Expenses Contributed From Parent	2,743,906	1,996,270	2,335,169	1,063,023
Changes in:
Prepaid Assets	179,586	—	—	—
Due to Parent	6,191	91,534	(306,041)	—
Purchase of Brand Contracts	(8,975,000)	—	—	—
Cash Receipts from Brand Contracts	535,768	—	—	—

Net cash used in operating activities	$(8,606,469)	$(267,773)	$(1,533,167)	$—

Financing Activities
Proceeds from Fantex Series Vernon Davis Convertible Tracking Stock Offering (net of $210,550 underwriting fees)	4,000,450	—	—	—
Proceeds from Fantex Series EJ Manuel Convertible Tracking Stock Offering (net of $261,850 underwriting fees)	4,975,150	—	—	—
Dividend Paid on Fantex Series Vernon Davis Convertible Tracking Stock	(294,770)	—	—	—
Contributed Capital	—	2,000,000	2,000,000	—

Net cash provided from financing activities	$8,680,830	$2,000,000	$2,000,000	$—

Net cash increase for period	74,361	1,732,227	466,833	—
Cash and Cash Equivalents at Beginning of Period	$466,833	$—	$—	$—

Cash and Cash Equivalents at End of Period	$541,194	$1,732,227	$466,833	$—

Cash Paid for Interest	$—	$—	$—	$—

Cash Paid for Taxes	$—	$—	$—	$—

Non-Cash Financing Activities:
Contributions from Parent	$2,743,906	$1,996,270	$2,335,169	$1,062,023

See notes to financial statements.

1. BUSINESS

        Nature of Operations—Fantex, Inc. (the "Company" or "Fantex") was incorporated in Delaware in September 2012 and is a subsidiary of Fantex Holdings, Inc. (the "Parent"). Fantex has substantially relied on the Parent to date to conduct its operations.

        On November 1, 2013, the Company effected a 1,000,000 to 1 stock split of the Company's outstanding common stock. All common stock share data included in these financial statements give retroactive effect to the stock split.

        Fantex is a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers (each, together with affiliated entities, the "Contract Party," and collectively, the "Contract Parties") and assisting such individuals in enhancing the reach and value of the brands the Company acquires. The business operates in a single segment and focuses on three core areas:

  •
  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands (which we refer to as "brand income");

  •
  acquiring minority interests in such brand income (which we refer to as "Acquired Brand Income" or "ABI"); and

  •
  assisting the acquired brands in increasing their value via technology and through leveraging Fantex's marketing, advertising and strategic partnering expertise for endorsement and post career opportunities.

        The Company currently relies on the Parent for management and operational capabilities while it continues to scale its operations. The Company will continue to rely on the Parent to conduct its operations until such time as the Company's income and cash flows are sufficient to finance operations.

        The Company operates under a management agreement with the Parent, pursuant to which Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company's executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent.

        All expenses except for the management fee incurred for the nine months ending September 30, 2014 and 2013 were paid by the Parent and allocated to Fantex based on the expenses incurred by Fantex in its operations. The allocations were based on the time spent by employees of the Parent on activities of Fantex and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated to Fantex are representative of the operating expenses it would have incurred had Fantex been operating on a stand-alone basis.

        Certain Significant Risks and Uncertainties—The Company is an early stage start-up and as such has yet been able to demonstrate the long term viability of its business model. The Company can be affected by a variety of factors. Management of the Company believes that the following areas represent some of the more significant risks that could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows:

  •
  The Company has incurred significant losses since its inception and anticipates that it will continue to incur losses in the foreseeable future.

Notes to Financial Statements (Continued)

1. BUSINESS (Continued)

  •
  The Company has a very limited operating history, which may make it difficult for investors to evaluate the success of its business to date and to assess its future viability.

  •
  The Company will need to obtain additional funding to acquire additional brands and the Company may also need additional funding to continue operations.

  •
  The Company's principal source of cash flows for the foreseeable future will be derived from brand contracts, and with respect to brand contracts:

  •
  the Company has very limited experience managing brand contracts and very limited historical performance data about its brand contracts;

  •
  the Company does not have any rights to require the Contract Party to take any actions to attract or maintain or otherwise generate brand income;

  •
  brand income may decrease due to factors outside the control of the Contract Party, such as a decline in relative performance, injury, illness, medical condition or death of the Contract Party, or due to other factors such as public scandal or other reputational harm to the Contract Party;

  •
  the valuation of our brand contracts and expected ABI requires the Company to make material assumptions that may ultimately prove to be incorrect;

  •
  changes in government policy, legislation or regulatory interpretations could cause our business operations or offerings of tracking stocks to become subject to additional regulatory or legal requirements (including insurance and other regulations) that may adversely affect our business operations and ability to offer additional tracking stocks; and

  •
  the leagues, team owners, players associations, endorsement partners, elected officials or others may take actions that could restrict the Company's ability or make it more costly for u the Company to enter into future brand contracts.

  •
  The alternative trading system operated by Fantex Brokerage Services, LLC ("FBS"), an affiliate of the Company, is the exclusive platform to own or trade tracking stocks that the Company issues, and the Company is subject to a number of risks related to the operation of this trading platform by FBS.

  •
  The Company is dependent on the continued ability of the Parent to support operations until such time as the Company is capable of supporting its own operations.

        Recent Accounting Pronouncement—In August 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern". This update requires management of the Company to evaluate whether there is substantial doubt about the Company's ability to continue as a going concern. This update is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company does not expect this standard to have an impact on the Company's financial statements upon adoption.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09) "Revenue from Contracts with Customers." ASU 2014-09 supersedes the revenue recognition requirements in "Revenue Recognition (Topic 605)", and requires entities to recognize revenue when it

Notes to Financial Statements (Continued)

1. BUSINESS (Continued)

transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our financial statements but do not anticipate it to have a material effect on the Company's financial position, results of operations or cash flows.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The accompanying unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments necessary for a fair presentation of Fantex's financial position. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The results of operations during the interim period are not necessarily indicative of the results to be expected during the year ending December 31, 2014 or any other future annual or interim period. The financial statements include the accounts of the Company.

        Use of Estimates—The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of brand contracts income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities at purchase of three months or less.

        Income Taxes—Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The current and deferred tax expense is presented under the separate return method. Under the separate return method, Fantex calculates its tax provision as if it were filing a separate tax return.

        Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that the Company would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Notes to Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

        Comprehensive Income—Total comprehensive income (loss) consists of net loss and other comprehensive income (loss).

        For the periods presented herein the Company did not have any other comprehensive income (loss).

        Fair Value Option—The brand contracts represent a right to receive certain cash flows from the Contract Parties, and therefore, the brand contracts meet the definition of a financial asset. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. The Company has elected to adopt the fair value option to account for the brand contracts at fair value, with changes recognized in income (loss) from brand contracts in the Statement of Operations and presented as a separate line item. The Company believes that measurement of the brand contracts at fair value provides the most meaningful information to users of the financial statements, because the value of the brand contracts may increase or decrease over time based on future events. The Company believes that recognizing the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given year, enhances transparency, and is more in line with how the Company manages the risks of the brand contracts.

        Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments' complexity for disclosure purposes.

        Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

        Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

        Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

        Level 3—Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are brand contracts.

        A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market

Notes to Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

        The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which the Company recognizes at the end of the reporting period.

        Depending on the relative liquidity in the markets for certain assets, the Company may classify assets as Level 3 if it determines that observable quoted prices, obtained directly or indirectly, are not available. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

        Investment in Brand Contracts, at Fair Value—Brand contracts, at estimated fair value, are initially valued at transaction price and are subsequently valued using observable market prices, if available, or internally developed models in the absence of readily observable market prices. Valuation models are generally based on a discounted cash flow approach, in which various internal and external factors are considered. Factors include key financial inputs and recent transactions for comparable brands. The Company utilizes several unobservable pricing inputs and assumptions in determining the fair value of its Level 3 investments. Some of these assumptions include the risk free cost of capital, length of playing career, length of post-career, future rates of inflation in salaries and endorsement contracts, and amounts that can be potentially realized in the future, such as unsigned playing and endorsement contracts.

        These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company's valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable pricing inputs or other assumptions, for applicable investments.

        Valuation Process—The valuation process for the Company's Level 3 measurements for assets and liabilities will be completed on no less than a quarterly basis and is designed to subject the valuation of Level 3 investments, including brand contracts, to an appropriate level of consistency, oversight and review. The Company's internal valuation professionals are responsible for estimating fair value based on various factors including:

  •
  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

  •
  current endorsement contracts, if any, including: amounts, duration, and contract terms;

Notes to Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

  •
  estimate of potential future playing and endorsement contracts, including: duration and value;

  •
  position and data specific to that position focused on estimating longevity of career;

  •
  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g., All Pro, Most Valuable Player, franchise player and the like)) in order to estimate future contract values;

  •
  professional sports league imposed salary caps if appropriate; and

  •
  the risk free cost of capital.

        In addition, a number of qualitative factors are considered to develop estimates used in the models including:

  •
  the stated aspirations and goals of the Contract Party;

  •
  certain intangibles of the Contract Party, including media relationships, communication ability, "likeability," demand as a product endorser, personal drive and ambition;

  •
  social footprint (for example, number of Twitter followers);

  •
  the market in which the Contract Party performs and how that may impact the number and amount of endorsement opportunities;

  •
  the reach of the brand of the Contract Party;

  •
  value of TV contracts and the rate of growth in those contracts; and

  •
  attendance trends in the Contract Party's primary field of performance.

        The Company considers all of these factors to estimate brand revenue for use in discounted cash flow models. These estimates include amounts based on existing contracts as well as estimates of amounts to be received for future contracts. With respect to existing contracts, the Company considers that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract, the Company applies discount rates to the estimates of earnings.

        In general, lower discount rates are applied to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

        The Company's internal valuation professionals document their considerations of this data that is then reviewed by management, including the Chief Executive Officer and Chief Financial Officer. The approved valuation is used to negotiate the purchase price of the brand contract. The same valuation process is followed on no less than a quarterly basis to determine fair value of contracts held by the Company.

        If the estimates of brand income prove to be too high and/or the discount rates used in the calculation prove to be too low then the valuation of a brand contract may be too high. The adjustment

Notes to Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the estimates of brand income or the discount rate to the appropriate amount will result in the recording of a loss on the brand contract.

        Income/(Loss) per share—The Company computes net income/(loss) per share of its platform common stock and tracking stocks using the two-class method in the financial statements. Basic income / (loss) per share ("Basic EPS") excludes dilution and is computed by dividing net loss by the weighted average number of shares outstanding for the period. The Company has no potentially dilutive common share options or unvested restricted common shares.

        As of September 30, 2014, the Company's capital structure consists of three series of common stock: the platform common stock, Fantex Series Vernon Davis Convertible Tracking Stock and Fantex Series EJ Manuel Convertible Tracking Stock. In accordance with the Company's management and attribution policies, the Company attributes assets, liabilities, income and expenses to its tracking stocks to reflect or "track" the economic performance of the associated brand contract, as defined below. Accordingly, the Company attributed 95% of the Acquired Brand Income from the brand contracts to the associated tracking stock and expenses directly attributable to those tracking stocks, such as promotional and marketing-related expenses. The Company also assigns a share of its general liabilities and expenses, such as the management fee from our Parent, to the tracking stocks. For additional information about tracking stocks, see Note 3 (unaudited).

        The following table shows the calculation of net income/(loss) for the platform common stock and the two tracking stocks:

	For the nine months ended September 30, 2014 (unaudited)
	Platform Common Stock	Fantex Series Vernon Davis Convertible Tracking Stock	Fantex Series EJ Manuel Convertible Tracking Stock	Total
Attributed Income from Brand Contract(1)	$23,155	$257,171	$182,784	$463,110
Attributed Expenses:
Direct Expenses	3,064,774	31,011	1,135	3,096,920
Management Fees(2) (Note 4)	(25,449)	24,551	898	—

Total Attributed Expenses	3,039,325	55,562	2,033	3,096,920

Attributed Net Income Before Taxes	(3,016,170)	201,609	180,751	(2,633,810)

Attributed Income Taxes	—	—	—	—

Attributed Net Income	$(3,016,170)	$201,609	$180,751	$(2,633,810)

(1)
In accordance with the Company's management and attribution policies, 5% of the income from a brand contract is attributed to the platform common stock with the remaining 95% attributed to the associated tracking stock.

(2)
Pursuant to the management agreement with our Parent, the management fee is calculated as 5% of the cash receipts for the period from our brand contracts. During the nine months ended September 30, 2014, we collected cash receipts of $516,854 from the Vernon Davis Brand Contract (as defined below in Note 5). During the nine months ended September 30, 2014, we collected $18,914 from the EJ Manuel Brand Contract (as defined below in Note 5). These collections

Notes to Financial Statements (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  resulted in a total management fee for the nine months ended September 30, 2014 of $26,788. Pursuant to our management and attribution policies, 95% of the management fee from the receipt of cash for the nine months ended September 30, 2014 was attributed to Fantex Series Vernon Davis Convertible Tracking Stock and Fantex Series EJ Manuel Convertible Tracking Stock. The total management fee is incurred in the direct expenses of the platform common stock.

          Income From Brand Contracts—Income is recognized based on the change in fair value of the brand contracts from period to period and receipts of payments or other consideration from the brand contracts. Other consideration received by the Contract Parties under included contracts may include stock, automobiles, or other nonmonetary consideration. In the event nonmonetary consideration is received by the Contract Parties, the Company recognizes income from brand contracts equal to its proportionate share of the estimated fair value of such consideration in either cash or such other consideration based on the contractual arrangement. Amounts due to the Company under a brand contracts are either remitted directly from the source of such income or through payment by the Contract Parties. Brand contracts stipulate that income once earned by the Company is not subject to recapture by the Contract Parties. All amounts received by the Company from the Contract Parties are allocated between the contracts as reduction in carrying value and income (loss) from brand contracts.

          Cash received under the brand contracts will either be recognized as a reduction in carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction in carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt.

          Additionally, the timing of changes in the estimates of future cash flows will impact whether cash receipts are recognized as a reduction in carrying value or as income (loss) from brand contracts. If for example the Company increases the estimate of future cash flows and such increased cash flows are not received until a future period, such increase will be recognized as income from brand contracts and the majority of such future cash flow will be recognized as a reduction in carrying value. If on the other hand our expected cash flows increase and was not foreseen and therefore not expected until the period in which the cash is actually received the entire cash amount will be recognized as income from brand contracts.

          Expected cash flows will be based on the included contracts the Contract Party has in place and the expectations of future contracts. As it becomes more likely that the Contract Party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction in carrying value. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand and the likelihood of collection of future contracted amounts.

          Income (loss) from brand contracts is based on an estimate of expected cash flows and the associated expected discount rates. Changes in fair value resulting from changes in the expected performance of the brand or market factors are included in income (loss) from brand contracts in the statement of operations.

Notes to Financial Statements (Continued)

3. TRACKING STOCKS (UNAUDITED)

        To date, we have entered into six brand contracts, created a tracking unit related to each of these brand contracts, which we refer to generally as "tracking stock brands," and created a tracking stock related to each such tracking stock brands, with each of:

Contract Party	Effective Date of Brand Contract	Tracking Unit Related to the Brand Contract	Tracking Stock Related to the Tracking Stock Brand
Michael Brockers	January 9, 2015	Michael Brockers Brand	Fantex Series Michael Brockers
Alshon Jeffery	September 18, 2014	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Mohamed Sanu	May 14, 2014	Mohamed Sanu Brand	Fantex Series Mohamed Sanu*
EJ Manuel	February 14, 2014	EJ Manuel Brand	Fantex Series EJ Manuel*
Vernon Davis	October 30, 2013	Vernon Davis Brand	Fantex Series Vernon Davis*
Arian Foster	February 28, 2013	Arian Foster Brand	Fantex Series Arian Foster

*
The initial public offerings for Fantex Series Vernon Davis, Fantex Series EJ Manuel and Fantex Series Mohamed Sanu were completed on April 28, 2014, July 21, 2014 and November 3, 2014, respectively.

        A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group", and in the Company's case, the economic performance of the related brand contract, rather than the economic performance of the company as a whole. While the tracking stocks have separate collections of assets and liabilities attributed to them, no brand contract is a separate legal entity and therefore no brand contract can own assets, issue securities or enter into legally binding agreements.

        Holders of tracking stocks have no direct claim to the attributed net assets of the tracking stock and are not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of Fantex, with a single board of directors and subject to all of the risks and liabilities of Fantex.

4. RELATED PARTY TRANSACTIONS

        The Company will continue to rely on the Parent to conduct its operations until such time as the Company's cash flows are sufficient to finance operations. The Company operates under a management agreement with the Parent, pursuant to which Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company's executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to the Parent, which is not anticipated to occur until the Company begins to generate significant cash flows from multiple brand contracts.

        We have entered into a management agreement pursuant to which the Parent has agreed to provide to us management and administrative services, including providing our executive management and other personnel as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay the Parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any

Notes to Financial Statements (Continued)

4. RELATED PARTY TRANSACTIONS (Continued)

portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by the Parent at the time and cost of those services.

        For the nine months ended September 30, 2014 the Company incurred $26,788 (unaudited) in management fees payable to the Parent pursuant to the management agreement. The management fee is included in the total expenses of $3.1 million (unaudited) for the nine months ended September 30, 2014 and represents a cash payment in lieu of an allocation from the Parent for the expenses to operate the Company.

        All expenses (except our management fee expense incurred for the nine months ended September 30, 2014 (unaudited) and from September 14, 2012 and the year ended December 31, 2013 were paid by the Parent and allocated to Fantex based on the time spent by employees of the Parent on activities of Fantex, the number of full time equivalent employees performing Fantex activities and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated from the Parent to Fantex, together with the management fee payable by the Company to the Parent under the management agreement, are representative of the operating expenses Fantex would have incurred had it been operated on a stand-alone basis.

        During the nine months ended September 30, 2014 and 2013, the Parent allocated to the Company $2,743,906 (unaudited) and $2,355,577 (unaudited), respectively, of expenses directly related to the operations of Fantex. The Company converted to capital all of the amounts that were allocated by the Parent to the Company for the nine months ended September 30, 2014 (unaudited). The Company converted to capital $1,996,270 (unaudited) of expense directly related to the operations of Fantex for the nine months ended September 30, 2013. For the period from September 14, 2012 (inception) to December 31, 2012 and the year ended December 31, 2013, the Parent incurred and allocated $1,063,023 and $3,562,295, respectively, of expenses directly related to the Company's operations and contributed $1,063,023 and $2,335,169, respectively, to the capital of the Company. The Parent also made a $2,000,000 cash contribution to the Company to fund the operating activities in 2013. During the year ended December 31, 2013, the Company paid $1,533,167 to reimburse the Parent for certain expenses incurred on behalf of the Company.

        In late 2013 the five independent directors of the Company were granted an aggregate of 100,000 non-qualified options in the Fantex Holdings, Inc. 2012 Equity Incentive Plan. These options were granted with an exercise price equal to the fair market value of the Parent's common stock at the date of grant and have a 10 year contractual term. The stock options vest ratably over a four year period. The fair market value of stock options is estimated using the Black-Scholes valuation model and the Company used the following methods to determine its underlying assumptions: expected volatilities are based on the historical volatilities of the daily closing price of the public common stock of companies believed comparable to the Parent; the expected term of options granted is based on the simplified

Notes to Financial Statements (Continued)

4. RELATED PARTY TRANSACTIONS (Continued)

method of using the mid-point between the vesting term and the original contractual term and/or average time outstanding method; the risk-free interest rate is based on the U.S Treasury daily yield curve on the date of grant; and the expected dividend yield is based on the current dividend trend. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        The Company was allocated from the Parent $9,837 of stock compensation for the year ended December 31, 2013 and was allocated from the Parent $18,697 (unaudited) of stock compensation for the nine months ended September 30, 2014. The key assumptions used by the Parent in the valuation model to value the stock option grants were:

Expected Term:	6.02 years
Risk Free Rate:	1.75%
Weighted Average Volatility:	65.50%
Expected Forfeiture Rate:	35.00%
Expected Dividend Rate:	0%

        The fair value of the options as computed under the Black-Scholes valuation model was calculated to be $0.967 per share. As of September 30, 2014 there are 70,089 (unaudited) shares and $67,776 (unaudited) of compensation expense, respectively, remaining to be expensed over the remaining 2.75-year vesting period.

        On April 28, 2014, the Company completed the initial public offering of 421,100 shares of Fantex Series Vernon Davis Convertible Tracking Stock, par value $0.0001 per share (the "Fantex Series Vernon Davis"), raising gross proceeds of $4,211,000 (the "Fantex Vernon Davis Offering"). The Parent purchased 102,454 shares of Fantex Series Vernon Davis in the Fantex Vernon Davis Offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $1.02 million. The Company's affiliated broker-dealer, Fantex Brokerage Services, LLC, purchased the shares of Fantex Series Vernon Davis from the Company pursuant to an underwriting agreement at an aggregate discount of $210,550 to the initial offering price of such shares to the public.

        On July 21, 2014, Fantex completed the initial public offering of 523,700 shares of its Fantex Series EJ Manuel Convertible Tracking Stock, par value $0.0001 per share (the "Fantex Series EJ Manuel"), raising gross proceeds of approximately $5.24 million (the "Fantex EJ Manuel Offering"). The Parent purchased 250,000 shares of Fantex Series EJ Manuel in the Fantex EJ Manuel Offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $2.5 million. In addition, certain directors of the Parent purchased an aggregate of 27,934 shares Fantex Series EJ Manuel in the Fantex EJ Manuel Offering at $10 per share for an aggregate purchase price of $279,340. Fantex Brokerage Services, LLC purchased the shares of Fantex Series EJ Manuel from the Company pursuant to an underwriting agreement at an aggregate discount of $261,850 to the initial offering price of such shares to the public.

5. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE (UNAUDITED)

        Brand contracts, at fair value, are initially valued at transaction price and are subsequently valued using observable market prices, if available, or internally developed models in the absence of readily observable market prices. The valuation model is based on a discounted cash flow approach, in which various internal and external factors are considered. Factors include key financial inputs and recent transactions for comparable brands. The Company utilizes several unobservable pricing inputs and

Notes to Financial Statements (Continued)

5. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE (UNAUDITED) (Continued)

assumptions in determining the fair value of its Level 3 investments. Some of these assumptions include risk free cost of capital, length of playing career, length of post-career, future rates of inflation in salaries and endorsement contracts, amounts that can be potentially realized in the future, and unsigned playing and endorsement contracts. These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company's valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable pricing inputs or other assumptions for applicable investments.

        The Company generally considers three categories of potential brand income:

  •
  Category A—Potential brand income related to the portions of existing contracts that have a higher degree of certainty of payment, such as brand income that is very near-term or that is guaranteed under existing included contracts.

  •
  Category B—Potential brand income related to the portions of existing contracts that have a lesser degree of certainty of payment, such as brand income that is payable pursuant to existing included contracts but that depends on longer-term continued satisfactory performance of the Contract Party.

  •
  Category C—Potential brand income related to anticipated future contracts, such as future endorsements, playing contracts and/or additional brand income generated from coaching, broadcasting or the like.

        As of September 30, 2014 the Company had two brand contracts that are generating income and subject to fair value measurement: the Brand Agreement between the Company and Vernon Davis and his affiliate, The Duke Marketing LLC (together, "Vernon Davis"), dated October 30, 2013 (the "Vernon Davis Brand Contract"), and the Brand Agreement between the Company and EJ Manuel and his affiliate Kire Enterprises, LLC (together "EJ Manuel") dated February 14, 2014 (the "EJ Manuel Brand Contract"). The following describes the valuation methodology and significant unobservable inputs used for these brand contracts that are categorized within Level 3 of the fair value hierarchy at September 30, 2014.

Discount Rates

        In determining the fair value of the Company's brand contracts as of September 30, 2014, the Company used discount rates ranging from 4.5% to 20.0%, which the Company believes adequately address the uncertainty inherent in its estimates.

Career Length

        To determine a Contract Party's expected career length for the brand contracts as of September 30, 2014, the Company's valuation professionals used proprietary valuation models. Using statistical analysis the Company's valuation professionals determined a number of factors that were the most statistically relevant to arrive at a deviation from the average career length versus an average player that plays the Contract Party's position in the National Football League (the "NFL").

Player Contract Values

        In estimating the value of the future player contracts for Contract Parties, the Company reviewed the contracts for players in the professional sport, retired or active, who are of similar caliber to the

Notes to Financial Statements (Continued)

5. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE (UNAUDITED) (Continued)

applicable Contract Party who have entered into contracts in a similar era, and who are or were at similar ages and stages in their career at which the applicable Contract Party is expected to enter into additional player contracts. The values of such contracts are adjusted for inflation to better predict the contract values of any future player contracts.

Level 3 assets

        The investments in brand contracts at fair value was determined to be $8,902,342 as of September 30, 2014.

        Below presents additional data about Level 3 assets measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of the contract within the Level 3 category. As a result unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in the fair value that were attributable to both observable and unobservable inputs. Changes in Level 3 assets measured at fair value for the nine months ended September 30, 2014 (unaudited) were as follows:

Asset	Beginning Balance 1/1/2014	Purchases	Payments on Brand Contracts	Realized Loss	Unrealized Gains	Ending Balance 9/30/2014
Vernon Davis Brand Contract	$—	4,000,000	(516,854)	(12,469)	283,176	$3,753,853
EJ Manuel Brand Contract	$—	4,975,000	(18,914)	(265,879)	458,282	$5,148,489

Total Brand Contracts	$—	8,975,000	(535,768)	(278,348)	741,458	$8,902,342

        Shortfalls in cash flow that are a result of cash not being received represent a realized loss to the extent the cash is no longer expected to be received. The unrealized gain is primarily a result of the passage of time bringing future cash flows closer to the present, which increases the present value of those cash flows.

        During the quarter ended September 30, 2014, EJ Manuel lost his starting quarterback role for the Buffalo Bills. In our determination of the fair value of our brand contract with EJ Manuel, we analyzed the impact of this event on both the value of his current and projected future NFL playing contracts and endorsement income opportunities. We concluded that EJ Manuel's loss of the starting quarterback position did not impact our estimate of the brand income to be received from his current and future NFL player contracts because EJ Manuel's current NFL player contract through 2016 is guaranteed and there remains sufficient time for him to regain a starting position and obtain future NFL playing contracts at the values we estimated in our original valuation. We reduced our estimate of endorsement brand income to be received from EJ Manuel for the remainder of 2014 through 2015 by approximately $163,000 because we concluded that EJ Manuel's short-term endorsement income opportunities would be impacted by his lack of exposure on the field. We also realized a loss of approximately $103,000 on endorsement income not received as anticipated in the current period.

        On May 2, 2014, the Company paid $4,000,000 (less $200,000 held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex) as consideration for future payments as defined under the Vernon Davis Brand Contract. From May 2, 2014 through September 30, 2014, Vernon Davis paid to the Company $516,854 due under the terms of the Vernon Davis Brand Contract for the period October 31, 2013 through September 30, 2014.

Notes to Financial Statements (Continued)

5. INVESTMENT IN BRAND CONTRACT, AT FAIR VALUE (UNAUDITED) (Continued)

        On July 25, 2014, the Company paid $4,975,000 (less $248,750 held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) as consideration for future payments as defined under the EJ Manuel Brand Contract. From July 25, 2014 through September 30, 2014, EJ Manuel paid to the Company $18,914 under the terms of the EJ Manuel Brand Contract for the period February 14, 2014 through September 30, 2014.

        The significant unobservable inputs used in the fair value measurement of the Company's brand contracts are discount rates, career length, and comparable NFL contract values. The table below summarizes the general effects of changes in these inputs on the fair value of the brand contracts and the range and weighted average of the inputs

Increase In:	Effect on brand contract fair value	Decrease In:	Effect on brand contracts fair value	Range of inputs	Weighted Average of inputs
Discount Rate	Decrease	Discount Rate	Increase	4.5% - 20.0%	13.6%
Career Length	Increase	Career Length	Decrease	1 - 17 years	8.2 years
Comparable Player NFL Contracts	Increase	Comparable Player NFL Contracts	Decrease	$0.5 million - $120.6 million	$37.1 million

6. INCOME TAXES

        For the nine months ended September 30, 2014 and years ended December 31, 2013 and 2012 and the period September 14, 2012 (inception) to December 31, 2012, no income tax expense or benefit was recognized.

        At the periods ended below deferred tax assets consisted of the following:

	September 30, 2014	December 31, 2013	December 31, 2012
	(unaudited)
Deferred tax assets:
Net operating loss carry-forward	$2,723,000	$1,737,000	$462,000
Valuation allowance	$(2,723,000)	$(1,737,000)	$(462,000)

Total deferred tax assets	$—	$—	$—

        Because of the Company's limited operating history and cumulative loss, management believes it is more likely than not that the remaining deferred tax asset will not be realized. Therefore, the Company provided a full valuation allowance of $1,737,000 and $2,723,000 (unaudited) against the deferred tax asset as of December 31, 2013 and September 30, 2014, respectively. The federal statutory income tax rate of 35% is offset by the valuation allowance to reconcile to the effective income tax rate of 0%.

Notes to Financial Statements (Continued)

6. INCOME TAXES (Continued)

        As of September 30, 2014 we have federal and state income tax net operating loss carryforwards of $2,308,000 (unaudited) and $565,000 (unaudited), respectively, which will expire at various dates from 2032 through 2034. Such net operating loss carryforwards will expire as follows:

2032	$460,000
2033	$1,267,000
2034	$1,146,000

$2,873,000

        The Company adopted a policy to classify accrued interest and penalties as part of the accrued liability for uncertain tax positions, if any, in the provision for income taxes. No accrued interest or penalties were recorded as of September 30, 2014 and 2013 (unaudited). The Company does not anticipate any significant changes to the unrecognized tax benefits within 12 months of this reporting date.

        The Company files income tax returns in federal and state jurisdictions. At September 30, 2014 and 2013, all tax years were open and may be subject to potential examination in one or more jurisdictions. There are no ongoing examinations by taxing authorities at this time.

7. STOCKHOLDERS' EQUITY

        On April 28, 2014, the Company completed the initial public offering of 421,100 shares of Fantex Series Vernon Davis, raising gross proceeds of $4,211,000.

        On July 21, 2014, the Company completed the initial public offering of 523,700 shares of Fantex Series EJ Manuel, raising gross proceeds of $5,237,000.

        On August 18, 2014, the Company paid a previously declared cash dividend of $0.70 per share to the holders of record of Fantex Series Vernon Davis as of the close of business on August 15, 2014.

        The holders of the Company's platform common stock and each series of the Company's common stock are entitled to one vote per share. Each series of common stock (including the platform common stock, Fantex Series Vernon Davis and Fantex Series EJ Manuel) will vote together as a single class with all other series of common stock, unless otherwise required by law. Delaware law would require holders of a series of stock to vote separately as a single class if the Company were to seek to amend its certificate of incorporation so as to alter or change the powers, preferences or special rights of one or more series of a class of stock in a manner that adversely affects the holders of such series of stock, but does not so affect the entire class. In such a case, the holders of the affected series would be required to vote separately to approve the proposed amendment.

        At any time following the two-year anniversary of the filing of a certificate of designations creating a new tracking stock the Company's board of directors may resolve to convert such tracking stock into fully paid and non-assessable shares of the platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of the Company's platform common stock.

Notes to Financial Statements (Continued)

8. COMMITMENTS AND CONTINGENCIES

        On February 28, 2013 Fantex entered into a brand contract (the "Arian Foster Brand Contract") with Arian Foster, a professional football player in the NFL and The Ugly Duck, LLC, a professional services company affiliated with Arian Foster (together, "Arian Foster"). The Arian Foster Brand Contract entitles Fantex to 20% of the income that Arian Foster receives from and after February 28, 2013 as a result of his activities in the NFL and related fields, including salary and wages from being a football player, broadcasting or coaching and the use of Arian Foster's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

        As consideration for future ABI under the Arian Foster Brand Contract, Fantex agreed to pay Arian Foster a one-time cash amount of $10.0 million (less $0.5 million to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex's ability to obtain financing. Fantex will have no further financial obligations to Arian Foster under the Arian Foster Brand Contract once this payment is made, if at all, other than certain obligations to indemnify Arian Foster. According to the terms of the Arian Foster Brand Contract, Arian Foster is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently obligated payment due to Fantex by Arian Foster. Amounts received by Arian Foster subsequent to the signing of the Arian Foster Brand Contract will be subject to payment to the Company if and when the upfront payment is made.

        On May 14, 2014, Fantex, entered into a brand contract (the "Mohamed Sanu Brand Contract") with Mohamed Sanu, a professional football player in the NFL. The Mohamed Sanu Brand Contract entitles Fantex to 10% of the income that Mohamed Sanu receives from and after May 14, 2014 as a result of his activities in the NFL and related fields, including salary and wages from being a football player, broadcasting or coaching and the use of Mohamed Sanu's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

        As consideration for future ABI under the Mohamed Sanu Brand Contract, Fantex agreed to pay Mohamed Sanu a one-time cash amount of $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex's ability to obtain financing. Fantex will have no further financial obligations to Mohamed Sanu under the Mohamed Sanu Brand Contract once this payment is made, other than certain obligations to indemnify Mohamed Sanu. According to the terms of the Mohamed Sanu Brand Contract, Mohamed Sanu is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently required payment due to Fantex by Mohamed Sanu. Amounts received by Mohamed Sanu subsequent to the signing of the Mohamed Sanu Brand Contract will be subject to payment to the Company once the upfront payment is made.

        On September 18, 2014 Fantex entered into a brand contract (the "Alshon Jeffery Brand Contract") with Alshon Jeffery, a professional football player in the NFL and Ben and Jeffery Inc., a professional services company affiliated with Alshon Jeffery (together, "Alshon Jeffery"). The Alshon Jeffery Brand Contract entitles Fantex to 13% of the income that Alshon Jeffery receives from and after September 18, 2014, or in the case of his NFL player contract, from and after September 7, 2014 as a result of his activities in the NFL and related fields, including salary and wages from being a football player, broadcasting or coaching and the use of Alshon Jeffery's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

Notes to Financial Statements (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        As consideration for future ABI under the Alshon Jeffery Brand Contract, Fantex agreed to pay Alshon Jeffery a one-time cash amount of approximately $7.94 million (less $0.4 million to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex's ability to obtain financing. Fantex will have no further financial obligations to Alshon Jeffery under the Alshon Jeffery Brand Contract once this payment is made, other than certain obligations to indemnify Alshon Jeffery. According to the terms of the Alshon Jeffery Brand Contract, Alshon Jeffery is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently required payment due to Fantex by Alshon Jeffery. Amounts received by Alshon Jeffery subsequent to the signing of the Alshon Jeffery Brand Contract will be subject to payment to the Company once the upfront payment is made.

9. SUBSEQUENT EVENTS

        On October 21, 2014 our Board of Directors declared a $0.30 cash dividend per share to be paid to Fantex Series Vernon Davis stockholders of record as of November 25, 2014 for an aggregate payment of $126,330. The dividend was paid on November 26, 2014.

        On November 3, 2014, Fantex completed the initial public offering of 164,300 shares of Fantex Series Mohamed Sanu, raising gross proceeds of approximately $1.64 million (the "Fantex Mohamed Sanu Offering"). The Parent purchased 78,000 shares of Fantex Series Mohamed Sanu in the Fantex Mohamed Sanu Offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $780,000. In addition, certain directors of the Parent purchased an aggregate of 10,365 shares Fantex Series Mohamed Sanu in the Fantex Mohamed Sanu Offering at $10 per share for an aggregate purchase price of $103,650.

        On November 3, 2014, as consideration for future ABI under the Mohamed Sanu Brand Contract, Fantex paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014.

        On January 9, 2015, we entered into a brand contract with Michael Brockers. This brand contract entitles us to receive 10% of Michael Brockers's brand income from and after October 15, 2014. As consideration for the ABI under the brand contract, we will pay Michael Brockers a one-time cash amount of $3.44 million (less $0.172 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of this offering.

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-MS-2
Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012	SR-MS-3
Notes to Statements of Cash Receipts from Included Contracts	SR-MS-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Mohamed Sanu (the "Contract Party") dated May 14, 2014 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

        Investors in our Fantex Series Mohamed Sanu are investing in Fantex and not in the Brand Contract or Mohamed Sanu. However, Fantex Series Mohamed Sanu is intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand. Only Fantex will have rights under the Brand Contract and recourse against Mohamed Sanu.

SR-MS-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Mohamed Sanu ("the Contract Party") dated May 14, 2014 (the "Brand Contract"), for the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
May 30, 2014
(February 12, 2015 as to Note 3)

SR-MS-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and

Mohamed Sanu dated May 14, 2014

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$139	$86	$490	$363
Contractual NFL player signing bonus receipts	—	141	141	422
Contractual NFL post regular season receipts	—	55	55	—
Contractual NFL player performance incentives receipts	23	20	20	—

Total receipts from NFL player contract	162	302	706	785
Receipts from other included contracts	7	49	75	97

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$169	$351	$781	$882

The notes are an integral part of these statements

SR-MS-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Mohamed Sanu dated May 14, 2014

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Mohamed Sanu (the "Contract Party") dated May 14, 2014 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        The Statement of Cash Receipts from Included Contracts includes cash receipts related to the performance bonus of the Contract Party prior to the signing of the Brand Contract. A payment of approximately $55,000 was made in 2013 for performance during the 2012 season as defined under Article 28 of the Collective Bargaining Agreement between the NFL and the NFL Players' Association. In 2014, a similar payment of approximately $159,000 (unaudited) for 2013 performance was deferred until 2016 and not reflected in the Statement of Cash Receipts from Included Contracts. The agreement with Fantex specifically excludes the 2013 performance bonus payment from ABI when ultimately collected in 2016. Any future performance bonuses will be subject to the brand contract.

        The Brand Contract became effective November 3, 2014 with the successful acquisition of financing, which Fantex acquired by conducting a registered public offering ("Offering") of tracking

SR-MS-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Mohamed Sanu dated May 14, 2014 (Continued)

Note 1. Basis of Presentation (Continued)

stock intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL contract, paid on multiple dates as set forth in the NFL player contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g., Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The player performance bonus is calculated annually and varies every year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on May 14, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

SR-MS-5

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Mohamed Sanu dated May 14, 2014 (Continued)

Note 3. Subsequent events

        On November 3, 2014 as consideration for future ABI under the Mohamed Sanu Brand Contract, Fantex paid Mohamed Sanu approximately $1.56 million (less $78,000 to be held in escrow until six months of consecutive payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the Mohamed Sanu Brand Contract for the period between May 14, 2014 and November 3, 2014. Fantex is not aware of any other events that have occurred subsequent to December 31, 2013 until the date of issuance of the Statements of Cash Receipts from Included Contracts on February 12, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-MS-6

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-MB-2
Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012	SR-MB-3
Notes to Statements of Cash Receipts from Included Contracts	SR-MB-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Michael Brockers and his affiliate Brockers Marketing, LLC. (together, the "Contract Party") dated January 9, 2015 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

        Investors in our Fantex Series Michael Brockers are investing in Fantex and not in the Brand Contract or Michael Brockers. However, Fantex Series Michael Brockers is intended to track and reflect the separate economic performance of the assets to be attributed to the Michael Brockers Brand. Only Fantex will have rights under the Brand Contract and recourse against Michael Brockers.

SR-MB-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Michael Brockers and his affiliate Brockers Marketing, LLC. ("the Contract Party") dated January 9, 2015 (the "Brand Contract"), for the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
January 16, 2015
(February 12, 2015 as to Note 3)

SR-MB-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and

Michael Brockers and his affiliate Brockers Marketing, LLC. dated January 9, 2015

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$148	$97	$823	$390
Contractual NFL player signing bonus receipts	—	2,765	2,765	2,600
Contractual NFL post regular season receipts	—	—	—	—
Contractual NFL player performance incentives receipts	5	49	49	—

Total receipts from NFL player contract	153	2,911	637	2,990
Receipts from other included contracts	10	1	13	17

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$163	$2,912	$3,650	$3,007

The notes are an integral part of these statements

SR-MB-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC. dated January 9, 2015

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Michael Brockers and his affiliate Brockers Marketing, LLC. (together, the "Contract Party") dated January 9, 2015 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party ("Acquired Brand Income" or "ABI"). These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information

SR-MB-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Michael Brockers and his affiliate Brockers Marketing, LLC. dated January 9, 2015 (Continued)

Note 1. Basis of Presentation (Continued)

has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013. Management has evaluated subsequent events for potential recognition or disclosure in the accompanying unaudited Statements of Cash Receipts from Included Contracts through January 16, 2015.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL contract, paid on multiple dates as set forth in the NFL contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (i.e. Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on January 9, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

        Fantex has evaluated activity after December 31, 2013 until February 12, 2015 and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2013 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-MB-5

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-EM-2
Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and year ended December 31, 2013	SR-EM-3
Notes to Statements of Cash Receipts from Included Contracts	SR-EM-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Erik "EJ" Manuel, Jr. and his affiliate Kire Enterprises, LLC (together, the "Contract Party") dated February 14, 2014 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract. No amounts would be subject to the Brand Contract prior to January 1, 2013 because the Contract Party was not engaged in brand income generating activities until 2013.

        Investors in our Fantex Series EJ Manuel are investing in Fantex and not in the Brand Contract or EJ Manuel. However, Fantex Series EJ Manuel is intended to track and reflect the separate economic performance of the assets to be attributed to the EJ Manuel Brand. Only Fantex will have rights under the Brand Contract and recourse against EJ Manuel.

SR-EM-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and EJ Manuel and his affiliate Kire Enterprises, LLC (together, "the Contract Party") dated February 14, 2014 (the "Brand Contract") for the year ended December 31, 2013 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, California
February 28, 2014
(February 12, 2015 as to Note 3)

SR-EM-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and

Erik "EJ" Manuel Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$95	$71	$405
Contractual NFL player signing bonus receipts	—	3,750	4,842
Contractual NFL post regular season receipts	—	—	—
Contractual NFL player performance incentives receipts	—	—	—

Total receipts from NFL player contract	95	3,821	5,247
Receipts from other included contracts	254	378	467

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$349	$4,199	$5,714

The notes are an integral part of these statements

SR-EM-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik "EJ" Manuel, Jr. and his affiliate Kire Enterprises,  LLC dated February 14, 2014

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Erik "EJ" Manuel, Jr. and his affiliate Kire Enterprises, LLC (together, the "Contract Party") dated February 14, 2014 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in connection with being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        The Brand Contract became effective on the successful acquisition of financing, which Fantex acquired by conducting a registered public offering ("Offering") of a tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Erik "EJ" Manuel, Jr. brand on July 21, 2014.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

SR-EM-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik "EJ" Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014 (Continued)

Note 1. Basis of Presentation (Continued)

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g., Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The player performance bonus is calculated annually and varies every year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other consideration received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on February 14, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

        On July 25, 2014, as consideration for future ABI under the EJ Manuel Brand Contract, Fantex paid Erik "EJ" Manuel, Jr. approximately $5.0 million (less $0.25 million to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex) less ABI due to us under the EJ Manuel Brand Contract for the period between February 14, 2014 and July 25, 2014. Fantex is not aware of any events other than the above that have occurred subsequent to December 31, 2013 until the date of issuance of the Statements of Cash Receipts from Included Contracts on February 12, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-EM-5

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-VD-2
Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012	SR-VD-3
Notes to Statements of Cash Receipts from Included Contracts	SR-VD-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Vernon Davis and his affiliate The Duke Marketing LLC (together, the "Contract Party") dated October 30, 2013 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

        Investors in our Fantex Series Vernon Davis are investing in Fantex and not in the Brand Contract or Vernon Davis. However, Fantex Series Vernon Davis is intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis Brand. Only Fantex will have rights under the Brand Contract and recourse against Vernon Davis.

SR-VD-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Vernon Davis and his affiliate The Duke Marketing LLC (together, "the Contract Party") dated October 30, 2013 (the "Brand Contract"), for the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
February 28, 2014
(February 12, 2015 as to Note 3)

SR-VD-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and

Vernon Davis and his affiliate The Duke Marketing LLC dated October 30, 2013

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$829	$1,072	$6,072	$5,751
Contractual NFL player signing bonus receipts	—	—	—	—
Contractual NFL post regular season receipts	86	156	156	62
Contractual NFL player performance incentives receipts	75	275	601	600

Total receipts from NFL player contract	990	1,503	6,829	6,413
Receipts from other included contracts	316	295	382	227

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$1,306	$1,798	$7,211	$6,640

The notes are an integral part of these statements

SR-VD-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing LLC dated October 30, 2013

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Vernon Davis and his affiliate The Duke Marketing, LLC (together, the "Contract Party") dated October 30, 2013 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party ("Acquired Brand Income" or "ABI"). These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        The Brand Contract became effective on the successful acquisition of financing, which Fantex acquired by conducting a registered public offering ("Offering") of a tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis brand on April 28, 2014.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included

SR-VD-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing LLC dated October 30, 2013 (Continued)

Note 1. Basis of Presentation (Continued)

Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g., Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The roster bonus is $25,000 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $400,000 in any season during the NFL contract period. The off-season workout bonus is $200,000 paid in a lump sum amount if Mr. Davis participates in at least 90% of the club's off season conditioning program sessions. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on October 30, 2013 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

SR-VD-5

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing LLC dated October 30, 2013 (Continued)

Note 3. Subsequent events

        On April 28, 2014, the Company completed the initial public offering of 421,100 shares of Fantex Series Vernon Davis Convertible Tracking Stock, par value $0.0001 per share ("Fantex Series Vernon Davis"), raising gross proceeds of $4,211,450 (the "Fantex Vernon Davis Offering"). The Parent purchased 102,454 shares of Fantex Series Vernon Davis in the Fantex Vernon Davis Offering at $10 per share, which was the initial offering price to the public, for an aggregate purchase price of $1,024,540. The Company's affiliated broker-dealer, Fantex Brokerage Services, LLC, purchased the shares of Fantex Series Vernon Davis from the Company pursuant to an underwriting agreement at an aggregate discount of $210,550 to the initial offering price of such shares to the public.

        Fantex is not aware of any other events that have occurred subsequent to December 31, 2013 until the date of issuance of the Statements of Cash Receipts from Included Contracts on February 12, 2015 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-VD-6

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-AF-2
Statements of Cash Receipts from Included Contracts for nine months ended September 30, 2013 and 2014 and the years ended December 31, 2012 and 2013	SR-AF-3
Notes to Statements of Cash Receipts from Included Contracts	SR-AF-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Arian Foster and his affiliate The Ugly Duck, LLC (together, the "Contract Party") dated February 28, 2013 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 20% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

        Investors in our Fantex Series Arian Foster are investing in Fantex and not in the Brand Contract or Arian Foster. However, Fantex Series Arian Foster is intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand. Only Fantex will have rights under the Brand Contract and recourse against Arian Foster.

SR-AF-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Arian Foster and his affiliate The Ugly Duck, LLC (together, "the Contract Party") dated February 28, 2013 (the "Brand Contract"), for the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
February 28, 2014
(February 12, 2015 as to Note 3)

SR-AF-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and

Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$1,615	$1,542	$5,248	$4,540
Contractual NFL player signing bonus receipts	—	—	—	6,250
Contractual NFL post regular season receipts	—	69	69	—
Contractual NFL player performance incentives receipts	63	156	344	406

Total receipts from NFL player contract	1,678	1,767	5,661	11,196
Receipts from other included contracts	250	832	1,066	482

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$1,928	$2,599	$6,727	$11,678

The notes are an integral part of these statements

SR-AF-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Arian Foster and his affiliate The Ugly Duck, LLC (together, the "Contract Party") dated February 28, 2013 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract will entitle Fantex to 20% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in connection with being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 20% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        The Statement of Cash Receipts from Included Contracts includes cash receipts related to the signing bonus of the Contract Party with the Houston Texans prior to the signing of the Brand Contract but not the payment made subsequent to the signing. The payment of the signing bonus was included in the currently existing contract between the Contract Party and the Houston Texans (the "Texans Contract"), and not part of a previously expired contract. The Texans Contract provided for the signing bonus in four separate payments. The final payment of $6.25 million, made subsequent to the signing of the Brand Contract, was specifically excluded from the Brand Contract. Therefore, as the Texans Contract was not expired and the only amount pertaining to the Texans Contract that was specifically excluded was the final payment of the signing bonus, the final payment of the signing bonus has been excluded from the Statement of Cash Receipts from Included Contracts. Future contracts with teams in the National Football League that include signing bonuses will be subject to the Brand Contract.

SR-AF-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013 (Continued)

Note 1. Basis of Presentation (Continued)

        The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering ("Offering") of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. No other considerations were received under the included contracts for the years ended December 31, 2013 or 2012. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and September 30, 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g., Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from the roster bonus included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The roster bonus is $31,250 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $500,000 in any season during the NFL contract period. The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as

SR-AF-5

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013 (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on February 28, 2013 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

        Fantex has evaluated activities that have occurred subsequent to December 31, 2013 until the date of issuance of the Statements of Cash Receipts from Included Contracts on February 12, 2015 and is not aware of any events that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-AF-6

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR-AJ-2
Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and years ended December 31, 2013 and 2012	SR-AJ-3
Notes to Statements of Cash Receipts from Included Contracts	SR-AJ-4

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Alshon Jeffery and his affiliate Ben and Jeffery Inc. (together, the "Contract Party") dated September 18, 2014 (the "Brand Contract"),present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

        Investors in our Fantex Series Alshon Jeffery are investing in Fantex and not in the Brand Contract or Alshon Jeffery. However, Fantex Series Alshon Jeffery is intended to track and reflect the separate economic performance of the assets to be attributed to the Alshon Jeffery Brand. Only Fantex will have rights under the Brand Contract and recourse against Alshon Jeffery.

SR-AJ-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Alshon Jeffery and his affiliate Ben and Jeffery Inc. ("the Contract Party") dated September 18, 2014 (the "Brand Contract"), for the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts"). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement on Form S-1 of Fantex. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, California
September 23, 2014
(February 12, 2015 as to Note 3)

SR-AJ-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between
Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery Inc.
dated September 18, 2014

(Amounts in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(unaudited)
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$168	$128	$585	$367
Contractual NFL player signing bonus receipts	—	—	—	1,748
Contractual NFL player performance incentive payments	—	72	—	—
Contractual NFL post regular season receipts	53	—	72	—

Total receipts from NFL player contract	221	200	657	2,115
Receipts from other included contracts	59	52	88	114

TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$280	$252	$745	$2,229

The notes are an integral part of these statements

SR-AJ-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery Inc.
dated September 18, 2014

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. ("Fantex") and Alshon Jeffery and his affiliate Ben and Jeffery Inc. (together, the "Contract Party") dated September 18, 2014 (the "Brand Contract"), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012 ("Statements of Cash Receipts from Included Contracts").

        The Brand Contract entitles Fantex to 13% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party ("Acquired Brand Income" or "ABI"). These certain activities, defined under the terms of the Brand Contract as the "Field," include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 13% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

        Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information

SR-AJ-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery Inc.
dated September 18, 2014 (Continued)

Note 1. Basis of Presentation (Continued)

has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the nine months ended September 30, 2014 and 2013.

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (e.g., Pro Bowl).

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement ("CBA"). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. Contracts that existed at the signing on September 18, 2014 of the Brand Contract which are renewals of previous contracts with the same counterparty and which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

        Fantex has evaluated activity after December 31, 2013 until February 12, 2015, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2013 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-AJ-5

835,800 Shares

Fantex Series Alshon Jeffery Convertible Tracking Stock

and

Shares of Platform Common Stock issuable upon conversion of

Fantex Series Alshon Jeffery Convertible Tracking Stock

PROSPECTUS
March 16, 2015

FANTEX BROKERAGE SERVICES, LLC